As filed with the Securities and Exchange Commission on October 13, 2021

Registration Statement No. 333-258681

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No . 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Decarbonization Plus Acquisition Corporation III

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	86-1888095
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2744 Sand Hill Road, Suite 100

Menlo Park, CA 94025

(212) 993-0076

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Decarbonization Plus Acquisition Corporation III

2744 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attention: Peter Haskopoulos

Chief Financial Officer, Chief Accounting Officer and Secretary

(212) 993-0076

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street Suite 2500 Houston, TX 77002 (713) 758-2222	Douglas Campbell Solid Power, Inc. 486 S. Pierce Avenue Suite E Louisville, CO 80027 (303) 219-0720	Robert O’Connor Mark B. Baudler Wilson Sonsini Goodrich & Rosati P.C. One Market Plaza, Spear Tower, Suite 3300 San Francisco, CA 94105 (415) 947-2000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)(5)
Class A Common Stock, par value $0.0001 per share	134,777,882	N/A	$1,351,148,267.05	$125,251.44

(1)

Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the registrant estimated to be issued or issuable upon exchange and exercise of all Solid Power Options and Solid Power Warrants (each defined below) in connection with the merger described herein (the “Merger”), assuming an exchange ratio of 3.1917 shares of Class A Common Stock for each share of the common stock of Solid Power, Inc. (“Solid Power”) expected to be outstanding at the closing of the Merger. The estimated exchange ratio calculated herein is based upon Solid Power’s capitalization as of September 30, 2021. The number of shares of Class A Common Stock issued or issuable in the Merger will be adjusted to account for changes in Solid Power’s capitalization prior to the closing of the Merger.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Class A Common Stock that may be issued because of events such as recapitalizations, stock dividends, stock splits, and reverse stock splits, and similar transactions.

(3)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $1,351,148,267.05, calculated as the product of (i) 134,777,882 shares of Class A Common Stock, the estimated maximum number of shares of Class A Common Stock that may be issued or be issuable in the Merger, and (ii) $10.025, the average of the high and low trading prices of the Class A Common Stock on October 12, 2021.

(4)	Calculated pursuant to Rule 457 under the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED OCTOBER 13, 2021

DECARBONIZATION PLUS ACQUISITION CORPORATION III

Dear Stockholders of Decarbonization Plus Acquisition Corporation III:

You are cordially invited to attend the special meeting (the “special meeting”) of stockholders of Decarbonization Plus Acquisition Corporation III (“DCRC,” “we,” “our,” “us” or the “Company”), which will be held at                     , Eastern time, on                 , 2021, via live webcast at the following address: https://www.cstproxy.com/decarbonizationplusacquisitioniii/2021. At the special meeting, DCRC stockholders will be asked to consider and vote upon the following proposals:

•

The Business Combination Proposal—To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement and Plan of Reorganization, dated as of June 15, 2021 (as amended by the First Amendment to the Business Combination Agreement dated October 12, 2021, the “Business Combination Agreement”), among DCRC, DCRC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of DCRC (“Merger Sub”), and Solid Power, Inc., a Colorado corporation (“Solid Power”), pursuant to which Merger Sub will merge with and into Solid Power, with Solid Power surviving the merger as a wholly owned subsidiary of DCRC and (b) approve such merger and the other transactions contemplated by the Business Combination Agreement (the “business combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•

The Charter Proposals—To consider and vote upon each of the following proposals to amend DCRC’s amended and restated certificate of incorporation (the “Charter”) (collectively, the “Charter Proposals”):

•

The Authorized Share Charter Proposal—To increase the number of authorized shares of DCRC’s capital stock, par value $0.0001 per share, from 271,000,000 shares, consisting of (a) 270,000,000 shares of common stock, including 250,000,000 shares of Class A common stock (the “Class A Common Stock”) and 20,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, to 2,200,000,000 shares, consisting of (i) 2,000,000,000 shares of common stock, par value $0.0001, and (ii) 200,000,000 shares of preferred stock (the “Authorized Share Charter Proposal”) (Proposal No. 2); and

•

The Additional Charter Proposal—To (i) eliminate provisions in the Charter relating to DCRC’s initial business combination that will no longer be applicable to DCRC following the closing of the business combination (the “Closing”); (ii) change the post-combination company’s name to “Solid Power, Inc.”; (iii) change the minimum stockholder vote required to amend, repeal or modify certain specified provisions of our proposed second amended and restated certificate of incorporation (the “Proposed Second A&R Charter”) or any provision inconsistent with any provision of New Solid Power’s amended and restated bylaws; (iv) provide for the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; (v) remove the right of holders of Class B Common Stock to act by written consent; and (vi) remove the designation of certain courts as the exclusive forum for certain types of stockholder claims (the “Additional Charter Proposal”) (Proposal No. 3).

The full text of the Proposed Second A&R Charter reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to this proxy statement/prospectus as Annex B.

•

The Nasdaq Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), (a) the issuance (or reservation for issuance in respect of certain options, restricted stock, and warrants issued in exchange for outstanding pre-merger Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants) of 134,777,882 shares of Class A Common Stock and (b) the issuance and sale of 16,500,000 shares of Class A Common Stock in the private offering of securities to certain investors (the “Nasdaq Proposal”) (Proposal No. 4).

•

The 2021 Plan Proposal—To consider and vote upon a proposal to approve and adopt the Solid Power, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and material terms thereunder (the “2021 Plan Proposal”) (Proposal No. 5). A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex C.

•

The ESPP Proposal—To consider and vote upon a proposal to approve and adopt the Solid Power, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and material terms thereunder (the “ESPP Proposal”) (Proposal No. 6). A copy of the ESPP is attached to this proxy statement/prospectus as Annex D.

•

The Director Election Proposal—To consider and vote upon a proposal to elect                      directors to serve until the 2022 annual meeting of stockholders,                      directors to serve until the 2023 annual meeting of stockholders and                      directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 7).

•

The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal and the Director Election Proposal, the “Proposals”) (Proposal No. 8).

The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address: https://www.cstproxy.com/decarbonizationplusacquisitioniii/2021.

The board of directors of DCRC (the “DCRC Board”) recommends that DCRC stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting. When you consider the recommendation of the DCRC Board in favor of each of the Proposals, you should keep in mind that certain of DCRC’s directors and officers have interests in the business combination that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Each of the Proposals is more fully described in this proxy statement/prospectus, which each DCRC stockholder is encouraged to review carefully.

DCRC’s Class A Common Stock and public warrants, which are exercisable for shares of Class A Common Stock under certain circumstances, are currently listed on Nasdaq under the symbols “DCRC” and “DCRCW,” respectively. In addition, certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant, and are listed on Nasdaq under the symbol “DCRCU.” The units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security. In connection with the Closing, we intend to change our name from “Decarbonization Plus Acquisition Corporation III” to “Solid Power, Inc.,” and we intend to apply to continue the listing of our Class A Common Stock and warrants on Nasdaq under the symbols “SLDP” and “SLDPW,” respectively.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “public stockholders”) with the opportunity to redeem, upon the Closing, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to DCRC to pay its franchise and income taxes) from the IPO and a concurrent private placement of warrants to Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company (our “Sponsor”), and certain of our independent directors. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2021 of approximately $350.0 million, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding shares of Class A Common Stock sold in the IPO. Holders of DCRC’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the business combination with respect to any shares of Class A Common Stock they may hold, and our shares of Class B Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor and directors own approximately 20% of our outstanding Class A Common Stock and Class B Common Stock, including all of the shares of Class B Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

DCRC is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting and any adjournments or postponements of the special meeting. Your vote is very important. Whether or not you plan to attend the special meeting virtually, please submit your proxy card without delay.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the section entitled “Risk Factors” beginning on page 39 of this proxy statement/prospectus.

Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Authorized Share Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Additional Charter Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock at the special meeting and entitled to vote thereon, voting as a single class.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of Proposal Nos. 1, 2, 3, 4, 5, 6 and 8 and “FOR ALL NOMINEES” for Proposal No. 7. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not virtually attend the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Charter Proposals. If you are a stockholder of record and you virtually attend the special meeting and wish to vote, you may withdraw your proxy and vote online.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE DCRC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND

TENDER YOUR SHARES TO DCRC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

Erik Anderson

Chief Executive Officer and Director

Decarbonization Plus Acquisition Corporation III

Whether or not you plan to attend the special meeting of DCRC stockholders online, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of DCRC stockholders and vote online, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                 , 2021 and is first being mailed to DCRC stockholders on or about                 , 2021.

DECARBONIZATION PLUS ACQUISITION CORPORATION III

2744 Sand Hill Road, Suite 100

Menlo Park, California 94025

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF DECARBONIZATION PLUS ACQUISITION CORPORATION III

To Be Held On                 , 2021

To the Stockholders of Decarbonization Plus Acquisition Corporation III:

NOTICE IS HEREBY GIVEN that the special meeting (the “special meeting”) of stockholders of Decarbonization Plus Acquisition Corporation III (“DCRC,” “we,” “our,” “us” or the “Company”) will be held at                     , Eastern time, on                 , 2021, via live webcast at the following address: https://www.cstproxy.com/decarbonizationplusacquisitioniii/2021. At the special meeting, DCRC stockholders will be asked to consider and vote upon the following proposals:

•

The Business Combination Proposal—To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement and Plan of Reorganization, dated as of June 15, 2021 (as amended by the First Amendment to the Business Combination Agreement dated October 12, 2021, the “Business Combination Agreement”), among DCRC, DCRC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of DCRC (“Merger Sub”), and Solid Power, Inc., a Colorado corporation (“Solid Power”), pursuant to which Merger Sub will merge with and into Solid Power, with Solid Power surviving the merger as a wholly owned subsidiary of DCRC and (b) approve such merger and the other transactions contemplated by the Business Combination Agreement (the “business combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

•

The Charter Proposals—To consider and vote upon each of the following proposals to amend DCRC’s amended and restated certificate of incorporation (the “Charter”) (collectively, the “Charter Proposals”):

•

The Authorized Share Charter Proposal—To increase the number of authorized shares of DCRC’s capital stock, par value $0.0001 per share, from 271,000,000 shares, consisting of (a) 270,000,000 shares of common stock, including 250,000,000 shares of Class A common stock (the “Class A Common Stock”) and 20,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, to 2,200,000,000 shares, consisting of (i) 2,000,000,000 shares of common stock, par value $0.0001 per share, and (ii) 200,000,000 shares of preferred stock (the “Authorized Share Charter Proposal”) (Proposal No. 2); and

•

The Additional Charter Proposal—To (i) eliminate provisions in the Charter relating to DCRC’s initial business combination that will no longer be applicable to DCRC following the closing of the business combination (the “Closing”); (ii) change the post-combination company’s name to “Solid Power, Inc.”; (iii) change the minimum stockholder vote required to amend, repeal or modify certain specified provisions of our proposed second amended and restated certificate of incorporation (the “Proposed Second A&R Charter”) or any provision inconsistent with any provision of New Solid Power’s amended and restated bylaws; (iv) provide for the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; (v) remove the right of holders of Class B Common Stock to act by written consent; and (vi) remove the designation of certain courts as the exclusive forum for certain types of stockholder claims (the “Additional Charter Proposal”) (Proposal No. 3).

The full text of our proposed second amended and restated certificate of incorporation (the “Proposed Second A&R Charter”) reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to the accompanying proxy statement/prospectus as Annex B.

•

The Nasdaq Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market, (a) the issuance (or reservation for issuance in respect of certain options, restricted stock, and warrants issued in exchange for outstanding pre-merger Solid Power Options, Solid Power restricted stock, and Solid Power Warrants) of 134,777,882 shares of Class A Common Stock and (b) the issuance and sale of 16,500,000 shares of Class A Common Stock in the private offering of securities to certain investors (the “Nasdaq Proposal”) (Proposal No. 4).

•

The 2021 Plan Proposal—To consider and vote upon a proposal to approve and adopt the Solid Power, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and material terms thereunder (the “2021 Plan Proposal”).

(Proposal No. 5). A copy of the 2021 Plan is attached to the accompanying proxy statement/prospectus as Annex C.

•

The ESPP Proposal—To consider and vote upon a proposal to approve and adopt the Solid Power, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and material terms thereunder (the “ESPP Proposal”) (Proposal No. 6). A copy of the ESPP is attached to this proxy statement/prospectus as Annex D.

•

The Director Election Proposal—To consider and vote upon a proposal to elect                      directors to serve until the 2022 annual meeting of stockholders,                      directors to serve until the 2023 annual meeting of stockholders and                      directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 7).

•

The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal and the Director Election Proposal, the “Proposals”) (Proposal No. 8).

The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address: https://www.cstproxy.com/decarbonizationplusacquisitioniii/2021.

Only holders of record of DCRC’s Class A Common Stock and Class B Common Stock at the close of business on                 , 2021 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of DCRC’s stockholders of record entitled to vote at the special meeting will be available at the special meeting and for ten days before the special meeting at DCRC’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “public stockholders”) with the opportunity to redeem, upon the Closing, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to DCRC to pay its franchise and income taxes) from the IPO and a concurrent private placement of warrants to Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company (our “Sponsor”), and certain of our independent directors. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2021 of approximately $350.0 million, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding shares of Class A Common Stock sold in the IPO. Holders of DCRC’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the business combination with respect to any shares of Class A Common Stock they may hold, and our shares of Class B Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor and directors own approximately 20% of our outstanding Class A Common Stock and Class B Common Stock, including all of the shares of Class B Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

We may not consummate the business combination unless the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are approved at the special meeting. The Charter Proposals, the 2021 Plan Proposal, the ESPP Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

                , 2021

By Order of the Board of Directors

Erik Anderson

Chief Executive Officer and Director

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by DCRC (File No. 333-258681) (the “Registration Statement”), constitutes a prospectus of DCRC under Section 5 of the Securities Act with respect to the shares of Class A Common Stock to be issued if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of DCRC stockholders at which DCRC stockholders will be asked to consider and vote upon a proposal to approve the business combination by the approval and adoption of the Business Combination Agreement, among other matters.

This proxy statement/prospectus incorporates important business and financial information about DCRC that is not included in or delivered with the document.

This information is available without charge to you upon written or oral request. To make this request, you should contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: DCRC.info@investor.morrowsodali.com

To obtain timely delivery of requested materials, you must request the information no later than five business days prior to the date of the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find Additional Information.”

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

•	“ASC 815” are to Accounting Standards Codification 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity;”

•	“business combination” are to the transactions contemplated by the Business Combination Agreement;

•

“Business Combination Agreement” are to that certain Business Combination Agreement and Plan of Reorganization, dated as of June 15, 2021, by and among DCRC, Merger Sub and Solid Power, as amended by the First Amendment to the Business Combination Agreement dated October 12, 2021;

•	“Charter” are to DCRC’s Amended and Restated Certificate of Incorporation;

•

“Class A Common Stock” are to (a) prior to giving effect to the business combination, DCRC’s Class A Common Stock, par value $0.0001 per share, and (b) after giving effect to the business combination, the Class A Common Stock re-designated as “common stock, par value $0.0001 per share”;

•	“Class B Common Stock” are to DCRC’s Class B Common Stock, par value $0.0001 per share;

•	“Closing” are to the closing of the business combination;

•	“Closing Date” are to the date on which the Closing occurs;

•	“Code” are to Internal Revenue Code of 1986, as amended;

•	“Conversion Reaction Cell” are to Solid Power’s conversion reaction cathode cells.

•	“DCRC,” “we,” “our,” “us” or the “Company” are to Decarbonization Plus Acquisition Corporation III, a Delaware corporation;

•	“DCRC Board” are to the board of directors of DCRC;

•	“Effective Time” are to the effective time of the Merger;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Exchange Ratio” are to the quotient obtained by dividing (i) the Solid Power Merger Shares by (ii) the Solid Power Outstanding Shares;

•	“EV” are to electric vehicle;

•	“eVTOL” are to electric vertical takeoff and landing aircraft;

•	“FCPA” are to the Foreign Corrupt Practices Act;

•	“Ford” are to Ford Motor Company, a Delaware corporation;

•	“Founder Shares” are to the outstanding shares of our Class B Common Stock;

•	“GAAP” are to U.S. generally accepted accounting principles;

•

“Historical Rollover Stockholders” are to the holders of shares of Class A Common Stock that will be issued in exchange for all outstanding shares of Solid Power Common Stock in the business combination (which, for the avoidance of doubt, includes holders of Solid Power Preferred Stock, each share of which will be converted to Solid Power Common Stock immediately before consummation of the business combination);

•	“JDAs” are to joint development agreements;

•	“Initial Business Combination” are to our initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

•	“initial stockholders” are to the holders of our Founder Shares, which includes our Sponsor and our independent directors;

•	“Initial Public Offering” or “IPO” are to DCRC’s initial public offering of units, which closed on March 26, 2021;

•	“IRS” are to the Internal Revenue Service;

•	“Li2S” are to lithium-containing precursor material;

•	“Lithium Metal EV Cell” are to Solid Power’s lithium metal anode battery cells;

•	“management” or our “management team” are to our officers and directors;

•	“Merger” are to the merger of Merger Sub with and into Solid Power, with Solid Power surviving the merger as a wholly owned subsidiary of DCRC;

•	“Merger Sub” are to DCRC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of DCRC;

•	“Merger Sub Common Stock” are to Merger Sub’s common stock, par value $0.0001 per share;

•	“Nasdaq” are to the Nasdaq Capital Market;

•

“New Solid Power” are to (a) prior to giving effect to the business combination, DCRC, and (b) after giving effect to the business combination, Solid Power, Inc., the new name of DCRC after giving effect to the business combination;

•	“New Solid Power Board” are to the board of directors of New Solid Power.

•	“New PIPE Investors” are to investors in the PIPE Financing;

•	“NMC” are to lithium nickel manganese cobalt oxide;

•	“NOLs” are to net operating loss carryforwards;

•	“OEM” are to original equipment manufacturers;

•	“PIPE Financing” are to the private offering of securities of New Solid Power to certain investors in connection with the business combination;

•	“PIPE Funds” are to the proceeds from the PIPE Financing;

•	“PIPE Shares” are to the shares of Class A Common Stock that are issued in the PIPE Financing;

•	“PPP” are to the 2020 Payroll Protection Plan.

•

“Preferred Stock” are to (a) prior to giving effect to the business combination, DCRC’s Preferred Stock, par value $0.0001 per share, and (b) after giving effect to the business combination, New Solid Power’s Preferred Stock, par value $0.0001 per share;

•	“private placement warrants” are to the warrants issued to our Sponsor and certain of our independent directors in a private placement simultaneously with the closing of our IPO;

•	“Proposed Bylaws” are to the proposed amended and restated bylaws of New Solid Power, which will be effective immediately prior to the completion of the business combination;

•

“Proposed Second A&R Charter” are to the proposed second amended and restated certificate of incorporation of New Solid Power, which will be effective immediately prior to the completion of the business combination;

•	“public shares” are to shares of DCRC’s Class A Common Stock sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•	“public stockholders” are to the holders of DCRC’s public shares;

•	“public warrants” are to the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•	“Riverstone” are to Riverstone Investment Group LLC, a Delaware limited liability company, and its affiliates;

•	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2020;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•

“Series B Financing” are to Solid Power’s issuance and sale of an aggregate (i) 8,777,812 shares of Solid Power Series B Preferred Stock and (ii) 1,755,557 warrants to purchase Solid Power Common Stock, in exchange for all of Solid Power’s $13.4 million aggregate principal amount of convertible promissory notes and $135.6 million in cash, which issuance and sale concluded May 12, 2021.

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Silicon EV Cell” are to Solid Power’s high-content silicon anode battery cells;

•	“Solid Power” are to Solid Power, Inc., a Colorado corporation;

•	“Solid Power Charter” are to Solid Power’s Fourth Amended and Restated Articles of Incorporation dated April 30, 2021, as the same may have been amended, supplemented or modified from time to time;

•	“Solid Power Common Stock” are to Solid Power’s common stock, par value $0.0001 per share;

•	“Solid Power Merger Shares” are 123,900,000;

•

“Solid Power Options” are to all options to purchase shares of Solid Power Common Stock, whether or not exercisable and whether or not vested, outstanding immediately prior to the Effective Time under the Solid Power Stock Plan or otherwise;

•

“Solid Power Outstanding Shares” are to the sum of (without duplication) (i) total number of shares of Solid Power Common Stock issued and outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Solid Power Common Stock basis and including, for the avoidance of doubt, the number of shares of Solid Power Common Stock issuable upon conversion of the Solid Power Preferred Stock pursuant to the Business Combination Agreement, plus (ii) the number of shares of Solid Power Common Stock that are issuable upon the net exercise of Solid Power Options that are vested, unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one share of Solid Power Common Stock issuable pursuant to a Solid Power Option equals (x) the Exchange Ratio multiplied by (y) $10.00, plus (iii) the number of shares of Solid Power Common Stock issuable upon the net exercise of Solid Power Warrants that are unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one share of Solid Power Common Stock issuable pursuant to a Solid Power Warrant equals the (x) Exchange Ratio multiplied by (y) $10.00, provided that, the Solid Power Outstanding Shares excludes any unvested Solid Power Options, certain promised and unissued Solid Power Options and the number of shares of Solid Power Common Stock subject to the awards of Solid Power Restricted Stock;

•

“Solid Power Preferred Stock” are to the Solid Power Series A-1 Preferred Stock and the Solid Power Series B Preferred Stock, each share of which will be converted to Solid Power Common Stock immediately prior to the consummation of the business combination;

•	“Solid Power Restricted Stock” are to unvested restricted shares of Solid Power Common Stock outstanding immediately prior to the Effective Time under the Solid Power Stock Plan or otherwise;

•	“Solid Power Series A-1 Preferred Stock” are to Solid Power’s preferred stock, par value $0.0001 per share, designated as Series A-1 Preferred Stock in the Solid Power Charter;

•

“Solid Power Series B Preferred Stock” are to Solid Power’s preferred stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Solid Power Charter, which were issued in the Series B Financing;

•	“Solid Power Stock” are to Solid Power Common Stock and Solid Power Preferred Stock;

•

“Solid Power Stock Plan” are to the Solid Power, Inc. 2014 Equity Incentive Plan, as amended on April 7, 2015, February 1, 2017, and February 20, 2019 as such may have been further amended, supplemented or modified from time to time;

•	“Solid Power Warrants” are to warrants to purchase shares of Solid Power Common Stock and/or Solid Power Preferred Stock;

v

•	“special meeting” are to the special meeting of stockholders of DCRC that is the subject of this proxy statement/prospectus and any adjournments or postponements thereof;

•	“Sponsor” are to Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company, and an affiliate of Riverstone;

•

“Surviving Corporation” are to (a) prior to giving effect to the business combination, Solid Power, and (b) after giving effect to the business combination, Solid Power Operating, Inc., the new name of Solid Power after giving effect to the business combination;

•

“Trust Account” are to the trust account that holds the proceeds (including interest not previously released to DCRC to pay its franchise and income taxes) from the IPO and the concurrent private placement of private placement warrants;

•	“units” are to the units sold in the IPO, each of which consists of one share of Class A Common Stock and one-third of one public warrant; and

•	“voting common stock” are to DCRC’s Class A Common Stock and Class B Common Stock.

Unless otherwise specified, the voting and economic interests of DCRC stockholders set forth in this proxy statement/prospectus assume the following:

•	no public stockholders elect to have their public shares redeemed;

•	16,500,000 shares of Class A Common Stock are issued in the PIPE Financing;

•

at Closing, 102,788,777 shares of Class A Common Stock are issued to Historical Rollover Stockholders in the business combination, and the Solid Power Options, Solid Power Restricted Stock, and Solid Power Warrants convert into options, restricted stock and warrants in respect of 31,989,105 shares of Class A Common Stock;

•	none of DCRC’s initial stockholders, the Historical Rollover Stockholders, or the New PIPE Investors purchase shares of Class A Common Stock in the open market;

•	our Sponsor has not made any working capital loans to DCRC;

•	that there are no other issuances of equity interests of DCRC or Solid Power prior to or in connection with the Closing; and

•	that there are no exercises of Solid Power Options or Solid Power Warrants prior to or in connection with the Closing.

Based on the assumptions set forth above, the Exchange Ratio would be calculated as the quotient obtained by dividing (i) 123,900,000 (the number of Solid Power Merger Shares), by (ii) approximately 38,819,196 (the number of Solid Power Outstanding Shares) shares of Solid Power Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as converted to Solid Power Common Stock basis, and would accordingly be 3.1917.

Further, unless otherwise specified, the voting and economic interests of DCRC stockholders set forth in this proxy statement/prospectus do not take into account the private placement warrants and public warrants, which will remain outstanding following the business combination and may be exercised at a later date.

In accordance with our Charter, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-for-one basis upon consummation of the business combination, resulting in the issuance of 8,750,000 shares of Class A Common Stock in the aggregate.

Certain sections in this proxy statement/prospectus refer to a maximum redemption scenario. Unless otherwise specified, that scenario assumes for illustrative purposes that 21,500,000 shares of Class A Common Stock are redeemed in connection with the Closing, resulting in an aggregate payment of approximately $215.0 million from the Trust Account. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for DCRC Stockholders” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting.

•

DCRC is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information about DCRC, see the section entitled “Information About DCRC.”

•

There are currently 35,000,000 shares of DCRC’s Class A Common Stock and 8,750,000 shares of DCRC’s Class B Common Stock issued and outstanding. In addition, there are currently 18,333,334 warrants of DCRC outstanding, consisting of 11,666,667 public warrants and 6,666,667 private placement warrants. Each whole warrant entitles the holder to purchase one whole share of Class A Common Stock for $11.50 per share. The warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination or 12 months from the closing of our Initial Public Offering and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, DCRC may redeem warrants in certain circumstances. See the section entitled “Description of Securities—Warrants.”

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Solid Power, a Colorado corporation, is developing all-solid-state battery cell technology that replaces the liquid or gel polymer electrolyte used in conventional lithium-ion battery cells with a sulfide-based solid electrolyte, and is focused solely on the development and commercialization of all-solid-state battery cells and solid electrolyte materials, primarily for the fast-growing battery-powered electric vehicle market. For more information about Solid Power, see the sections entitled “Information About Solid Power” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Solid Power.”

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On June 15, 2021, we and our wholly owned subsidiary, Merger Sub, entered into the Business Combination Agreement with Solid Power. The parties subsequently amended the Business Combination Agreement on October 12, 2021. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and a copy of the First Amendment to the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1.

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Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge with and into Solid Power, with Solid Power surviving the merger as a wholly owned subsidiary of New Solid Power. For more information about the Business Combination Agreement and the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

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At the Closing, 102,788,777 shares of Class A Common Stock will be issued to the Historical Rollover Stockholders in the business combination in exchange for all outstanding shares of Solid Power Common Stock. It is also anticipated that we will reserve for issuance up to 31,989,105 shares of Class A Common Stock in respect of New Solid Power options. Restricted stock and warrants issued in exchange for outstanding pre-merger Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants, and each share of Class A Common Stock will be re-designated as “common stock, par value $0.0001.” For more information about the Business Combination Agreement and the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

•

The Closing is subject to the satisfaction (or waiver) of a number of conditions set forth in the Business Combination Agreement, including, among others, receipt of the requisite stockholder approval of the Business Combination Agreement and the business combination as contemplated by this proxy statement/prospectus. For more information about the closing conditions to the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination Agreement.”

•

The Business Combination Agreement may be terminated at any time prior to the consummation of the business combination upon mutual written consent of DCRC and Solid Power, or for other reasons in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Termination.”

•	The proposed business combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•

Pursuant to the PIPE Financing, we have agreed to issue and sell to certain investors, and those investors have agreed to buy from us, in connection with the Closing, an aggregate of 16,500,000 shares of Class A Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $165,000,000. Such Class A Common Stock would be valued at approximately $        , based on the closing price of our Class A Common Stock of $         per share on                 , 2021.

•

Under our Charter, in connection with the business combination, our public stockholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of June 30, 2021, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of DCRC following the completion of the business combination and will not participate in the future growth of New Solid Power, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. For more information regarding these procedures, see the section entitled “Special Meeting of DCRC Stockholders—Redemption Rights.”

•	We anticipate that, upon the Closing, the ownership of New Solid Power will be as follows:

•

the Historical Rollover Stockholders (which, for the avoidance of doubt, includes holders of Solid Power Preferred Stock, each share of which will be converted to Solid Power Common Stock immediately before consummation of the business combination) will own 102,788,777 shares of our Class A Common Stock, which will constitute 63.0% of our outstanding Class A Common Stock;

•	the public stockholders will own 35,000,000 shares of our Class A Common Stock, which will constitute 21.5% of our outstanding Class A Common Stock;

•	the New PIPE Investors will own 16,500,000 shares of our Class A Common Stock, which will constitute 10.1% of our outstanding Class A Common Stock; and

•	the initial stockholders will own 8,750,000 shares of our Class A Common Stock, which will constitute 5.4% of our outstanding Class A Common Stock.

The number of shares and the interests set forth above (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of DCRC or Solid Power and (iii) that there are no exercises of Solid Power Options or Solid Power Warrants and (b) do not take into account DCRC warrants that will remain outstanding following the business combination and may be exercised at a later date. As a result of the business combination, the economic and voting interests of our public stockholders will decrease.

If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation,” i.e., 21,500,000 shares of Class A Common Stock are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iii) and (b) remain true, the ownership of New Solid Power upon the Closing will be as follows:

•

the Historical Rollover Stockholders (which, for the avoidance of doubt, includes holders of Solid Power Preferred Stock, each share of which will be converted to Solid Power Common Stock immediately before consummation of the business combination) will own 102,788,777 shares of our Class A Common Stock, which will constitute 72.6% of our outstanding Class A Common Stock;

•	the public stockholders will own 13,500,000 shares of our Class A Common Stock, which will constitute 9.5% of our outstanding Class A Common Stock;

•	the New PIPE Investors will own 16,500,000 shares of our Class A Common Stock, which will constitute 11.7% of our outstanding Class A Common Stock; and

•	the initial stockholders will own 8,750,000 shares of our Class A Common Stock, which will constitute 6.2% of our outstanding Class A Common Stock.

The ownership percentages with respect to New Solid Power set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but do include the Founder Shares, which will convert into Class A Common Stock upon an Initial Business Combination. If the facts are different than these assumptions, the percentage ownership retained by DCRC’s existing stockholders in New Solid Power following the business combination will be different. For example, if we assume that all outstanding 11,666,667 public warrants and 6,666,667 private placement warrants were exercisable and exercised following completion of the business combination and further assume that no public stockholders elect to have their public shares redeemed, then the ownership of New Solid Power would be as follows:

•

the Historical Rollover Stockholders (which, for the avoidance of doubt, includes holders of Solid Power Preferred Stock, each share of which will be converted to Solid Power Common Stock immediately before consummation of the business combination) will own 102,788,777 shares of our Class A Common Stock, which will constitute 56.7% of our outstanding Class A Common Stock;

•	the public stockholders will own 46,666,667 shares of our Class A Common Stock, which will constitute 25.7% of our outstanding Class A Common Stock;

•	the New PIPE Investors will own 16,500,000 shares of our Class A Common Stock, which will constitute 9.1% of our outstanding Class A Common Stock; and

•	the initial stockholders will own 15,416,667 shares of our Class A Common Stock, which will constitute 8.5% of our outstanding Class A Common Stock.

The public warrants and private placement warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination or 12 months from the closing of our Initial Public Offering and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the sections entitled “Summary of the Proxy Statement/Prospectus—Ownership of New Solid Power After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

•

The DCRC Board considered various factors in determining whether to approve the Business Combination Agreement and the business combination. For more information about the DCRC Board’s decision-making process, see the section entitled “Proposal No. 1—The Business Combination Proposal—DCRC Board’s Reasons for the Approval of the Business Combination.”

•

In addition to voting on the proposal to approve and adopt the Business Combination Agreement and the business combination (the “Business Combination Proposal”) at the special meeting, DCRC’s stockholders will also be asked to vote on the approval of:

•

an amendment to DCRC’s Charter to increase the number of authorized shares of DCRC’s capital stock, par value $0.0001 per share, from 271,000,000 shares, consisting of (a) 270,000,000 shares of common stock, including 250,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of Preferred Stock, to 2,200,000,000 shares, consisting of (i) 2,000,000,000 shares of common stock, par value $0.0001 per share, and (ii) 200,000,000 shares of Preferred Stock (the “Authorized Share Charter Proposal”);

•	amendments to DCRC’s Charter to (i) eliminate provisions in the Charter relating to DCRC’s Initial Business Combination that will no longer be applicable to DCRC following the Closing;

(ii) change the post-combination company’s name to “Solid Power, Inc.”; (iii) change the minimum stockholder vote required to amend, repeal or modify certain specified provisions of the Proposed Second A&R Charter or any provision inconsistent with any provision of New Solid Power’s amended and restated bylaws; (iv) provide for the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; (v) remove the right of holders of Class B Common Stock to act by written consent; and (vi) remove the designation of certain courts as the exclusive forum for certain types of stockholder claims (the “Additional Charter Proposal” and, together with the Authorized Share Charter Proposal, the “Charter Proposals”);

•

for purposes of complying with applicable listing rules of Nasdaq, (a) the issuance (or reservation for issuance in respect of New Solid Power options, New Solid Power restricted stock and New Solid Power warrants issued in exchange for outstanding pre-merger Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants) of 134,777,882 shares of Class A Common Stock and (b) the issuance and sale of 16,500,000 shares of Class A Common Stock in the PIPE Financing (the “Nasdaq Proposal”);

•	the Solid Power, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and material terms thereunder (the “2021 Plan Proposal”);

•	the Solid Power, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and material terms thereunder (the “ESPP”);

•

the election of                      directors to serve until the 2022 annual meeting of stockholders,                      directors to serve until the 2023 annual meeting of stockholders and                      directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”); and

•

the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal and the Director Election Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal No. 2—The Authorized Share Charter Proposal,” “Proposal No. 3—The Additional Charter Proposal,” “Proposal No. 4—The Nasdaq Proposal,” “Proposal No. 5—The 2021 Plan Proposal,” “Proposal No. 6—The ESPP Proposal,” “Proposal No. 7—The Director Election Proposal” and “Proposal No. 8—The Adjournment Proposal.”

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR DCRC STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the special meeting of stockholders of DCRC, including the proposed business combination. The following questions and answers do not include all the information that is important to DCRC stockholders. We urge DCRC stockholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:

DCRC stockholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Business Combination Agreement, pursuant to which Merger Sub will merge with and into Solid Power, with Solid Power surviving the merger as a wholly owned subsidiary of DCRC, (b) approve such merger and the other transactions contemplated by the Business Combination Agreement and (c) approve, for purposes of complying with applicable listing rules of Nasdaq, (i) the issuance to the Historical Rollover Stockholders (or reservation for issuance in respect of New Solid Power options, New Solid Power restricted stock and New Solid Power warrants issued in exchange for outstanding pre-merger Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants) of 134,777,882 shares of Class A Common Stock and (ii) the issuance and sale of 16,500,000 shares of Class A Common Stock in the PIPE Financing.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and a copy of the First Amendment to the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1. This proxy statement/prospectus and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the special meeting?

A:	DCRC stockholders will vote on the following proposals at the special meeting.

•	The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby (Proposal No. 1).

•	The Charter Proposals—To consider and vote upon each of the following proposals to amend the Charter:

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The Authorized Share Charter Proposal—To increase the number of authorized shares of DCRC’s capital stock, par value $0.0001 per share, from 271,000,000 shares, consisting of (a) 270,000,000 shares of common stock, including 250,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of Preferred Stock, to 2,200,000,000 shares, consisting of (i) 2,000,000,000 shares of common stock, par value $0.0001 per share, and (ii) 200,000,000 shares of Preferred Stock (the “Authorized Share Charter Proposal”) (Proposal No. 2); and

•

The Additional Charter Proposal—To (i) eliminate provisions in the Charter relating to DCRC’s Initial Business Combination that will no longer be applicable to DCRC following the Closing; (ii) change the post-combination company’s name to “Solid Power, Inc.”; (iii) change the minimum stockholder vote required to amend, repeal or modify certain specified provisions of our proposed second amended and Proposed Second A&R Charter or any provision inconsistent with any provision of the New Solid Power’s amended and restated bylaws; (iv) provide for the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; (v) remove the right of holders of Class B Common Stock to act by written consent; and (vi) remove the designation of certain courts as the exclusive forum for certain types of stockholder claims (Proposal No. 3).

The full text of our proposed second amended and restated certificate of incorporation (the “Proposed Second A&R Charter”) reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to this proxy statement/prospectus as Annex B.

•

The Nasdaq Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, (a) the issuance to the Historical Rollover Stockholders (or reservation for issuance in respect of New Solid Power options, New Solid Power restricted stock and New Solid Power warrants issued in exchange for outstanding pre-merger Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants) of 134,777,882 shares of Class A Common Stock and (b) the issuance and sale of 16,500,000 shares of Class A Common Stock in the PIPE Financing (Proposal No. 4).

•

The 2021 Plan Proposal—To consider and vote upon a proposal to approve and adopt the 2021 Plan and material terms thereunder (Proposal No. 5). A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex C.

•

The ESPP Proposal—To consider and vote upon a proposal to approve and adopt the ESPP and material terms thereunder (Proposal No. 6). A copy of the ESPP is attached to this proxy statement/prospectus as Annex D.

•

The Director Election Proposal—To consider and vote upon a proposal to elect                      directors to serve until the 2022 annual meeting of stockholders,                      directors to serve until the 2023 annual meeting of stockholders and                      directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (Proposal No. 7).

•

The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal or the Director Election Proposal (Proposal No. 8).

Q:	Are the Proposals conditioned on one another?

A:

We may not consummate the business combination unless the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are approved at the special meeting. The Charter Proposals, the 2021 Plan Proposal, the ESPP Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q:	What will happen in the business combination?

A:

Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge with and into Solid Power, with Solid Power surviving the merger. After giving effect to the merger, Solid Power will become a wholly owned subsidiary of New Solid Power. At the Closing, 102,788,777 shares of Class A Common Stock will be issued to the Historical Rollover Stockholders in the business combination in exchange for all outstanding shares of Solid Power Common Stock (and 31,989,105 shares of Class A Common Stock will be reserved for issuance in respect of New Solid Power options, New Solid Power restricted stock and New Solid Power warrants issued in exchange for outstanding pre-merger Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants), and each share of Class A Common Stock will be re-designated as “common stock, par value $0.0001.” For more information about the Business Combination Agreement and the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Q:	How were the transaction structure and consideration for the business combination determined?

Following the closing of the IPO, DCRC representatives commenced a robust search for businesses or assets to acquire for the purpose of consummating DCRC’s Initial Business Combination. On March 29, 2021, Robert Tichio, a member of the DCRC Board, and John Staudinger, a Managing Director of Riverstone Holdings, LLC, an affiliate of our Sponsor, participated in a video conference with representatives of Stifel, Nicolaus & Company, Incorporated (“Stifel”) and Solid Power regarding a possible transaction between DCRC and Solid Power. Solid Power had engaged Stifel on February 20, 2020 to serve as its financial advisor in connection with Solid Power’s Series B Financing. This engagement was revised on March 19, 2021 to include Stifel’s engagement as strategic advisor in connection with consideration and pursuit of a potential SPAC business combination. DCRC management was first made aware of the Solid Power process by Stifel, and by representatives of Riverstone, who were familiar with Solid Power through their network. Riverstone had previously engaged in discussions with Solid Power and conducted a due diligence review of Solid Power’s business and certain technical topics. Riverstone was subject to a nondisclosure agreement, dated as of December 14, 2020 (the “NDA”), with respect to Solid Power. The NDA applied to affiliates of Riverstone and did not contain a standstill provision. After further discussions, negotiations and the performance of extensive due diligence, on April 13, 2021, DCRC and Solid Power executed a non-binding letter of intent. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination” for additional information.

Q:	What conditions must be satisfied to complete the business combination?

A:

There are several closing conditions in the Business Combination Agreement, including the approval by our stockholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination.”

Q:	How will we be managed and governed following the business combination?

Immediately after the Closing, the DCRC Board will be divided into three separate classes, designated as follows:

•	Class I comprised of Douglas Campbell, Erik Anderson and Robert M. Tichio;

•	Class II comprised of Steven H. Goldberg, and ; and

•	Class III comprised of David Jansen, Rainer Feurer and John Stephens.

It is anticipated that                      will be designated Chair of the Board upon the Closing.

Please see the section entitled “Management After the Business Combination.”

Q:	Will DCRC obtain new financing in connection with the business combination?

A:	The New PIPE Investors have committed to purchase from DCRC 16,500,000 shares of Class A Common Stock, for an aggregate purchase price of approximately $165,000,000 in the PIPE Financing.

Q:	What equity stake will our current stockholders and the holders of our Founder Shares hold in New Solid Power following the consummation of the business combination?

A:	We anticipate that, upon the Closing, the ownership of New Solid Power will be as follows:

•

the Historical Rollover Stockholders (which, for the avoidance of doubt, includes holders of Solid Power Preferred Stock, each share of which will be converted to Solid Power Common Stock immediately before consummation of the business combination) will own 102,788,777 shares of our Class A Common Stock, which will constitute 63.0% of our outstanding Class A Common Stock;

•	the public stockholders will own 35,000,000 shares of our Class A Common Stock, which will constitute 21.5% of our outstanding Class A Common Stock;

•	the New PIPE Investors will own 16,500,000 shares of our Class A Common Stock, which will constitute 10.1% of our outstanding Class A Common Stock; and

•

the initial stockholders will own 8,750,000 shares of our Class A Common Stock, which would be valued at approximately $        , based on the closing price of our Class A Common Stock of $         per share on                 , 2021, the record date of the special meeting and will constitute 5.4% of our outstanding Class A Common Stock.

The number of shares and the interests set forth above (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of DCRC or Solid Power and (iii) that there are no exercises of Solid Power Options or Solid Power Warrants and (b) do not take into account DCRC warrants that will remain outstanding following the business combination and may be exercised at a later date. As a result of the business combination, the economic and voting interests of our public stockholders will decrease.

The ownership percentages with respect to New Solid Power set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but do include the Founder Shares, which will convert into Class A Common Stock upon an Initial Business Combination. If the facts are different than these assumptions, the percentage ownership retained by DCRC’s existing stockholders in New Solid Power following the business combination will be different. For example, if we assume that all outstanding 11,666,667 public warrants and 6,666,667 private placement warrants were exercisable and exercised following completion of the business combination and further assume that no public stockholders elect to have their public shares redeemed, then the ownership of New Solid Power would be as follows:

•

the Historical Rollover Stockholders (which, for the avoidance of doubt, includes holders of Solid Power Preferred Stock, each share of which will be converted to Solid Power Common Stock immediately before consummation of the business combination) will own 102,788,777 shares of our Class A Common Stock, which will constitute 56.7% of our outstanding Class A Common Stock;

•	the public stockholders will own 46,666,667 shares of our Class A Common Stock, which will constitute 25.7% of our outstanding Class A Common Stock;

•	the New PIPE Investors will own 16,500,000 shares of our Class A Common Stock, which will constitute 9.1% of our outstanding Class A Common Stock; and

•

the initial stockholders will own 15,416,667 shares of our Class A Common Stock, which would be valued at approximately $        , based on the closing price of our Class A Common Stock of $         per share on                 , 2021, the record date of the special meeting and will constitute 8.5% of our outstanding Class A Common Stock.

The public warrants and private placement warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination or 12 months from the closing of our Initial Public Offering and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the sections entitled “Summary of the Proxy Statement/Prospectus—Ownership of New Solid Power After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	Why is DCRC proposing the amendments to the Charter set forth in the Charter Proposals?

A:

DCRC is proposing amendments to the Charter to approve certain items required to effectuate the business combination and other matters the DCRC Board believes are appropriate for the operation of New Solid

Power, including providing for, among other things, (a) an increase in the number of authorized shares of DCRC’s capital stock, par value $0.0001 per share, from 271,000,000 shares, consisting of (i) 270,000,000 shares of common stock, including 250,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and (ii) 1,000,000 shares of Preferred Stock, to 2,200,000,000 shares, consisting of (A) 2,000,000,000 shares of common stock, par value $0.0001 per share, and (B) 200,000,000 shares of Preferred Stock, and (b) to (i) eliminate of certain provisions relating to an Initial Business Combination that will no longer be applicable to DCRC following the Closing, (ii) change the post-combination company’s name to “Solid Power, Inc.”; (iii) change the minimum stockholder vote required to amend, repeal or modify certain specified provisions of the Proposed Second A&R Charter or any provision inconsistent with any provision of New Solid Power’s amended and restated bylaws; (iv) provide for the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; (v) remove the right of holders of Class B Common Stock to act by written consent; and (vi) remove the designation of certain courts as the exclusive forum for certain types of stockholder claims. Under the Charter and Delaware law, stockholder approval is required in order to effect the Charter Proposals. See the sections entitled “Proposal No. 2—The Authorized Share Charter Proposal,” and “Proposal No. 3—The Additional Charter Proposal” for additional information.

Q:	Why is DCRC proposing the Nasdaq Proposal?

A:

DCRC is proposing the Nasdaq Proposal in order to comply with Nasdaq listing standards, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the business combination and PIPE Financing, we may issue to the Historical Rollover Stockholders and the New PIPE Investors, and reserve for issuance in respect of New Solid Power options, New Solid Power restricted stock and New Solid Power warrants issued in exchange for outstanding pre-merger Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants, up to 134,777,882 shares of Class A Common Stock. Because we may issue 20% or more of our outstanding voting power and outstanding common stock in connection with the business combination, we are required to obtain stockholder approval of such issuances pursuant to Nasdaq listing standards. See the section entitled “Proposal No. 4—The Nasdaq Proposal” for additional information.

Q:	Did the DCRC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A:

No. The DCRC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. DCRC’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of DCRC’s advisors, enabled them to make the necessary analyses and determinations regarding the business combination. In addition, DCRC’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the DCRC Board in valuing Solid Power and assuming the risk that the DCRC Board may not have properly valued the business.

Q:	What are some of the positive and negative factors that the DCRC Board considered when determining to enter into the Business Combination Agreement and its rationale for approving the transaction?

A:	The factors considered by the DCRC Board include, but were not limited to, the following:

•

Competitive and Innovative Design. The DCRC Board considered Solid Power’s innovative and competitive all-solid-state battery design and the potential applications of the batteries across multiple industries.

•	Value to Equity Investors. The DCRC Board considered Solid Power’s value to investors, determining that Solid Power is the industry leader for all-solid-state battery development and manufacturing.

•

Revenue Potential. The DCRC Board considered that Solid Power entered into non-exclusive JDAs with certain of its early investors, including Ford and BMW of North America LLC, to collaborate on the research and development of its all-solid-state battery cell. The terms of the JDAs generally require Solid Power to continue its research and development of all-solid-state battery cells and component materials such that Solid Power’s products are capable of being deployed in electric vehicles within the next few years as well as other research and development milestones.

•

Manufacturing Capabilities. The DCRC Board considered Solid Power’s demonstrated ability to manufacture electric vehicle-relevant battery cells in dimensions suitable for automotive applications using scalable manufacturing processes and Solid Power’s intention to license such manufacturing know-how to third party commercialization partners.

•	Due Diligence. The DCRC Board considered the results of DCRC’s due diligence investigation of Solid Power conducted by DCRC’s management team and its financial and legal advisors.

•

Terms of the Business Combination Agreement. The DCRC Board reviewed the financial and other terms of the Business Combination Agreement and determined that they were the product of arm’s-length negotiations among the parties.

•

Independent Director Role. DCRC’s independent directors took an active role in guiding DCRC management as DCRC evaluated and negotiated the proposed terms of the business combination. Following an active and detailed evaluation, the DCRC Board’s independent directors unanimously approved, as members of the DCRC Board, the Business Combination Agreement and the business combination.

•

Stockholder Approval. The DCRC Board considered the fact that, in connection with the business combination, DCRC stockholders have the option to (i) remain stockholders of the combined company, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account pursuant to the terms of our Charter.

•

Other Alternatives. The DCRC Board believed, after a thorough review of other business combination opportunities reasonably available to DCRC, that the business combination represented the best potential business combination for DCRC and the most attractive opportunity for DCRC based upon the process utilized to evaluate and assess other potential business combination targets. The DCRC Board believes that such process has not presented a better alternative.

In addition, the DCRC Board determined that the business combination satisfies the investment criteria that the DCRC Board identified in connection with the IPO. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination.”

In the course of its deliberations, the DCRC Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the business combination, including the following:

•

Developmental Stage Company Risk. The risk that Solid Power is an early-stage company, with a history of financial losses and that expects to incur significant expenses and continuing losses for the foreseeable future. As Solid Power scales from limited production of batteries to, ultimately, significant licensing of all-solid-state battery cells or sales of the sulfide-based solid electrolytes, it is difficult, if not impossible, to forecast Solid Power’s future results, and Solid Power has limited insight into trends that may emerge and affect Solid Power’s business.

•

Business Plan Risk. The risk that Solid Power may be unable to execute on its business model, which would have a material adverse effect on Solid Power’s operating results and business, would harm Solid Power’s reputation and could result in substantial liabilities that exceed its resources.

•	Customer Risk. The risk that Solid Power may not be able to obtain binding licensing agreements or sales orders for its products.

•

Financing Risk. The risk that Solid Power may be unable to achieve sufficient sales or otherwise raise the necessary capital to implement its business plan and strategy. If Solid Power needs to raise additional funds, the risk that these funds may not be available on terms favorable to Solid Power or Solid Power’s stockholders, or at all when needed.

•	Competitive Risk. The risk that Solid Power faces significant competition and that its competitors may develop competing technologies more efficient or effective than Solid Power’s.

•

Supplier Risk. The risk that Solid Power may not be able to attain the supplies, such as lithium sulfide, NMC and manufacturing tools for its all-solid-state battery cells. If Solid Power is unable to enter into commercial agreements with its current suppliers or its replacement suppliers on favorable terms, or if these suppliers experience difficulties meeting Solid Power’s requirements, the development and commercial progression of its all-solid-state battery cells and related technologies may be delayed.

•

Intellectual Property Risk. The risk that Solid Power may not have adequate intellectual property rights to carry out its business, may need to defend itself against patent, copyright, trademark, trade secret or other intellectual property infringement or misappropriation claims, and may need to enforce its intellectual property rights from unauthorized use by third parties.

•

Regulatory Risk. The risks that are associated with Solid Power operating in the highly-regulated battery cell industry. Failure to comply with regulations or laws could subject Solid Power to significant regulatory risk, including the risk of litigation, regulatory actions and compliance issues that could subject Solid Power to significant fines, penalties, judgments, remediation costs, negative publicity and requirements resulting in increased expenses.

•	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Redemption Risk. The risk that a significant number of DCRC stockholders elect to redeem their shares prior to the consummation of the business combination and pursuant to DCRC’s existing Charter, which would potentially make the business combination more difficult to complete or reduce the amount of cash available to the combined company to execute its business plan following the Closing.

•	Stockholder Vote Risk. The risk that DCRC’s stockholders may fail to provide the votes necessary to effect the business combination.

•

Litigation Risk. The risk of the possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination.

•	Closing Risk. The risk that the Closing might not occur in a timely manner or that the Closing might not occur at all, despite DCRC’s efforts.

•	Closing Conditions Risk. The risk that completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within DCRC’s control.

•	Minority Position. The risk that DCRC’s stockholders will hold a minority position in the combined company.

•	No Third-Party Valuation Risk. The risk that DCRC did not obtain a third-party valuation or fairness opinion in connection with the business combination.

•

Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the business combination and the substantial time and effort of management required to complete the business combination.

•	Other Risks. Various other risk factors associated with Solid Power’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the DCRC Board also considered that the officers and directors of DCRC may have interests in the business combination as individuals that are in addition to, and that may be different from, the interests of DCRC’s stockholders. DCRC’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the DCRC Board, the Business Combination Agreement and the business combination. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

The DCRC Board concluded that the potential benefits that it expects DCRC and its stockholders to achieve as a result of the business combination outweigh the potentially negative factors associated with the business combination. Accordingly, the DCRC Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the business combination and the other transactions contemplated by the Business Combination Agreement are fair to, and in the best interests of, DCRC’s stockholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the stockholders of DCRC approve each of the Proposals.

The above discussion of the material factors considered by the DCRC Board is not intended to be exhaustive but does set forth the principal factors considered by the DCRC Board.

Q:	What happens if I sell my shares of Class A Common Stock before the special meeting?

A:

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or seek redemption of those shares.

Q:	How has the announcement of the business combination affected the trading price of DCRC’s units, Class A Common Stock and warrants?

A:

On June 14, 2021, the last trading date before the public announcement of the business combination, DCRC’s public units, Class A Common Stock and public warrants closed at $13.47, $12.09 and $3.65, respectively. On                 , 2021 the trading date immediately prior to the date of this proxy statement/prospectus, DCRC’s public units, Class A Common Stock and warrants closed at $        , $         and $        , respectively.

Q:	Following the business combination, will DCRC’s securities continue to trade on a stock exchange?

A:

Yes. We anticipate that, following the business combination, our common stock and public warrants will continue trading on Nasdaq under the new symbols “SLDP” and “SLDPW,” respectively. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as separate securities following the business combination.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:

Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon, voting as a single class. Approval of the Authorized Share Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Additional Charter Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.

Approval of the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock at the special meeting and entitled to vote thereon, voting as a single class. This means that the                      director nominees will be elected if they receive more affirmative votes than any other nominee for the same position.

Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

Q:	May DCRC’s Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in connection with the business combination?

A:

In connection with the stockholder vote to approve the proposed business combination, our Sponsor, directors, officers, advisors and any of their respective affiliates may privately negotiate to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. Our Sponsor, directors, officers, advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

Q:	How many votes do I have at the special meeting?

A:

Our stockholders are entitled to one vote at the special meeting for each share of Class A Common Stock or Class B Common Stock held of record as of                 , 2021, the record date for the special meeting. As of the close of business on the record date, there were 35,000,000 outstanding shares of Class A Common Stock, which are held by our public stockholders, and 8,750,000 outstanding shares of Class B Common Stock, which are held by our initial stockholders.

Q:	What constitutes a quorum at the special meeting?

A:

Holders of a majority in voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, virtually present or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 21,875,001 shares of Class A Common Stock and Class B Common Stock, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:	How will DCRC’s Sponsor, directors and officers vote?

A:

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination. Currently, our initial stockholders own approximately 20% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock, in the aggregate.

Q:	What interests do the current officers and directors have in the business combination?

A:

In considering the recommendation of the DCRC Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•

the fact that our Sponsor and independent directors hold an aggregate of 6,666,667 private placement warrants that would expire worthless if a business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $15,066,667, based on the closing price of our public warrants of $2.26 per warrant on October 12, 2021, the most recent practicable date, resulting in a theoretical gain of $5,066,667;

•	the fact that our Sponsor may convert any working capital loans that it may make to us into up to an additional 1,000,000 private placement warrants, at the price of $1.50 per warrant;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the business combination;

•

the fact that our initial stockholders paid an aggregate of $25,000 for the Founder Shares and that such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $87,412,500, based on the closing price of our Class A Common Stock of $9.99 per share on October 12, 2021, the most recent practicable date, resulting in a theoretical gain of $87,387,500;

•	the fact that certain of DCRC’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor;

•

the fact that affiliates of our Sponsor own an aggregate of 1,660,417 shares of Solid Power Series A-1 Preferred Stock, which at the Exchange Ratio, would be exchanged for 5,299,552 shares of our Class A Common Stock at the Closing;

•

the anticipated appointment of each of Erik Anderson, a member of the DCRC Board and DCRC’s Chief Executive Officer, and Robert Tichio, a member of the DCRC Board, as a director on the New Solid Power Board in connection with the closing of the business combination;

•

if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party

(other than our independent public accountants) for services rendered or products sold to us or (b) a prospective target business with which we have entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that our independent directors own an aggregate of 360,000 Founder Shares, which if unrestricted and freely tradeable would be valued at approximately $3,596,400, based on the closing price of our Class A Common Stock of $9.99 per share on October 12, 2021, the most recent practicable date;

•

the fact that our Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•

the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment, even if other DCRC stockholders experience a negative rate of return in the post-business combination company;

•

the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

At the Closing, we anticipate that our Sponsor will own 6,367,353 private placement warrants and 8,390,000 shares of New Solid Power common stock (which will be issued upon conversion of the Founder Shares upon the Closing). In addition, our Sponsor may make available to us working capital loans for up to $1,500,000 to enable us to finance transaction costs in connection with our Initial Business Combination. As of the date of this proxy statement/prospectus, there were no amounts outstanding under any working capital loans. Further, as of the date of this proxy statement/prospectus, there has been no reimbursement to our Sponsor, officers or directors for any out-of-pocket expenses incurred in connection with activities on our behalf, and no such amounts have been incurred as of the date of this proxy statement/prospectus. However, as of the date of this proxy statement/prospectus, an affiliate of our Sponsor has incurred approximately $4.1 million of expenses on DCRC’s behalf, of which approximately $3.0 million has been repaid by DCRC to the affiliate of our Sponsor. The balance will be repaid by DCRC at the Closing.

Investors in our Sponsor, each of which contributed capital to our Sponsor in exchange for Founder Shares and private placement warrants, include entities affiliated with certain of our non-independent directors and officers. Specifically, Pierre Lapeyre, Jr., David Leuschen, Robert Tichio and Peter Haskopoulos are each affiliated with Decarbonization Plus Acquisition Sponsor Manager III, LLC (“Sponsor Manager”), and Erik Anderson is affiliated with WRG DCRC Investors, LLC (“WRG”), through which such DCRC directors and officers have an indirect economic interest in the private placement warrants and shares of New Solid Power common stock anticipated to be held by our Sponsor as of the completion of the business combination.

Our independent directors paid $1,028 in aggregate consideration for the 360,000 Founder Shares transferred to our independent directors by our Sponsor at the closing of our IPO. In addition, our independent directors purchased 299,314 private placement warrants at a price of $1.50 per warrant at the closing of our IPO.

The table set forth below summarizes the interests of Sponsor Manager, WRG and our independent directors in the private placement warrants and Founder Shares along with (i) the total investment made in our Sponsor (or purchase price paid for the private placement warrants, in the case of our independent directors) by Sponsor Manager, WRG and our independent directors in exchange for their interests in the private placement warrants and Founder Shares and (ii) the value of such interests based on the closing price of the public warrants and Class A Common Stock as of October 12, 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name of Holder	DCRC Position	Total Purchase Price / Capital Contributions	Number of Private Placement Warrants	Value of Private Placement Warrants as of October 12, 2021	Number of Founder Shares	Value of Founder Shares as of October 12, 2021
Decarbonization Plus Acquisition Sponsor Manager III, LLC[1]	N/A	$7,923,040	5,268,801	$11,907,490	6,943,741	$69,367,972
WRG DCRC Investors, LLC[2]	N/A	$1,150,710	765,219	$1,729,394	1,008,759	$10,077,502
James AC McDermott	Director	$300,000	199,543	$450,967	240,000	$2,397,600
Jennifer Aaker	Director	$50,000	33,257	$75,161	40,000	$399,600
Jane Kearns	Director	$50,000	33,257	$75,161	40,000	$399,600
Jeffrey Tepper	Director	$50,000	33,257	$75,161	40,000	$399,600

[1]

DCRC directors Pierre Lapeyre, Jr., David Leuschen and Robert Tichio and Chief Financial Officer, Chief Accounting Officer and Secretary Peter Haskopoulos each have an indirect economic interest in our Sponsor through Sponsor Manager.

[2]	DCRC Chief Executive Officer Erik Anderson has an indirect economic interest in our Sponsor through WRG.

In addition, our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that this waiver of the corporate opportunities doctrine has materially affected our search for an acquisition target or will materially affect our ability to complete our business combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:

Under our Charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by March 26, 2023, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest not previously released to us to pay our franchise and income taxes, by (b) the total number of then outstanding shares of Class A Common Stock included as part of the units sold in the IPO; provided that we will not redeem any public shares to the extent that such redemption would result in DCRC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) of less than $5,000,001 unless our Class A Common Stock otherwise does not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act. Because we anticipate that the Class A Common Stock will be listed on Nasdaq at the Closing, and such listing would mean that the Class A Common Stock would not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act, we do not anticipate the $5,000,001 net tangible asset threshold being applicable. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the public shares (the “20% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 20% threshold described above, we have no specified maximum redemption threshold and there is no other limit on the number of public shares that you can redeem. Holders of our outstanding public warrants do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of our common stock they may hold in connection with the consummation of the business combination. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2021 of approximately $350.0 million, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) (a) in connection with a stockholder vote to approve an amendment to our Charter that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an Initial Business Combination by March 26, 2023, or with respect to any other provision relating to the rights of holders of Class A Common Stock or pre-Initial Business Combination activity, (b) in connection with the liquidation of the Trust Account or (c) if we subsequently complete a different business combination on or before March 26, 2023.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the business combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (a) if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares, and (b) prior to 5:00 p.m., Eastern time, on , 2021 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent.

However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of our outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using The Depository Trust Company’s (“DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:	What are the material U.S. federal income tax consequences to the DCRC shareholders as a result of the Merger?

A:

DCRC stockholders will retain their shares of Class A Common Stock, which will be re-designated as “common stock, par value $0.0001,” will not receive any merger consideration and will not receive any additional shares of Class A Common Stock in the Merger. As a result, there will be no material U.S. federal income tax consequences to the current DCRC stockholders as a result of the Merger, regardless of whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Furthermore, although the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and DCRC and Solid Power intend to report the Merger consistent with such qualification, such treatment is not a condition to DCRC or Solid Power’s obligation to complete the Merger.

Q:	What are the material U.S. federal income tax consequences of the Merger to Solid Power stockholders?

A:

The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Provided that the Merger qualifies as a reorganization, no gain or loss will generally be recognized by a U.S. Holder of Solid Power Stock for U.S. federal income tax purposes on the exchange of its shares of Solid Power Stock for Class A Common Stock in the Merger. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, please carefully review the information set forth in the section titled “Material U.S. Federal Income Tax Considerations of the Business Combination—Tax Treatment of U.S. Holders of Solid Power Stock” of this proxy statement/prospectus. The tax consequences of the Merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, Solid Power stockholders are urged to consult with, and rely solely upon, their own tax advisors as to the specific tax consequences of the Merger, including the effects of U.S. federal, state or local, or non-U.S. tax laws.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The receipt of cash by a holder of Class A Common Stock in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. Holder (as defined below) and could be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. Holder (as defined below). Please see the discussion below under the caption “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders” or “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders,” as applicable, for additional information. All holders considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Q:	If I am a warrantholder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	How do the public warrants differ from the private placement warrants, and what are the related risks for any public warrant holders post business combination?

A:

The private placement warrants (including the shares of Class A Common Stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of our Initial Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor), and they will not be redeemable by us (except as described under “Description of Securities—Warrants—Redemption of Warrants for Cash When the Price Per share of Class A Common Stock Equals or Exceeds $10.00”) so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

Following the business combination, we may redeem public warrants prior to their exercise at a time that is disadvantageous to the public warrant holders, thereby making such warrants worthless. More specifically:

•

We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last sales price of the Class A Common Stock has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we give notice of such redemption and provided certain other conditions are met.

•

We also have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last sale price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which notice of the redemption is given. Historical trading prices for the Class A Common Stock have exceeded the $10.00 per share threshold at which the public warrants would become redeemable. In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Class A Common Stock determined by reference to a make-whole table. Please see “Description of Securities—Warrants—Redemption of Warrants for Cash When the Price Per share of Class A Common Stock Equals or Exceeds $10.00.” The value received upon exercise of the public warrants (1) may be less than the value the holders would have received if they had exercised their public warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the public warrants, including because the number of shares received is capped at 0.361 shares of Class A Common Stock per whole warrant (subject to adjustment) irrespective of the remaining life of the public warrants.

In each case, we may only call the public warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each public warrant holder.

Redemption of the outstanding public warrants could force holders of the public warrants (i) to exercise public warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holders to do so, (ii) to sell public warrants at the then-current market price when they might otherwise wish to hold their public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of the public warrants.

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:	No. There are no appraisal rights available to holders of Class A Common Stock or Class B Common Stock in connection with the business combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the business combination?

A:

If the Business Combination Proposal is approved, we intend to use a portion of the funds held in the Trust Account to pay (a) a portion of our aggregate costs, fees and expenses in connection with the consummation of the business combination, (b) tax obligations and deferred underwriting discounts and commissions from the IPO and (c) for any redemptions of public shares. The remaining balance in the Trust Account, together with PIPE Proceeds, will be used for general corporate purposes of New Solid Power. See the section entitled “Proposal No. 1—The Business Combination Proposal” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an Initial Business Combination is not consummated by March 26, 2023, we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the DCRC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to our obligations under the General Corporation Law of the State of Delaware (“DGCL”) to provide for claims of creditors and other requirements of applicable law. Holders of our Founder Shares are not entitled to liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, in such an event, the warrants will expire worthless.

Q:	When is the business combination expected to be consummated?

A:

It is currently anticipated that the business combination will be consummated promptly following the special meeting of our stockholders to be held on                 , 2021, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the business combination have been satisfied or waived. For a description of the conditions for the completion of the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the business combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Class A Common Stock or Class B Common Stock on                 , 2021, the record date for the special meeting of our stockholders, you may vote with respect to the proposals online at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting and vote online, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

Q:	If I am not going to attend the special meeting online, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the Proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to us at the address listed below so that it is received by us prior to the special meeting or by attending the special meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to us, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Peter Haskopoulos, Chief Financial Officer, Chief Accounting Officer and Secretary

c/o Decarbonization Plus Acquisition Corporation III

2744 Sand Hill Road, Suite 100

Menlo Park, California 94025

Email: info@dcrbplus.com

Tel: (212) 993-0076

You may also contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: DCRC.info@investor.morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The DCRC Board is soliciting your proxy to vote your shares of Class A Common Stock and Class B Common Stock on all matters scheduled to come before the special meeting. We will pay the cost of soliciting proxies for the special meeting. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. We have agreed to pay Morrow Sodali LLC a fee of $32,500, plus disbursements. We will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A Common Stock and Class B Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Class A Common Stock and Class B Common Stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the business combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combination

Decarbonization Plus Acquisition Corporation III

DCRC is a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving DCRC and one or more businesses. Upon the Closing, we intend to change our name from “Decarbonization Plus Acquisition Corporation III” to “Solid Power, Inc.”

Our Class A Common Stock, public warrants, and units, consisting of one share of Class A Common Stock and one-third of one warrant, are traded on Nasdaq under the ticker symbols “DCRC,” “DCRCW” and “DCRCU,” respectively. We intend to apply to continue the listing of our Class A Common Stock and warrants on Nasdaq under the symbols “SLDP” and “SLDPW,” respectively, upon the Closing. Upon the Closing, each share of Class A Common Stock will be re-designated as “common stock, par value $0.0001.” The units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

The mailing address of our principal executive office is 2744 Sand Hill Road, Suite 100, Menlo Park, California 94025, and our telephone number is (212) 993-0076.

Solid Power, Inc.

Solid Power is developing all-solid-state battery cell technology that replaces the liquid or gel polymer electrolyte used in conventional lithium-ion battery cells with a sulfide-based solid electrolyte, and is focused solely on the development and commercialization of all-solid-state battery cells and solid electrolyte materials, primarily for the fast-growing battery-powered electric vehicle market. The world has started its transition to battery-powered electric vehicles. Current liquid electrolyte-based lithium-ion battery technology allowed electric vehicles to secure roughly 2% of new vehicle sales in 2020. BloombergNEF predicts by the mid-2030s approximately 50% of all new auto sales will be fully electric. This corresponds to an estimated $305 billion total addressable market based on projected new auto sales in 2035, assuming a 70 kWh pack size and a cost of $85/kWh.

In recent years, liquid electrolyte-based lithium-ion technology made considerable strides to increase stored energy while lowering costs; however, current technology is approaching its practical limits. To reach mass adoption where a majority of new passenger vehicles are electrified, battery cell technology must take a big step forward. We are developing our All-Solid-State Platform to address these needs.

We believe our All-Solid-State Platform will be able to meet the performance and cost demands from both consumers and automotive OEMs and outperform the best performing liquid electrolyte-based lithium-ion technologies of today and tomorrow. We are developing our all-solid-state battery cell technology with the goal to improve, among other things:

•	safety of electric vehicle batteries through the removal of flammable and volatile liquids and gels from the battery cells;

•

energy density, a measure of the energy stored by the battery cell relative to its volume, by enabling higher capacity electrodes that are otherwise not considered viable in a traditional lithium-ion battery cell;

•	calendar life – how long a battery cell can last before seeing significant degradation, especially at elevated temperature – as compared to current-generation lithium-ion; and

•	cost, through simplifying the manufacturing process and removal or reduction of battery pack cooling systems and pack-level safety features typically seen in traditional lithium-ion battery packs.

We have demonstrated that our all-solid-state battery cell technology can be manufactured in a high-throughput manner using existing lithium-ion battery cell manufacturing techniques and equipment. We believe that our technology could power longer range, lower cost, and safer electric vehicles, resulting in broader electric vehicle market adoption.

The mailing address of Solid Power’s principal executive office is 486 S. Pierce Avenue, Suite E, Louisville, Colorado 80027, and its telephone number is (303) 219-0720.

For more information about Solid Power, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Solid Power” and “Information About Solid Power.”

The Business Combination

On June 15, 2021, we entered into the Business Combination Agreement with Merger Sub and Solid Power. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge with and into Solid Power, with Solid Power surviving the merger. After giving effect to the merger, Solid Power will become a wholly owned subsidiary of New Solid Power.

Solid Power will cause each share of Solid Power Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted, effective immediately prior to the Effective Time, into a number of shares of Solid Power Common Stock, at the then effective conversion rate as calculated pursuant to the Solid Power Charter (the “Conversion”). After the Conversion, such converted shares of Solid Power Preferred Stock will no longer be outstanding and will cease to exist.

At the Effective Time, by virtue of the Merger and without any action on the part of DCRC, Merger Sub, Solid Power or the holders of any of Solid Power’s securities:

•

each share of Solid Power Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Solid Power Common Stock resulting from the Conversion, but excluding Solid Power Restricted Stock and excluding any Dissenting Shares (as defined in the Business Combination Agreement)) will be canceled and converted into the right to receive the number of shares of Class A Common Stock equal to the Exchange Ratio;

•

all shares of Solid Power Common Stock held in treasury of Solid Power will be canceled without any conversion thereof and no payment or distribution will be made with respect to such Solid Power Common Stock;

•

each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

•	each Solid Power Warrant (a) to the extent terminated, expired or exercised immediately prior to the Effective Time, either voluntarily prior to the Effective Time or in accordance with its terms in connection with the Transactions, will no longer be deemed outstanding and any shares of Company Common Stock issuable in connection therewith shall be treated as described above and (b) to the extent outstanding and unexercised immediately prior to the Effective Time will automatically be converted into a warrant (each such resulting warrant, an “Assumed Warrant”) to acquire a number of shares of Class A Common Stock equal to (i) the number of shares of Solid Power Common Stock subject to the applicable Solid Power Warrant multiplied by (ii) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Class A Common Stock, at an adjusted price equal to (x) the per share exercise price for the shares of Solid Power Common Stock subject to the applicable Solid Power Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent;

•

each Solid Power Option, whether or not exercisable and whether or not vested, outstanding immediately prior to the Effective Time will be converted into an option to purchase a number of shares of Class A Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Solid Power Common Stock subject to such Solid Power Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Solid Power Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and number of shares of Class A Common Stock shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and

•

each award of Solid Power Restricted Stock that is outstanding immediately prior to the Effective Time will be released and extinguished in exchange for an award covering a number of restricted shares of Class A Common Stock (such award of restricted stock, “Exchanged Restricted Stock”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Solid Power Common Stock subject to such award of Solid Power Restricted Stock immediately prior to the Effective Time and (y) the Exchange Ratio.

Pursuant to the terms of the Charter, each share of Class B Common Stock outstanding prior to the Effective Time will convert into one share of Class A Common Stock at the Closing. All of the shares of Class B Common Stock converted into shares of Class A Common Stock will no longer be outstanding and will cease to exist, and each holder of such Class B Common Stock will thereafter cease to have any rights with respect to such securities.

For more information about the Business Combination Agreement and the business combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Conditions to the Closing

The obligations of Solid Power, DCRC and Merger Sub to consummate the business combination, including the Merger, are subject to the satisfaction or waiver of certain conditions, including, but not limited to (a) the written consent of the requisite stockholders of Solid Power in favor of the approval and adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement (the “Written Consent”) having been delivered to DCRC, (b) approval and adoption of certain of the

Proposals by DCRC’s stockholders, (c) the absence of any law or order that makes the business combination illegal or otherwise prohibits consummation of the business combination, (d) expiration or termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the waiting period under the HSR Act expired on August 9, 2021), (e) listing of the Class A Common Stock on Nasdaq or another exchange mutually agreed to by the parties, as of the Closing Date, (f) the Registration Statement having been declared effective under the Securities Act and no stop orders or suspension proceedings having been initiated or threatened by the SEC, (g) DCRC having at least $5,000,001 of net tangible assets following the exercise of redemption rights in accordance with the Charter and after giving effect to the PIPE Financing or the Class A Common Stock not constituting “penny stock” as such term is defined in the Exchange Act, and (h) DCRC shall have provided an opportunity to DCRC’s stockholders to have their Class A Common Stock redeemed according to the Charter, the Investment Management Trust Agreement, dated as of March 23, 2021, between DCRC and Continental Stock Transfer & Trust Company (the “Trust Agreement”) and this proxy statement/prospectus.

The obligations of Solid Power to consummate the business combination, including the Merger, are also subject to the satisfaction or waiver of certain additional conditions, including, but not limited to, (a) the representations and warranties of DCRC and Merger Sub being true and correct to the standards applicable to such representations and warranties, (b) each of the covenants of DCRC and Merger Sub having been performed or complied in all material respects, (c) the absence of a DCRC Material Adverse Effect (as defined in the Business Combination Agreement), (d) DCRC having made all necessary and appropriate arrangements to have all of the funds held in the Trust Account disbursed to DCRC immediately prior to the Effective Time, and all such funds released from the Trust Account being available for immediate use to DCRC in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of DCRC’s fees and expenses incurred in connection with the Business Combination Agreement and the business combination and (e) as of the Closing, after consummation of the PIPE Financing and after distribution of the funds in the Trust Account pursuant to the Business Combination Agreement, DCRC having unrestricted cash on hand equal to or in excess of $300,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the business combination and the PIPE Financing).

Regulatory Matters

Neither DCRC nor Solid Power is aware of any material regulatory approvals or actions that are required for completion of the business combination other than as required under the HSR Act. The parties have filed a premerger notification under the HSR Act. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Other Agreements

Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, on June 15, 2021, DCRC, Solid Power, and certain stockholders of Solid Power entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”) pursuant to which, among other things, such stockholders agreed to vote all of their shares of Solid Power Common Stock and Solid Power Preferred Stock in favor of the approval and adoption of the business combination, including agreeing to execute the Written Consent within five business days of the Registration Statement becoming effective. Additionally, such stockholders have agreed, among other things, not to, prior to the Effective Time, (a) transfer any of their shares of Solid Power Common Stock and Solid Power Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Such stockholders also agreed not to transfer any of their shares of Class A Common Stock received in the Merger, or upon exercise of Assumed Warrants, Exchanged Options or Exchanged Restricted Stock received in the Merger, for a period of the shorter of (i) six months following the Closing and (ii) the termination, expiration or waiver of the lock-up period covering the Sponsor’s Class A Common Stock, subject to certain customary exceptions. Such restrictions on transfer will be set forth in the bylaws DCRC will adopt immediately prior to the Closing, which will apply to all investors of Solid Power that receive securities of DCRC in connection with the Merger; provided, however, that Solid Power agreed in the Stockholder Support Agreement that any waiver or termination of such lock-up period with respect to the Class A Common Stock held by BMW Holding B.V. (“BMW Holding”), Ford, Volta Energy Storage Fund I, LP, Volta SPV SPW, LLC, Volta SPW Co-Investment, LP or any of their respective affiliates (the “Covered Group”) shall be deemed to be a proportional waiver or termination of the lock-up period with respect to the Class A Common Stock owned by the other members of the Covered Group.

For more information about the Stockholder Support Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Documents—Stockholder Support Agreement.”

Sponsor Letter

In connection with the execution of the Business Combination Agreement, on June 15, 2021, the Sponsor and certain directors of DCRC entered into a letter agreement with Solid Power and DCRC (the “Sponsor Letter”), pursuant to which, among other things, the Sponsor and such directors agreed to (i) waive the anti-dilution rights set forth in the Charter with respect to the Founder Shares held by them, (ii) comply with the lock-up provisions in the Letter Agreement, dated March 23, 2021, by and among DCRC, the Sponsor and DCRC’s directors and officers, (iii) vote all the shares of Class A Common Stock and Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the business combination and (iv) not redeem any shares of DCRC Class A Common Stock owned by them in connection with such stockholder approval.

For more information about the Sponsor Letter, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Documents—Sponsor Letter.”

A&R Registration Rights Agreement

In connection with the Closing, that certain Registration Rights Agreement dated March 23, 2021 (the “IPO Registration Rights Agreement”) will be amended and restated and DCRC, certain persons and entities holding securities of DCRC prior to the Closing (the “Initial Holders”) and certain persons and entities receiving Class A Common Stock pursuant to the Merger (the “New Holders” and together with the Initial Holders, the “Reg Rights Holders”) will enter into that amended and restated IPO Registration Rights Agreement attached as an exhibit to the Business Combination Agreement (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, DCRC will agree that, within 30 days after the Closing, DCRC will file with the SEC (at DCRC’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders (the “Resale Registration Statement”), and DCRC will use its reasonable best efforts to have the Resale Registration Statement declared effective as promptly as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand DCRC’s assistance with underwritten offerings and block trades, and the Reg Rights Holders will be entitled to certain piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by DCRC if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

For more information about the A&R Registration Rights Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Documents—A&R Registration Rights Agreement.”

Proposed Second Amended and Restated Charter

Pursuant to the terms of the Business Combination Agreement, at the Closing, we will amend and restate, effective as of the Effective Time, our Charter to, among other things, (a) increase the number of authorized shares of DCRC’s capital stock, par value $0.0001 per share, from 271,000,000 shares, consisting of (i) 270,000,000 shares of common stock, including 250,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and (ii) 1,000,000 shares of Preferred Stock, to 2,200,000,000 shares, consisting of (A) 2,000,000,000 shares of common stock, par value $0.0001 per share, and (B) 200,000,000 shares of Preferred Stock; (b) eliminate certain provisions in the Charter relating to an Initial Business Combination that will no longer be applicable to us following the Closing; (c) change the post-combination company’s name to “Solid Power, Inc.”; (d) change the minimum stockholder vote required to amend, repeal or modify certain specified provisions of the Proposed Second A&R Charter or any provision inconsistent with any provision of New Solid Power’s amended and restated bylaws; (e) provide for the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; (f) remove the right of holders of Class B Common Stock to act by written consent; and (g) remove the designation of certain courts as the exclusive forum for certain types of stockholder claims.

For more information about the amendments to our Charter, see the sections entitled “Proposal No. 2—The Authorized Share Charter Proposal” and “Proposal No. 3—The Additional Charter Proposal.”

PIPE Financing

In connection with the execution of the Business Combination Agreement, on June 15, 2021, DCRC and Solid Power entered into separate subscription agreements (collectively, the “Subscription Agreements”) with the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, and DCRC agreed to sell to the New PIPE Investors, an aggregate of 16,500,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $165,000,000, in the PIPE Financing.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the business combination. The purpose of the PIPE Financing is to raise additional capital for use by the combined company following the Closing.

Pursuant to the Subscription Agreements, DCRC agreed that, within 30 calendar days after the Closing Date, DCRC will file with the SEC (at DCRC’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and DCRC will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

For more information about the Subscription Agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Documents—PIPE Financing.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the DCRC Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•

the fact that our Sponsor and independent directors hold an aggregate of 6,666,667 private placement warrants that would expire worthless if a business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $15,066,667, based on the closing price of our public warrants of $2.26 per warrant on October 12, 2021, the most recent practicable date, resulting in a theoretical gain of $5,066,667;

•	the fact that our Sponsor may convert any working capital loans that it may make to us into up to an additional 1,000,000 private placement warrants, at the price of $1.50 per warrant;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the business combination;

•

the fact that our initial stockholders paid an aggregate of $25,000 for the Founder Shares and that such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $87,412,500, based on the closing price of our Class A Common Stock of $9.99 per share on October 12, 2021, the most recent practicable date, resulting in a theoretical gain of $87,387,500;

•	the fact that certain of DCRC’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor;

•

the fact that affiliates of our Sponsor own an aggregate of 1,660,417 shares of Solid Power Series A-1 Preferred Stock, which at the Exchange Ratio, would be exchanged for 5,299,552 shares of our Class A Common Stock at the Closing;

•

the anticipated appointment of each of Erik Anderson, a member of the DCRC Board and DCRC’s Chief Executive Officer, and Robert Tichio, a member of the DCRC Board, as a director on the New Solid Power Board in connection with the closing of the business combination;

•

if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent public accountants) for services rendered or products sold to us or (b) a prospective target business with which we have entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that our independent directors own an aggregate of 360,000 Founder Shares, which if unrestricted and freely tradeable would be valued at approximately $3,596,400, based on the closing price of our Class A Common Stock of $9.99 per share on October 12, 2021, the most recent practicable date;

•

the fact that our Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•

the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment, even if other DCRC stockholders experience a negative rate of return in the post-business combination company;

•

the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

At the Closing, we anticipate that our Sponsor will own 6,367,353 private placement warrants and 8,390,000 shares of New Solid Power common stock (which will be issued upon conversion of the Founder Shares upon the Closing). In addition, our Sponsor may make available to us working capital loans for up to $1,500,000 to enable us to finance transaction costs in connection with our Initial Business Combination. As of the date of this proxy statement/prospectus, there were no amounts outstanding under any working capital loans. Further, as of the date of this proxy statement/prospectus, there has been no reimbursement to our Sponsor, officers or directors for any out-of-pocket expenses incurred in connection with activities on our behalf, and no such amounts have been incurred as of the date of this proxy statement/prospectus. However, as of the date of this proxy statement/prospectus, an affiliate of our Sponsor has incurred approximately $4.1 million of expenses on DCRC’s behalf, of which approximately $3.0 million has been repaid by DCRC to the affiliate of our Sponsor. The balance will be repaid by DCRC at the Closing.

Investors in our Sponsor, each of which contributed capital to our Sponsor in exchange for Founder Shares and private placement warrants, include entities affiliated with certain of our non-independent directors and officers. Specifically, Pierre Lapeyre, Jr., David Leuschen, Robert Tichio and Peter Haskopoulos are each affiliated with Sponsor Manager, and Erik Anderson is affiliated with WRG, through which such DCRC directors and officers have an indirect economic interest in the private placement warrants and shares of New Solid Power common stock anticipated to be held by our Sponsor as of the completion of the business combination.

Our independent directors paid $1,028 in aggregate consideration for the 360,000 Founder Shares transferred to our independent directors by our Sponsor at the closing of our IPO. In addition, our independent directors purchased 299,314 private placement warrants at a price of $1.50 per warrant at the closing of our IPO.

The table set forth below summarizes the interests of Sponsor Manager, WRG and our independent directors in the private placement warrants and Founder Shares along with (i) the total investment made in our Sponsor (or purchase price paid for the private placement warrants, in the case of our independent directors) by Sponsor Manager, WRG and our independent directors in exchange for their interests in the private placement warrants and Founder Shares and (ii) the value of such interests based on the closing price of the public warrants and Class A Common Stock as of October 12, 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name of Holder	DCRC Position	Total Purchase Price / Capital Contributions	Number of Private Placement Warrants	Value of Private Placement Warrants as of October 12, 2021	Number of Founder Shares	Value of Founder Shares as of October 12, 2021
Decarbonization Plus Acquisition Sponsor Manager III, LLC[1]	N/A	$7,923,040	5,268,801	$11,907,490	6,943,741	$69,367,972
WRG DCRC Investors, LLC[2]	N/A	$1,150,710	765,219	$1,729,394	1,008,759	$10,077,502
James AC McDermott	Director	$300,000	199,543	$450,967	240,000	$2,397,600
Jennifer Aaker	Director	$50,000	33,257	$75,161	40,000	$399,600

Name of Holder	DCRC Position	Total Purchase Price / Capital Contributions	Number of Private Placement Warrants	Value of Private Placement Warrants as of October 12, 2021	Number of Founder Shares	Value of Founder Shares as of October 12, 2021
Jane Kearns	Director	$50,000	33,257	$75,161	40,000	$399,600
Jeffrey Tepper	Director	$50,000	33,257	$75,161	40,000	$399,600

[1]

DCRC directors Pierre Lapeyre, Jr., David Leuschen and Robert Tichio and Chief Financial Officer, Chief Accounting Officer and Secretary Peter Haskopoulos each have an indirect economic interest in our Sponsor through Sponsor Manager.

[2]	DCRC Chief Executive Officer Erik Anderson has an indirect economic interest in our Sponsor through WRG.

In addition, our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that this waiver of the corporate opportunities doctrine has materially affected our search for an acquisition target or will materially affect our ability to complete our business combination.

Reasons for the Approval of the Business Combination

After careful consideration, the DCRC Board recommends that our stockholders vote “FOR” the approval of the Business Combination Proposal.

For a more complete description of our reasons for the approval of the business combination and the recommendation of the DCRC Board, see the section entitled “Proposal No. 1—The Business Combination Proposal—DCRC Board’s Reasons for the Approval of the Business Combination.”

Redemption Rights

Under our Charter, holders of our Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest not previously released to us to pay our franchise and income taxes, by (b) the total number of shares of Class A Common Stock issued in the IPO. As of June 30, 2021, this would have amounted to approximately $10.00 per share. Under our Charter, in connection with an Initial Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 20% of the public shares. Our Charter provides we will not redeem our Class A Common Stock in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our Initial Business Combination. However, our Charter will be amended and restated immediately prior to the business combination, such that such limitation will no longer apply, and we anticipate our Class A Common Stock will be listed on Nasdaq, which provides a separate exception from being subject to the “penny stock” rules.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A Common Stock for cash and will no longer own shares of Class A Common Stock and will not participate in our future growth, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of DCRC Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of New Solid Power After the Closing

Organizational Structure

The following diagram illustrates the pre-business combination organizational structure of DCRC:

The following diagram illustrates the pre-business combination organizational structure of Solid Power:

[1]	Represents percentage ownership on a fully diluted basis.

The following diagram illustrates the structure of New Solid Power immediately following the consummation of the business combination. The interests set forth below (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of DCRC or Solid Power and (iii) that there are no exercises of Solid Power Options or Solid Power Warrants and (b) do not take into account DCRC warrants that will remain outstanding following the business combination and may be exercised at a later date. As a result of the business combination, the economic and voting interests of our public stockholders will decrease. If these assumptions are not correct, then the percent of ownership set forth in the diagram below would change.

We anticipate that, upon the Closing, the ownership of New Solid Power will be as follows:

•

the Historical Rollover Stockholders (which, for the avoidance of doubt, includes holders of Solid Power Preferred Stock, each share of which will be converted to Solid Power Common Stock immediately before consummation of the business combination) will own 102,788,777 shares of our Class A Common Stock, which will constitute 63.0% of our outstanding Class A Common Stock;

•	the public stockholders will own 35,000,000 shares of our Class A Common Stock, which will constitute 21.5% of our outstanding Class A Common Stock;

•	the New PIPE Investors will own 16,500,000 shares of our Class A Common Stock, which will constitute 10.1% of our outstanding Class A Common Stock; and

•	the initial stockholders will own 8,750,000 shares of our Class A Common Stock, which will constitute 5.4% of our outstanding Class A Common Stock.

The number of shares and the interests set forth above (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of DCRC or Solid Power and (iii) that there are no exercises of Solid Power Options or Solid Power Warrants and (b) do not take into account DCRC warrants that will remain outstanding following the business combination and may be exercised at a later date. As a result of the business combination, the economic and voting interests of our public stockholders will decrease.

The ownership percentages with respect to New Solid Power set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but do include the Founder Shares, which will convert into Class A Common Stock upon an Initial Business Combination. If the facts are different than these assumptions, the percentage ownership retained by DCRC’s existing stockholders in New Solid Power following the business combination will be different. For example, if we assume that all outstanding 11,666,667 public warrants and 6,666,667 private placement warrants were exercisable and exercised following completion of the business combination and further assume that no public stockholders elect to have their public shares redeemed, then the ownership of New Solid Power would be as follows:

•

the Historical Rollover Stockholders (which, for the avoidance of doubt, includes holders of Solid Power Preferred Stock, each share of which will be converted to Solid Power Common Stock immediately before consummation of the business combination) will own 102,788,777 shares of our Class A Common Stock, which will constitute 56.7% of our outstanding Class A Common Stock;

•	the public stockholders will own 46,666,667 shares of our Class A Common Stock, which will constitute 25.7% of our outstanding Class A Common Stock;

•	the New PIPE Investors will own 16,500,000 shares of our Class A Common Stock, which will constitute 9.1% of our outstanding Class A Common Stock; and

•	the initial stockholders will own 15,416,667 shares of our Class A Common Stock, which will constitute 8.5% of our outstanding Class A Common Stock.

The public warrants and private placement warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination or 12 months from the closing of our Initial Public Offering and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of New Solid Power Following the Business Combination

Assuming the Director Election Proposal is approved at the special meeting, we expect the New Solid Power board of directors (the “New Solid Power Board”) to be comprised of Erik Anderson, Steven Goldberg, Robert Tichio, Rainer Feurer, Douglas Campbell, David Jansen, John Stephens, and                    .

Accounting Treatment

The business combination is intended to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DCRC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of Solid Power issuing stock for the net assets of DCRC, accompanied by a reverse recapitalization. The net assets of DCRC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Solid Power.

Appraisal Rights

Appraisal rights are not available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the business combination.

Other Proposals

In addition to the proposal to approve and adopt the Business Combination Agreement and the business combination, our stockholders will be asked to vote on proposals to amend and restate our Charter to, among other things, (a) increase the number of authorized shares of DCRC’s capital stock, par value $0.0001 per share, from 271,000,000 shares, consisting of (i) 270,000,000 shares of common stock, including 250,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and (ii) 1,000,000 shares of Preferred Stock, to 2,200,000,000 shares, consisting of (A) 2,000,000,000 shares of common stock, par value $0.0001 per share, and (B) 200,000,000 shares of Preferred Stock; (b) eliminate certain provisions in the Charter relating to an Initial Business Combination that will no longer be applicable to us following the Closing; (c) change the post-combination company’s name to “Solid Power, Inc.”; (d) change the minimum stockholder vote required to amend, repeal or modify certain specified provisions of the Proposed Second A&R Charter or any provision inconsistent with any provision of New Solid Power’s amended and restated bylaws; (e) provide for the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; (f) remove the right of holders of Class B Common Stock to act by written consent; and (g) remove the designation of certain courts as the exclusive forum for certain types of stockholder claims. A copy of our Proposed Second A&R Charter reflecting the proposed amendments pursuant to the Authorized Share Charter Proposal and the Additional Charter Proposal is attached to this proxy statement/prospectus as Annex B. For more information about the Authorized Share Charter Proposal and the Additional Charter Proposal, see the sections entitled “Proposal No. 2—The Authorized Share Charter Proposal” and “Proposal No. 3—The Additional Charter Proposal.”

In addition, our stockholders will be asked to vote on (a) a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, (i) the issuance to the Historical Rollover Stockholders (or reservation for issuance in respect of New Solid Power options, New Solid Power restricted stock and New Solid Power warrants issued in exchange for outstanding pre-merger Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants) of 134,777,882 shares of Class A Common Stock and (ii) the issuance and sale of 16,500,000 shares of Class A Common Stock in the PIPE Financing, (b) a proposal to approve and adopt the 2021 Plan, (c) a proposal to approve and adopt the ESPP, (d) a proposal to elect                directors to serve until the 2022 annual meeting of stockholders,                directors to serve until the 2023 annual meeting of stockholders and                directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal and (e) a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal or the Director Election Proposal.

See the sections entitled “Proposal No. 4—The Nasdaq Proposal,” “Proposal No. 5—The 2021 Plan Proposal,” “Proposal No. 6—The ESPP Proposal,” “Proposal No. 7—The Director Election Proposal” and “Proposal No. 8—The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The special meeting will be held at                , Eastern time, on                , 2021, via live webcast at the following address: https://www.cstproxy.com/decarbonizationplusacquisitioniii/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on                , 2021, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 43,750,000 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 35,000,000 were public shares and 8,750,000 were Founder Shares held by the initial stockholders.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of DCRC Stockholders—Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of a majority of the outstanding shares of our Class A Common Stock and Class B Common

Stock entitled to vote thereat attend virtually or are represented by proxy at the special meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon online at the special meeting, voting as a single class. Approval of the Authorized Share Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Additional Charter Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting will not be counted towards the number of shares of Class A Common Stock and Class B Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting. This means that the                director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the 2021 Plan Proposal and the ESPP Proposal at the special meeting. The Charter Proposals, the Director Election Proposal, the 2021 Plan Proposal and the ESPP Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to DCRC Stockholders

The DCRC Board believes that each of the Business Combination Proposal, the Authorized Share Charter Proposal, the Additional Charter Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of DCRC and our stockholders and recommends that our stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

When you consider the recommendation of the DCRC Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Solid Power’s business and industry and the business combination are summarized below.

Risks Related to Solid Power

Risks Related to Development and Commercialization

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It will be challenging to develop all-solid-state battery cells capable of production at volume and with acceptable performance, yields and costs. The pace of development in materials science is often not predictable. Delays or failures in accomplishing particular development objectives may postpone or prevent Solid Power from generating revenues from the licensing of our battery cell technology or sales of its sulfide-based solid electrolytes.

•	If Solid Power’s all-solid-state battery cells fail to perform as expected, its ability to develop, market, and license its technology could be harmed.

•

Solid Power may not succeed in developing all-solid-state battery cells for commercialization under its JDAs within the time parameters specified therein. If Solid Power does not meet the milestones in the JDAs, its partners may terminate them without liability to Solid Power. Termination of a JDA by a partner, particularly a key partner like Ford or BMW of North America LLC, could impair Solid Power’s reputation and prospects materially.

•

Solid Power depends on its ability to manage its relationships with existing partners, and to develop new relationships over time. Solid Power may not succeed in managing these business relationships, which could slow its development progress and impair its business prospects.

•

Solid Power has not reached any agreement with its partners on economic terms for the supply of its all-solid-state battery cell technology or sale of sulfide-based solid electrolytes. As a result, Solid Power’s projections of revenue and other financial results are uncertain.

•

The non-exclusive nature of Solid Power’s JDAs exposes it to the risk that its partners may elect to pursue other electric vehicle technologies, which likely would impair its revenue generating ability.

•

The terms of each JDA permit Solid Power’s partners to share in the intellectual property developed through the research and development efforts required under its particular agreements with them. Solid Power’s ability to share developments gained through the course of performance of a particular JDA with its other partners may be limited in certain circumstances. In certain circumstances, Solid Power’s partners may be able to exploit certain of the intellectual property developed under their respective JDAs in ways that are detrimental to it.

•

Solid Power has only conducted preliminary safety testing on its prototype all-solid-state battery cells. Solid Power’s all-solid-state battery cells will require additional and extensive safety testing prior to being installed in electric vehicles.

•

Substantial increases in the prices for Solid Power’s raw materials and components, some of which are obtained from a limited number of sources where demand may exceed supply, could materially and adversely affect its business.

Risks Related to Industry and Market Trends

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If solid-state battery cell technology does not become widely accepted, Solid Power may not be successful in generating revenues from the manufacturing and sale of its sulfide-based solid electrolytes.

•

The battery cell market continues to evolve and is highly competitive, and Solid Power may not be successful in competing in this market or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers.

•	Solid Power’s future growth and success are dependent upon consumers’ willingness to adopt electric vehicles.

•

Solid Power may not be able to accurately estimate the future supply and demand for its all-solid-state battery cells and/or its sulfide-based solid electrolytes, which could result in a variety of inefficiencies in Solid Power’s business and hinder its ability to generate revenue. If Solid Power fails to accurately predict our manufacturing requirements, it could incur additional costs or experience delays.

Risks Related to Limited Operating History

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Solid Power’s business model has yet to be tested and any failure to commercialize its strategic plans would have an adverse effect on its operating results and business, harm its reputation and could result in substantial liabilities that exceed its resources.

•	Solid Power is an early stage company with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future.

•	Solid Power may require additional capital to support business growth, and this capital might not be available on commercially reasonable terms or at all.

•	Solid Power’s management does not have experience in operating a public company.

•

Solid Power may not succeed in establishing, maintaining and strengthening its brand, which would materially and adversely affect customer acceptance of its technologies and its business, revenues and prospects.

Risks Related to Intellectual Property

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Solid Power relies heavily on owned and exclusively-licensed intellectual property, which includes patent rights, trade secrets, copyright, trademarks, and know-how. If Solid Power is unable to protect and maintain access to these intellectual property rights, its business and competitive position would be harmed.

•

Solid Power’s patent applications may not result in issued patents, which would result in the disclosures in those applications being available to the public. Also, Solid Power’s patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on its ability to prevent others from interfering with commercialization of its products.

Risks Related to Finance and Accounting

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Solid Power’s expectations and targets regarding the times when it will achieve various technical, pre-production and production-level performance objectives depend in large part upon assumptions, estimates, measurements, testing, analyses and data developed and performed by Solid Power, which if incorrect or flawed, could have a material adverse effect on its actual operating results and performance.

•

Incorrect estimates or assumptions by management in connection with the preparation of Solid Power’s financial statements could adversely affect its reported assets, liabilities, income, revenue or expenses.

•	The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on Solid Power’s business, prospects, financial condition and operating results.

•

Our auditors identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our stock price, business and operating results.

Risks Related to Legal and Regulatory Compliance

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Solid Power is subject to regulations regarding the storage and handling of various products. It may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

•	Solid Power is subject to substantial regulation, and unfavorable changes to, or failure by it to comply with, these regulations could substantially harm its business and operating results.

•

Solid Power is subject to various existing and future environmental health and safety laws, which may result in increased compliance costs or additional operating costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that could adversely impact Solid Power’s financial results or operations.

Risks Related to DCRC and the Business Combination

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DCRC’s Sponsor, certain members of the DCRC Board and DCRC’s officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal.

•	The DCRC Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this proxy statement/prospectus, regarding the proposed business combination, DCRC’s ability to consummate the business combination, the benefits of the transaction, the post-combination company’s future financial performance following the business combination and the post-combination company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, DCRC disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement/prospectus. DCRC cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of DCRC.

In addition, DCRC cautions you that the forward-looking statements regarding DCRC and the post-combination company, which are contained in this proxy statement/prospectus, are subject to the following factors:

•

the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreement and the other agreements related to the business combination (including catastrophic events, acts of terrorism, the outbreak of war, the novel coronavirus pandemic (“COVID-19”) and/or any other pandemic and other public health events), as well as management’s response to any of the foregoing;

•	the outcome of any legal proceedings that may be instituted against DCRC, Solid Power, their affiliates or their respective directors and officers following announcement of the business combination;

•

the inability to complete the business combination due to the failure to obtain approval of the stockholders of DCRC, regulatory approvals, or satisfy the other conditions to closing in the Business Combination Agreement;

•	the risk that DCRC may not be able to obtain the financing necessary to consummate the business combination;

•	the risk that the proposed business combination disrupts current plans and operations of Solid Power or DCRC as a result of the announcement and consummation of the business combination;

•

DCRC’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, consumers’ willingness to adopt electric vehicles, competition and the ability of Solid Power to grow and manage growth profitably following the business combination;

•	risks relating to the uncertainty of the projected financial information with respect to Solid Power;

•	risks relating to Solid Power’s status as an early stage company with a history of financial losses, and an expectation to incur significant expenses and continuing losses for the foreseeable future;

•	risks relating to the uncertainty of the success of Solid Power’s research and development efforts;

•	risks relating to the non-exclusive nature of Solid Power’s OEM and JDA relationships;

•	costs related to the business combination;

•	New Solid Power’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the business combination;

•	the possibility of third-party claims against DCRC’s Trust Account;

•	the amount of redemption requests by DCRC’s stockholders;

•	changes in applicable laws or regulations;

•	the ability of Solid Power to execute its business model, including market acceptance of all-solid-state battery cell technology;

•	the possibility that COVID-19 may hinder DCRC’s ability to consummate the business combination;

•	the possibility that COVID-19 may adversely affect the results of operations, financial position and cash flows of DCRC or the post-combination company; and

•	the possibility that DCRC or the post-combination company may be adversely affected by other economic, business or competitive factors.

Should one or more of the risks or uncertainties described in this proxy statement/prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” in DCRC’s final prospectus for its Initial Public Offering, which was filed with the SEC on March 25, 2021, and in DCRC’s periodic filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. DCRC’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

RISK FACTORS

Risks Related to Solid Power

The following risk factors will apply to our business and operations following the completion of the business combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Solid Power and our business, financial condition and prospects following the completion of the business combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements of Solid Power and notes to the financial statements included herein. Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to Solid Power.

Risks Related to Development and Commercialization

It will be challenging to develop all-solid-state battery cells capable of production at volume and with acceptable performance, yields and costs. The pace of development in materials science is often not predictable. Delays or failures in accomplishing particular development objectives may postpone or prevent us from generating revenues from the licensing of our battery cell technology or sales of our sulfide-based solid electrolytes.

Our business depends on our ability to develop all-solid-state battery cells that outperform the lithium-ion batteries currently prevalent in electric vehicles. We expect to need at least four years of research and development and automotive qualification efforts before our cells will be advanced enough for us to realize material revenue generation from licensing agreements for our all-solid-state battery cells or reach commercial levels of manufacturing of our sulfide-based solid electrolytes. Developing the technology and know-how to produce all-solid-state battery cells at scale and cost, and which meet the performance requirements for wide adoption by automotive original equipment manufacturers (“OEMs”), is extremely challenging. We must overcome significant hurdles to complete development, validation and automotive qualification of our battery cells prior to being able to license or sell our technology to any customers. Some of the development hurdles that we need to overcome before licensing or selling our all-solid-state battery cell technology to customers include:

•	increasing the volume, yield, reliability and uniformity of our electrode layers, separators and cells;

•	increasing the size and layer count of our multi-layer cells;

•	developing manufacturing techniques to produce the volume of cells needed for customer applications;

•	understanding optimization requirements for high volume manufacturing equipment;

•

designing and engineering packaging to ensure adequate cycle life (i.e., the number of charge and discharge cycles that a battery cell can sustain until its capacity falls below 80% of the original capacity);

•	reducing cost of production; and

•

meeting the rigorous and challenging specifications required by our customers, and ultimately OEMs, including but not limited to, calendar life, energy density, abuse testing, charge rate, cycle life, and operating temperature.

We expect to encounter engineering challenges as we increase the dimensions and throughput of components and cells. To achieve target energy density, we need to increase the layer-count and dimensions of our current electrodes, which are enclosed within a single battery package. We have built and tested both ten-layer cells and 22-layer cells. In order to be commercially viable, we expect our cells will need to have at least 40 layers, our cells will need to be capable of being produced at a high yield without compromising performance, and we will have to solve related packaging challenges in a way that is scalable and at an acceptable cost. If we are not able to overcome these engineering and mechanical hurdles, we may not succeed in licensing our all-solid-state battery cell technology or selling our sulfide-based solid electrolytes to customers as needed to continue our business.

Even if we complete development and succeed in entering into license agreements, we may not start to generate revenues from such agreements until our customers have retrofitted or constructed and deployed facilities to build our all-solid-state battery cells at scale. Any delay in the development, automotive qualification or third-party manufacturing scale-up of our all-solid-state battery cells would negatively impact our business as it will delay time to revenue. It may also negatively impact end-user relationships, including OEMs. Significant delays in providing licenses to our technology would materially damage our business, prospects, financial condition, operating results and brand.

If our all-solid-state battery cells fail to perform as expected, our ability to develop, market, and license our technology could be harmed.

Our battery cell architecture is inherently complex and incorporates technology and components that have not been used in commercial battery cell production. We anticipate that our research and development efforts will extend in an iterative process even beyond the time at which we initially deliver our all-solid-state battery cells to OEMs for validation. The continuous need to refine and optimize our products will require us to continue to perform extensive and costly research and development efforts even after the initial delivery of our cells to OEMs. For instance, we may learn from these validation efforts that our cells contain defects or errors that cause the cells not to perform as expected. Fixing any such problems may require design changes or other research and development efforts, take significant time, and be costly. There can be no assurance that we will be able to detect and fix any defects in our all-solid-state battery cell architecture. If our cell design fails to perform as expected, we could lose licensing contracts and customers of our sulfide-based solid electrolytes.

In addition, because we have a limited frame of reference from which to evaluate the long-term performance of our all-solid-state battery cell design, it is possible that issues or problems will arise once our technology has been deployed for a longer period. If our customers determine our technology does not perform as expected, they may delay deliveries, terminate further orders, or initiate product recalls, each of which could adversely affect our business, prospects, and results of operations.

We may not succeed in developing all-solid-state battery cells for commercialization under our JDAs within the time parameters specified therein. If we do not meet the milestones in the JDAs, our partners may terminate them without liability to us. Termination of a JDA by a partner, particularly a key partner like Ford or BMW of North America LLC, could impair our reputation and prospects materially.

We have entered into non-exclusive JDAs with certain of our early investors, including Ford and BMW of North America LLC, to collaborate on the research and development of our all-solid-state battery cell. The terms of our JDAs generally require us to continue our research and development of all-solid-state battery cells and component materials such that our products are capable of being deployed in electric vehicles within the next few years. There is no assurance that we will be able to complete research and development in the time frame required by the JDAs and if are unable to, our partners may terminate their participation in the JDAs. Given the importance to us of these relationships, the termination of our JDA with either Ford or BMW of North America LLC could impair our reputation and prospects materially.

Our business depends on our ability to manage our relationships with existing partners, and to develop new relationships over time. We may not succeed in managing these business relationships, which could slow our development progress and impair our business prospects.

Our OEM partners may have economic, business, or legal interests or goals that are inconsistent with ours. As a result, it may be challenging for us to resolve issues that arise in respect of the performance of our JDAs, and in particular as any issue might impact development work underway under the JDAs. Any significant disagreements with them, and especially if we become dependent on that OEM partner for our research and development efforts, may impede our ability to maximize the benefits of our partnerships and slow the commercial roll-out of our all-solid-state battery cell designs. In addition, if our partners are unable or unwilling to meet their economic or other obligations under the JDAs, we may be required to fulfill those obligations alone, which could delay research and development progress and otherwise negatively impact our business and financial results. Furthermore, the relationships we have with our existing partners and the rights our partners’ rights have under their respective JDAs, may deter other automotive OEMs from working with us. If we are not able to expand our other customer relationships, our business and prospects could be materially harmed.

We have not reached any agreement with our partners on economic terms for the supply of our all-solid-state battery cell technology or sale of sulfide-based solid electrolytes. As a result, our projections of revenue and other financial results are uncertain.

Our JDAs provide a framework for our cooperation and contemplate that we will enter into certain additional arrangements with our partners for the purchase and pricing of sulfide-based solid electrolyte materials for integration into our all-solid-state battery cell design, as well as licensing our all-solid-state battery cell technology to cell producers. We have not reached agreement on key commercial terms with any of these partners and the structure for realizing the monetary value of our products is unknown. There can be no assurance that we will be able to agree with our partners on these key elements or that any terms will be financially beneficial for us.

The non-exclusive nature of our JDAs exposes us to the risk that our partners may elect to pursue other electric vehicle technologies, which likely would impair our revenue generating ability.

Our OEM partners are motivated to develop and commercialize improved electric vehicles. To that end, our partners have invested, and are likely to continue to invest in the future, in their own development efforts and, in certain cases, in JDAs with our current and future competitors. If other technology is developed more rapidly than our all-solid-state battery cells, or if such competing technologies are determined to be more efficient or effective than our all-solid-state battery cells, our partners may elect to adopt and install a competitor’s battery cell technology or products over ours, which could materially impact our business, financial results, and prospects.

The terms of each JDA permit our partners to share in the intellectual property developed through the research and development efforts required under our particular agreements with them. Our ability to share developments gained through the course of performance of a particular JDA with our other partners may be limited in certain circumstances. In certain circumstances, our partners may be able to exploit certain of the intellectual property developed under their respective JDAs in ways that are detrimental to us.

Our JDAs, generally speaking, provide that, among other things, (i) any intellectual property jointly developed will be owned by both parties, with each party having the right to license that intellectual property to third parties in connection with the development of such party’s products, (ii) each party retains sole ownership of previously or independently developed intellectual property, and (iii) the partner receives a license to our solely developed intellectual property under the JDA for use in the partner’s products. Furthermore, to the extent a development we make jointly with one of our partners involves such partner’s previously developed intellectual property, we may not be able to use any information gleaned in the course of performance under the JDA with such partner in performance of our other partners’ JDAs, which could prevent us from scaling the development or deploying it in work with all of our partners. There are no assurances we will maintain the access we need to any intellectual property of our partners or that any jointly developed intellectual property will be adequately protected, or that our partners will not seek to capitalize on jointly developed intellectual property for their sole benefit, such as through licensing agreements or other contractual arrangements they may enter with third parties that do not benefit us. In our JDAs to date, we have agreed that our partners would receive certain rights to our intellectual property in certain circumstances, including if we were to fail to perform under commercial agreements that we may enter into in the future or otherwise abandon our business following the execution of such commercial agreements. If those provisions are triggered, our partners may receive perpetual, irrevocable, royalty-free licenses to portions of our intellectual property, which may limit the profitability and competitive advantage offered by our intellectual property and adversely affect our revenue.

We have only conducted preliminary safety testing on our prototype all-solid-state battery cells. Our all-solid-state battery cells will require additional and extensive safety testing prior to being installed in electric vehicles.

To achieve acceptance by automotive OEMs, our anticipated commercial-sized all-solid-state battery cells will have to undergo extensive safety testing. We cannot assure you such tests will be successful, and we may identify different or new safety issues in our development or the commercial cells that have not been present in our prototype cells. If we have to make design changes to address any safety issues, we may have to delay or suspend commercialization, which could materially damage our business, prospects, financial condition, operating results and brand.

We are subject to risks relating to the construction and development of facilities for our short-term research and development and long-term production requirements.

Our business model contemplates that we will construct additional facilities for research and development and eventually sulfide-based solid electrolyte manufacturing. In the near-term, we need to construct a facility for higher-end research and development and scaling of our sulfide-based solid electrolyte material production. In the longer-term, and in connection with potential supply agreements, we will need to construct facilities to produce commercial volumes of our sulfide-based solid electrolyte. We have not secured a location or obtained the necessary licenses or permits for commercial-level sulfide-based solid electrolyte manufacturing facilities. In connection with constructing these facilities, we will need to identify and acquire the land or obtain leases for suitable locations appropriately zoned for activities involving hazardous materials, which will limit where we are able to locate our facilities and may require us to pay a premium for any such real estate. If we fail to do so, or otherwise encounter delays or lose necessary consents, permits, licenses, or commercial agreements, we could face delays or terminations of construction or development activities. If our planned facilities do not become operable on schedule, or at all, or become inoperable, production of our battery cells and our business will be harmed.

We are subject to risks relating to production scale manufacturing of our all-solid-state battery cells through partners in the longer term.

Our business plan contemplates top tier battery cell suppliers and automotive OEMs will manufacture our all-solid-state battery cells pursuant to licensing agreements with us. A component of our plan is to develop our products in such a way as to enable our manufacturing partners to utilize existing lithium-ion battery cell manufacturing processes and equipment. While we believe our development of a manufacturing process compatible with existing lithium-ion battery cell manufacturing lines provides significant competitive advantages, modifying or constructing these lines for production of our products could be more complicated or present significant challenges to our manufacturing partners that we do not currently anticipate. As with any large-scale capital project, any modification or construction of this nature could be subject to delays, cost overruns or other complications. Any failure to commence commercial production on schedule likely would lead to additional costs and could delay our ability to generate meaningful revenues. In addition, any such delay could diminish any “first mover” advantage we aim to attain, prevent us from gaining the confidence of OEMs and open the door to increased competition. All of the foregoing could hinder our ability to successfully launch and grow our business and achieve a competitive position in the market.

Collaboration with third parties to manufacture our all-solid-state battery cells reduces our level of control over the process. We could experience delays if our partners do not meet agreed upon timelines or experience capacity constraints. There is risk of potential disputes with partners, which could stop or slow battery cell production, and we could be affected by adverse publicity related to our partners, whether or not such publicity is related to such third parties’ collaboration with us. In addition, we cannot guarantee that our suppliers will not deviate from agreed-upon quality standards.

We may be unable to enter into agreements with manufacturers on terms and conditions acceptable to us and therefore we may need to contract with other third parties or create our own commercial production capacity. We may not be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms, or at all. The expense and time required to adequately complete any transition may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

We rely on complex equipment for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We rely heavily on complex equipment for our operations and the production of our all-solid-state battery cells. The work required to integrate this equipment into the production of our all-solid-state battery cells is time intensive and requires us to work closely with the equipment providers to ensure that it works properly with our proprietary technology. This integration involves a degree of uncertainty and risk and may result in the delay in the scaling up of production or result in additional cost to our all-solid-state battery cells.

Our current manufacturing facilities require, and we expect our future manufacturing facilities will require, large-scale machinery. Such machinery may unexpectedly malfunction and require repairs and spare parts to resume operations, which may not be available when needed. We do not expect to maintain any redundancies in our research and development facilities, so unexpected malfunctions of our production equipment may significantly affect our operational efficiency. In addition, because this equipment has historically not been used to build all-solid-state battery cells, the operational performance and costs associated with this equipment is difficult to predict and may be influenced by factors outside of our control, such as, but not limited to, failures by suppliers to deliver necessary components of our products in a timely manner and at prices and volumes acceptable to us, environmental hazards and associated costs of remediation, difficulty or delays in obtaining governmental permits, damages or defects in systems, industrial accidents, fires, seismic activity and other natural disasters.

Problems with our manufacturing equipment could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. In addition, in some cases operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. Any of these operational problems, or a combination of them could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

We may obtain licenses on technology that has not been commercialized or has been commercialized only to a limited extent, and the success of our business may be adversely affected if such technology does not perform as expected.

From time to time, we may license from third parties, including our partners under the JDAs, technologies that have not been commercialized or which have been commercialized only to a limited extent. These technologies may not perform as expected within our all-solid-state battery cells and related products. If the cost, performance characteristics, manufacturing process or other specifications of these licensed technologies fall short of our targets, our projected sales, costs, time to market, competitive advantage, future product pricing and potential operating margins may be adversely affected.

Substantial increases in the prices for our raw materials and components, some of which are obtained from a limited number of sources where demand may exceed supply, could materially and adversely affect our business.

We rely on third-party suppliers for components and equipment necessary to develop our all-solid-state battery cells, including key supplies, such as Li2S, lithium nickel manganese cobalt oxide (“NMC”), silicon, lithium metal foil and manufacturing tools for our all-solid-state battery cells. We face risks relating to the availability of these materials and components, including that we will be subject to demand shortages and supply chain challenges and generally may not have sufficient purchasing power to eliminate the risk of price increases for the raw materials and tools we need. Further, certain components, including Li2S, are not currently produced at a scale we believe necessary to support our proposed commercial operations. To the extent that we are unable to enter into commercial agreements with our current suppliers or our replacement suppliers on favorable terms, or these suppliers experience difficulties meeting our requirements, the development and commercial progression of our all-solid-state battery cells and related technologies may be delayed.

Separately, we may be subject to various supply chain requirements regarding, among other things, conflict minerals and labor practices. We may be required to incur substantial costs to comply with these requirements, which may include locating new suppliers if certain issues are discovered. We may not be able to find any new suppliers for certain raw materials or components required for our operations, or such suppliers may be unwilling or unable to provide us with products.

Any disruption in the supply of components, equipment or materials could temporarily disrupt research and development activities or production of our all-solid-state battery cells or sulfide-based solid electrolytes until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components or equipment to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.

Currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key components or equipment for our all-solid-state battery cells or significantly increase freight charges, raw material costs and other expenses associated with our business, which could further materially and adversely affect our results of operations, financial condition and prospects.

We may be unable to adequately control the costs associated with our operations and the components necessary to build our all-solid-state battery cells, and, if we are unable to control these costs and achieve cost advantages in our production of our all-solid-state battery cells at scale, our business will be adversely affected.

We require significant capital to develop our all-solid-state battery cell technologies and expect to incur significant expenses, including those relating to research and development, raw material procurement, leases, sales and distribution as we build our brand and market our technologies, and general and administrative costs as we scale our operations. Our ability to become profitable in the future will not only depend on our ability to successfully develop and market our sulfide-based solid electrolytes and all-solid-state cells, but also to control our costs. If we are unable to efficiently design, appropriately price, sell and distribute our sulfide-based solid electrolytes and all-solid-state battery cell technologies, our anticipated margins, profitability and prospects would be materially and adversely affected.

If we are unable to attract and retain key employees and qualified personnel, our ability to compete could be harmed.

Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and our operations may be severely disrupted if we lost their services. As we build our brand and become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. Our success also depends on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could seriously harm our business and prospects.

In addition, we are highly dependent on the services of Douglas Campbell, our Chief Executive Officer, and other senior technical and management personnel, including our executive officers, who would be difficult to replace. If Mr. Campbell or other key personnel were to depart, we may not be able to successfully attract and retain the personnel necessary to grow our business.

Our insurance coverage may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against us, for which we may have no insurance coverage. As a general matter, the policies that we do have may include significant deductibles, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results. Furthermore, although we plan to obtain and maintain insurance for damage to our property and the disruption of our business, this insurance may be challenging to obtain and maintain on terms acceptable to us and may not be sufficient to cover all of our potential losses.

Our facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events, including fire and explosions.

We currently conduct our operations in a single leased facility. Our current and future development and manufacturing facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, health pandemics and epidemics such as the ongoing COVID-19 pandemic, and other calamities. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, explosions, floods, cyber-attacks (including ransomware attacks), typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to conduct our research and development activities as and on the timeline currently contemplated. These risks will remain particularly acute until we have completed the permitting and build-out of our second facility, which we expect will not occur until 2022 and may be further delayed.

We have been, and may in the future be, adversely affected by the global COVID-19 pandemic and/or any other pandemic.

We face various risks related to epidemics, pandemics, and other outbreaks, including the recent COVID-19 pandemic and/or any other pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also impacted our potential customers and our suppliers by disrupting the manufacturing, delivery and overall supply chain of battery cell, electric vehicle and equipment manufacturers and suppliers and has led to a global decrease in battery cell and electric vehicle sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees, research and development activities and operations and the operations of our customers, suppliers, vendors and business partners. In addition, various aspects of our business cannot be conducted remotely, including many aspects of the research and development and manufacturing of our all-solid-state material and our all-solid-state battery cells. These measures, to the extent imposed by government authorities, may remain in place for a significant period of time and they may adversely affect our future research and development, manufacturing and building plans, business and results of operations. We may take further actions as may be required by government authorities or that we determine are in the best interests of our customers, employees, suppliers, vendors and business partners.

The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. Even as the COVID-19 pandemic subsides, we may continue to experience an adverse impact to our business as a result of the global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.

Risks Related to Industry and Market Trends

If solid-state battery cell technology does not become widely accepted, we may not be successful in generating revenues from the manufacturing and sale of our sulfide-based solid electrolytes.

Our business plan contemplates that we will develop the necessary production capabilities to manufacture our sulfide-based solid electrolytes for sale to top tier battery suppliers and automotive OEMs that have determined to manufacture solid-state battery cells, whether or not the ones we are working to develop. If a market for solid-state battery cells does not develop in the time or to the level we anticipate, we might not be able to generate revenues from this product line, which may prevent us from achieving our financial projections or recouping the costs we expect to incur in scaling our production of our sulfide-based solid electrolytes.

The battery cell market continues to evolve and is highly competitive, and we may not be successful in competing in this market or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

The battery cell market in which we compete continues to evolve and is highly competitive. To date, we have focused our efforts on our all-solid-state battery cell technology, a promising alternative to conventional lithium-ion battery cell technology. However, lithium-ion battery cell technology has been widely adopted and our current competitors have, and future competitors may have, greater resources than we do and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, traditional lithium-ion battery cell manufacturers may continue to reduce cost and expand supply of conventional batteries and, therefore, reduce the prospects for our business or negatively impact the ability for us to sell our products at a market-competitive price and yet at sufficient margins.

Many automotive OEMs are researching and investing in solid-state battery cell efforts and, in some cases, in battery cell development and production. We do not have exclusive relationships with any OEM to provide their future battery cell technologies, and it is possible that the investments made by these OEMs might result in technological advances earlier than, or superior in certain respect to, the all-solid-state battery cells we are developing. There are a number of companies seeking to develop alternative approaches to solid-state battery cell technology. We expect competition in battery cell technology and electric vehicles to intensify due to increased demand for these vehicles and a regulatory push for electric vehicles, continuing globalization, and consolidation in the worldwide automotive industry. As new companies and larger, existing vehicle and battery cell manufacturers enter the solid-state battery cell space, we may lose any perceived or actual technological advantage we may have in the marketplace and suffer a decline in our position in the market.

Furthermore, the battery cell industry also competes with other emerging or evolving technologies, such as natural gas, advanced diesel and hydrogen-based fuel cell powered vehicles. Developments in alternative technologies or improvements in batteries technology made by competitors may materially adversely affect the sales, pricing and gross margins of our products. As technologies change, we will attempt to upgrade or adapt our products to continue to provide products with the latest technology. However, our products may become obsolete or our research and development efforts may not be sufficient to adapt to changes in or to create the necessary technology to effectively compete. If we are unable to keep up with competitive developments, including if such technologies achieve lower prices or enjoy greater policy support than the lithium-ion battery cell industry, our competitive position and growth prospects may be harmed. Similarly, if we fail to accurately predict and ensure that our all-solid-state battery cell technology can address customers’ changing needs or emerging technological trends, or if our customers fail to achieve the benefits expected from our all-solid-state battery cells, our business will be harmed.

We must continue to commit significant resources to develop our all-solid-state battery cell technology in order to establish a competitive position, and these commitments must be made without knowing whether our investments will result in products potential customers will accept. There is no assurance we will successfully identify new customer requirements, develop and bring our all-solid-state battery cells to market on a timely basis, or that products and technologies developed by others will not render our all-solid-state battery cells obsolete or noncompetitive, any of which would adversely affect our business and operating results.

We expect that OEMs and top tier battery cell suppliers will be less likely to license our all-solid-state battery cells and/or incorporate our sulfide-based solid electrolytes if they are not convinced that our business will succeed in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed in the long term. Accordingly, in order to build and maintain our business, we must instill and maintain confidence among current and future partners, customers, suppliers, analysts, ratings agencies and other parties in our long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as:

•	our limited operating history;

•	market unfamiliarity with our products;

•	delays in or impediments to completing or achieving our research and development goals;

•	unexpected costs that OEM partners may be required to incur to scale manufacturing, delivery and service operations to meet demand for electric vehicles containing our technologies or products;

•	competition and uncertainty regarding the future of electric vehicles;

•	the development and adoption of competing technologies that are less expensive and/or more effective than our products; and

•	our eventual production and sales performance compared with market expectations.

Our future growth and success are dependent upon consumers’ willingness to adopt electric vehicles.

Our growth and future demand for our products is highly dependent upon the adoption by consumers of alternative fuel vehicles in general and electric vehicles in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and factors, evolving government regulation and industry standards, and changing consumer demands and behaviors. If the market for electric vehicles in general does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.

We may not succeed in attracting customers during the development stage or for high volume commercial production, and our future growth and success depend on our ability to attract customers.

We may not succeed in attracting customers during our development stage or for high volume commercial production. Customers may be wary of unproven products or not be inclined to work with less established businesses. In addition, if we are unable to attract new customers in need of high-volume commercial production of our products, our business will be harmed.

OEMs are often large enterprises. Therefore, our future success will depend on our ability to effectively sell our products to such large customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our products.

OEMs that are large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

We may not be able to accurately estimate the future supply and demand for our all-solid-state battery cells and/or our sulfide-based solid electrolytes, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our all-solid-state battery cells and/or our sulfide-based solid electrolytes or our ability to develop, manufacture, and deliver such products, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of our all-solid-state battery cells and/or our sulfide-based solid electrolytes to our potential customers could be delayed, which would harm our business, financial condition and operating results.

Risks Related to Limited Operating History

Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results, prospects and financial position could be materially affected. The projected financial information appearing elsewhere in these materials was prepared by management and reflects current estimates of future performance. The projected results depend on the successful implementation of management’s growth strategies and are based on assumptions and events over which we have only partial or no control. In particular, our projected results are heavily reliant on our ability to license our all-solid-state battery cells and sell our sulfide-based solid electrolytes. The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes.

We are an early stage company with a history of financial losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We incurred a net loss of approximately $14.4 million for the year ended December 31, 2020 and an accumulated deficit of approximately $105.3 million from our inception in 2012 through December 31, 2020. We believe that we will continue to incur operating and net losses each quarter until the time significant production of our all-solid-state battery cells or sales of our sulfide-based solid electrolytes begins, which is not expected to occur until at least 2026, and may occur later.

We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things, continue to incur significant expenses in connection with the design, development and manufacturing of our materials and all-solid-state battery cells; expand our research and development activities; invest in additional research and development and manufacturing facilities and capabilities; build up inventories of raw materials and other components; commence sales and marketing activities; develop our distribution infrastructure; and increase our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

We may require additional capital to support business growth, and this capital might not be available on commercially reasonable terms or at all.

We may need additional capital before we commence generating revenues, and it may not be available on acceptable terms, if at all. For example, our capital budget assumes, among other things, that (i) DCRC will satisfy its condition precedent under the Business Combination Agreement to have unrestricted cash on hand at the closing of the business combination of at least $300 million (without giving effect to transaction expenses) after consummation of the PIPE Financing and after distribution of the funds in the Trust Account (the “Minimum Cash Condition”), which is a condition that we may choose to waive if not satisfied, and (ii) our development timeline progresses as planned and our corresponding expenditures are consistent with current expectations, both of which are subject to various risks and uncertainties, including those described herein.

More specifically, we expect our capital expenditures and working capital requirements to increase materially in the near future, as we accelerate our research and development efforts and scale up production operations with our partners. As we approach commercialization, we expect our operating expenses will increase substantially on account of increased headcount and other general and administrative expenses necessary to support a rapidly growing company.

As a result, we may need to access the debt and equity capital markets to obtain additional financing in the future. However, these sources of financing may not be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including:

•	market conditions;

•	the level of success we have experienced with our research and development programs;

•	our operating performance;

•	investor sentiment; and

•	our ability to incur additional debt in compliance with any agreements governing our then-outstanding debt.

These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, references or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to generate sufficient funds from operations or raise additional capital, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects.

If we fail to effectively manage our future growth, we may not be able to market and license the technology and know-how to manufacture our all-solid-state battery cells or sell our sulfide-based solid electrolyte successfully.

We intend to use the net proceeds from our recent Series B Financing, amounts in DCRC’s escrow account after giving effect to redemptions and the net proceeds from the PIPE Financing to expand our operations significantly, with a view toward accelerating our research and development activities and positioning our company for potential commercialization of our technologies. In connection with these efforts, we anticipate hiring, retaining and training personnel, establishing manufacturing plants and other facilities, and implementing administrative infrastructure, systems and processes. That said, our management team will have considerable discretion in the application of the funds available to us following completion of the business combination. We may use these funds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the cash held at closing of the business combination in a manner that does not produce income or that loses value. If we cannot manage our growth effectively, including by controlling our expenditures for these initiatives to the greatest extent possible, our business could be harmed.

Our management does not have experience in operating a public company.

Our executive officers do not have experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the policies, practices or internal controls over financial reporting required of public companies in the United States. As a result, we may be required to pay higher outside legal, accounting or consulting costs than our competitors, and our management team members may have to devote a higher proportion of their time to issues relating to compliance with the laws applicable to public companies, both of which might put us at a disadvantage relative to competitors.

We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our technologies and our business, revenues and prospects.

Our business and prospects depend on our ability to develop, maintain and strengthen our brand. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. The automobile industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Our current and potential competitors, including many battery cell manufacturers and automotive OEMs around the world, have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

Risks Related to Intellectual Property

We rely heavily on owned and exclusively-licensed intellectual property, which includes patent rights, trade secrets, copyright, trademarks, and know-how. If we are unable to protect and maintain access to these intellectual property rights, our business and competitive position would be harmed.

We may not be able to prevent unauthorized use of our owned and exclusively-licensed intellectual property, which could harm our business and competitive position. We rely on a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights and competitive advantage in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties. Despite our efforts to protect our proprietary rights, third parties, including our business partners, may attempt to copy or otherwise obtain and use our intellectual property without our consent or may decline to license or defend necessary intellectual property rights to us on terms favorable to our business. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could require involvement of the licensor, be time-consuming and expensive, and could divert management’s attention, all of which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our proprietary technologies. A significant portion of our patent rights have been obtained through exclusive licenses. Because we do not own those patent rights, we have less control over their maintenance and enforcement, which could harm our ability to maintain any competitive advantage those patent rights provide.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be impossible outside of the United States. Failure to adequately protect our owned and exclusively-licensed intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage, a decrease in our revenue and reputational harm caused by inferior products offered by third parties, which would adversely affect our business, prospects, financial condition and operating results.

Our patent applications may not result in issued patents, which would result in the disclosures in those applications being available to the public. Also, our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with commercialization of our products.

Our patent portfolio includes some patent applications. Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to our products to our disadvantage. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology, any number of which could be considered prior art and prevent us from obtaining a patent. In addition to those who may claim priority, any of our future or existing patents or pending patent applications (including those we have rights to under exclusive license) may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries may be subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

We have not performed exhaustive searches or analyses of the intellectual property landscape of the battery industry; therefore, we are unable to guarantee that our technology, or its ultimate integration into electric vehicle battery packs, does not infringe intellectual property rights of third parties. We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell, license, lease or market our products or technologies, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from third parties relating to whether we are infringing their intellectual property rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, leasing, incorporating or using products that incorporate the challenged intellectual property;

•	pay substantial damages;

•	materially alter our research and development activities and proposed production processes;

•	obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or

•	redesign our battery cells at significant expense.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to continue to use the technology on reasonable terms, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not well-founded, could result in substantial costs, negative publicity, reputational harm and diversion of resources and management’s attention.

We also license patents and other intellectual property from third parties, and we may face claims that our use of this intellectual property infringes the rights of others. In such cases, we may seek indemnification from our licensors under our license contracts with them as permitted by our license agreements. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

Risks Related to Finance and Accounting

Our expectations and targets regarding the times when we will achieve various technical, pre-production and production-level performance objectives depend in large part upon assumptions, estimates, measurements, testing, analyses and data developed and performed by us, which if incorrect or flawed, could have a material adverse effect on our actual operating results and performance.

Our expectations and targets regarding the times when we will achieve various technical, pre-production and production objectives reflect our current expectations and estimates. Whether we will achieve these objectives when we expect depends on a number of factors, many of which are outside our control, including, but not limited to:

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success and timing of our development activity and ability to develop an all-solid-state battery cell that achieves our desired performance metrics and achieves the requisite automotive industry validations before our competitors;

•	unanticipated technical or manufacturing challenges or delays;

•	difficulties identifying or constructing the necessary research and development and manufacturing facilities;

•	technological developments relating to lithium-ion, lithium-metal all-solid-state or other batteries that could adversely affect the commercial potential of our technologies;

•	the extent of consumer acceptance of electric vehicles generally, and those deploying our products, in particular;

•	competition, including from established and future competitors in the battery cell industry or from competing technologies such as hydrogen fuel cells that may be used to power electric vehicles;

•	whether we can obtain sufficient capital when required to build our manufacturing facilities and sustain and grow our business;

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adverse developments in our partnership relationships like those with Ford and BMW Group (“BMW”), including termination of our partnerships or changes in our partners’ timetables and business plans, which could hinder our development efforts;

•	our ability to manage our growth;

•	whether we can manage relationships with key suppliers and the availability of the raw materials we need to procure from them;

•	our ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

•	the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our ability to achieve our objectives when planned and our business, results of operations and financial results.

Incorrect estimates or assumptions by management in connection with the preparation of our financial statements could adversely affect our reported assets, liabilities, income, revenue or expenses.

The preparation of our consolidated financial statements requires management to make critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, income, revenue or expenses during the reporting periods. Incorrect estimates and assumptions by management could adversely affect our reported amounts of assets, liabilities, income, revenue and expenses during the reporting periods. If we make incorrect assumptions or estimates, our reported financial results may be over or understated, which could materially and adversely affect our business, financial condition and results of operations.

Our auditors identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our stock price, business and operating results.

As part of the independent audit of our 2019 and 2020 financial statements, we undertook a technical evaluation of our accounting of several financial instruments, including the convertible notes and equity grants we issued in 2019 and 2020. Our evaluation did not consider the applicable accounting guidance. As a result, our auditor issued a finding of a material weakness in internal controls over financial reporting related to the review of complex transactions for proper accounting treatment as our control environment would have failed to detect the misstatement prior to the financial statement issuance. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. Management continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. In the future, management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements.

In addition, we will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) are significantly more stringent than those that were required of us as a privately held company. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, if we are unable to maintain compliance with securities law requirements regarding timely filing of periodic reports or applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result and we could become subject to litigation or investigations by the SEC or other regulatory authorities, which could require additional financial and management resources. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we have created, or will create, new Board committees and adopted, or will adopt, new internal controls and disclosure controls and procedures. In addition, we will incur expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It will also be more expensive to obtain director and officer liability insurance. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to spend money that could otherwise be used on our research and development programs and to achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our ability to utilize our net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change NOLs to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If we have experienced an ownership change at any time since our incorporation, we may be subject to limitations on our ability to utilize our existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, the business combination and future changes in our stock ownership, which may be outside of our control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use our pre-change NOLs and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to us.

There is also a risk that changes in law or regulatory changes may result in suspensions on the use of NOLs or tax credits, possibly with retroactive effect, and our existing NOLs or tax credits expiring or otherwise being unavailable to offset future income tax liabilities.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.

We currently, and expect to continue to, benefit from certain government subsidies and economic incentives including tax credits, rebates and other incentives that support the development and adoption of clean energy technology. We cannot assure you that these subsidies and incentive programs will be available to us at the same or comparable levels in the future. Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, or the reduced need for such subsidies and incentives due to the perceived success of clean and renewable energy products or other reasons, may require us to seek additional financing, which may not be obtainable on commercially attractive terms or at all, and may result in the diminished competitiveness of the battery cell industry generally or our all-solid-state battery cells in particular. Any change in the level of subsidies and incentives from which we benefit could materially and adversely affect our business, prospects, financial condition and operating results.

Risks Related to Legal and Regulatory Compliance

We are subject to regulations regarding the storage and handling of various products. We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims which could harm our business, prospects, operating results, and financial condition. We face inherent risk of exposure to claims in the event our all-solid-state battery cells do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given our all-solid-state battery cells and sulfide-based solid electrolytes are still in the development stage and have not yet been commercially tested or mass produced. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our technology and business and inhibit or prevent commercialization of our all-solid-state battery cells and sulfide-based solid electrolytes and future product candidates, which would have a material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under then-existing policies.

From time to time, we may be involved in litigation, regulatory actions or government investigations and inquiries, which could have an adverse impact on our profitability and consolidated financial position.

We may be involved in a variety of litigation, other claims, suits, regulatory actions or government investigations and inquiries and commercial or contractual disputes that, from time to time, are significant. In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers, former employees and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters, and employment matters. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.

We are subject to substantial regulation, and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

The sale of electric vehicles, and motor vehicles in general, is subject to substantial regulation under international, federal, state and local laws, including export control laws and other international trade regulations, which are continuously evolving as technology develops and becomes more widely adopted. We anticipate that our all-solid-state battery cells and sulfide-based solid electrolytes also would be subject to these regulations, and we expect to incur significant costs in complying with these regulations.

The U.S. government has made and continues to make significant changes in U.S. trade policy and has taken certain actions that could negatively impact U.S. trade, including imposing tariffs on certain goods imported into the United States, increasing scrutiny on foreign direct investment, and modifying export control laws applicable to certain technologies. In retaliation, other countries have implemented, and continue to evaluate, imposing additional trade controls on a wide range of American products and companies. The U.S. or foreign governments may take additional administrative, legislative, or regulatory action that could materially interfere with our ability to source and procure the raw materials we need for our research and development activities and, in the future, to sell products in certain countries. Sustained uncertainty about, or worsening of, current global economic conditions and further escalation of trade tensions between the United States and its trading partners could result in a global economic slowdown and long-term changes to global trade. Any alterations to our business strategy or operations made in order to adapt to or comply with any such changes could be time-consuming and expensive, and certain of our competitors may be better suited to withstand or react to these changes.

To the extent the laws change, our products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

Internationally, there may be laws in jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our sales or other business practices. The laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles that may interfere with our ability to commercialize our products could have a negative and material impact on our business, prospects, financial condition and results of operations.

Our technology and our website, systems, and data we maintain may be subject to intentional disruption, other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales. We may be required to expend significant resources to continue to modify or enhance our protective measures to detect, investigate and remediate vulnerabilities to security incidents, including measures impacting our ability to develop and maintain a supply chain. In addition, we will be required to comply with rapidly evolving laws and regulations legislation in this area. Any future failure by us to comply with applicable cybersecurity or data privacy legislation or regulation could have a material adverse effect on our business, reputation, results of operations or financial condition.

We expect to face significant challenges with respect to information security and maintaining the security and integrity of our systems and other systems used in our business, as well as with respect to the data stored on or processed by these systems. We also anticipate receiving and storing confidential business information of our partners and customers. Advances in technology, an increased level of sophistication and expertise of hackers, and new discoveries in the field of cryptography can result in a compromise or breach of the systems used in our business or of security measures used in our business to protect confidential information, personal information, and other data. We may be a target for attacks designed to disrupt our operations or to attempt to gain access to our systems or to data that we possess, including proprietary information that we obtain from our partners pursuant to our JDAs with them. We also are at risk for interruptions, outages and breaches of our and our outsourced service providers’ operational systems and security systems, our integrated software and technology, and data that we or our third-party service providers process or possess. These may be caused by, among other causes, physical theft, viruses or other malicious code, denial or degradation of service attacks, ransomware, social engineering schemes, and insider theft or misuse.

The availability and effectiveness of our all-solid-state battery cell technology and our ability to conduct our business and operations depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems we currently use or may use in the future in conducting our business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. We currently use, and may use in the future, outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as us. Our ability to monitor our outsourced service providers’ security measures is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of personal, confidential, or other data, including data relating to individuals. Some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service and may adversely affect our business, prospects, financial condition, reputation and operating results.

Significant capital and other resources may be required in efforts to protect against information security breaches, security incidents, and system disruptions, or to alleviate problems caused by actual or suspected information security breaches and other data security incidents and system disruptions. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities and otherwise seeking to obtain unauthorized access to systems or data, and to disrupt systems, are increasingly sophisticated and constantly evolving. In particular, ransomware attacks have become more prevalent in the industrial sector, which could materially and adversely affect our ability to operate and may result in significant expense.

In addition, we may face increased compliance burdens regarding such requirements with regulators and customers regarding our products and services and also incur additional costs for oversight and monitoring of our supply chain. We also cannot be certain that these systems, networks, and other infrastructure or technology upon which we rely, including those of our third-party suppliers or service providers, will be effectively implemented, maintained or expanded as planned, or will be free from bugs, defects, errors, vulnerabilities, viruses, or malicious code. We may be required to expend significant resources to make corrections or to remediate issues that are identified or to find alternative sources.

Any failure or perceived failure by us or our service providers to prevent information security breaches or other security incidents or system disruptions, or any compromise of security that results in or is perceived or reported to result in unauthorized access to, or loss, theft, alteration, release or transfer of, our information, or any personal information, confidential information, or other data could result in loss or theft of proprietary or sensitive data and intellectual property, could harm our reputation and competitive position and could expose us to legal claims, regulatory investigations and proceedings, and fines, penalties, and other liability. Any such actual or perceived security breach, security incident or disruption could also divert the efforts of our technical and management personnel and could require us to incur significant costs and operational consequences in connection with investigating, remediating, eliminating and putting in place additional tools, devices, policies, and other measures designed to prevent actual or perceived security breaches and other incidents and system disruptions. Moreover, we could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause, and most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data.

Further, we cannot assure that any limitations of liability provisions in our current or future contracts that may be applicable would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter. We also cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover claims related to a security breach or incident, or that the insurer will not deny coverage as to any future claim. The successful assertion of claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

Additionally, laws, regulations, and other actual and potential obligations relating to privacy, data hosting and transparency of data, data protection, and data security are evolving rapidly, and we expect to potentially be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require us to modify our operations and practices, restrict our activities, and increase our costs. Further, these laws, regulations, and other obligations are complex and evolving rapidly, and we cannot provide assurance that we will not claims, allegations, or other proceedings related to actual or alleged obligations relating to privacy, data protection, or data security. It is possible that these laws, regulations, and other obligations may be inconsistent with one another or be interpreted or asserted to be inconsistent with our business or practices. We anticipate needing to dedicate substantial resources to comply with laws, regulations, and other obligations relating to privacy and cybersecurity in order to comply. Any failure or alleged or perceived failure to comply with any applicable laws, regulations, or other obligations relating to privacy, data protection, or data security could also result in regulatory investigations and proceedings, and misuse of or failure to secure data relating to individuals could also result in claims and proceedings against us by governmental entities or others, penalties and other liability, and damage to our reputation and credibility, and could have a negative impact on our business, prospects, financial condition and operating results.

We are subject to various existing and future environmental health and safety laws, which may result in increased compliance costs or additional operating costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that could adversely impact our financial results or operations.

Our company and our operations, as well as our contractors, suppliers, and customers, are subject to numerous federal, state, local and foreign environmental laws and regulations governing, among other things, the generation, storage, transportation, and disposal of hazardous substances and wastes. We are also subject to a variety of product stewardship and manufacturer responsibility laws and regulations, primarily relating to the collection, reuse and recycling of electronic waste, as well as regulations regarding the hazardous material contents of electronic product components and product packaging, and non-hazardous wastes. We or others in our supply chain may be required to obtain permits and comply with procedures that impose various restrictions and operations that could have adverse effects on our operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operations requirements cannot be met in a manner satisfactory for our operations or on a timeline that meets our commercial obligations, it may adversely impact our business. There are also significant capital, operating and other costs associated with compliance with these environmental laws and regulations.

Environmental and health and safety laws and regulations are subject to change and may become more stringent in the future, such as through new regulations enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations, and permits may be unpredictable and may have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, could cause additional expenditures, restrictions, and delays in connection with our operations as well as our other future projects, or may require us to manufacture with alternative technologies and materials.

Our manufacturing process creates regulated air emissions which are typically managed within established permit limits by available emissions control technology. Should permitted limits or other requirements change in the future, the company may be required to install additional, more costly control technology. If we were to violate any such permit or related permit conditions, we may incur significant fines and penalties.

We rely on third parties to ensure compliance with certain environmental laws, including those relating to the disposal of wastes. Any failure to properly handle or dispose of wastes, regardless of whether such failure is ours or our contractors, may result in liability under environmental laws, as well as liability for any impacts to human health or natural resources. The costs of liability with respect to contamination could have a material adverse effect on our business, financial condition, or results of operations. Additionally, we may not be able to secure contracts with third parties and contractors to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

Our research and development activities expose our employees to potential occupational hazards such as, but not limited to, the presence of hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Employees may be exposed to toxic hydrogen sulfide as a result of the components we use being exposed to moisture. If released in an uncontrolled manner, this hydrogen sulfide can create hazardous working conditions. Consequences may include litigation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our brand, finances, or ability to operate.

Some of our operations involve the manufacture and/or handling of a variety of explosive and flammable materials. We might experience incidents such as leaks and ruptures, explosions, fires, transportation accidents involving our chemical products, chemical spills and other discharges or releases of toxic or hazardous substances or gases and environmental hazards in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations, for which we may not be adequately insured.

We rely on government contracts and grants for a significant portion of our revenue and to partially fund our research and development activities, which are subject to a number of uncertainties, challenges, and risks.

We currently rely on government contracts and grants for a significant portion of our revenue and to partially fund our research and development activities. Contracts and grants with government entities are subject to a number of risks. Obtaining grant funding and selling to government entities can be highly competitive, expensive, and time consuming, often requiring significant upfront time and expense without any assurance that we will be successful. In the event that we are successful in being awarded a government contract or grant, such award may be subject to appeals, disputes, or litigation, including, but not limited to, bid protests by unsuccessful bidders. Availability of government funding for our solutions may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our solutions. Where government funds are used, the government may require all work to be performed in and/or certain products to be manufactured in the United States, and we may not manufacture all products in locations that meet government requirements, and as a result, our business and results of operations may suffer. Contracts with governmental entities may also include preferential pricing terms, including, but not limited to, “most favored customer” pricing and obligations to disclose aspects of how our pricing is developed. Additionally, we may be required to obtain special certifications to sell some or all of our solutions to government or quasi-government entities. Such certification requirements for our solutions may change, thereby restricting our ability to sell into the federal government sector until we have obtained such certification. If our products are late in achieving or fail to achieve compliance with these certifications and standards, or our competitors achieve compliance with these certifications and standards, we may be disqualified from selling our products to such governmental entities, or be at a competitive disadvantage, which would harm our business, results of operations, and financial condition. There are no assurances that we will find the terms for obtaining such certifications to be acceptable or that we will be successful in obtaining or maintaining the certifications.

As a government contractor or subcontractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and grants and inclusion on government contract vehicles, which affect how we and our partners do business with government agencies. Government contracts often contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to terminate existing contracts for convenience and/or with short notice and without cause, and whether a government contract or grant might be terminated by the government under such a provision is outside of our control and could adversely affect our revenue. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to non-ordinary course audits and internal investigations which may prove costly to our business financially, divert management time, or limit our ability to continue selling our products and services to our government customers. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our partners, downward contract price adjustments or refund obligations, civil or criminal penalties, and termination of contracts and suspension or debarment from obtaining government contracts and grants for a period of time with government agencies. Any such damages, penalties, disruption, or limitation in our ability to do business with a government could have a material adverse effect on our business, results of operations, financial condition, public perception and growth prospects.

We are subject to multiple environmental permitting processes at the national, sub-national, and/or local level. Failure to obtain key permits and approvals may adversely impact our business.

Our facilities are subject to local, state and federal siting and environmental permitting requirements. Permitting agencies with discretionary authority may refuse to issue required permits, forcing consideration of alternative sites, or may impose costly permit conditions. Such actions could increase the cost, or lengthen the timeline, of developing additional manufacturing facilities.

Even if we successfully navigate our way through the permitting phases, future conflicts may arise in the course of our development activities, including restrictions on our actions due to new or evolving environmental legislation, changes in permitted uses and conflicts with non-governmental organizations regarding the use of land for our manufacturing facilities. If such conflicts arise, we may be delayed or prevented from building our research and development and manufacturing facilities, which could have a negative impact on our financial condition, prospects, and results of operations.

We are subject to anti-corruption and anti-bribery laws and anti-money laundering laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and possibly other anti-bribery and anti-corruption laws and anti-money laundering laws in various jurisdictions in which we conduct, or in the future may conduct, activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit us and our officers, directors, employees, business partners agents, representatives and third-party intermediaries from corruptly offering, promising, authorizing or providing, directly or indirectly anything of value to recipients in the public or private sector.

We may leverage third parties to sell our products and conduct our business abroad. We, our officers, directors, employees, business partners agents, representatives and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. We cannot assure you that all of our officers, directors, employees, business partners agents, representatives and third-party intermediaries will not take actions in violation of applicable law, for which we may be ultimately held responsible. If we conduct international sales and business, our risks under these laws may increase.

These laws also require companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls and compliance procedures designed to prevent any such actions. While we have certain policies and procedures to address compliance with such laws, we cannot assure you that none of our officers, directors, employees, business partners agents, representatives and third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws and anti-money laundering laws could subject us to whistleblower complaints, adverse media coverage, investigations, settlements, prosecutions, enforcement actions, fines, damages, loss of export privileges, and severe administrative, civil and criminal sanctions, suspension or debarment from government contracts, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, prospects, financial condition and reputation. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Risks Related to DCRC

The risks discussed herein have been identified by DCRC’s management based on an evaluation of the historical risks faced by Solid Power and relate to DCRC management’s current expectations as to future risks that may result from DCRC’s anticipated ownership of Solid Power. Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to DCRC.

Risks Related to Our Business, Operations and Industry

The loss of senior management or technical personnel could adversely affect our ability to successfully effect the business combination and successfully operate the business thereafter.

Our ability to successfully effect the business combination is dependent upon the efforts of our key personnel. Although some of our key personnel may remain with New Solid Power in senior management or advisory positions following our business combination, it is likely that some or all of the management of Solid Power will remain in place. While we intend to closely scrutinize any individuals we engage after the business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements. The loss of the services of our senior management or technical personnel could have a material adverse effect on our business, financial condition and results of operations. DCRC will also be dependent, in part, upon Solid Power’s technical personnel in connection with operating the business following the business combination. A loss by Solid Power of its technical personnel could seriously harm DCRC’s business and results of operations.

There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm DCRC’s business may occur and not be detected.

DCRC’s management does not expect that DCRC’s internal and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, in DCRC have been detected.

These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. DCRC will also be dependent, in part, upon Solid Power’s internal controls. A failure of DCRC’s or Solid Power’s controls and procedures to detect error or fraud could seriously harm DCRC’s business and results of operations.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss. DCRC will also be dependent, in part, upon Solid Power’s information. A failure in the security of Solid Power’s information systems could seriously harm DCRC’s business and results of operations.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws. However, under the terms of the warrant agreement governing the terms of our warrants, we have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an Initial Business Combination, we will use our best efforts to file a registration statement under the Securities Act covering such shares. We will use our best efforts to cause the same to become effective, but in no event later than 60 business days after the Closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A Common Stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Common Stock for sale under all applicable state securities laws.

Risks Related to DCRC and the Business Combination

Following the consummation of the business combination, New Solid Power’s sole material asset will be its direct equity interest in the Surviving Corporation and, accordingly, New Solid Power will be dependent upon distributions from the Surviving Corporation to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on New Solid Power common stock.

New Solid Power will be a holding company and, subsequent to the completion of the business combination, will have no material assets other than its direct equity interest in the Surviving Corporation. New Solid Power will have no independent means of generating revenue. To the extent the Surviving Corporation has available cash, New Solid Power will cause the Surviving Corporation to make distributions of cash to pay taxes, cover New Solid Power’s corporate and other overhead expenses and pay dividends, if any, on New Solid Power common stock. To the extent that New Solid Power needs funds and the Surviving Corporation fails to generate sufficient cash flow to distribute funds to New Solid Power or is restricted from making such distributions or payments under applicable law or regulation or under the terms of its financing arrangements, or is otherwise unable to provide such funds, New Solid Power’s liquidity and financial condition could be materially adversely affected.

Subsequent to the consummation of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Solid Power, we cannot assure you that this diligence revealed all material issues that may be present in Solid Power, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us following the completion of the business combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

Our initial stockholders have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by our public stockholders in connection with an Initial Business Combination, our initial stockholders have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination. As of the date hereof, our initial stockholders own shares equal to approximately 20% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received for the business combination than would be the case if the initial stockholders agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in accordance with the majority of the votes cast by our public stockholders.

Our Sponsor, certain members of the DCRC Board and our officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal.

When considering the DCRC Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our directors and officers have interests in the business combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•

the fact that our Sponsor and independent directors hold an aggregate of 6,666,667 private placement warrants that would expire worthless if a business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $15,066,667, based on the closing price of our public warrants of $2.26 per warrant on October 12, 2021, the most recent practicable date, resulting in a theoretical gain of $5,066,667;

•	the fact that our Sponsor may convert any working capital loans that it may make to us into up to an additional 1,000,000 private placement warrants, at the price of $1.50 per warrant;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the business combination;

•

the fact that our initial stockholders paid an aggregate of $25,000 for the Founder Shares and that such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $87,412,500, based on the closing price of our Class A Common Stock of $9.99 per share on October 12, 2021, the most recent practicable date, resulting in a theoretical gain of $87,387,500;

•	the fact that certain of DCRC’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor;

•

the fact that affiliates of our Sponsor own an aggregate of 1,660,417 shares of Solid Power Series A-1 Preferred Stock, which at the Exchange Ratio, would be exchanged for 5,299,552 shares of our Class A Common Stock at the Closing;

•

the anticipated appointment of each of Erik Anderson, a member of the DCRC Board and DCRC’s Chief Executive Officer, and Robert Tichio, a member of the DCRC Board, as a director on the New Solid Power Board in connection with the closing of the business combination;

•

if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent public accountants) for services rendered or products sold to us or (b) a prospective target business with which we have entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that our independent directors own an aggregate of 360,000 Founder Shares, which if unrestricted and freely tradeable would be valued at approximately $3,596,400, based on the closing price of our Class A Common Stock of $9.99 per share on October 12, 2021, the most recent practicable date;

•

the fact that our Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•

the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment, even if other DCRC stockholders experience a negative rate of return in the post-business combination company;

•

the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

At the Closing, we anticipate that our Sponsor will own 6,367,353 private placement warrants and 8,390,000 shares of New Solid Power common stock (which will be issued upon conversion of the Founder Shares upon the Closing). In addition, our Sponsor may make available to us working capital loans for up to $1,500,000 to enable us to finance transaction costs in connection with our Initial Business Combination. As of the date of this proxy statement/prospectus, there were no amounts outstanding under any working capital loans. Further, as of the date of this proxy statement/prospectus, there has been no reimbursement to our Sponsor, officers or directors for any out-of-pocket expenses incurred in connection with activities on our behalf, and no such amounts have been incurred as of the date of this proxy statement/prospectus. However, as of the date of this proxy statement/prospectus, an affiliate of our Sponsor has incurred approximately $4.1 million of expenses on DCRC’s behalf, of which approximately $3.0 million has been repaid by DCRC to the affiliate of our Sponsor. The balance will be repaid by DCRC at the Closing.

Investors in our Sponsor, each of which contributed capital to our Sponsor in exchange for Founder Shares and private placement warrants, include entities affiliated with certain of our non-independent directors and officers. Specifically, Pierre Lapeyre, Jr., David Leuschen, Robert Tichio and Peter Haskopoulos are each affiliated with Sponsor Manager, and Erik Anderson is affiliated with WRG, through which such DCRC directors and officers have an indirect economic interest in the private placement warrants and shares of New Solid Power common stock anticipated to be held by our Sponsor as of the completion of the business combination.

Our independent directors paid $1,028 in aggregate consideration for the 360,000 Founder Shares transferred to our independent directors by our Sponsor at the closing of our IPO. In addition, our independent directors purchased 299,314 private placement warrants at a price of $1.50 per warrant at the closing of our IPO.

The table set forth below summarizes the interests of Sponsor Manager, WRG and our independent directors in the private placement warrants and Founder Shares along with (i) the total investment made in our Sponsor (or purchase price paid for the private placement warrants, in the case of our independent directors) by Sponsor Manager, WRG and our independent directors in exchange for their interests in the private placement warrants and Founder Shares and (ii) the value of such interests based on the closing price of the public warrants and Class A Common Stock as of October 12, 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name of Holder	DCRC Position	Total Purchase Price / Capital Contributions	Number of Private Placement Warrants	Value of Private Placement Warrants as of October 12, 2021	Number of Founder Shares	Value of Founder Shares as of October 12, 2021
Decarbonization Plus Acquisition Sponsor Manager III, LLC[1]	N/A	$7,923,040	5,268,801	$11,907,490	6,943,741	$69,367,972
WRG DCRC Investors, LLC[2]	N/A	$1,150,710	765,219	$1,729,394	1,008,759	$10,077,502
James AC McDermott	Director	$300,000	199,543	$450,967	240,000	$2,397,600
Jennifer Aaker	Director	$50,000	33,257	$75,161	40,000	$399,600
Jane Kearns	Director	$50,000	33,257	$75,161	40,000	$399,600
Jeffrey Tepper	Director	$50,000	33,257	$75,161	40,000	$399,600

1

DCRC directors Pierre Lapeyre, Jr., David Leuschen and Robert Tichio and Chief Financial Officer, Chief Accounting Officer and Secretary Peter Haskopoulos each have an indirect economic interest in our Sponsor through Sponsor Manager.

2	DCRC Chief Executive Officer Erik Anderson has an indirect economic interest in our Sponsor through WRG.

In addition, our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that this waiver of the corporate opportunities doctrine has materially affected our search for an acquisition target or will materially affect our ability to complete our business combination.

Our initial stockholders hold a significant number of shares of our common stock and our Sponsor holds a significant number of our warrants. They will lose their entire investment in us if we do not complete an Initial Business Combination.

Our Sponsor and our independent directors hold all of our 8,750,000 Founder Shares, representing 20% of the total outstanding shares upon completion of our IPO. The Founder Shares will be worthless if we do not complete an Initial Business Combination by March 26, 2023. In addition, our Sponsor and independent directors hold an aggregate of 6,666,667 private placement warrants that will also be worthless if we do not complete an Initial Business Combination by March 26, 2023.

The Founder Shares are identical to the shares of Class A Common Stock included in the units, except that (a) the Founder Shares and the shares of Class A Common Stock into which the Founder Shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (b) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and public shares owned in connection with the completion of an Initial Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an Initial Business Combination by March 26, 2023 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an Initial Business Combination by March 26, 2023) and (c) the Founder Shares are automatically convertible into shares of our Class A Common Stock at the time of an Initial Business Combination, as described herein.

The personal and financial interests of our Sponsor, officers and directors may have influenced their motivation in identifying and selecting the business combination, completing the business combination and influencing our operation following the business combination.

We will incur significant transaction costs in connection with the business combination.

We have and expect to incur significant, non-recurring costs in connection with consummating the business combination. All expenses incurred in connection with the Business Combination Agreement and the business combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Our transaction expenses as a result of the business combination are currently estimated at approximately $40 million, including approximately $12.25 million in deferred underwriting discounts and commissions to the underwriters of our IPO.

We may be subject to business uncertainties while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on DCRC and Solid Power. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with Solid Power to defer entering into contracts or making other decisions or seek to change existing business relationships.

The unaudited pro forma condensed combined financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information for DCRC following the business combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We may waive one or more of the conditions to the business combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the business combination, to the extent permitted by our Charter, bylaws and applicable laws. For example, it is a condition to our obligation to close the business combination that certain of Solid Power’s representations and warranties be true and correct to the standards applicable to such representations and warranties. However, if the DCRC Board determines that it is in the best interests of DCRC to proceed with the business combination, then the DCRC Board may elect to waive that condition and close the business combination.

If we are unable to complete an Initial Business Combination on or prior to March 26, 2023, our public stockholders may receive only approximately $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an Initial Business Combination on or prior to March 26, 2023, our public stockholders may receive only approximately $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify (as described below)), and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent public accountants), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third party refuses to execute such an agreement in the future, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Making such a request of potential target businesses may make our acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that we might pursue.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered an acquisition agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, less franchise and income taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an Initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete an Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, less franchise and income taxes payable, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed, and any persons who may become officers or directors prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the DCRC Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the DCRC Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, the DCRC Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Even if we consummate the business combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants (or, if applicable, 65% of the then-outstanding public warrants and 65% of the then-outstanding private placement warrants, voting as separate classes). As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a warrant could be decreased, all without a holder’s approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants (or, if applicable, 65% of the then-outstanding public warrants and 65% of the then-outstanding private placement warrants, voting as separate classes) approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants (or, if applicable, 65% of the then-outstanding public warrants and 65% of the then-outstanding private placement warrants, voting as separate classes) is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last sales price of the Class A Common Stock has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we give notice of such redemption and provided certain other conditions are met. Redemption of the outstanding warrants could force warrantholders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the private placement warrants will be redeemable by DCRC so long as they are held by our Sponsor or its permitted transferees.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last sale price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which notice of the redemption is given. In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Class A Common Stock determined by reference to a make-whole table. The value received upon such exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares of Class A Common Stock that may be received in connection with such an exercise is capped at 0.361 shares of Class A Common Stock per whole warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Because certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant, the units may be worth less than units of other blank check companies.

Each unit contains one-third of one warrant. Pursuant to the warrant agreement, no fractional warrants will be issued upon separation of the units, and only whole warrants will trade. This is different from other blank check companies similar to ours whose units include one share of common stock and one warrant to purchase one whole share. We have established the components of the units in this way in order to reduce the dilutive effect of the warrants upon completion of an Initial Business Combination since the warrants will be exercisable in the aggregate for one-third of the number of shares compared to units that each contain a whole warrant to purchase one share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our units to be worth less than if they included a warrant to purchase one whole share.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Statement”), which focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 11,666,667 public warrants and 6,666,667 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our balance sheet as of June 30, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. ASC 815 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting as of June 30, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following the issuance of the SEC Statement, we reevaluated the accounting treatment of our 11,666,667 public warrants and 6,666,667 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. See “Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on Nasdaq after the business combination. In connection with the business combination, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, our stock price would generally be required to be at least $4.00 per share and our stockholders’ equity would generally be required to be at least $5.0 million. We cannot assure you that we will be able to meet those initial listing requirements at that time. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	potential termination of the Business Combination Agreement if our securities are not listed on another national exchange mutually agreed to by Solid Power;

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, Class A Common Stock and public warrants are listed on Nasdaq, our units, Class A Common Stock and public warrants qualify as covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

The DCRC Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

The DCRC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. DCRC’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of DCRC’s advisors, enabled them to make the necessary analyses and determinations regarding the business combination. Accordingly, investors will be relying solely on the judgment of the DCRC Board in valuing Solid Power and assuming the risk that the DCRC Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand redemption of their shares for cash, which could potentially impact DCRC’s ability to consummate the business combination.

We cannot assure you that our diligence review has identified all material risks associated with the business combination, and you may be less protected as an investor from any material issues with respect to Solid Power’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus relating to the business combination than an investor in an initial public offering.

Before entering into the Business Combination Agreement, we performed a due diligence review of Solid Power and its business and operations; however, we cannot assure you that our due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Additionally, the scope of due diligence we have conducted in conjunction with the business combination may be different than would typically be conducted in the event Solid Power pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the Class A Common Stock that will be issued pursuant to the Registration Statement and thus no corresponding right of action is available to investors in the business combination for any material misstatements or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on Solid Power’s financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment without recourse against an underwriter that may have been available had Solid Power been taken public through an underwritten public offering.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. After the business combination (and assuming no redemptions by our public stockholders of public shares), our Sponsor, officers and directors and their affiliates will hold approximately 5.4% of our common stock, including the 8,750,000 shares of Class A Common Stock into which the Founder Shares convert. Assuming a maximum redemption by our public stockholders of 21,500,000 of the public shares, our Sponsor, officers and directors and their affiliates will hold approximately 6.2% of our common stock including the 8,750,000 shares of Class A Common Stock into which the Founder Shares convert. Pursuant to the terms of a letter agreement entered into at the time of the IPO, the Founder Shares (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until the earlier to occur of (a) one year after the Closing or (b) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, the shares of Class A Common Stock into which the Founder Shares convert will be released from these transfer restrictions. In connection with the Closing, the IPO Registration Rights Agreement will be amended and restated and DCRC and the Reg Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, DCRC will agree that, within 30 days after the Closing, DCRC will file the Resale Registration Statement with the SEC (at DCRC’s sole cost and expense), and DCRC will use its reasonable best efforts to have the Resale Registration Statement declared effective as promptly as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand DCRC’s assistance with underwritten offerings and block trades, and the Reg Rights Holders will be entitled to certain piggyback registration rights. Further, under the Subscription Agreements, DCRC agreed that, within 30 calendar days after the Closing Date, DCRC will file with the SEC (at DCRC’s sole cost and expense) the PIPE Resale Registration Statement, and DCRC will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

For more information about the A&R Registration Rights Agreement and Subscription Agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Documents—A&R Registration Rights Agreement” and the section entitled “Proposal No. 1—The Business Combination Proposal—Related Documents—PIPE Financing.”

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the Closing may decline. The market values of our securities at the time of the business combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which our stockholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the business combination, trading in the shares of our Class A Common Stock has not been active. Accordingly, the valuation ascribed to our Class A Common Stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the business combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New Solid Power or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting our business;

•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving New Solid Power;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change in the DCRC Board or management;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•	sales of shares of our Class A Common Stock by the PIPE Investors;

•	the volume of shares of our Class A Common Stock available for public sale, including as a result of the termination of the post-closing lock-up pursuant to the terms thereof; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Solid Power following the business combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the business combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover New Solid Power following the business combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover New Solid Power following the business combination were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our Sponsor, directors, officers, advisors or any of their respective affiliates may elect to purchase public shares from public stockholders, which may influence the vote on the Business Combination Proposal and reduce the public “float” of our Class A Common Stock.

Our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase public shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have not consummated any such purchases or acquisitions, have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange. See the section entitled “Proposal No. 1—The Business Combination Proposal—Potential Purchases of Public Shares” for a description of how our Sponsor, directors, officers, advisors or any of their respective affiliates will select which stockholders or warrantholders to purchase securities from in any private transaction.

We may be subject to legal proceedings in connection with the business combination, the outcomes of which would be uncertain, and may delay or prevent the completion of the business combination and adversely affect New Solid Power’s business, financial condition and results of operations.

DCRC has received demand letters, and may in the future receive additional demand letters or complaints, from purported stockholders of DCRC regarding certain actions taken in connection with the business combination and the adequacy of the Registration Statement, of which this proxy statement/prospectus forms a part. These demand letters or complaints may lead to litigation against DCRC or its directors and officers in connection with the business combination. Defending against any lawsuits could require DCRC to incur significant costs and draw the attention of DCRC’s management away from the business combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the Closing may adversely affect New Solid Power’s business, financial condition and results of operations. Such legal proceedings could also delay or prevent the Closing from occurring within the contemplated timeframe.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the business combination, and results of operations.

As a result of plans to expand New Solid Power’s business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect New Solid Power’s after-tax profitability and financial results.

Our effective tax rates may fluctuate widely in the future, particularly if New Solid Power’s business expands domestically or internationally. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect our future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of New Solid Power’s business.

Additionally, after the business combination, New Solid Power may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. New Solid Power’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on New Solid Power’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with New Solid Power’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If New Solid Power does not prevail in any such disagreements, New Solid Power’s profitability may be affected.

New Solid Power’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Our warrants and Founder Shares may have an adverse effect on the market price of our Class A Common Stock and make it more difficult to effectuate our business combination.

We issued warrants to purchase 11,666,667 shares of Class A Common Stock as part of the units. We also issued 6,666,667 private placement warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share.

Our initial stockholders currently own an aggregate of 8,750,000 Founder Shares. The Founder Shares are convertible into shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as set forth herein. In addition, if our Sponsor makes any working capital loans, it may convert those loans into up to an additional 1,000,000 private placement warrants, at the price of $1.50 per warrant. Any issuance of a substantial number of additional shares of Class A Common Stock upon exercise of these warrants and conversion rights will increase the number of issued and outstanding shares of Class A Common Stock and reduce the value of the Class A Common Stock issued to complete the business combination. Therefore, our warrants and Founder Shares may make it more difficult to effectuate the business combination or increase the cost of acquiring Solid Power.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the business combination even if a substantial majority of our stockholders do not agree.

Our Charter does not provide a specified maximum redemption threshold. Our Charter provides we will not redeem our Class A Common Stock in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our Initial Business Combination. However, our Charter will be amended and restated immediately prior to the business combination, such that such limitation will no longer apply, and we anticipate our Class A Common Stock will be listed on Nasdaq, which provides a separate exception from being subject to the “penny stock” rules. As a result, we may be able to complete the business combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, officers, directors, advisors or any of their respective affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Risks Related to the Redemption

DCRC cannot be certain as to the number of shares of public stock that will be redeemed and the potential impact to public stockholders who do not elect to redeem their public stock.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position. We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Redemptions of public shares and certain events following the consummation of the business combination may cause an increase or decrease in our stock price, and may result in a lower value realized now than a stockholder of DCRC might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult, and rely solely upon, the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

On                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per share of the Class A Common Stock was $         . Public stockholders should be aware that, while we are unable to predict the price per share of New Solid Power’s common stock following the consummation of the business combination—and accordingly we are unable to predict the potential impact of redemptions on the per share value of public shares owned by non-redeeming stockholders—increased levels of redemptions by public stockholders may be a result of the price per share of the Class A Common Stock falling below the redemption price. We expect that more public stockholders may elect to redeem their public shares if the share price of the Class A Common Stock is below the projected redemption price of $10.00 per share, and we expect that more public stockholders may elect not to redeem their public shares if the share price of the Class A Common Stock is above the projected redemption price of $10.00 per share. Each public share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to DCRC from the Trust Account and (ii) a corresponding increase in each public stockholder’s pro rata ownership interest in New Solid Power following the consummation of the business combination.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, holders of public shares are required to submit a request in writing and deliver their shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to us to pay our franchise and income taxes, calculated as of two business days prior to the anticipated consummation of the business combination. See the section entitled “Special Meeting of DCRC Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as more fully described in the section entitled “Special Meeting of DCRC Stockholders—Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through DTC prior to 5:00 p.m., Eastern time, on                , 2021. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, holders of outstanding units of DCRC must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If a public stockholder fails to receive notice of DCRC’s offer to redeem its public shares in connection with the business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

DCRC will comply with the proxy rules when conducting redemptions in connection with the business combination. Despite DCRC’s compliance with these rules, if a public stockholder fails to receive DCRC’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that DCRC will furnish to holders of its public shares in connection with the business combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

Whether a redemption of Class A Common Stock will be treated as a sale of such Class A Common Stock for U.S. federal income tax purposes will depend on a shareholder’s specific facts.

The U.S. federal income tax treatment of a redemption of Class A Common Stock will depend on whether the redemption qualifies as a sale of such Class A Common Stock under Section 302(a) of the Code, which will depend largely on the total number of shares of our stock treated as held by the stockholder electing to redeem Class A Common Stock (including any shares of stock constructively owned by the holder as a result of owning private placement warrants or public warrants or otherwise) relative to all shares of our stock outstanding both before and after the redemption. If such redemption is not treated as a sale of Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution of cash from us. For more information about the U.S. federal income tax treatment of the redemption of Class A Common Stock, see the section below entitled “Proposal No. 1—The Business Combination Proposal—Material U. S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders” or “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders,” as applicable.

If DCRC is unable to consummate the business combination or any other Initial Business Combination by March 26, 2023, the public stockholders may be forced to wait beyond such date before redemption from the Trust Account.

If DCRC is unable to consummate the business combination by March 26, 2023, DCRC will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of net interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of DCRC’s remaining stockholders and the DCRC Board, dissolve and liquidate, subject in each case to DCRC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

General Risk Factors

The business combination or post-combination company may be materially adversely affected by the ongoing COVID-19 pandemic.

In addition to the risks described above under “We have been, and may in the future be, adversely affected by the global COVID-19 pandemic,” our ability to consummate the business combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of Solid Power’s personnel, vendors and service providers to negotiate and consummate the business combination in a timely manner. The extent to which COVID-19 impacts the business combination or the post-combination company will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate the business combination may be materially adversely affected. Additionally, if the financial markets or the overall economy are impacted for an extended period, the post-combination company’s results of operations, financial position and cash flows may be materially adversely affected.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect New Solid Power’s business and future profitability.

New Solid Power will be a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide income. Further, New Solid Power’s operations and customers will be located in the United States, and, as a result, New Solid Power will be subject to various U.S. federal, state and local taxes. U.S. federal, state and local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to New Solid Power and may have an adverse effect on its business and future profitability.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as New Solid Power) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect New Solid Power’s business and future profitability.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following March 26, 2026, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

We may issue additional common stock or preferred stock to complete the business combination or under an employee incentive plan after completion of the business combination. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional shares of common or preferred stock to complete the business combination or under an employee incentive plan after completion of the business combination. The issuance of additional shares of common or preferred stock:

•	potential termination of the Business Combination Agreement if our securities are not listed on another national exchange mutually agreed to by Solid Power;

•	may significantly dilute the equity interests of our investors;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•

could cause a change in control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our units, Class A Common Stock and/or warrants.

Delaware law and provisions in the Proposed Second A&R Charter and New Solid Power bylaws might delay, discourage or prevent a change in control of New Solid Power or changes in New Solid Power’s management, thereby depressing the market price of New Solid Power’s common stock.

New Solid Power’s status as a Delaware corporation and the anti-takeover provisions of the DGCL may discourage, delay or prevent a change in control by prohibiting New Solid Power from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to New Solid Power’s existing stockholders. In addition, the Proposed Second A&R Charter and New Solid Power bylaws will contain provisions that may make the acquisition of New Solid Power more difficult or delay or prevent changes in control of New Solid Power’s management. Among other things, these provisions will:

•

provide advance notice procedures with regard to stockholder nominations of candidates for election as directors or other stockholder proposals to be brought before meetings of New Solid Power stockholders, which may preclude New Solid Power stockholders from bringing certain matters before the New Solid Power stockholders at an annual or special meeting;

•

provide the New Solid Power Board the ability to authorize issuance of preferred stock in one or more series, which makes it possible for the New Solid Power Board to issue, without New Solid Power’s stockholder’s approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of New Solid Power and which may have the effect of deterring hostile takeovers or delaying changes in control or management of New Solid Power;

•	provide for the New Solid Power Board to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

provide that certain provisions of the Proposed Second A&R Charter can only be amended or repealed by the affirmative vote of the holders of at least 66 2⁄3% in voting power of the outstanding shares of New Solid Power common stock entitled to vote thereon, voting together as a single class;

•

provide that certain provisions of New Solid Power’s bylaws can be altered or repealed by (a) the New Solid Power Board or (b) the New Solid Power stockholders upon the affirmative vote of 66 2⁄3% of the voting power of the New Solid Power common stock outstanding and entitled to vote thereon, voting together as a single class;

•	only the Board of Directors (pursuant to a majority vote), the Chairperson of the Board of Directors, the President or the Chief Executive Officer may call a special meeting; and

•	the designation of Delaware and federal courts as the exclusive forum for certain disputes.

New Solid Power’s amended and restated bylaws will designate state courts within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

New Solid Power’s amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of New Solid Power, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of New Solid Power to New Solid Power or New Solid Power’s stockholders, (c) any action arising pursuant to any provision of the DGCL or New Solid Power’s certificate of incorporation or the bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.

In addition, New Solid Power’s amended and restated bylaws will provide that, unless New Solid Power consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of New Solid Power’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.

New Solid Power’s amended and restated bylaws will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any rule or regulation promulgated thereunder (in each case, as amended), or any other claim over which the federal courts have exclusive jurisdiction.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in New Solid Power’s amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information of New Solid Power has been prepared in accordance with Article 11 of Regulation S-X (as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”) and presents the combination of historical financial information of Solid Power and DCRC, adjusted to give effect to the business combination. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of DCRC as of June 30, 2021 with the historical balance sheet of Solid Power as of June 30, 2021 on a pro forma basis as if the business combination and other events, summarized below, had been consummated on June 30, 2021.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 combine the historical statements of operations of DCRC and the historical statements of operations of Solid Power for such periods on a pro forma basis as if the business combination and other events, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented. Since DCRC was incorporated on January 29, 2021, there is no statement of operations for the year ended December 31, 2020 to include in the unaudited pro forma condensed combined statement of operations for the year ended December 31 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following items included elsewhere in this proxy statement/prospectus:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical audited financial statements and accompanying notes of DCRC as of June 30, 2021 and for the period from January 29, 2021 (inception) to June 30, 2021;

•	the historical audited financial statements and accompanying notes of Solid Power as of and for the year ended December 31, 2020;

•	the historical unaudited financial statements and accompanying notes of Solid Power as of June 30, 2021 and for the six months ended June 30, 2021; and

•

other information relating to DCRC and Solid Power included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “Proposal No. 1 – The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DCRC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Solid Power,” and other financial information included elsewhere in this proxy statement/prospectus.

Pursuant to the Charter, public stockholders are being offered the opportunity to redeem, upon the closing of the business combination, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2021 of approximately $350.0 million, the estimated per share redemption price would have been approximately $10.00.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•	Assuming No Redemptions: This presentation assumes that no public stockholders exercise redemption rights with respect to their Class A Common Stock.

•

Assuming Maximum Redemptions: This presentation assumes public stockholders holding approximately 21.5 million shares of Class A Common Stock will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of approximately $215 million. The Business Combination Agreement provides that the obligations of Solid Power to consummate the business combination are subject to the satisfaction or waiver at or prior to the Closing of, among other conditions, a condition that as of the Closing, after consummation of the PIPE Financing and distribution of the Trust Account pursuant to the Business Combination Agreement, deducting all amounts to be paid pursuant to the exercise of redemption rights provided for in the Charter, DCRC shall have unrestricted cash on hand equal to or in excess of $300 million (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the business combination or the PIPE Financing or any cash on hand of Solid Power). Furthermore, DCRC will only proceed with the business combination if it will have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) of at least $5,000,001 unless the Class A Common Stock otherwise does not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act. Because we anticipate that the Class A Common Stock will be listed on Nasdaq at the Closing, and such listing would mean that the Class A Common Stock would not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act, we do not anticipate the $5,000,001 net tangible asset threshold being applicable.

Notwithstanding the legal form of the business combination pursuant to the Business Combination Agreement, under both the no redemption and maximum redemption scenarios, the business combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, DCRC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Solid Power will represent a continuation of the financial statements of Solid Power with the business combination treated as the equivalent of Solid Power issuing shares for the net assets of DCRC, accompanied by a recapitalization. Operations prior to the reverse recapitalization will be those of Solid Power. Solid Power has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	the Historical Rollover Stockholders will hold a majority of the outstanding equity interests in New Solid Power in both assuming no redemptions and assuming maximum redemptions scenarios;

•	Solid Power’s existing management will comprise the management of New Solid Power;

•	Solid Power’s existing Board of Directors will constitute a majority of the New Solid Power Board following the business combination;

•	the operations of New Solid Power will represent the current operations of Solid Power; and

•	New Solid Power will assume Solid Power’s name and headquarters.

Description of the Business Combination

Pursuant to the terms of the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge with and into Solid Power, with Solid Power surviving the merger as a wholly owned subsidiary of DCRC. At the Effective Time, by virtue of the Merger and without any action on the part of DCRC, Merger Sub, Solid Power or the holders of any of Solid Power’s securities:

•

each share of Solid Power Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Solid Power Common Stock resulting from the Conversion, but excluding any Dissenting Shares) will be canceled and converted into the right to receive the number of shares of Class A Common Stock equal to the Exchange Ratio;

•

all shares of Solid Power Common Stock held in treasury of Solid Power will be canceled without any conversion thereof and no payment or distribution will be made with respect to such Solid Power Common Stock;

•

each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

•

each Solid Power Warrant (a) to the extent terminated, expired or exercised immediately prior to the Effective Time, either voluntarily prior to the Effective Time or in accordance with its terms in connection with the business combination, will no longer be deemed outstanding and any shares of Company Common Stock issuable in connection therewith shall be treated as described above and (b) to the extent outstanding and unexercised immediately prior to the Effective Time will automatically be converted into an Assumed Warrant to acquire a number of shares of Class A Common Stock equal to (i) the number of shares of Solid Power Common Stock subject to the applicable Solid Power Warrant multiplied by (ii) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Class A Common Stock, at an adjusted price equal to (x) the per share exercise price for the shares of Solid Power Common Stock subject to the applicable Solid Power Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent;

•

each Solid Power Option, whether or not exercisable and whether or not vested, outstanding immediately prior to the Effective Time will be converted into an option to purchase a number of shares of Class A Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Solid Power Common Stock subject to such Solid Power Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Solid Power Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and number of shares of Class A Common Stock shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and

•

each award of Solid Power Restricted Stock that is outstanding immediately prior to the Effective Time will be released and extinguished in exchange for an award covering a number of Exchanged Restricted Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Solid Power Common Stock subject to such award of Solid Power Restricted Stock immediately prior to the Effective Time and (y) the Exchange Ratio.

In connection with the execution of the Business Combination Agreement, on June 15, 2021, DCRC entered into separate Subscription Agreements with the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, and DCRC agreed to sell to the New PIPE Investors, an aggregate of 16,500,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $165 million, in a private placement. The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the business combination.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the business combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of New Solid Power following the completion of the business combination. The unaudited pro forma adjustments represent DCRC’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Dollar amounts in thousands)

	As of June 30, 2021				As of June 30, 2021			As of June 30, 2021
	DCRC (Historical)	Solid Power (Historical)	Additional Pro Forma Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemptions	Additional Pro Forma Adjustments (Assuming Maximum Redemption)		Pro Forma (Assuming Maximum Redemptions)
ASSETS
Cash and cash equivalents	$—	$120,334	$165,000 350,005 (708 (40,000	(A) (B) )(C) )(D)	$594,631	$(215,000	)(G)	$379,631
Contract receivables	—	386	—		386	—		386
Prepaid expenses and other current assets	561	301	—		862	—		862

Total current assets	561	121,021	474,297		595,879	(215,000)		380,879

Cash equivalent held in trust account	350,005	—	(350,005	)(B)	—	—		—
Property and equipment—net	—	11,173	—		11,173	—		11,173
Intangible assets (net)	412	329	—		741	—		741

Total assets	$350,978	$132,523	$124,292		$607,793	(215,000)		$392,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	625	1,016	(625	)(C)	1,016	—		1,016
Accrued compensation	—	882	—		882	—		882
Current portion of long-term debt	—	1,235	—		1,235	—		1,235
Other accrued liabilities	83	987	(83	)(C)	987	—		987

Total current liabilities	708	4,120	(708)		4,120	—		$4,120

Long-term debt, net of current portion	—	873	—		873	—		873
Deferred underwriting fee payable	12,250	—	(12,250	)(D)	—	—		—
Warrant liabilities	48,167	—	—		48,167	—		48,167
Other long-term liabilities	—	286	—		286			286
Deferred taxes	—	211	—		211			211

Total liabilities	$61,125	$5,490	$(12,958)		$53,657	$—		$53,657

Mezzanine Equity
Solid Power Series A-1 Preferred Stock	—	250,150	(250,150	)(F)	—	—		—
Solid Power Series B Preferred Stock	—	213,213	(213,213	)(F)	—	—		—
Class A Common stock subject to possible redemption	350,000	—	(350,000	)(F)	—	—		—

Stockholders’ Equity (Deficit)
Common Stock	—	1	(1	)(F)	—	—		—
Class A Common Stock	—	—	2	(A)	15	(2	)(G)	13
			13	(F)
Class B Common Stock	1	—	—		1	—		1
Additional paid in capital	—	—	164,998 (26,746 (1,406 753,203	(A) )(D) )(E) (F)	890,049	(214,998	)(C)	675,051
Accumulated deficit	(60,148)	(336,331)	60,148	(F)	(335,929)	—		(335,929)
			(1,004	)(D)
			1,406	(E)

Total Stockholders’ Equity (Deficit)	(60,147)	(336,330)	950,613		554,136	(215,000)		339,136

Total Liabilities and Stockholders’ Equity (Deficit)	$350,978	$132,523	$124,292		$607,793	$(215,000)		$392,793

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except per share data)

	For the Six Months Ended June 30, 2021				For the Six Months Ended June 30, 2021		For the Six Months Ended June 30, 2021
Collaboration and support revenue	DCRC (Historical)	Solid Power (Historical)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Commercial	$—	36	$—		$36	—	$36
Governmental	—	1,005	—		1,005	—	1,005

Total collaboration and support revenue	—	1,041	—		1,041	—	1,041

Operating Expenses
Research and development	—	6,309	—		6,309	—	6,309
Direct Costs	—	1,055	—		1,055	—	1,055
Marketing and sales	—	1,090	—		1,090	—	1,090
Finance and administrative	2,082	2,929	(2,082	)(AA)	1,523	—	1,523
			(1,406	)(BB)

Total operating expenses	2,082	11,383	(3,488)		9,977	—	9,977

Operating Loss	(2,082)	(10,342)	3,488		(8,936)	—	(8,936)

Interest expense	—	342	(263	)(CC)	79	—	79
Offering costs allocated to warrant liabilities	957	—	—		957	—	957
Decrease in fair value of warrants	21,166	—	—		21,166	—	21,166
Loss from change in value of embedded derivative liability	—	2,680	(2,680	)(DD)	—	—	—
Contract termination loss	—	3,100	(3,100	)(EE)	—	—	—
Interest Income	(5)	(9)	5	(FF)	(9)	—	(9)

Pretax Loss	(24,200)	(16,455)	9,526		(31,129)	—	(31,129)

Income tax expense	—	(41)	—		(41)	—	(41)

Net loss	$(24,200)	$(16,414)	$9,526		$(31,088)	—	(31,088)

Deemed dividend related to Solid Power Series A-1 and Series B preferred stock	—	219,782	(219,782	)(GG)	—	—	—

Net Loss Attributable to Common Stockholders	$(24,200)	$(236,196)	$(229,308)		$(31,088)	—	(31,088)

Basic and diluted net loss per common share	$(2.77)	$(29.74)			$(0.19)	—	$(0.22)
Weighted average shares outstanding, basic and diluted	8,750	7,943			163,039	—	141,539

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except per share data)

	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020		For the Year Ended December 31, 2020
Collaboration and support revenue	DCRC (Historical)	Solid Power (Historical)	Pro Forma Adjustments (Assuming No Redemptions		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Commercial	—	$906	$—		$906	—	$906
Governmental	—	1,197	—		1,197	—	1,197

Total collaboration and support revenue	—	2,103	—		2,103	—	2,103

Operating Expenses
Research and development	—	9,594	—		9,594	—	9,594
Direct Costs	—	1,670	—		1,670	—	1,670
Marketing and sales	—	1,205	—		1,205	—	1,205
Finance and administrative	—	1,227	—		1,227	—	1,227

Total operating expenses	—	13,696	—		13,696	—	13,696

Operating Loss	—	(11,593)	—		(11,593)	—	(11,593)

Interest expense	—	361	(164	)(HH)	197	—	197
Gain on loan extinguishment	—	(923)	—		(923)	—	(923)
Transaction costs related to warrant liabilities	—	—	1,004	(II)	1,004	—	1,004
Loss from change in fair value of debt	—	437	(437	)(JJ)	—	—	—
Loss from change in value of embedded derivative liability	—	2,817	(2,817	)(KK)	—	—	—
Contract termination loss	—	—	3,100	(LL)	3,100	—	3,100
Interest Income	—	(28)			(28)	—	(28)

Pretax Loss	—	(14,257)	(686)		(14,943)	—	(14,943)

Income tax expense	—	118	—		118	—	118

Net loss	—	(14,375)	$(686)		$(15,061)	—	(15,061)

Deemed dividend related to Series A-1 redeemable preferred stock	—	80,086	(80,086	)(MM)	—	—	—

Net Loss Attributable to Common Stockholders	—	(94,461)	$79,400		$(15,061)	—	(15,061)

Basic and diluted net loss per common share	—	$(12.85)			$(0.09)	—	$(0.11)
Weighted average shares outstanding, basic and diluted	—	7,352			163,039	—	141,539

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The business combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, DCRC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Solid Power issuing stock for the net assets of DCRC, accompanied by a recapitalization. The net assets of DCRC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the business combination as if it had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and year ended December 31, 2020 give pro forma effect to the business combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	DCRC’s audited balance sheet as of June 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Solid Power’s unaudited balance sheet as of June 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	DCRC’s audited statement of operations from January 29, 2021 (inception) through June 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Solid Power’s unaudited statement of operations for the six months ended June 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Solid Power’s audited statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

DCRC has made significant estimates and assumptions in its determination of the unaudited pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the business combination.

The unaudited pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that DCRC believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described below, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma adjustments and it is possible the difference may be material. DCRC believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Solid Power.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). DCRC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. DCRC and Solid Power have not had any historical relationship unrelated to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted net loss per common share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s common shares outstanding, assuming the business combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)	Reflects the proceeds from the private placement of 16,500,000 shares of Class A Common Stock at $10.00 per share pursuant to the PIPE Financing.

(B)

Reflects the reclassification of approximately $350 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available in connection with the business combination.

(C)	Reflects settlement of DCRC accounts payable and accruals in accordance with the business combination.

(D)	Reflects estimated transaction fees and expenses to be incurred in connection with the business combination.

(E)	Reflects transaction expenses to be capitalized upon Closing.

(F)

Reflects conversion of Solid Power Preferred Stock and Solid Power Common Stock to New Solid Power’s Class A Common Stock and the change of DCRC’s current Class A Common Stock to New Solid Power’s Class A Common Stock following Closing, including the clearing of the balance in DCRC Accumulated Deficit.

(G)	Reflects a reduction in the amount of cash transferred to New Solid Power from the Trust Account upon maximum allowable redemption of 21,500,000 shares of Class A Common Stock at $10.00 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months ended June 30, 2021

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 are as follows:

(AA)

Elimination of Sponsor fees incurred by DCRC under an administrative support agreement with an affiliate of the Sponsor that will cease to be paid upon completion of the business combination. For the period from January 29, 2021 (Inception) to June 30, 2021, DCRC had accrued approximately $2.1 million of general and administrative expenses including due diligence costs incurred in the pursuit of acquisition plans, which were outstanding at June 30, 2021.

(BB)	Reflects transaction expenses to be capitalized upon Closing.

(CC)	Elimination of interest expenses related to Solid Power convertible notes payable that were converted to Solid Power Series B Preferred Stock in conjunction with the Series B Financing.

(DD)	Elimination of loss on Solid Power convertible notes that were converted to Solid Power Series B Preferred Stock in connection with the Series B Financing.

(EE)	Elimination of $3.1 million in May 2021 to cancel product manufacturing rights previously held by a Solid Power Series A-1 Preferred Stock stockholder.

(FF)	Elimination of interest income related to Cash Held in Trust by DCRC that becomes available in connection with the business combination.

(GG)	Elimination of deemed dividend related to Solid Power Preferred Stock that will convert to Solid Power Common Stock upon Closing.

Note: The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. Management believes statutory tax adjustments in this unaudited pro forma condensed combined financial information would not be meaningful given the combined entity is an early stage company with a history of financial losses.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(HH)	Elimination of interest expenses related to convertible notes of Solid Power that were converted to Solid Power Series B Preferred Stock in conjunction with the Series B Financing.

(II)	Reflects estimated transaction fees and expenses to be incurred in connection with the business combination.

(JJ)	Elimination of debt-related fair value adjustment convertible notes of Solid Power that ceased upon closing of the Series B Financing.

(KK)	Elimination of loss on Solid Power convertible note embedded derivatives that were converted to Solid Power Series B Preferred Stock in connection with the Series B Financing.

(LL)	Elimination of $3.1 million in May 2021 to cancel product manufacturing rights previously held by a Solid Power Series A-1 Preferred Stock stockholder.

(MM)	Elimination of deemed dividend related to Solid Power Preferred Stock that will convert to Solid Power Common Stock upon Closing.

Note: The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. Management believes statutory tax adjustments in this unaudited pro forma condensed combined financial information would not be meaningful given the combined entity is an early stage company with a history of financial losses.

3.	Loss per Share

As the business combination has been reflected as if it occurred on January 1, 2020 for purposes of the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes the shares issuable in connection with the business combination had been outstanding as of such date. If shares of Class A Common Stock are redeemed, this calculation would need to be adjusted to reflect the impact of such redemptions. Pro forma basic and diluted net loss per share for the period from January 1, 2021 through June 30, 2021 are calculated as follows:

(in thousands, except per share data)	No Redemptions	Maximum Redemptions
Pro forma net loss for the six months ended June 30, 2021	$(31,088)	$(31,088)
Pro forma weighted average shares outstanding-basic and diluted (1) (2)	163,039	141,539
Pro forma net loss per share, basic and diluted	$(0.19)	$(0.22)
Pro forma weighted average shares outstanding—basic and diluted
DCRC Public Stockholders (Class A Common Stock)	35,000	13,500
DCRC Founders (Class B Common Stock)	8,750	8,750

Total DCRC	43,750	22,250
Solid Power (2)	102,789	102,789
PIPE Shares	16,500	16,500

Pro forma weighted average shares outstanding—basic and diluted	163,039	141,539

(1)

For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed that all public warrants, private placement warrants, Solid Power Warrants and Solid Power Options are exchanged for 44.0 million shares of Class A Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share.

(2)

The equivalent pro forma basic and diluted per share data for Solid Power is calculated by multiplying the estimated number of shares of Solid Power Common Stock to be issued and outstanding immediately prior to the Effective Time (i.e., 9,358,026 shares of Solid Power Common Stock, 14,069,187 shares of Solid Power Series A-1 Preferred Stock, which are expected to be converted into 14,069,187 shares of Solid Power Common Stock immediately prior to the Effective Time, and 8,777,817 shares of Solid Power Series B Preferred Stock, which are expected to be converted into 8,777,817 shares of Solid Power Common Stock immediately prior to the Effective Time) by the Exchange Ratio. The Exchange Ratio, which is based on the assumptions set forth under “Certain Defined Terms,” has been calculated in the manner contemplated by the Business Combination Agreement as the quotient obtained by dividing (i) 123,900,000 (the number of Solid Power Merger Shares), by (ii) approximately 38,819,196 (the number of Solid Power Outstanding Shares). The pro forma basic and diluted per share data for Solid Power does not include the estimated

31,989,105 shares of Class A Common Stock after applying the Exchange Ratio, which may be issued upon the exercise of the options, restricted stock and warrants that will be issued in exchange for the Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants, respectively.

Similarly, pro forma basic and diluted net loss per share for the period from January 1, 2020 through December 31, 2020 are calculated as follows:

(in thousands, except per share data)	No Redemptions	Maximum Redemptions
Pro forma net loss for the year ended December 31, 2020	$(15,061)	$(15,061)
Pro forma weighted average shares outstanding-basic and diluted (1) (2)	163,039	141,539
Pro forma net loss per share, basic and diluted	$(0.09)	$(0.11)
Pro forma weighted average shares outstanding—basic and diluted
DCRC Public Stockholders (Class A Common Stock)	35,000	13,500
DCRC Founders (Class B Common Stock)	8,750	8,750

Total DCRC	43,750	22,250
Solid Power (2)	102,789	102,789
PIPE Shares	16,500	16,500

Pro forma weighted average shares outstanding—basic and diluted	163,039	141,539

(1)

For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed that all public warrants, private placement warrants, Solid Power Warrants and Solid Power Options are exchanged for 44.0 million shares of Class A Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share.

(2)

The equivalent pro forma basic and diluted per share data for Solid Power is calculated by multiplying the estimated number of shares of Solid Power Common Stock to be issued and outstanding immediately prior to the Effective Time (i.e., 9,358,026 shares of Solid Power Common Stock, 14,069,187 shares of Solid Power Series A-1 Preferred Stock, which are expected to be converted into 14,069,187 shares of Solid Power Common Stock immediately prior to the Effective Time, and 8,777,817 shares of Solid Power Series B Preferred Stock, which are expected to be converted into 8,777,817 shares of Solid Power Common Stock immediately prior to the Effective Time) by the Exchange Ratio. The Exchange Ratio, which is based on the assumptions set forth under “Certain Defined Terms,” has been calculated in the manner contemplated by the Business Combination Agreement as the quotient obtained by dividing (i) 123,900,000 (the number of Solid Power Merger Shares), by (ii) approximately 38,819,196 (the number of Solid Power Outstanding Shares). The pro forma basic and diluted per share data for Solid Power does not include the estimated 31,989,105 shares of Class A Common Stock after applying the Exchange Ratio, which may be issued upon the exercise of the options, restricted stock and warrants that will be issued in exchange for the Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants, respectively.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for DCRC and Solid Power and unaudited pro forma condensed combined per share information after giving effect to the business combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no public stockholders exercise redemption rights with respect to their Class A Common Stock.

•

Assuming Maximum Redemptions: This presentation assumes public stockholders holding approximately 21.5 million shares of Class A Common Stock will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of approximately $215 million. The Business Combination Agreement provides that the obligations of Solid Power to consummate the business combination are subject to the satisfaction or waiver at or prior to the Closing of, among other conditions, a condition that as of the Closing, after consummation of the PIPE Financing and distribution of the Trust Account pursuant to the Business Combination Agreement, deducting all amounts to be paid pursuant to the exercise of redemption rights provided for in the Charter, DCRC shall have unrestricted cash on hand equal to or in excess of $300 million (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the business combination or the PIPE Financing or any cash on hand of Solid Power). Furthermore, DCRC will only proceed with the business combination if it will have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) of at least $5,000,001 unless the Class A Common Stock otherwise does not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act. Because we anticipate that the Class A Common Stock will be listed on Nasdaq at the Closing, and such listing would mean that the Class A Common Stock would not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act, we do not anticipate the $5,000,001 net tangible asset threshold being applicable.

The pro forma book value information reflects the business combination as if it had occurred on June 30, 2021. The net loss per share information for the six months ended June 30, 2021 and for the year ended December 31, 2020 presents pro forma effect to the business combination as if it had been completed on January 1, 2020.

This information is only a summary and should be read together with DCRC’s and Solid Power’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DCRC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Solid Power,” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of DCRC and Solid Power is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of DCRC and Solid Power would have been had the companies been combined during the periods presented.

	Historical		Pro Forma Combined(3)
	DCRC(1)	Solid Power	Assuming No Redemptions	Assuming Max Redemptions
As of and for the Six Months Ended June 30, 2021(2)(4)
Basic and diluted book value per common share(5)	$(6.87)	$(36.20)	$3.40	$2.40
Basic and diluted net loss per common share	$(2.77)	$(29.74)	$(0.19)	$(0.22)
Weighted average shares outstanding, basic and diluted (in thousands)	8,750	7,943	163,039	141,539
For the Year Ended December 31, 2020(2)(4)
Basic and diluted net loss per common share	—	$(12.85)	$(0.09)	$(0.11)
Weighted average shares outstanding, basic and diluted (in thousands)	—	7,352	163,039	141,539

(1)	DCRC’s historical net loss per common share represents the net loss per share for Class B Common Stock. There was no net income or loss per share for Class A Common Stock during the period presented.
(2)	Information for DCRC is included from January 29, 2021 onward.
(3)

For purposes of determining the number of shares at Closing, we have assumed that the number of shares of Solid Power Common Stock to be issued and outstanding immediately prior to the Effective Time (i.e., 9,358,026 shares of Solid Power Common Stock, 14,069,187 shares of Solid Power Series A-1 Preferred Stock, which are expected to be converted into 14,069,187 shares of Solid Power Common Stock immediately prior to the Effective Time, and 8,777,817 shares of Solid Power Series B Preferred Stock, which are expected to be converted into 8,777,817 shares of Solid Power Common Stock immediately prior to the Effective Time) by the Exchange Ratio. The Exchange Ratio, which is based on the assumptions set forth under “Certain Defined Terms,” has been calculated in the manner contemplated by the Business Combination Agreement as the quotient obtained by dividing (i) 123,900,000 (the number of Solid Power Merger Shares), by (ii) approximately 38,819,196 (the number of Solid Power Outstanding Shares). The pro forma basic and diluted per share data for Solid Power does not include the estimated 31,989,105 shares of Class A Common Stock after applying the Exchange Ratio, which may be issued upon the exercise of the options, restricted stock and warrants that will be issued in exchange for the Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants, respectively.

(4)	There were no cash dividends declared in the period presented.
(5)	Book value per share is calculated using the formula: Total stockholders’ equity from the Balance Sheet as of June 30, 2021 divided by shares outstanding as of June 30, 2021.

SPECIAL MEETING OF DCRC STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by the DCRC Board for use at the special meeting of stockholders to be held on                , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about                , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

We are utilizing a virtual stockholder meeting format for the special meeting. Our virtual stockholder meeting format uses technology designed to increase stockholder access, save DCRC and our stockholders time and money and provide our stockholders rights and opportunities to participate in the special meeting similar to those they would have at an in-person special meeting, at no cost. In addition to online attendance, we provide stockholders with an opportunity to hear all portions of the official special meeting as conducted by the DCRC Board, submit written questions and comments during the special meeting and vote online during the open poll portion of the special meeting. We welcome your suggestions on how we can make our special meeting more effective and efficient.

All stockholders as of the record date, or their duly appointed proxies, may attend the special meeting, which will be a completely virtual meeting. There will be no physical meeting location and the special meeting will only be conducted via live webcast. If you were a stockholder as of the close of business on                , 2021, you may attend the special meeting. As a registered stockholder, you received a proxy card with this proxy statement/prospectus. The proxy card contains instructions on how to attend the virtual meeting, including the website along with your control number. You will need your control number to attend the virtual meeting, submit questions and vote online.

If you do not have your control number, contact our transfer agent, Continental Stock Transfer & Trust Company, by telephone at (917) 262-2373 or by email at proxy@continentalstock.com. If your shares of common stock are held by a bank, broker or other nominee, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, you will need to contact Continental Stock Transfer & Trust Company to have a control number generated. Please allow up to 72 hours for processing your request for a control number.

Stockholders can pre-register to attend the virtual meeting. To pre-register, visit https://www.cstproxy.com/decarbonizationplusacquisitioniii/2021 and enter your control number, name and email address. After pre-registering, you will be able to vote or submit questions for the special meeting.

Stockholders have multiple opportunities to submit questions to DCRC for the special meeting. Stockholders who wish to submit a question in advance may do so by pre-registering and then selecting the chat box link. Stockholders also may submit questions live during the meeting. Questions pertinent to special meeting matters may be recognized and answered during the special meeting in our discretion, subject to time constraints. We reserve the right to edit or reject questions that are inappropriate for special meeting matters. In addition, we will offer live technical support for all stockholders attending the special meeting.

To attend online and participate in the special meeting, stockholders of record will need to visit https://www.cstproxy.com/decarbonizationplusacquisitioniii/2021 and enter the 12-digit control number provided on your proxy card, regardless of whether you pre-registered.

Date, Time and Place

The special meeting will be held at                , Eastern time, on                , 2021, via live webcast at https://www.cstproxy.com/decarbonizationplusacquisitioniii/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the virtual special meeting if you owned shares of our common stock, i.e., Class A Common Stock or Class B Common Stock, at the close of business on                , 2021, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 43,750,000 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 35,000,000 were shares of Class A Common Stock and 8,750,000 were Founder Shares held by the initial stockholders.

Vote of the Sponsor, Directors and Officers of DCRC

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

Our Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Class A Common Stock purchased in our IPO or in the aftermarket, in connection with the business combination. The Founder Shares held by the Sponsor and our independent directors have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by March 26, 2023. However, our Sponsor, directors and officers are entitled to redemption rights upon our liquidation with respect to any shares of Class A Common Stock they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of a majority of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote thereat are present online or represented by proxy at the special meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Authorized Share Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Additional Charter Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting will not be counted towards the number of shares of Class A Common Stock and Class B Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting. This means that the                director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the 2021 Plan Proposal and the ESPP Proposal at the special meeting. The Charter Proposals, the Director Election Proposal, the 2021 Plan Proposal and the ESPP Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to DCRC Stockholders

After careful consideration, the DCRC Board recommends that our stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

For a more complete description of our reasons for the approval of the business combination and the recommendation of the DCRC Board, see the section entitled “Proposal No. 1—The Business Combination Proposal—DCRC Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of Class A Common Stock and each share of Class B Common Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting. Your one or more proxy cards show the number of shares of Class A Common Stock and Class B Common Stock that you own. There are several ways to vote your shares of Class A Common Stock and Class B Common Stock:

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You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A Common Stock or Class B Common Stock will be voted as recommended by the DCRC Board. The DCRC Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the 2021 Plan Proposal, “FOR” the ESPP Proposal, “FOR ALL NOMINEES” in the Director Election Proposal and “FOR” the Adjournment Proposal.

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You can attend the special meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of Class A Common Stock or Class B Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A Common Stock or Class B Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our secretary, in writing, before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting virtually, revoke your proxy and vote online, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal, the Director Election

Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you have any questions about how to vote or direct a vote in respect of your shares of Class A Common Stock or Class B Common Stock, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200 (banks and brokerage firms, please call collect at (203) 658-9400).

Redemption Rights

Under our Charter, any holders of our Class A Common Stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, calculated as of two business days prior to the consummation of the business combination. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the business combination, including interest not previously released to us to pay our franchise and income taxes). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2021 of approximately $350.0 million, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

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if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	certify to DCRC whether you are acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock;

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prior to 5:00 p.m., Eastern time, on                , 2021 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at 1 State Street, 30th Floor, New York, New York 10004, by email at mzimkind@continentalstock.com or by telephone at (212) 509-4000; and

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deliver your shares of Class A Common Stock either physically or electronically through DTC to the transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding units of DCRC must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, stockholders should verify the market price of our Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, our future growth following the business combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the business combination is not approved and we do not consummate a “business combination” (as defined in the Charter) by March 26, 2023, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the business combination.

Proxy Solicitation Costs

We are soliciting proxies on behalf of the DCRC Board. This solicitation is being made by mail but also may be made by telephone or in person. DCRC and its directors, officers and employees may also solicit proxies in person. We will file with the SEC all scripts and other electronic communications as proxy soliciting materials. DCRC will bear the cost of the solicitation.

We have engaged Morrow Sodali LLC to assist in the proxy solicitation process. We will pay that firm a fee of $32,500, plus disbursements. We will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Business Combination Agreement and the business combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, as amended by the First Amendment to the Business Combination Agreement, a copy of which is attached as Annex A-1 to this proxy statement/prospectus. Please see the subsection below entitled “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, as amended by the First Amendment to the Business Combination Agreement, a copy of which is attached as Annex A-1 hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the business combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

General: Structure of the Business Combination

On June 15, 2021, DCRC, Merger Sub and Solid Power entered into the Business Combination Agreement. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.

The Merger is to become effective by the filing of a statement of merger with the Secretary of State of the State of Colorado and a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such statement of merger and certificate of merger. The parties will hold the Closing contemporaneously with the Effective Time on the Closing Date which date will occur as promptly as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than three business days after the satisfaction or waiver, if permissible, of each of the conditions to the completion of the business combination (or on such other date, time or place as DCRC and Solid Power may mutually agree).

Conversion of Securities

Solid Power will cause each share of Solid Power Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted, effective immediately prior to the Effective Time, into a number of shares of Solid Power Common Stock, at the then effective conversion rate as calculated pursuant to the Solid Power Charter. After the Conversion, such converted shares of Solid Power Preferred Stock will no longer be outstanding and will cease to exist.

At the Effective Time, by virtue of the Merger and without any action on the part of DCRC, Merger Sub, Solid Power or the holders of any of Solid Power’s securities:

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each share of Solid Power Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Solid Power Common Stock resulting from the Conversion, but excluding Solid Power Restricted Stock and excluding any Dissenting Shares (as defined in the Business Combination Agreement)) will be canceled and converted into the right to receive the number of shares of Class A Common Stock equal to the Exchange Ratio;

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all shares of Solid Power Common Stock held in treasury of Solid Power will be canceled without any conversion thereof and no payment or distribution will be made with respect to such Solid Power Common Stock;

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each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

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each Solid Power Warrant (a) to the extent terminated, expired or exercised immediately prior to the Effective Time, either voluntarily prior to the Effective Time or in accordance with its terms in connection with the Transactions, will no longer be deemed outstanding and any shares of Company Common Stock issuable in connection therewith shall be treated as described above and (b) to the extent outstanding and unexercised immediately prior to the Effective Time will automatically be converted into a warrant (each such resulting warrant, an “Assumed Warrant”) to acquire a number of shares of Class A Common Stock equal to (i) the number of shares of Solid Power Common Stock subject to the applicable Solid Power Warrant multiplied by (ii) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Class A Common Stock, at an adjusted price equal to (x) the per share exercise price for the shares of Solid Power Common Stock subject to the applicable Solid Power Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent;

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each Solid Power Option, whether or not exercisable and whether or not vested, outstanding immediately prior to the Effective Time will be converted into an Exchanged Option to purchase a number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Solid Power Common Stock subject to such Solid Power Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Solid Power Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and number of shares of Class A Common Stock shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and

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each award of Solid Power Restricted Stock that is outstanding immediately prior to the Effective Time will be released and extinguished in exchange for an award covering a number of shares of Exchanged Restricted Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Solid Power Common Stock subject to such award of Solid Power Restricted Stock immediately prior to the Effective Time and (y) the Exchange Ratio.

Stock Exchange Listing

DCRC will use its reasonable best efforts to cause the shares of Class A Common Stock to be issued in connection with the business combination to be approved for listing on Nasdaq at the Closing. Until the Closing, DCRC will use its reasonable best efforts to keep the units, Class A Common Stock and warrants listed for trading on Nasdaq.

Closing

The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions.

No Solicitation

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, Solid Power agreed not to, and to direct its representatives not to, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of Solid Power or any of the outstanding capital stock of Solid Power or any conversion (other than the Conversion), consolidation, merger, business combination, liquidation, dissolution or similar transaction involving Solid Power other than with DCRC and its representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Solid Power, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives acting on its behalf to take any such action. Solid Power agreed to, and to direct its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction.

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, Solid Power will notify DCRC promptly (but in no event later than 24 hours) after receipt by Solid Power, or any of its representatives of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating to Solid Power, or for access to the business, properties, assets, personnel, books or records of Solid Power by any third party, in each case that is related to an inquiry or proposal with respect to an Alternative Transaction. In such notice, Solid Power will, to the extent not prohibited by the terms of any confidentiality obligations existing as of the date of the Business Combination Agreement, identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and will provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. Solid Power will keep DCRC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction.

If Solid Power or any of its representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, then Solid Power will promptly (and in no event later than 24 hours after Solid Power becomes aware of such inquiry or proposal) notify such person in writing that Solid Power is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, each of DCRC and Merger Sub agreed not to, and to direct their respective representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving DCRC and any other corporation, partnership or other business organization other than Solid Power (a “DCRC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any DCRC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any DCRC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a DCRC Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any DCRC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives acting on its behalf to take any such action. Each of DCRC and Merger Sub agreed to, and agreed to direct their respective affiliates and representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any DCRC Alternative Transaction.

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, DCRC will notify Solid Power promptly (but in no event later than 24 hours) after receipt by DCRC or any of its representatives of any (i) inquiry or proposal with respect to a DCRC Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to a DCRC Alternative Transaction or (iii) request for non-public information relating to DCRC, or for access to the business, properties, assets, personnel, books or records of DCRC by any third party, in each case that is related to an inquiry or proposal with respect to Alternative Transaction. In such notice, DCRC will, to the extent not prohibited by the terms of any confidentiality obligations existing as of the date of the Business Combination Agreement, identify the third party making any such inquiry, proposal, indication or request with respect to a DCRC Alternative Transaction and will provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. DCRC will keep Solid Power informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a DCRC Alternative Transaction.

If DCRC or any of its representatives receives any inquiry or proposal with respect to a DCRC Alternative Transaction at any time from the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, then DCRC will promptly (and in no event later than 24 hours after DCRC becomes aware of such inquiry or proposal) notify such person in writing that DCRC is subject to an exclusivity agreement with respect to the DCRC Alternative Transaction that prohibits them from considering such inquiry or proposal.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties of the parties thereto relating to, among other things, their (a) organization and structure, (b) ability to enter into the Business Combination Agreement, (c) outstanding capitalization and (d) compliance with laws.

Additional Agreements

Registration Statement

As promptly as practicable after the date of execution of the Business Combination Agreement, DCRC agreed to prepare and file with the SEC the Registration Statement in connection with providing the stockholders of DCRC with the opportunity to exercise the redemption rights provided for in the Charter and the registration under the Securities Act of all the shares of Class A Common Stock to be issued pursuant to the Business Combination Agreement.

DCRC Stockholders’ Meeting; Solid Power Stockholders’ Written Consent

DCRC agreed to use its reasonable best efforts to call and hold the special meeting as promptly as practicable after the date on which the Registration Statement becomes effective (after taking into account a reasonable period of time as DCRC deems necessary to solicit proxies); provided, that DCRC may postpone or adjourn the special meeting on one or more occasions for up to 30 days in the aggregate upon good faith determination by the DCRC Board that such postponement or adjournment is necessary to solicit additional proxies or otherwise take actions consistent with DCRC’s obligations as set forth in the Business Combination Agreement. DCRC agreed, through the DCRC Board, to recommend to its stockholders that they approve the Proposals and to include the recommendation of the DCRC Board in this proxy statement/prospectus.

Solid Power agreed that, as promptly as practicable following the date upon which the Registration Statement becomes effective, Solid Power will solicit the affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Solid Power Common Stock and Solid Power Preferred Stock (on an as-converted basis), voting as a single class, (ii) the holders of a majority of the outstanding shares of Solid Power Common Stock, voting together as a separate class, (iii) the holders of a majority of the outstanding shares of Solid Power Series A-1 Preferred Stock, voting as a separate class on an as converted to Solid Power Common Stock basis, (iv) the holders of 85% of the outstanding shares of Solid Power Series B Preferred Stock, voting as a separate class on an as converted to Solid Power Common Stock basis, and/or (v) the holders of a majority of the outstanding shares of Solid Power Preferred Stock, voting as a separate class on an as converted to Solid Power Common Stock basis, via the Written Consent. If certain stockholders of Solid Power fail to deliver the Written Consent to Solid Power within five business days of the Registration Statement becoming effective, DCRC will have the right to terminate the Business Combination Agreement.

Conditions to Closing

Mutual

The obligations of DCRC, Merger Sub and Solid Power to consummate the business combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following mutual conditions:

•	the Written Consent shall have been delivered to DCRC;

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the Proposals shall have been approved and adopted by the requisite affirmative vote of DCRC’s stockholders in accordance with this proxy statement/prospectus, the DGCL, DCRC’s organizational documents and the rules and regulations of Nasdaq;

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no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the business combination illegal or otherwise prohibiting consummation of the business combination;

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all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the business combination under the HSR Act shall have expired or been terminated (the waiting period under the HSR Act expired on August 9, 2021);

•	the shares of Class A Common Stock have been listed on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date;

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the Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC;

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either DCRC shall have at least $5,000,001 of net tangible assets following the exercise of redemption rights in accordance with DCRC’s organizational documents and after giving effect to the PIPE Financing or the Class A Common Stock shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act; and

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DCRC shall have provided an opportunity to its stockholders to have their Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in DCRC’s organizational documents, the Trust Agreement, and this proxy statement/prospectus in conjunction with obtaining approval from the stockholders of DCRC for the business combination. Other than as a result of the valid exercise of redemption rights prior to the Closing, no stockholder of DCRC will have any continuing right to redeem after the Closing.

DCRC and Merger Sub

The obligations of DCRC and Merger Sub to consummate the business combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

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(i) the representations and warranties of Solid Power contained in the sections titled (a) “Organization and Qualification; Subsidiaries,” (b) “Capitalization,” (c) “Authority Relative to this Agreement” and (d) “Brokers” in the Business Combination Agreement shall have each been true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier specified date, (ii) certain of the representations and warranties of Solid Power contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall have been true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time and (iii) the other representations and warranties of Solid Power contained in the Business Combination Agreement shall have been true and correct in all respects (without giving effect to any “materiality,” “Solid Power Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Solid Power Material Adverse Effect;

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Solid Power shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	Solid Power shall have delivered to DCRC an officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions; and

•	no Solid Power Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Effective Time that is continuing.

For purposes of the Business Combination Agreement, a “Solid Power Material Adverse Effect” means any event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business results of operations or financial condition, assets, liabilities or results of operations of Solid Power or (ii) would prevent, materially delay or materially impede the performance by Solid Power of its obligations under the Business Combination Agreement or the consummation of the Merger or business combination, in each case by the Outside Date (as defined below); provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a Solid Power Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Solid Power operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Solid Power as required by the Business Combination Agreement or any ancillary agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the business combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the business combination), (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Solid Power Material Adverse Effect to the extent permitted by this definition, or (h) any actions taken, or failure to take action, or such other changes or events, in each case, which DCRC has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (a) through (c), to the extent that Solid Power is materially disproportionately affected thereby as compared with other participants in the industries and geographical regions in which Solid Power operates.

Solid Power

The obligations of Solid Power to consummate the business combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•

(i) the representations and warranties of DCRC and Merger Sub contained in the sections titled (a) “Corporate Organization,” (b) “Capitalization,” (c) “Authority Relative to This Agreement” and (d) “Brokers” in the Business Combination Agreement shall have each been true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier specified date, (ii) certain of the representations and warranties of DCRC and Merger Sub contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall have been true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time and (iii) the other representations and warranties of DCRC and Merger Sub contained in the Business Combination Agreement shall have been true and correct in all respects (without giving effect to any “materiality,” “DCRC Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a DCRC Material Adverse Effect;

•

DCRC and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	DCRC shall have delivered to Solid Power an officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no DCRC Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Effective Time that is continuing;

•	DCRC shall have delivered a copy of the A&R Registration Rights Agreement duly executed by DCRC and the DCRC stockholders party thereto;

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DCRC shall have made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to DCRC immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available for immediate use to DCRC in respect of all or a portion of certain payment obligations set forth in the Business Combination Agreement and the payment of DCRC’s fees and expenses incurred in connection with the Business Combination Agreement and the business combination; and

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as of the Closing, after consummation of the PIPE Financing and distribution of the Trust Account pursuant to the Business Combination Agreement, deducting all amounts to be paid pursuant to the exercise of redemption rights provided for in the Charter, DCRC shall have unrestricted cash on hand equal to or in excess of $300,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the business combination or the PIPE Financing or any cash on hand of Solid Power).

For purposes of the Business Combination Agreement, a “DCRC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition, assets, liabilities or results of operations of DCRC, or (ii) would prevent, materially delay or materially impede the performance by DCRC or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Merger or business combination, in each case by the Outside Date; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a DCRC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which DCRC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by DCRC as required by the Business Combination Agreement or any ancillary agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the business combination (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the business combination), or (g) any actions taken, or failure to take action, or such other changes or events, in each case, which Solid Power has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (a) through (d), to the extent that DCRC is materially disproportionately affected thereby as compared with other participants in the industry and geographical regions in which DCRC operates.

Termination

The Business Combination Agreement may be terminated and the business combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the business combination by the stockholders of Solid Power or DCRC, as follows:

•	by mutual written consent of DCRC and Solid Power;

•

by either DCRC or Solid Power, if (i) the Effective Time shall not have occurred prior to December 12, 2021 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition on or prior to the Outside Date, and, provided further, that if on the Outside Date at least one of certain closing conditions set forth in the Business Combination Agreement shall not have been satisfied, but all the other conditions to Closing have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date), then the Outside Date will be deemed automatically extended without any further action until March 12, 2022; (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the business combination and related transactions illegal or otherwise preventing or prohibiting consummation of the business combination and related transactions, including the Merger; or (iii) any of the Proposals fail to receive the requisite vote for approval at the special meeting;

•

by Solid Power upon a breach of any representation, warranty, covenant or agreement on the part of DCRC and Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of DCRC and Merger Sub shall have become untrue, in either case such that certain closing conditions specified in the Business Combination Agreement would not be satisfied (“Terminating DCRC Breach”); provided that Solid Power has not waived such Terminating DCRC Breach and Solid Power is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating DCRC Breach is curable by DCRC and Merger Sub, Solid Power may not terminate the Business Combination Agreement under this provision for so long as DCRC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 15 days after notice of such breach is provided by Solid Power to DCRC; or

•

by DCRC if (i) certain stockholders of Solid Power have failed to deliver the Written Consent to Solid Power within five business days of the Registration Statement becoming effective, provided that DCRC’s right to terminate the Business Combination Agreement under this provision will automatically terminate and expire once Solid Power has delivered evidence that the requisite stockholder approval has been obtained; or (ii) upon a breach of any representation, warranty, covenant or agreement on the part of Solid Power set forth in the Business Combination Agreement, or if any representation or warranty of Solid Power has become untrue, in either case such that certain closing conditions specified in the Business Combination Agreement would not be satisfied (“Terminating Solid Power Breach”); provided that DCRC has not waived such Terminating Solid Power Breach and DCRC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Solid Power Breach is curable by Solid Power, DCRC may not terminate the Business Combination Agreement under this provision for so long as Solid Power continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 15 days after notice of such breach is provided by DCRC to Solid Power.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful and material breach of the Business Combination Agreement for the party thereto that committed such breach.

Amendments or Modification of Agreement

The Business Combination Agreement may be amended in writing by the parties thereto at any time prior to the Effective Time. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties thereto. On October 12, 2021, the parties to the Business Combination Agreement entered into the First Amendment to the Business Combination Agreement. The First Amendment to the Business Combination Agreement revises the Proposed Second A&R Charter to clarify that, immediately upon the effectiveness of the filing of the Proposed Second A&R Charter, both the Class A Common Stock and Class B Common Stock issued and outstanding or held as treasury stock immediately prior to such filing shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of New Solid Power common stock.

Related Documents

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Documents,” but does not purport to describe all of the terms thereof. The Related Documents have been or will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Documents in their entirety.

Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, on June 15, 2021, DCRC and certain stockholders of Solid Power entered into the Stockholder Support Agreement pursuant to which, among other things, such stockholders agreed to vote all of their shares of Solid Power Common Stock and Solid Power Preferred Stock in favor of the approval and adoption of the business combination, including agreeing to execute the Written Consent within five business days of the Registration Statement becoming effective. Additionally, such stockholders have agreed, among other things, not to, prior to the Effective Time, (a) transfer any of their shares of Solid Power Common Stock and Solid Power Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Such stockholders and certain other stockholders also agreed not transfer any of their shares of Class A Common Stock received in the Merger, or upon exercise of Assumed Warrants, Exchanged Options or Exchanged Restricted Stock received in the Merger, for a period of the shorter of (i) six months following the Closing and (ii) the termination, expiration or waiver of the lock-up period covering the Sponsor’s Class A Common Stock, subject to certain customary exceptions. Such restrictions on transfer will be set forth in the bylaws DCRC will adopt in connection with Closing, which will apply to all investors of Solid Power that receive securities of DCRC in connection with Merger; provided, however, that Solid Power agreed in the Stockholder Support Agreement that any waiver or termination of such lock-up period with respect to the Class A Common Stock held by any member of the Covered Group shall be deemed to be a proportional waiver or termination of the lock-up period with respect to the Class A Common Stock owned by the other members of the Covered Group.

Sponsor Letter

In connection with the execution of the Business Combination Agreement, on June 15, 2021, the Sponsor and certain directors of DCRC entered into the Sponsor Letter, pursuant to which, among other things, the

Sponsor and such directors agreed to (i) waive the anti-dilution rights set forth in the Charter with respect to the Founder Shares held by them, (ii) comply with the lock-up provisions in the Letter Agreement, dated March 23, 2021, by and among DCRC, the Sponsor and DCRC’s directors and officers and (iii) vote all the shares of Class A Common Stock and Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the business combination.

A&R Registration Rights Agreement

In connection with the Closing, the IPO Registration Rights Agreement will be amended and restated and DCRC, the Initial Holders and certain persons and entities receiving Class A Common Stock pursuant to the Merger will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, DCRC will agree that, within 30 days after the Closing, DCRC will file with the SEC (at DCRC’s sole cost and expense) the Resale Registration Statement, and DCRC will use its reasonable best efforts to have the Resale Registration Statement declared effective as promptly as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand DCRC’s assistance with underwritten offerings and block trades, and the Reg Rights Holders will be entitled to certain piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by DCRC if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Proposed Second Amended and Restated Charter

Pursuant to the terms of the Business Combination Agreement, at the Closing, we will amend and restate, effective as of the Effective Time, our Charter to, among other things, (a) increase the number of authorized shares of DCRC’s capital stock, par value $0.0001 per share, from 271,000,000 shares, consisting of (i) 270,000,000 shares of common stock, including 250,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and (ii) 1,000,000 shares of Preferred Stock, to 2,200,000,000 shares, consisting of (A) 2,000,000,000 shares of common stock and (B) 200,000,000 shares of Preferred Stock; (b) eliminate certain provisions in the Charter relating to an Initial Business Combination that will no longer be applicable to us following the Closing: (c) change the post-combination company’s name to “Solid Power, Inc.”; (d) change the minimum stockholder vote required to amend, repeal or modify certain specified provisions of the Proposed Second A&R Charter or any provision inconsistent with any provision of New Solid Power’s amended and restated bylaws; (e) provide for the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; (f) remove the right of holders of Class B Common Stock to act by written consent; and (g) remove the designation of certain courts as the exclusive forum for certain types of stockholder claims. See the sections entitled “Proposal No. 2—The Authorized Share Charter Proposal,” and “Proposal No. 3—The Additional Charter Proposal” for additional information.

PIPE Financing

In connection with the execution of the Business Combination Agreement, on June 15, 2021, DCRC and Solid Power entered into the Subscription Agreements with the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, and DCRC agreed to sell to the New PIPE Investors, an aggregate of 16,500,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $165,000,000, in the PIPE Financing.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the business combination. The purpose of the PIPE Financing is to raise additional capital for use by the combined company following the Closing.

Pursuant to the Subscription Agreements, DCRC agreed that, within 30 calendar days after the Closing Date, DCRC will file with the SEC (at DCRC’s sole cost and expense) the PIPE Resale Registration Statement, and DCRC will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

Background of the Business Combination

DCRC is a Delaware corporation formed on January 29, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our business strategy is to identify, acquire and, after the Initial Business Combination, build a company whose principal effort is developing and advancing a platform that decarbonizes the most carbon-intensive sectors, including the energy and agriculture, industrials, transportation and commercial and residential sectors. DCRC’s goal is to build a focused business with multiple competitive advantages that have the potential to improve the target business’s overall value proposition. The ultimate goal of this business strategy is to maximize stockholder value. The proposed business combination was the result of an extensive search for a potential transaction utilizing the vast network and industry experience of DCRC’s management team, our Sponsor and its affiliates. The terms of the business combination were the result of extensive negotiations between representatives of DCRC and Solid Power management. The following is a brief description of the background of these negotiations, the business combination and related transactions.

On March 26, 2021, DCRC completed its IPO of 35,000,000 public units, with each unit consisting of one share of Class A Common Stock and one-third of one public warrant, raising gross proceeds of approximately $350.0 million. Simultaneously with the closing of the IPO, DCRC completed the private sale of 6,666,667 private placement warrants to our Sponsor and our independent directors, generating gross proceeds of approximately $10.0 million.

In connection with the IPO, the underwriters were granted an option to purchase up to an additional 5,250,000 units. On May 7, 2021, the underwriters’ option expired unexercised.

Following the closing of the IPO, DCRC representatives commenced a robust search for businesses or assets to acquire for the purpose of consummating DCRC’s Initial Business Combination. In evaluating potential businesses and assets to acquire, DCRC surveyed the landscape of potential acquisition opportunities based on their representatives’ familiarity with relevant industry sectors. Between March 26, 2021 and April 13, 2021, we reviewed potential acquisition alternatives, explored options with the underwriters from the IPO, and contacted or were contacted by eight individuals and entities with respect to eight business combination opportunities. As part of this process, DCRC representatives considered over ten potential acquisition targets in a wide variety of industry sectors, including targets that were engaged in businesses involving energy sustainability or utilizing technologies that would make a positive impact on the environment. As part of its acquisition strategy, DCRC did not focus its efforts on pursuing potential transactions in competitive or auction situations, but instead focused on bilateral discussions with the key decision makers of the potential targets regarding a potential transaction.

We conducted due diligence and discussions (including by participating in investor presentations) with the senior executives, stockholders or sponsors of, or investment advisors to, all of such business combination candidates. Many of these discussions advanced to the point where we executed a confidentiality agreement with the business combination candidate. Each such confidentiality agreement was entered into on customary terms and conditions and, among other things, restricted the disclosure of confidential information and limited the rights of a party to use the confidential information except for the purpose of evaluating a possible transaction. None of the confidentiality agreements included a standstill agreement provision that would prevent DCRC from making an offer for the counterparty, or would prevent any party from making an offer for DCRC. Other than Solid Power, DCRC did not proceed with the business combination candidates following initial due diligence, and did not submit formal indications of interest and/or draft letters of intent to any such business combination candidates.

We believed that three of such other business combination candidates presented compelling opportunities; however, based on our due diligence and discussions with management, we determined not to proceed with such business combination candidates. The first such business combination candidate (“Target A”) was an early-stage sustainable fuel technology company with an expected valuation of greater than $1.0 billion. Target A had revenues in excess of $25 million, but DCRC had specific concerns around Target A’s capital requirements and its ability to scale its technology. The second such business combination candidate (“Target B”) specialized in the design and manufacture of lithium-ion battery packs for diversified end markets and had an expected valuation of about $1.0 billion. Target B had greater than $400 million of revenues, but DCRC had specific concerns regarding Target B’s long-term competitive advantage, margins and growth potential. The third such business combination candidate (“Target C”) was a pre-revenue, next-generation transportation technology company. Target C had an expected valuation of greater than $1.0 billion, but DCRC had specific concerns regarding Target C’s capital requirements and ability to scale its technology. DCRC also had concerns about Target C’s timeline to profitability.

Compared to Solid Power, DCRC and its advisors did not consider the other business combination candidates, including Target A, Target B and Target C, to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

Between November 2020 and April 2021, Solid Power executed non-disclosure agreements with 15 other special purpose acquisition companies (“SPACs”) interested in exploring a potential business combination with Solid Power, which strategic alternative Solid Power management and the Solid Power board of directors had first discussed the possibility of pursuing in October 2020. Solid Power engaged Stifel to serve as its financial advisor in connection with Solid Power’s Series B Financing on February 20, 2020. This engagement was revised on March 19, 2021 to include Stifel’s engagement as strategic advisor in connection with consideration and pursuit of such strategic alternative. Following execution of such non-disclosure agreements, those SPACs were provided with Solid Power’s management presentation. Twelve SPACs were also given access to the electronic data room containing information about Solid Power’s business.

On March 29, 2021, Robert Tichio and John Staudinger, a Managing Director of Riverstone Holdings, LLC, an affiliate of our Sponsor (“Riverstone”), participated in a video conference with representatives of Stifel and Solid Power regarding a possible transaction between DCRC and Solid Power. DCRC management was first made aware of the Solid Power process by Stifel, and by representatives of Riverstone, who were familiar with Solid Power through their network. Riverstone had previously engaged in discussions with Solid Power and conducted a due diligence review of Solid Power’s business and certain technical topics. Riverstone was subject to a nondisclosure agreement, dated as of December 14, 2020 (the “NDA”), with respect to Solid Power. The NDA applied to affiliates of Riverstone and did not contain a standstill provision.

On March 30, 2021, DCRC reviewed Solid Power’s management presentation, including an overview of Solid Power’s business and financial model, comparison against peer companies and information regarding Solid Power’s potential customers, existing and planned facility developments, products and technologies. That same day, Mr. Tichio and Mr. Staudinger had a call with Douglas Campbell of Solid Power and Stifel representatives, expressing their interest in advancing diligence to assess Solid Power and its prospects, and DCRC was granted access to an electronic data room containing information relating to Solid Power. Over the next few days, Stifel and members of Solid Power management provided DCRC with responses to certain diligence questions raised by Mr. Tichio and Mr. Staudinger, including with respect to technology, business development, organizational structure and capital spending plans, and provided an overview of Solid Power’s business and current operations. DCRC’s diligence also included a virtual tour of Solid Power’s manufacturing facilities.

During this time, DCRC also engaged leading management consulting firms to assist DCRC in its due diligence investigation of Solid Power as well as the solid state battery industry. These firms assessed battery demand trends and the projected adoption of solid state batteries, supply trends for battery suppliers, key battery chemistries, the competitive landscape for solid state battery suppliers and Solid Power’s business plan and proposed path to commercialization.

On March 31, 2021, DCRC contacted and retained Vinson & Elkins L.L.P. (“Vinson & Elkins”) to advise DCRC on a possible business combination with Solid Power. Vinson & Elkins assisted DCRC in drafting a non-binding letter of intent.

On April 4, 2021, DCRC shared a draft of the non-binding letter of intent with Solid Power. The draft non-binding letter of intent provided for a total enterprise value of Solid Power of $1.1 billion (assuming a $60 million Series B Financing by Solid Power prior to signing of definitive documents, which was then in progress and was the original target capital raise amount), with equity consideration in the form of Class A Common Stock and a $200 million (or such other amount to be agreed by the parties) PIPE Financing. The non-binding letter of intent also provided for a reverse triangular merger structure and stated that the Closing would not be subject to a minimum cash condition. The non-binding letter of intent also provided (on a binding basis) for the termination of any existing discussions by Solid Power and DCRC with respect to any potential transactions similar to the proposed business combination and to exclusive negotiations with each other until April 30, 2021. The terms of DCRC’s initial draft of the non-binding letter of intent were based on DCRC’s due diligence review of Solid Power and its projected cash requirements.

On April 5, 2021, Stifel delivered questions on the draft non-binding letter of intent to DCRC on behalf of Solid Power. The questions related to the treatment of unvested options, board structure, the proposed equity incentive plans of the post-closing company and DCRC’s expected anchor investors for the PIPE Financing.

On April 6, 2021, DCRC delivered responses to Solid Power’s questions and a revised draft of the non-binding letter of intent to Stifel. The revised draft of the non-binding letter of intent specified that unvested options would be included for purposes of calculating the total equity consideration to Solid Power’s investors and the post-closing company would create a new equity incentive plan and employee stock option purchase program with pools to be agreed by the parties. The revised non-binding letter of intent also included the consent of Solid Power to the assignment of the NDA by Riverstone to DCRC.

On April 9, 2021, Mr. Tichio and Mr. Staudinger made a presentation to the board of directors of Solid Power that included an overview of DCRC, a summary of DCRC’s key diligence findings regarding Solid Power and a marketing strategy and timeline for a possible business combination between DCRC and Solid Power.

On April 12, 2021, Stifel delivered a revised draft of the non-binding letter of intent to DCRC on behalf of Solid Power. The revised draft of the non-binding letter of intent bracketed the proposed enterprise value for Solid Power with the intent to further discuss the enterprise value, and provided that (i) unvested options would not be included for purposes of calculating the total equity consideration to Solid Power’s investors, (ii) the Sponsor or one of its affiliates would fund a minimum of $15 million in the PIPE Financing, as Solid Power believed it was important for the Sponsor to demonstrate its support for the transaction by participating in the PIPE Financing, (iii) the post-closing company would create (a) a new equity incentive plan with an award pool in the range of 10% of the post-closing company’s fully diluted outstanding stock immediately after the closing and a 5% evergreen provision and (b) an employee stock purchase program with a reserved pool in the range of 2% of the post-closing company’s fully diluted outstanding stock immediately after the closing and a 1% evergreen provision, (iv) the definitive documents would include a $450 million minimum cash condition, inclusive of the Series B capital raise, as Solid Power believed that it was important for it to have a minimum amount of cash on hand at Closing in order to fund its projected cash requirements until the point that Solid Power expects to reach the start of commercial production, and (v) the Sponsor would agree to forfeit or transfer a portion of its equity as may be necessary to obtain commitments in the PIPE Financing and/or satisfy the minimum cash condition. The revised draft of the non-binding letter of intent accepted DCRC’s proposed reverse triangular merger structure for the transaction and the proposed size of the PIPE Financing. The revised draft of the non-binding letter of intent also provided that the exclusivity period would extend for 30 days and automatically extend for 15-day periods thereafter absent notice from one of the parties of an intent to terminate.

Over the next day, DCRC and Stifel exchanged revised drafts of the non-binding letter of intent. The final draft provided (i) for a total enterprise value for Solid Power of $1.15 billion (assuming a $60 million Series B capital raise by Solid Power prior to signing of definitive documents), (ii) that DCRC would assist in obtaining

$15 million of commitments for the PIPE Financing, (iii) that the evergreen provisions for the post-closing incentive plans would be discussed and determined by the parties at a later date, and (iv) that the minimum cash condition would be $400 million. Solid Power believed that its business supported a $1.15 billion enterprise value, as opposed to a $1.1 billion enterprise value (in each case, assuming a $60 million Series B capital raise by Solid Power prior to signing of definitive documents). After further discussions with Solid Power and its advisors, and review of the due diligence materials, DCRC agreed to increase the total enterprise value for Solid Power to $1.15 billion (assuming a $60 million Series B capital raise by Solid Power prior to signing of definitive documents). With respect to the minimum cash condition, DCRC believed that $400 million, rather than $450 million, was a sufficient amount of cash to fund Solid Power’s projected cash requirements, and Solid Power agreed.

On April 12, 2021, the board of directors of Decarbonization Plus Acquisition Corporation II (“DCRN”), a SPAC sponsored by an affiliate of Riverstone and that had previously engaged in discussions with Solid Power, waived any interest or expectancy of DCRN in, or in being offered an opportunity to participate in, any transaction with Solid Power. DCRC agreed to assume all costs and expenses incurred by DCRN in connection with its consideration of a proposed transaction with Solid Power, and the assumption of such costs was not conditioned on the consummation of the business combination. Such costs and expenses amounted to approximately $2,957,723.

On April 13, 2021, DCRC and Solid Power executed the non-binding letter of intent. Also on April 13, 2021, Riverstone assigned all of its rights and obligations under the NDA to DCRC. Mr. Tichio kept the DCRC Board apprised of this and other developments relating to a potential business combination with Solid Power.

From April 13, 2021 to June 15, 2021, DCRC’s representatives and advisors, including its legal, accounting, tax and technical advisors, performed an extensive due diligence investigation of the materials included in the electronic data room, including a review of Solid Power’s material contracts and facilities, and intellectual property, financial, tax, legal insurance and accounting due diligence. DCRC’s representatives and advisors also participated in several calls with representatives of Solid Power in connection with their due diligence review, including with respect to intellectual property and regulatory matters.

On April 19, 2021, DCRC, Solid Power, Citigroup Global Markets Inc. (“Citi”), J.P. Morgan Securities LLC (“J.P. Morgan”) and Stifel, the proposed placement agents for the PIPE financing, participated in a conference call to discuss the proposed transaction timeline and organizational matters.

On April 21, 2021, representatives of Vinson & Elkins and Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson Sonsini”), legal counsel to Solid Power, participated in a conference call to discuss initial drafts of transaction documents, certain deal points and diligence matters.

On May 5, 2021, Vinson & Elkins delivered an initial draft of the Business Combination Agreement to Wilson Sonsini.

On May 11, 2021, DCRC engaged Citi, J.P. Morgan and Stifel to serve as placement agents for the PIPE Financing.

Representatives of DCRC and Solid Power and their advisors prepared an investor presentation, relating to Solid Power and its business, which included certain management projections for Solid Power, as well as a pro forma capitalization table of the post-combination company as of the Closing. The investor presentation was made available on May 11, 2021 to investors interested in participating in the PIPE Financing.

Beginning on May 12, 2021 and over the next five weeks, Citi, J.P. Morgan and Stifel facilitated telephonic and video conferences with a number of prospective investors in the PIPE Financing. A number of the prospective investors participated in discussions with DCRC and Solid Power representatives and were provided the investor presentation as well as access to an electronic data room containing supporting information. A draft of a subscription agreement prepared by Vinson & Elkins was shared with prospective investors and representatives of Vinson & Elkins and Wilson Sonsini addressed and negotiated comments to the subscription agreement from the various interested investors. Due to the state of the market for the PIPE Financing, the parties were unable to obtain commitments for the originally proposed $200 million PIPE Financing. Based on discussions with Citi, J.P. Morgan and Stifel and the prospective investors, the parties determined to pursue commitments for a $165 million PIPE Financing.

On May 12, 2021, Solid Power closed the Series B Financing, resulting in approximately $136 million in cash proceeds ($149 million gross proceeds), which was greater than the assumed value of proceeds from the Series B Financing in the non-binding letter of intent with Solid Power. As such, the parties agreed to increase the enterprise value of Solid Power by the increase in total proceeds from the Series B Financing.

On May 17 and May 28, 2021, DCRC engaged Citi and J.P. Morgan as financial advisors in connection with the business combination to assist the DCRC Board with advice on the transaction structure, negotiation strategy, valuation analyses, financial terms and other financial matters. In determining to engage Citi and J.P. Morgan, DCRC considered Citi and J.P. Morgan’s knowledge and experience with respect to similar transactions, special purpose acquisition companies in general and the fact that Citi had previously acted as an underwriter of DCRC’s IPO.

On May 26, 2021, Wilson Sonsini delivered a revised draft of the Business Combination Agreement to Vinson & Elkins. Throughout the following three weeks, Vinson & Elkins and Wilson Sonsini exchanged several drafts of the Business Combination Agreement to resolve issues raised by DCRC and Solid Power, which focused principally on certain representations, warranties and covenants by Solid Power related to Solid Power’s critical technologies and relationships with certain significant stockholders, the ability of Solid Power to engage in certain actions, particularly related to employment compensation and other arrangements, prior to Closing without the consent of DCRC, the ability of DCRC to receive loans from the Sponsor prior to Closing that are repayable in additional Private Placement Warrants without the consent of Solid Power, certain indemnification rights of the Sponsor, the size of the minimum cash condition, and Solid Power’s ability to consider and terminate the Business Combination Agreement in connection with a superior proposal, including a revised draft that was delivered by Vinson & Elkins to Wilson Sonsini on June 2, 2021 and several revised drafts delivered between Wilson Sonsini and Vinson & Elkins between June 9, 2021 and June 11, 2021. Due to the decreased size of the PIPE Financing, the parties agreed to decrease the minimum cash condition from $400 million to $300 million. The parties believed that this was sufficient to ensure funding for Solid Power’s projected cash requirements until the point at which Solid Power expects to reach the start of commercial production, while also protecting deal certainty.

On June 3, 2021, Vinson & Elkins delivered initial drafts of the A&R Registration Rights Agreement and the Stockholder Support Agreement to Wilson Sonsini.

On June 8, 2021, the DCRC Board held a special meeting by video conference. Also in attendance were members of DCRC management and representatives of the Sponsor. During the meeting, Mr. Tichio and Mr. Staudinger provided the DCRC Board an overview of the potential transaction with Solid Power, a summary of DCRC’s due diligence efforts thus far, a high level assessment of the proposed transaction and feedback received from potential investors in the PIPE Financing.

On June 9, 2021, Wilson Sonsini delivered an initial draft of the Sponsor Letter. On the same day, Wilson Sonsini delivered revised drafts of the A&R Registration Rights Agreement, the Stockholder Support Agreement to Vinson & Elkins, and over the next several days, Vinson & Elkins and Wilson Sonsini exchanged drafts of these documents and the other exhibits and ancillary documents to the Business Combination Agreement.

On June 10, 2021, DCRC and Solid Power executed an amendment to the NDA whereby certain specified legal representatives from Vinson & Elkins would be permitted to review certain sensitive provisions of certain key agreements between Solid Power and Ford and Solid Power and BMW of North America LLC. On June 13, 2021, these representatives participated in a call with representatives of Solid Power in connection with their due diligence review of the agreements.

On June 14, 2021, the DCRC Board held a special meeting by video conference. Also in attendance were members of DCRC management, and representatives of the Sponsor, Vinson & Elkins, J.P. Morgan and Citi. During this meeting, representatives of J.P. Morgan and Citi provided to the DCRC Board a financial overview of the proposed transaction, including pro forma assumptions, Solid Power’s business as an industry leader in solid state battery manufacturing, the current status of the PIPE market and the proposed transaction timeline. Vinson & Elkins provided to the DCRC Board a review of fiduciary duties under Delaware law in the context of consideration of the proposed business combination transaction. Vinson & Elkins also reviewed with the DCRC Board the scope of the due diligence review and the terms of the business combination, including the Business Combination Agreement, the form of subscription agreements and the other definitive agreements, copies of all of which were provided to the DCRC Board in advance of the meeting. After considerable review of the information presented to the DCRC Board, the DCRC Board unanimously approved the Business Combination Agreement and the other transaction documents related thereto and the PIPE Financing by written consent, with their signatures held in escrow pending any final changes to the transaction documents. The written consent of the DCRC Board also authorized payment of all fees and expenses incurred by DCRC in connection with the transaction, including the assumption of costs incurred by DCRN in connection with its consideration of a proposed transaction with Solid Power.

The DCRC Board’s decision to ultimately pursue the business combination with Solid Power over other potential targets was generally the result of, but not limited to, one or more of the following factors:

•

the other potential acquisitions did not fully meet the investment criteria of DCRC, which included, among other things, candidates that are at an inflection point, exhibit a need for capital to achieve the company’s growth strategy and would benefit from DCRC management’s transactional, financial, managerial and investment experience;

•	the determination of DCRC’s management and our Sponsor that Solid Power was of superior quality to the other potential acquisitions after taking into consideration the following:

•	Solid Power’s value to investors as the industry leader for solid state battery development and manufacturing;

•

Solid Power’s non-exclusive JDAs with certain of its early investors, including Ford and BMW of North America LLC, to collaborate on the research and development of its all-solid-state battery cell; and

•

Solid Power’s demonstrated ability to manufacture electric vehicle-relevant battery cells in dimensions suitable for automotive applications using scalable manufacturing processes, and Solid Power’s intention to license such manufacturing know-how to third party commercialization partners; and

•	a difference in valuation expectations between DCRC and the senior executives or stockholders of the other potential targets.

Early morning on June 15, 2021, the Solid Power board of directors unanimously approved the Business Combination Agreement and the transactions contemplated thereby, the parties executed the Business Combination Agreement, and the investors subscribing to purchase PIPE Shares in connection with the PIPE Financing executed the subscription agreements.

Before the market opened on June 15, 2021, DCRC and Solid Power announced the business combination together with the execution of the Business Combination Agreement along with the subscription agreements.

DCRC Board’s Consideration of and Reasons for Approving the Business Combination

The DCRC Board considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the DCRC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The DCRC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the DCRC Board may have given different weight to different factors. This explanation of the reasons for the DCRC Board’s approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the DCRC Board reviewed the results of the due diligence conducted by DCRC’s management and DCRC’s advisors, which included:

•	meetings and calls with Solid Power management and advisors regarding business model, operations and forecasts;

•	research on 10 comparable public companies, including QuantumScape;

•	research on comparable transactions;

•	study of analyst reports and market trends in the solid state battery industry;

•	review of material contracts;

•	review of intellectual property matters;

•	review of commercial, financial, tax, legal and accounting due diligence;

•

consultation with Solid Power’s management and DCRC’s legal and financial advisors and industry experts, including its advisor that assisted in evaluating the overall electrified vehicle market and of the addressable market for Solid Power’s batteries;

•	financial and valuation analysis of Solid Power and the business combination;

•	financial projections prepared by Solid Power’s management team; and

•	the financial statements of Solid Power.

In approving the business combination, the DCRC Board determined not to obtain a fairness opinion. The officers and directors of DCRC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the business combination.

The factors considered by the DCRC Board include, but were not limited to, the following:

•

Competitive and Innovative Design. The DCRC Board considered Solid Power’s innovative and competitive solid state battery design and the potential applications of the batteries across multiple industries.

•	Value to Equity Investors. The DCRC Board considered Solid Power’s value to investors, determining that Solid Power is the industry leader for solid state battery development and manufacturing.

•

Revenue Potential. The DCRC Board considered that Solid Power entered into non-exclusive JDAs with certain of its early investors, including Ford and BMW of North America LLC, to collaborate on the research and development of its all-solid-state battery cell. The terms of the JDAs generally require Solid Power to continue its research and development of all-solid-state battery cells and component materials such that Solid Power’s products are capable of being deployed in electric vehicles within the next few years as well as other research and development milestones.

•

Manufacturing Capabilities. The DCRC Board considered Solid Power’s demonstrated ability to manufacture electric vehicle-relevant battery cells in dimensions suitable for automotive applications using scalable manufacturing processes and Solid Power’s intention to license such manufacturing know-how to third party commercialization partners.

•	Due Diligence. The results of DCRC’s due diligence investigation of Solid Power conducted by DCRC’s management team and its financial and legal advisors.

•

Terms of the Business Combination Agreement. The DCRC Board reviewed the financial and other terms of the Business Combination Agreement and determined that they were the product of arm’s-length negotiations among the parties.

•

Independent Director Role. DCRC’s independent directors took an active role in guiding DCRC management as DCRC evaluated and negotiated the proposed terms of the business combination. Following an active and detailed evaluation, the DCRC Board’s independent directors unanimously approved, as members of the DCRC Board, the Business Combination Agreement and the business combination.

•

Stockholder Approval. The DCRC Board considered the fact that, in connection with the business combination, DCRC stockholders have the option to (i) remain stockholders of the combined company, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account pursuant to the terms of our Charter.

•

Other Alternatives. The DCRC Board believes, after a thorough review of other business combination opportunities reasonably available to DCRC, that the business combination represents the best potential business combination for DCRC and the most attractive opportunity for DCRC based upon the process utilized to evaluate and assess other potential business combination targets. The DCRC Board believes that such process has not presented a better alternative.

In addition, the DCRC Board determined that the business combination satisfies the investment criteria that the DCRC Board identified in connection with the IPO. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination.”

In the course of its deliberations, the DCRC Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the business combination, including the following:

•

Developmental Stage Company Risk. The risk that Solid Power is an early-stage company, with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future. As Solid Power scales from limited production of batteries to, ultimately, significant production of all-solid-state battery cells or sales of the sulfide based solid electrolytes, it is difficult, if not impossible, to forecast Solid Power’s future results, and Solid Power has limited insight into trends that may emerge and affect Solid Power’s business.

•

Business Plan Risk. The risk that Solid Power may be unable to execute on its business model, which would have a material adverse effect on Solid Power’s operating results and business, would harm Solid Power’s reputation and could result in substantial liabilities that exceed its resources.

•	Customer Risk. The risk that Solid Power may not be able to obtain binding sales orders for its products.

•

Financing Risk. The risk that Solid Power may be unable to achieve sufficient sales or otherwise raise the necessary capital to implement its business plan and strategy. If Solid Power needs to raise additional funds, the risk that these funds may not be available on terms favorable to Solid Power or Solid Power’s stockholders, or at all when needed.

•	Competitive Risk. The risk that Solid Power faces significant competition and that its competitors may develop competing technologies more efficient or effective than Solid Power’s.

•

Supplier Risk. The risk that Solid Power may not be able to attain the supplies, such as lithium sulfide, NMC and manufacturing tools for its all-solid-state battery cells. If Solid Power is unable to enter into commercial agreements with its current suppliers or its replacement suppliers on favorable terms, or if these suppliers experience difficulties meeting Solid Power’s requirements, the development and commercial progression of its all-solid-state battery cells and related technologies may be delayed.

•

Intellectual Property Risk. The risk that Solid Power may not have adequate intellectual property rights to carry out its business, may need to defend itself against patent, copyright, trademark, trade secret or other intellectual property infringement or misappropriation claims, and may need to enforce its intellectual property rights from unauthorized use by third parties.

•

Regulatory Risk. The risks that are associated with Solid Power operating in the highly-regulated battery cell industry. Failure to comply with regulations or laws could subject Solid Power to significant regulatory risk, including the risk of litigation, regulatory actions and compliance issues that could subject Solid Power to significant fines, penalties, judgments, remediation costs, negative publicity and requirements resulting in increased expenses.

•	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Redemption Risk. The risk that a significant number of DCRC stockholders elect to redeem their shares prior to the consummation of the business combination and pursuant to DCRC’s existing Charter, which would potentially make the business combination more difficult to complete or reduce the amount of cash available to the combined company to execute its business plan following the Closing.

•	Stockholder Vote Risk. The risk that DCRC’s stockholders may fail to provide the votes necessary to effect the business combination.

•

Litigation Risk. The risk of the possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination.

•	Closing Risk. The risk that the closing might not occur in a timely manner or that the closing might not occur at all, despite DCRC’s efforts.

•	Closing Conditions Risk. The risk that completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within DCRC’s control.

•	Minority Position. The risk that DCRC’s stockholders will hold a minority position in the combined company.

•	No Third-Party Valuation Risk. The risk that DCRC did not obtain a third-party valuation or fairness opinion in connection with the business combination.

•

Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the business combination and the substantial time and effort of management required to complete the business combination.

•	Other Risks. Various other risk factors associated with Solid Power’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the DCRC Board also considered that the officers and directors of DCRC may have interests in the business combination as individuals that are in addition to, and that may be different from, the interests of DCRC’s stockholders. DCRC’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the DCRC Board, the Business Combination Agreement and the business combination. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

The DCRC Board concluded that the potential benefits that it expects DCRC and its stockholders to achieve as a result of the business combination outweigh the potentially negative factors associated with the business combination. Accordingly, the DCRC Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the business combination and the other transactions contemplated by the Business Combination Agreement are fair to, and in the best interests of, DCRC’s stockholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the stockholders of DCRC approve each of the Proposals.

The above discussion of the material factors considered by the DCRC Board is not intended to be exhaustive but does set forth the principal factors considered by the DCRC Board.

Unaudited Prospective Financial Information

Solid Power provided DCRC with its internally prepared forecasts for each of the years in the eight-year period ending December 31, 2028. The projections were prepared to provide DCRC’s management team and the DCRC Board with an outlook for Solid Power’s revenue path over such eight-year period and to identify critical resources necessary to facilitate product development. Solid Power and DCRC do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future performance, revenue, financial condition or other results. However, in connection with the proposed business combination, management of DCRC and the DCRC Board used the financial forecasts set forth below as part of their analysis. The forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. However, in the view of Solid Power’s management, the forecasts were prepared on a reasonable basis, reflected the best currently available estimates and judgments, and presented, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Solid Power.

The forecasts include EBITDA and EBITDA Margin, which are non-GAAP financial measures. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available, and Solid Power’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Solid Power’s management may not be comparable to similarly titled measures used by other companies.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that DCRC, Solid Power, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the business combination, as the projections may be materially different than actual results. We do not expect that we will refer back to the financial projections in our future periodic reports filed under the Exchange Act.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to DCRC and the DCRC Board in connection with their review of the proposed business combination.

While the projections were prepared by Solid Power in order to aid DCRC in its determination of whether to approve the business combination, the DCRC team performed diligence with respect to the forecasts received from the Solid Power team and understands that information included in this proxy statement/prospectus is the responsibility of DCRC. Ernst & Young LLP, Solid Power’s independent registered public accounting firm, and WithumSmith+Brown, PC, DCRC’s independent registered public accounting firm, have not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on it or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Ernst & Young LLP report included in this proxy statement/prospectus relates to historical financial information of Solid Power. It does not extend to the projections and should not be read as if it does.

The projections are based in part on Solid Power’s estimates of addressable market and potential demand, estimated future capital expenditures, and anticipated commercialization timing. Solid Power estimated its addressable market and potential demand based on, among other things, conversations with its OEM partners, some of which are jointly developing Solid Power’s all-solid-state battery cells for inclusion in their electric vehicles, and other third party sources regarding the potential demand for electric vehicles. In determining its revenue and gross margin projections, Solid Power first estimated OEM pricing expectations for all-solid-state battery cells on a projected per kilowatt hour basis and the expected size of an average battery pack to be included in an electric vehicle in 2028, based on a number of factors, including third-party forecasts and discussions with its automotive partners. Solid Power then estimated its expected bill of material and general and administrative costs and expenses, based on a number of factors, including its historical costs, internal projections and anticipated economies of scale. Solid Power then applied those estimates to its assumptions of market penetration, which assumptions were formed in part through discussions with its automotive partners and top tier cell producers. Solid Power’s estimates of future capital expenditures included, among other things, projected costs of equipment and facilities necessary to scale production of its cells, specifically 100 Ah cells, sulfide-based solid electrolyte and production of Li2S as well as future research and development activities and all of the support functions required to execute on these activities, each of which was based on management’s estimates and third party sources. Solid Power developed its target commercialization date based on the then-current status of its all-solid-state battery cell development, the time it expects to scale production of its sulfide-based solid electrolyte, requirements from its OEM partners, and by using an automotive industry-standard Advanced Product Quality Planning (“APQP”) stage gate product development approach.

The key elements of the forecasts provided by management of DCRC to the DCRC Board are summarized in the tables below:

Key Financial Metrics:

	Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
	(dollars in millions)
Total Revenue(1)	$2	$3	$4	$10	$33	$132	$1,047	$1,674
Total Gross Profit	$(0)	$(1)	$(0)	$7	$27	$48	$373	$596

Gross Margin %(2)	NM	NM	NM	76%	81%	36%	36%	36%
EBITDA(3)	$(21)	$(39)	$(40)	$(32)	$(6)	$14	$302	$480
EBITDA Margin %(4)	NM	NM	NM	NM	NM	10%	29%	29%
Capital Expenditures	$(19)	$(36)	$(35)	$(40)	$(100)	$(70)	$(70)	$(50)
Free Cash Flow(5)	$(37)	$(73)	$(72)	$(69)	$(102)	$(56)	$209	$317
NM = not meaningful

(1)	Includes revenue related to Solid Power’s all-solid-state battery cells, electrolyte materials and other sources.

(2)	Solid Power defines gross margin as total revenue less total direct costs, divided by total revenue, expressed as a percentage of total revenue.
(3)

Solid Power defines EBITDA as operating income (loss) plus depreciation expense. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) reported in accordance with GAAP.

(4)

Solid Power defines EBITDA Margin % as EBITDA divided by total revenue, expressed as a percentage of total revenue. EBITDA Margin % is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) reported in accordance with GAAP.

(5)

Solid Power defines Free Cash Flow as EBITDA less increase in net working capital, capital expenditures, and income taxes. Free Cash Flow is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for cash flow from operations reported in accordance with GAAP.

Key Non-Financial Metrics:

	Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Third Party Manufacturing (gigawatt-hours)	—	—	—	0.1	0.4	6	50	80
Electrolyte Material (Tonnes)	—	—	—	50	200	3,000	25,000	40,000

The financial projections reflect numerous estimates and assumptions, including those described below, with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Solid Power’s business, all of which are difficult to predict and many of which are beyond the control of Solid Power and DCRC. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Solid Power and DCRC. These risks and uncertainties include, but are not limited to, Solid Power’s ability to develop all-solid-state battery cells capable of production at volume with acceptable performance, yields, and costs, Solid Power’s all-solid-state battery cells performing as expected, Solid Power’s ability to commercialize its products, Solid Power’s ability to scale manufacturing of its all-solid-state battery cells and sulfide-based sulfide electrolytes; the continued growth of the battery-powered electric vehicle market, and OEMs adopting all-solid-state technology in their battery-powered electric vehicles on the schedule that is currently predicted based on the APQP qualification process. In addition, you should carefully review the various risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Solid Power” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Solid Power’s forecasted financial information was prepared using a number of assumptions that are estimates based on feedback from its OEM partners, industry data and competitive analyses, including the following assumptions that Solid Power’s management believed to be material:

•	successful construction of a 20 Ah Silicon EV Cell by the end of 2021;

•	successful construction of a 100 Ah electric vehicle battery cell production line in 2022 and formally entering automotive qualification in 2022;

•	delivery of our 2 Ah, 20 Ah, and 100 Ah Silicon EV Cells to our OEM partners in 2022;

•	increasing 100 Ah Silicon EV Cell production to 300 cells per week in 2022;

•	our OEM partners completing concept validation of our 100 Ah Silicon EV Cells and moving into design validation in 2023;

•

efficient scaling of sulfide-based solid electrolyte manufacturing to up to 30 metric tons in 2022, 3,000 metric tons by 2026, 25,000 metric tons by 2027, and 40,000 metric tons by 2028, to support the production of 800,000 electric vehicles by 2028 using all-solid-state battery cells and the anticipated cost to meet expected demand for its all-solid-state battery cells;

•	entry into commercial supply agreements with its cell manufacturing partners to supply its sulfide-based solid electrolyte;

•	entry into licensing agreements with its OEM partners and/or other top-tier battery manufacturers to commercially produce its all-solid-state battery cell designs;

•	increased investment in research and development and sales expenses to drive revenue growth, while realizing improved economies of scale in general and administrative;

•	adequate manufacturing capacity and a willingness for battery manufacturers to adapt their processes to produce Solid Power’s all-solid-state battery cell designs;

•	continued growth in consumer demand for battery-powered electric vehicles; and

•	production of battery-powered electric vehicles at the volume and within the timeframe set forth in OEM public projections.

Solid Power’s forecasted non-financial information was prepared using a number of assumptions, including achieving a 10% market share of BMW’s and Ford’s approximate combined estimated 7.8 million annual vehicle sales by 2028. Such assumptions were subject to significant risk and uncertainties, which risks are exacerbated by the fact that Solid Power assumed four years of research and development and automotive qualification efforts, as Solid Power does not currently have a product that satisfies OEM specifications. Solid Power has not historically generated, and did not assume it would generate during such four-year period, material revenues. The projections assumed that, once Solid Power developed and could commercialize its products, Solid Power would be able to achieve a significant market share from its existing partners. For a description of the risks related to Solid Power’s business, any of which may adversely impact the assumptions utilized in generating the projections, please see “Risk Factors—Risks Related to Solid Power.”

In making the foregoing assumptions, Solid Power’s management relied on a number of factors, including:

•	its experience in the battery cell development industry, including the cost and timing related to Solid Power’s ongoing efforts to develop its 20 Ah Silicon EV Cell;

•	its estimates of the timing for the development and commercialization of its All-Solid-State Platform using the automotive standard APQP qualification process;

•	its best estimates of current and future customers purchasing its sulfide-based solid electrolyte and licensing its all-solid-state battery cell designs; and

•	third-party forecasts for industry growth.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS FOR SOLID POWER, DCRC UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS CHANGE OR ARE SHOWN TO BE IN ERROR.

Satisfaction of 80% Test

It is a requirement under our Charter and Nasdaq listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the business combination, the DCRC Board determined that the fair market value of Solid Power exceeded $1.0 billion, based on, among other things, comparable company EBITDA multiples and revenue multiples.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the DCRC Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•

the fact that our Sponsor and independent directors hold an aggregate of 6,666,667 private placement warrants that would expire worthless if a business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $15,066,667, based on the closing price of our public warrants of $2.26 per warrant on October 12, 2021, the most recent practicable date, resulting in a theoretical gain of $5,066,667;

•	the fact that our Sponsor may convert any working capital loans that it may make to us into up to an additional 1,000,000 private placement warrants, at the price of $1.50 per warrant;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the business combination;

•

the fact that our initial stockholders paid an aggregate of $25,000 for the Founder Shares and that such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $87,412,500, based on the closing price of our Class A Common Stock of $9.99 per share on October 12, 2021, the most recent practicable date, resulting in a theoretical gain of $87,387,500;

•	the fact that certain of DCRC’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor;

•

the fact that affiliates of our Sponsor own an aggregate of 1,660,417 shares of Solid Power Series A-1 Preferred Stock, which at the assumed Exchange Ratio, would be exchanged for 5,299,552 shares of our Class A Common Stock at the Closing;

•

the anticipated appointment of each of Erik Anderson, a member of the DCRC Board and DCRC’s Chief Executive Officer, and Robert Tichio, a member of the DCRC Board, as a director on the New Solid Power Board in connection with the closing of the business combination;

•

if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent public accountants) for services rendered or products sold to us or (b) a prospective target business with which we have entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that our independent directors own an aggregate of 360,000 Founder Shares, which if unrestricted and freely tradeable would be valued at approximately $3,596,400, based on the closing price of our Class A Common Stock of $9.99 per share on October 12, 2021, the most recent practicable date;

•

the fact that our Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•

the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment, even if other DCRC stockholders experience a negative rate of return in the post-business combination company;

•

the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

At the Closing, we anticipate that our Sponsor will own 6,367,353 private placement warrants and 8,390,000 shares of New Solid Power common stock (which will be issued upon conversion of the Founder Shares upon the Closing). In addition, our Sponsor may make available to us working capital loans for up to $1,500,000 to enable us to finance transaction costs in connection with our Initial Business Combination. As of the date of this proxy statement/prospectus, there were no amounts outstanding under any working capital loans. Further, as of the date of this proxy statement/prospectus, there has been no reimbursement to our Sponsor, officers or directors for any out-of-pocket expenses incurred in connection with activities on our behalf, and no such amounts have been incurred as of the date of this proxy statement/prospectus. However, as of the date of this proxy statement/prospectus, an affiliate of our Sponsor has incurred approximately $4.1 million of expenses on DCRC’s behalf, of which approximately $3.0 million has been repaid by DCRC to the affiliate of our Sponsor. The balance will be repaid by DCRC at the Closing.

Investors in our Sponsor, each of which contributed capital to our Sponsor in exchange for Founder Shares and private placement warrants, include entities affiliated with certain of our non-independent directors and officers. Specifically, Pierre Lapeyre, Jr., David Leuschen, Robert Tichio and Peter Haskopoulos are each affiliated with Sponsor Manager, and Erik Anderson is affiliated with WRG, through which such DCRC directors and officers have an indirect economic interest in the private placement warrants and shares of New Solid Power common stock anticipated to be held by our Sponsor as of the completion of the business combination.

Our independent directors paid $1,028 in aggregate consideration for the 360,000 Founder Shares transferred to our independent directors by our Sponsor at the closing of our IPO. In addition, our independent directors purchased 299,314 private placement warrants at a price of $1.50 per warrant at the closing of our IPO.

The table set forth below summarizes the interests of Sponsor Manager, WRG and our independent directors in the private placement warrants and Founder Shares along with (i) the total investment made in our Sponsor (or purchase price paid for the private placement warrants, in the case of our independent directors) by Sponsor Manager, WRG and our independent directors in exchange for their interests in the private placement warrants and Founder Shares and (ii) the value of such interests based on the closing price of the public warrants and Class A Common Stock as of October 12, 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name of Holder	DCRC Position	Total Purchase Price / Capital Contributions	Number of Private Placement Warrants	Value of Private Placement Warrants as of October 12, 2021	Number of Founder Shares	Value of Founder Shares as of October 12, 2021
Decarbonization Plus Acquisition Sponsor Manager III, LLC[1]	N/A	$7,923,040	5,268,801	$11,907,490	6,943,741	$69,367,972
WRG DCRC Investors, LLC[2]	N/A	$1,150,710	765,219	$1,729,394	1,008,759	$10,077,502
James AC McDermott	Director	$300,000	199,543	$450,967	240,000	$2,397,600
Jennifer Aaker	Director	$50,000	33,257	$75,161	40,000	$399,600
Jane Kearns	Director	$50,000	33,257	$75,161	40,000	$399,600
Jeffrey Tepper	Director	$50,000	33,257	$75,161	40,000	$399,600

[1]

DCRC directors Pierre Lapeyre, Jr., David Leuschen and Robert Tichio and Chief Financial Officer, Chief Accounting Officer and Secretary Peter Haskopoulos each have an indirect economic interest in our Sponsor through Sponsor Manager.

[2]	DCRC Chief Executive Officer Erik Anderson has an indirect economic interest in our Sponsor through WRG.

In addition, our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that this waiver of the corporate opportunities doctrine has materially affected our search for an acquisition target or will materially affect our ability to complete our business combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the business combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the business combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to (a) vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or (b) to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the business combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the business combination. Our Sponsor, officers, directors, advisors or any of their respective affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, advisors and any of their respective affiliates will not make purchases of Class A Common Stock if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Total Company Shares to Be Issued in the Business Combination

The following table presents the anticipated ownership of New Solid Power upon the Closing, which does not give effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:

No Redemptions: This scenario assumes that no public stockholders exercise redemption rights with respect to their Class A Common Stock.

Illustrative Redemptions: This scenario assumes that 10,750,000 shares of Class A Common Stock are redeemed. The number of shares redeemed in this scenario is equal to 50% of the number of shares redeemed in the “Assuming Maximum Redemptions” scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Introduction” and approximately 30.7% of the outstanding shares of Class A Common Stock as of the date of this proxy statement/prospectus.

Maximum Redemptions: This scenario assumes the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Introduction,” i.e., 21,500,000 shares of Class A Common Stock are redeemed (approximately 61.4% of the outstanding shares of Class A Common Stock as of the date of this proxy statement/prospectus).

Holders	No Redemptions	% of Total	Illustrative Redemptions	% of Total	Maximum Redemptions	% of Total
Historical Rollover Stockholders	102,788,777	63.0	102,788,777	67.5	102,788,777	72.6
Public Stockholders	35,000,000	21.5	24,250,000	15.9	13,500,000	9.5
New PIPE Investors	16,500,000	10.1	16,500,000	10.8	16,500,000	11.7
Initial Stockholders	8,750,000	5.4	8,750,000	5.7	8,750,000	6.2

Total	163,038,777	100.00	152,288,777	100.00	141,538,777	100.00

The table set forth above does not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but does include the Founder Shares, which will convert into Class A Common Stock upon an Initial Business Combination. The public warrants and private placement warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination or 12 months from the closing of our IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation. If we assume that all outstanding 11,666,667 public warrants and 6,666,667 private placement warrants were exercisable and exercised following completion of the business combination (and each other assumption applicable to the table set forth above remains the same), then the ownership of New Solid Power would be as follows:

Holders	No Redemptions	% of Total	Illustrative Redemptions	% of Total	Maximum Redemptions	% of Total
Historical Rollover Stockholders	102,788,777	56.7	102,788,777	60.2	102,788,777	64.3
Public Stockholders	46,666,667	25.7	35,916,667	21.1	25,166,667	15.7
New PIPE Investors	16,500,000	9.1	16,500,000	9.7	16,500,000	10.3
Initial Stockholders	15,416,667	8.5	15,416,667	9.0	15,416,667	9.6

Total	181,372,111	100.00	170,622,111	100.00	159,872,111	100.00

In addition to the changes in percentage ownerships depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the business combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming stockholders. See the section entitled “Risk Factors—DCRC cannot be certain as to the number of public shares that will be redeemed and the potential impact to public stockholders who do not elect to redeem their public shares.”

	No Redemptions		Illustrative Redemptions		Maximum Redemptions
	Shares	Value per Share(1)	Shares	Value per Share(2)	Shares	Value per Share(3)
Base Scenario(4)	163,038,777	$10.00	152,288,777	$10.00	141,538,777	$10.00
Excluding Initial Stockholders(5)	154,288,777	10.57	143,538,777	10.61	132,788,777	10.66
Exercising Public Warrants(6)(7)	174,705,444	9.33	163,955,444	9.29	153,205,444	9.24
Exercising Private Placement Warrants(7)(8)	169,705,444	9.61	158,955,444	9.58	148,205,444	9.55
Exercising Public and Private Placement Warrants(7)(9)	181,372,111	8.99	170,622,111	8.93	159,872,111	8.85

(1)	Based on a post-transaction equity value of New Solid Power of $1.630 billion.
(2)

Based on a post-transaction equity value of New Solid Power of $1.523 billion, or $1.630 billion less the approximately $107.5 million that would be paid from the Trust Account to redeem 10,750,000 shares of Class A Common Stock in connection with the business combination.

(3)

Based on a post-transaction equity value of New Solid Power of $1.415 billion, or $1.630 billion less the approximately $215.0 million that would be paid from the Trust Account to redeem 21,500,000 shares of Class A Common Stock in connection with the business combination.

(4)

Represents (a) the 102,788,777 shares of Class A Common Stock that would be issued to the Historical Rollover Stockholders in the business combination, (b) the 16,500,000 shares of Class A Common Stock to be issued to the New PIPE Investors, (c) the conversion of 8,750,000 shares of Class B Common Stock held by the initial stockholders and (d) the public shares, less any redemptions described above.

(5)	Represents the Base Scenario excluding the 8,750,000 shares of converted Class B Common Stock held by the initial stockholders.
(6)	Represents the Base Scenario plus the full exercise of the public warrants.
(7)	Analysis does not account for exercise prices to be paid in connection with the exercise of warrants.
(8)	Represents the Base Scenario plus the full exercise of the private placement warrants.
(9)	Represents the Base Scenario plus the full exercise of the public warrants and the private placement warrants.

Deferred Underwriting Fees

Approximately $12.3 million of deferred underwriting fees related to our IPO are conditioned upon completion of an Initial Business Combination, which fees are not impacted by the size of such transaction or the level of redemptions associated therewith. The following table illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below.

	No Redemptions	Illustrative Redemptions	Maximum Redemptions
($ in millions)
Unredeemed Public Shares	35,000,000	24,250,000	13,500,000
Trust Proceeds to New Solid Power	$350.0	$242.3	$135.0
Deferred Underwriting Fees	$12.3	$12.3	$12.3
Effective Deferred Underwriting Fee (%)	3.5%	5.1%	9.1%

Board of Directors of New Solid Power Following the Business Combination

Assuming the Director Election Proposal is approved by our stockholders at the special meeting, we expect the New Solid Power Board to be comprised of the individuals set forth below following the completion of the business combination.

Name	Age	Position
Erik Anderson	63	Class I Director
Douglas Campbell	48	Class I Director and Chief Executive Officer
Rainer Feurer	55	Class III Director
Steven Goldberg	68	Class II Director
David Jansen	59	Class III Director and President
John Stephens	62	Class III Director
Robert Tichio	44	Class I Director
		Class Director
		Class Director

Redemption Rights

Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of June 30, 2021, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Common Stock for cash and will no longer own shares of DCRC. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Each redemption of shares of Class A Common Stock by our public stockholders will decrease the amount in our Trust Account, which holds approximately $350.0 million as of June 30, 2021. In no event will we redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) to be less than $5,000,001 unless our Class A Common Stock otherwise does not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act. Because we anticipate that the Class A Common Stock will be listed on Nasdaq at the Closing, and such listing would mean that the Class A Common Stock would not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act, we do not anticipate the $5,000,001 net tangible asset threshold being applicable. See the section entitled “Special Meeting of DCRC Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the business combination.

Accounting Treatment

The business combination is intended to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, DCRC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of Solid Power issuing stock for the net assets of DCRC, accompanied by a recapitalization. The net assets of DCRC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Solid Power.

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations for (i) U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of Class A Common Stock that, in either case, elect to have their Class A Common Stock redeemed for cash if the business combination is completed and (ii) U.S. Holders of Solid Power Stock. This discussion applies only to shares of our Class A Common Stock and to Solid Power Stock, as applicable, that are held, in each case, as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment).

This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could significantly alter the tax considerations described herein. We have not sought any rulings from the IRS or formal written opinion from our tax advisors with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the business combination and does not address the tax treatment of any other transactions occurring in connection with the business combination, including, but not limited to, the issuance of PIPE Shares and transactions undertaken by shareholders of Solid Power in connection with the business combination. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws, any tax treaties or other tax law other than U.S. federal income tax law. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);
•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell Class A Common Stock or Solid Power Stock under the constructive sale provisions of the Code;

•	persons that acquired Class A Common Stock or Solid Power Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	persons that actually or constructively hold 5% or more (by vote or value) of any class of our stock or of Solid Power Stock;

•

persons that hold Class A Common Stock or Solid Power Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•	certain former citizens or long-term residents of the United States;

•	holders of Founder Shares and private placement warrants or holders of Solid Power Warrants;

•	Solid Power and its officers or directors; and

•	Sponsor, Riverstone and our officers or directors.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Common Stock or Solid Power Stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our Class A Common Stock or Solid Power Stock are urged to consult with, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

INVESTORS ARE ENCOURAGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder and Non-U.S. Holder Defined

For purposes of this discussion, a “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a Holder that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. Holder.

Tax Treatment to U.S. Holders and Non-U.S. Holders of DCRC

U.S. Federal Income Taxation of U.S. Holders

This section applies to you if you are a “U.S. Holder.”

Redemption of Class A Common Stock – In General

In the event that a U.S. Holder’s Class A Common Stock is redeemed pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “Special Meeting of DCRC Stockholders—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Class A Common Stock, the U.S. Holder will be treated as described under “—U.S. Federal Income Taxation of U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” below. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. Holder will be treated as receiving a distribution from us with the tax consequences described below under “—U.S. Federal Income Taxation of U.S. Holders—Taxation of Redemption Treated as a Distribution.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning public warrants or otherwise) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of Class A Common Stock (rather than as a distribution from us) if the redemption satisfies one of the following tests (which we refer to as the “redemption sale tests”): (i) it is “substantially disproportionate” with respect to the U.S. Holder, (ii) it results in a “complete termination” of the U.S. Holder’s interest in us, or (iii) it is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In determining whether any of the redemption sale tests is satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of stock that are “constructively” owned by it. A U.S. Holder may constructively own (i) stock owned by certain related individuals or entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder and (ii) any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock that could be acquired pursuant to the exercise of the public warrants.

In order to meet the “substantially disproportionate” test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of our Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the business combination, the Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a “complete termination” of a U.S. Holder’s interest if either (i) all of the shares of our stock both actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive and effectively waives in accordance with specific rules the constructive attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of our stock (including as a result of owning public warrants). The redemption of shares of our Class A Common Stock will not be “essentially equivalent to a dividend” if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances, but the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the redemption sale tests is satisfied, the redemption will be treated as a distribution from us and the tax considerations will be as described under “—U.S. Federal Income Taxation of U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its public warrants or possibly in other shares of our stock constructively owned by it.

U.S. Holders who actually or constructively own five percent (or, if our Class A Common Stock is not then publicly traded, one percent) or more of our stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of our Class A Common Stock, and such holders should consult with, and rely solely upon, their own tax advisors with respect to their reporting requirements.

The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. U.S. Holders of Class A Common Stock who are considering exercising their redemption rights are encouraged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the exercise of their redemption rights.

Gain or Loss on Redemption Treated as a Sale of Class A Common Stock

If the redemption qualifies as a sale of Class A Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis with respect to its Class A Common Stock. Generally, the amount of gain or loss recognized by a U.S. Holder will be an amount equal to the difference between (i) the amount of cash received in such redemption and (ii) the U.S. Holder’s adjusted tax basis in its Class A Common Stock redeemed. A U.S. Holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and suspend the running of the applicable holding period of such stock for this purpose. If the running of the holding period for the Class A Common Stock is suspended, U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment. If the one-year holding period requirement is not satisfied, any gain would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders are currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of Class A Common Stock, the U.S. Holder generally will be treated as receiving a distribution of cash from us. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Class A Common Stock, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Common Stock. Any remaining portion of the distribution will be treated as capital gain from the sale or exchange of Class A Common Stock and will be treated as described under “—U.S. Federal Income Taxation of U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above.

Any portion of such a distribution deemed to be paid to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes that is treated as a dividend generally will qualify for the dividends received deduction if the requisite holding period is satisfied, but may be subject to the “extraordinary dividend” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. Holder’s basis in its shares of Class A Common Stock and increase the amount of gain or decrease the amount of loss recognized by such U.S. Holder in connection with a disposition of its shares). With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, any portion of such a distribution deemed to be paid to a non-corporate U.S. Holder that is treated as a dividend generally will constitute a “qualified dividend” that is currently subject to U.S. federal income tax at the lower applicable long-term capital gains rate. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and suspend the running of the applicable holding period requirements for this purpose. If the applicable holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential income tax rate that applies to qualified dividend income. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the dividends received deduction (and the possible application of the “extraordinary dividend” provisions of the Code in their particular circumstances) or the lower preferential income tax rate for qualified dividend income, as the case may be.

Information Reporting and Backup Withholding

Payments received by a U.S. Holder as a result of the exercise of its redemption rights may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (that, when required, certifies as to its status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of the U.S. Holder subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.”

Redemption of Class A Common Stock—In General

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Class A Common Stock pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Special Meeting of DCRC Stockholders—Redemption Rights,” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Common Stock, as described under “—U.S. Federal Income Taxation of U.S. Holders—Redemption of Class A Common Stock—In General” above, and the consequences of the redemption to the Non-U.S. Holder are described below in “—U.S. Federal Income Taxation of Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” and “—U.S. Federal Income Taxation of Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable.

The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s Class A Common Stock at the time such Non-U.S. Holder is redeemed, the withholding agent might treat the entire redemption as a distribution subject to withholding tax. Non-U.S. Holders of Class A Common Stock considering exercising their redemption rights are encouraged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the exercise of their redemption rights.

Gain on Redemption Treated as a Sale of Class A Common Stock

If the redemption qualifies as a sale of Class A Common Stock with respect to a Non-U.S. Holder, subject to the discussion below under “—U.S. Federal Income Taxation of Non-U.S. Holders—Information Reporting and Backup Withholding,” such Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the redemption of its Class A Common Stock unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the redemption occurs and certain other conditions are met;

•

such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

our Class A Common Stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not (and have not been during the applicable testing period) a USRPHC for U.S. federal income tax purposes, and we do not expect to be a USRPHC on the redemption date. However, in the event that we were to become a USRPHC, as long as the Class A Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the redemption or the Non-U.S. Holder’s holding period for the Class A Common Stock, more than 5% of the Class A Common Stock will be treated as disposing of a United States real property interest as a result of the redemption and will be subject to U.S. tax on gain realized on such redemption as a result of our status as a USRPHC. It is unclear how a Non-U.S. Holder’s ownership of public warrants will affect the determination of whether such Non-U.S. Holder owns more than 5% of the Class A Common Stock. We can provide no assurance as to our status as a USRPHC or as to whether the Class A Common Stock will be treated as regularly traded. If we were a USRPHC and our Class A Common Stock were not considered to be regularly traded, a Non-U.S. Holder (regardless of the percentage of Class A Common Stock or public warrants owned) would be treated as disposing of a United States real property interest as a result of the redemption and would be subject to U.S. federal income tax on such redemption of Class A Common Stock, and a 15% withholding tax would apply to the gross proceeds from such redemption.

Non-U.S. Holders are encouraged to consult with, and rely solely upon, their tax advisors regarding the tax consequences related to ownership in a USRPHC.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of Class A Common Stock, the Non-U.S. Holder generally will be treated as receiving a distribution of cash from us. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock. Any remaining portion of the distribution will be treated as capital gain from the sale or exchange of Class A Common Stock and will be treated as described under “—U.S. Federal Income Taxation of Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above.

Subject to the withholding requirements under FATCA (as defined below) and other than with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a Non-U.S. Holder on its Class A Common Stock generally will be subject to U.S. withholding tax at a rate of 30% (unless an applicable income tax treaty provides for a lower rate). It is possible that because the applicable withholding agent may not know our current or accumulated earnings and profits at the time of the redemption, the withholding agent may withhold 30% of the gross amount of the entire distribution, as permitted by applicable U.S. Treasury regulations. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Any portion of a distribution that is treated as a dividend paid to a Non-U.S. Holder that is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, that is treated as attributable to a permanent establishment maintained by the

Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Information Reporting and Backup Withholding

Payments received by a Non-U.S. Holder as a result of the exercise of its redemption rights may be subject, under certain circumstances, to information reporting and backup withholding. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person. However, information returns are required to be filed with the IRS in connection with any payments of dividends on our Class A Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of the Non-U.S. Holder subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on Class A Common Stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of Class A Common Stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of Class A Common Stock paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Holders are encouraged to consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA with respect to them.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLASS A COMMON STOCK.

SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF ANY EXERCISE OF THEIR REDEMPTION RIGHTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, U.S. FEDERAL ESTATE AND GIFT TAX LAWS, ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

Tax Treatment to U.S. Holders of Solid Power Stock

Taxation of the Merger to U.S. Holders of Solid Power Stock

In General

Based on, and subject to, customary assumptions, qualifications, limitations, and representations, it is the opinion of Wilson Sonsini that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Neither Solid Power nor the Company has requested a ruling from the IRS in connection with the Merger or related transactions. The discussion below neither binds the IRS nor precludes it from adopting a contrary position. The parties’ obligations to consummate the Merger are not conditioned upon the receipt of a legal opinion, and even if a legal opinion as of the date of the Merger were obtained by either party, such legal opinion is not binding on the IRS or any court. Furthermore, even if Solid Power and the Company report the Merger as qualifying as a “reorganization” under the provisions of Section 368(a) of the Code, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the position taken by Solid Power and the Company.

U.S. Holders of Solid Power Stock should consult with their tax advisors regarding the tax consequences of the Merger and the requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368(a) of the Code. The discussion below does not address the U.S. federal income tax consequences of the Merger to Non-U.S. Holders of Solid Power Stock. Non-U.S. Holders of Solid Power Stock should consult with, and rely solely upon, their tax advisors.

Tax Consequences if the Merger Qualifies as a Reorganization

Provided that the Merger qualifies as a reorganization, the following U.S. federal income tax consequences will result to a U.S. Holder of Solid Power Stock in the Merger:

•	No gain or loss will be recognized by a U.S. Holder of Solid Power Stock for U.S. federal income tax purposes on the exchange of its shares of Solid Power Stock for Class A Common Stock in the Merger.

•

The aggregate tax basis of the Class A Common Stock received in the Merger by a U.S. Holder of Solid Power Stock will be equal to the aggregate tax basis of the Solid Power Stock for which such Class A Common Stock was exchanged in the Merger.

•

The tax holding period of the Class A Common Stock received in the First Merger by a U.S. Holder of Solid Power Stock will include the holding period of the Solid Power Stock that it surrendered in exchange therefor in the Merger.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the Merger fails to qualify as a reorganization, U.S. Holders of Solid Power Stock would be treated as if they sold their Solid Power Stock in a fully taxable transaction. In that case, each U.S. Holder of Solid Power Stock would recognize gain or loss with respect to the disposition of each of its shares of Solid Power Stock equal to the difference between (i) the U.S. Holder’s basis in each such share of Solid Power Stock and (ii) the fair market value of the Class A Common Stock received in the Merger, determined as of the date such stock is received. Such gain or loss would be treated as capital gain or capital loss, and would be treated as long-term capital gain or loss if the Solid Power Stock has been held for more than one year as of the date of the Merger. A U.S. Holder’s aggregate tax basis in the Class A Common Stock so received would equal its fair market value as of the date such stock is received, and a U.S. Holder’s holding period for such Class A Common Stock would begin the day after such stock is received

Information Reporting and Backup Withholding

Provided the Merger qualifies as a reorganization, U.S. Holders of Solid Power Stock that hold 1% or more (by vote or value) of the outstanding Solid Power Stock will be required to attach a statement to their U.S. federal income tax returns that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the fair market value of Solid Power Stock surrendered by the holder in the Merger and the holder’s tax basis in such stock, in both cases determined immediately prior to the Merger.

U.S. Holders who are subject to information reporting and who do not provide (generally, on IRS Form W-9) appropriate information when requested may also be subject to backup withholding at a rate of 24%. Any amount withheld with respect to a holder of Solid Power Stock under such rules is not an additional tax and may be refunded or credited against such holder’s federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SOLID POWER STOCK. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, U.S. FEDERAL ESTATE AND GIFT TAX LAWS, ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

Regulatory Matters

Neither DCRC nor Solid Power is aware of any material regulatory approvals or actions that are required for completion of the business combination other than as required under the HSR Act. The parties have filed a premerger notification under the HSR Act. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the 2021 Plan Proposal and the ESPP Proposal at the special meeting.

The Business Combination Proposal (and consequently, the Business Combination Agreement and the business combination) will be approved and adopted only if we obtain the affirmative vote (online or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

Recommendation of the DCRC Board

THE DCRC BOARD RECOMMENDS THAT DCRC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE AUTHORIZED SHARE CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the Nasdaq Proposal are approved, our stockholders are also being asked to approve and adopt an amendment to the Charter to increase the number of authorized shares of DCRC’s capital stock, par value $0.0001 per share, from 271,000,000 shares, consisting of (a) 270,000,000 shares of common stock, including 250,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of Preferred Stock, to 2,200,000,000 shares, consisting of (i) 2,000,000,000 shares of common stock, par value $0.0001 per share, and (ii) 200,000,000 shares of Preferred Stock. The full text of the Proposed Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Share Charter Proposal is attached to this proxy statement/prospectus as Annex B.

Reasons for the Amendment

The Authorized Share Charter Proposal is intended to provide adequate authorized share capital to (a) accommodate the issuance of shares of Class A Common Stock as part of the exchange for outstanding securities of Solid Power at Closing (or reservation for issuance in respect of New Solid Power options, New Solid Power restricted stock and New Solid Power warrants issued in exchange for outstanding pre-merger Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants) pursuant to the Business Combination Agreement, PIPE Financing, 2021 Plan, the ESPP and the future conversion of outstanding warrants into shares of Class A Common Stock and (b) provide flexibility for future issuances of Class A Common Stock and Preferred Stock if determined by the New Solid Power Board to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Vote Required for Approval

The Authorized Share Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting. If the Business Combination Proposal or the Nasdaq Proposal are not approved, this Proposal No. 2 will have no effect, even if approved by our stockholders.

The approval of the Authorized Share Charter Proposal requires the affirmative vote (online or by proxy) of (i) holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the DCRC Board

THE DCRC BOARD RECOMMENDS THAT DCRC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZED SHARE CHARTER PROPOSAL.

PROPOSAL NO. 3—THE ADDITIONAL CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the Nasdaq Proposal are approved, DCRC’s stockholders are also being asked, for the reasons described below, to approve amendments to the Charter to (a) eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to DCRC following the closing of the business combination; (b) change the post-combination company’s name to “Solid Power, Inc.”; (c) change the minimum stockholder vote required to amend, repeal or modify certain specified provisions of the Proposed Second A&R Charter or any provision inconsistent with any provision of the Amended and Restated Bylaws; (d) provide for the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; (e) remove the right of holders of Class B Common Stock to act by written consent; and (f) remove the designation of certain courts as the exclusive forum for certain types of stockholder claims. The full text of the Proposed Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to this proxy statement/prospectus as Annex B. For a comparison of the existing Charter and the Proposed Second A&R Charter, please see the section entitled “Description of Securities.”

Reasons for the Amendments

The DCRC Board’s reasons for proposing each of these amendments to the Charter are as set forth below:

Currently, the Charter contains provisions related to DCRC’s status as a blank check company. The DCRC Board believes that making corporate existence perpetual is desirable to reflect the business combination. The elimination of certain provisions related to the DCRC’s status as a blank check company is desirable because these provisions will serve no purpose following the business combination. For example, the Proposed Second A&R Charter does not include the requirement to dissolve the post-combination company and instead allow the post-combination company to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for public corporations, and the DCRC Board believes it is the most appropriate period for the post-combination company following the business combination. In addition, certain other provisions in the Company’s current organizational documents require that proceeds from the Initial Public Offering be held in the Trust Account until a business combination or liquidation of the Company has occurred. These provisions cease to apply once the business combination is consummated and are therefore not included in the Proposed Second A&R Charter of the post-combination company. Furthermore, the Charter contemplates that DCRC’s common stock is subdivided into two series: Class A Common Stock and Class B Common Stock. All shares of the Class B Common Stock will convert into shares of Class A Common Stock automatically on the closing of the business combination. As such, the Proposed Second A&R Charter contemplates that, upon the effectiveness of the Proposed Second A&R Charter, each share of DCRC’s Class A Common Stock and Class B Common Stock issued and outstanding or held as treasury stock immediately prior thereto shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of “common stock” of New Solid Power.

Currently the Company’s name is Decarbonization Plus Acquisition Corporation III. The Board believes the name of the post-combination company should more closely align with the name of the post-combination business and therefore has proposed the name change.

The Charter generally may not be amended without an affirmative vote of a majority of all the then-outstanding shares of capital stock, voting as a single class, subject to certain heightened voting standards with respect to amendments to certain Initial Business Combination provisions and increases to authorized capital. The Proposed Second A&R Charter would require at least 66 2/3% of the voting power of all the then-outstanding shares of capital stock, voting as a single class, for the amendment, repeal or modification of (i) certain specified provisions of the Proposed Second A&R Charter, or (ii) any provision inconsistent with any provision of the Amended and Restated Bylaws of the post-combination company. The amendments are intended to protect the Amended and Restated Bylaws and certain key provisions of the Proposed Second A&R Charter of the post-combination company from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

The current Charter provides that before a business combination, only holders of Founder Shares may remove a director, with or without cause, and that holders of public shares have no right to vote on the election or removal of any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Second A&R Charter provides for the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon. The DCRC Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of the post-combination company’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the post-combination company’s board of directors.

The current Charter provides that before a business combination, holders of Class B Common Stock may act by written consent in accordance with the DGCL. The Proposed Second A&R Charter would remove this right. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the post-combination company’s organizational documents outside of a duly called special or annual meeting of the stockholders of the post-combination company. Further, the DCRC Board believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business; and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions. In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which the Company is aware to obtain control of the post-combination company. Further, the DCRC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of the post-combination company. Inclusion of these provisions in the Proposed Second A&R Charter might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Currently, the Charter contains provisions establishing exclusive forums for certain types of stockholder claims. The Proposed Second A&R Charter does not contain similar provisions. However, similar provisions are included in the Proposed Bylaws. For a comparison of such provisions, please see “Description of Securities.”

Vote Required for Approval

The Additional Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting. If the Business Combination Proposal or the Nasdaq Proposal are not approved, this Proposal No. 3 will have no effect, even if approved by our stockholders.

The approval of the Additional Charter Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the DCRC Board

THE DCRC BOARD RECOMMENDS THAT DCRC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADDITIONAL CHARTER PROPOSAL.

PROPOSAL NO. 4—THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, DCRC’s stockholders are also being asked to approve (a) the issuance (or reservation for issuance in respect of New Solid Power options, New Solid Power restricted stock and New Solid Power warrants issued in exchange for outstanding pre-merger Solid Power Options, Solid Power Restricted Stock and Solid Power Warrants) of 134,777,882 shares of Class A Common Stock and (b) the issuance and sale of 16,500,000 shares of Class A Common Stock in the PIPE Financing.

Why DCRC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Section 5635(a) of the Nasdaq Stock Market Rulebook.

Under Section 5635(a) of the Nasdaq Stock Market Rulebook, stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if such securities are not issued in a public offering for cash and due to the present or potential issuance of common stock or securities convertible into or exercisable for common stock (a) have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. DCRC will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock of DCRC prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement and the PIPE Financing.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, up to an aggregate of 151,277,882 shares of Class A Common Stock may be issued in connection with the business combination and the PIPE Financing. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of DCRC.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the 2021 Plan Proposal and the ESPP Proposal at the special meeting.

Approval of the Nasdaq Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of the DCRC Board

THE DCRC BOARD RECOMMENDS THAT DCRC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 5 —THE 2021 PLAN PROPOSAL

Assuming the Business Combination Proposal is approved, DCRC’s stockholders are also being asked to approve the Solid Power, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) a copy of which is attached as Annex C. The DCRC Board approved the 2021 Plan on                     , subject to stockholder approval at the special meeting. The 2021 Plan is being adopted in connection with the Business Combination Agreement and, subject to stockholder approval at the special meeting, will become effective upon the closing of the business combination. A total of 18,900,000 shares of Class A Common Stock are being requested to be reserved for issuance under the 2021 Plan, plus up to an anticipated 30,104,994 additional shares of Class A Common Stock that may become available for issuance as a result of shares subject to assumed awards under the Solid Power, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) due to their expiration or termination, being tendered or withheld for the payment of an exercise price or for tax withholding obligations, or forfeiture or repurchase due to failure to vest. The 2021 Plan is intended to replace the 2014 Plan, which will expire as to future grants as of the effective date of the Business Combination. Approval of the 2021 Plan will allow New Solid Power to provide equity awards as part of New Solid Power’s compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. Non-approval of the 2021 Plan will result in the 2021 Plan not becoming effective, no awards being granted thereunder and compel New Solid Power to consider significantly increasing the cash component of employee compensation following the closing of the business combination to attract and retain key employees because New Solid Power may need to replace components of compensation New Solid Power previously delivered in equity awards in order to provide market competitive pay, which would (if implemented) reduce New Solid Power’s operating cash flow.

We believe that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the 2021 Plan increase New Solid Power ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps New Solid Power to recruit, reward, motive, and retain talented personnel. We believe that the approval of the 2021 Plan is an essential component to New Solid Power’s continued success following the Business Combination, and in particular, New Solid Power’s ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which New Solid Power will compete. Such awards are also crucial to New Solid Power’s ability to motivate employees to achieve its goals.

Key Plan Provisions

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The 2021 Plan will continue for up to ten (10) years following stockholder approval of the 2021 Plan, unless earlier terminated by the New Solid Power Board or compensation committee, but no incentive stock options may be granted after ten (10) years from the earlier of the New Solid Power Board or stockholder approval of the 2021 Plan.

•

The 2021 Plan provides for the grant of stock options, both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards.

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18,900,000 shares of Class A Common Stock will be authorized for issuance pursuant to awards under the 2021 Plan, plus up to an anticipated 30,104,994 additional shares of Class A Common Stock that may become available for issuance as a result of shares subject to assumed awards under the 2014 Plan due to their expiration or termination, being tendered or withheld for the payment of an exercise price or for tax withholding obligations, or forfeiture or repurchase due to failure to vest, as described below.

•	The 2021 Plan will be administered by the New Solid Power Board or, if delegated by the New Solid Power Board, the compensation committee of the New Solid Power Board.

Summary of the 2021 Plan

The following paragraphs provide a summary of the principal features of the 2021 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan.

Purposes of the 2021 Plan

The purposes of the 2021 Plan are to attract and retain personnel for positions with New Solid Power, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with New Solid Power following the Business Combination (such entities are referred to herein as the company group); to provide additional incentive to employees, directors, and consultants; and to promote the success of New Solid Power’s business following the Business Combination. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2021 Plan may determine.

Authorized Shares

Subject to the adjustment provisions contained in the 2021 Plan, the maximum number of shares of Class A Common Stock that may be issued pursuant to awards under the 2021 Plan is (i) 18,900,000 shares of Class A Common Stock, plus (ii) any shares of Class A Common Stock subject to stock options or other awards that were assumed in the Business Combination and expire or otherwise terminate without having been exercised in full, are tendered to or withheld by New Solid Power for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by New Solid Power due to failure to vest, with the maximum number of shares to be added to the 2021 Plan pursuant to clause (ii) equal to an anticipated 30,104,994 shares of Class A Common Stock. The 2021 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of Class A Common Stock available for issuance under the 2021 Plan on the first day of each fiscal year beginning with the 2022 fiscal year, equal to the least of:

•	18,900,000 shares of Class A Common Stock;

•	5% of the total number of shares of all classes of Class A Common Stock outstanding as of the last day of our immediately preceding fiscal year; or

•	Such lesser amount determined by the administrator.

The 2021 Plan provides that the evergreen provision will terminate following the increase on the first day of the 2031 fiscal year. Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered in full pursuant to an exchange program, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2021 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future distribution under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding and remittance obligations related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of New Solid Power, other change in the corporate structure of New Solid Power affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting

Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control of New Solid Power), the administrator, to the extent the administrator in its sole discretion deems necessary to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits contained in the 2021 Plan.

Plan Administration

The Board or a committee appointed by the Board will administer the 2021 Plan and is referred to as the administrator. Different administrators may administer the 2021 Plan with respect to different groups of service providers. The Board may retain the authority to concurrently administer the 2021 Plan and revoke the delegation of some or all authority previously delegated.

Subject to the terms of the 2021 Plan and applicable laws, the administrator generally will have the power, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable for administering the 2021 Plan. The administrator will have the power to administer the 2021 Plan, including but not limited to the power to construe and interpret the 2021 Plan and awards granted under the 2021 Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of Class A Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2021 Plan. The administrator will not be required to treat all awards, portions of awards or participants similarly. The administrator will also have the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2021 Plan. The administrator may institute and determine the terms and conditions of an exchange program under which participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type, and/or cash, or by which the exercise price of an outstanding award is increased or reduced; provided, however, that any exchange program that allows for participation of awards held by executive officers or directors requires stockholder approval prior to implementation. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to New Solid Power or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Eligibility

Persons eligible to receive awards under the 2021 Plan include our officers and other employees, non-employee directors and consultants of New Solid Power. Following the closing of the business combination, our employees (of which there were 90 as of September 30, 2021), each of our non-employee directors and approximately                     other individuals who provide services to us as consultants, are considered eligible under the 2021 Plan.

Stock Options

Options may be granted under the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable) and whether such options are designated as incentive stock options intended to qualify under

Section 422 of the Code or options not intended to so qualify. The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of New Solid Power or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In the event of a termination for cause or resignation following the occurrence of an event that otherwise would be cause, the option immediately will be forfeited. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Class A Common Stock between the exercise date and the date of grant. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to United States taxpayers, and the term of a stock appreciation right will be 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. In the event of a termination for cause or resignation following the occurrence of an event that otherwise would be cause, the stock appreciation right immediately will be forfeited. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan.

Restricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares unless and until such shares vest in accordance with their terms. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture by the participant.

Restricted Stock Units

Restricted stock units may be granted under the 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of Class A Common Stock. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

Performance Awards

Performance awards may be granted under the 2021 Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator will have the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before to the grant date. The administrator will have the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.

Non-Employee Directors

The 2021 Plan provides that any non-employee director, in any fiscal year, may not be granted compensation (including, but not limited to, cash retainer or fees) (including awards under the 2021 Plan) with an aggregate value of more than $500,000, increased to $750,000 in connection with the non-employee director’s initial fiscal year of service, with the value of each equity award based on such award’s grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with GAAP. Any compensation paid to a non-employee director for his or her prior services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential equity awards to our non-employee directors.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of New Solid Power, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2021 Plan provides that if there is a merger or a “change in control” (as defined under the 2021 Plan) of New Solid Power, each outstanding award will be treated as the administrator determines (subject to the following paragraphs) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2021 Plan.

If the successor corporation does not continue an award (or some portion of such award), the participant will fully vest in (and have the right to exercise) 100% of the then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an award accelerate as to more than 100% of the award. If options or stock appreciation rights are not continued when a change in control or a merger of New

Solid Power with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).

For awards granted to a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, all restrictions on restricted stock and RSUs will lapse and, for awards with performance-based vesting, unless specifically provided for in the award agreement, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Forfeiture and Clawback

All awards granted under the 2021 Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.

Amendment or Termination

The 2021 Plan will become effective upon the Closing and will continue in effect for up to ten (10) years following stockholder approval of the 2021 Plan, unless earlier terminated by the administrator, but no incentive stock options may be granted after ten (10) years from the earlier of the Board or stockholder approval of the 2021 Plan. In addition, the Board will have the authority to amend, suspend, or terminate the 2021 Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2021 Plan. The summary is based on existing U.S. laws and regulations as of the date of this filing, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for U.S. federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for U.S. federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of a nonstatutory option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes and we will be entitled to a tax deduction related to the ordinary income recognized by the participant. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the IRS no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Awards

A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2021 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% U.S. federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for New Solid Power

The Company generally will be entitled to a tax deduction in connection with an award under the 2021 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2021 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2021 Plan is in the discretion of the administrator and therefore cannot be determined in advance. We have not previously sponsored an equity incentive plan, and, therefore, the aggregate number of shares of Class A Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable. Therefore, a New Plan Benefit Table is not provided.

Equity Compensation Plan Information

No shares of Class A Common Stock were covered by awards outstanding under any equity compensation plan as of September 30, 2021. The following table provides information about the options to purchase shares of Solid Power Common Stock outstanding under the Solid Power Stock Plan as of September 30, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	9,432,276	$4.01	2,762,941

Equity compensation plans not approved by security holders	—	—	—

(1)

The numbers of shares and the weighted average exercise price set forth in the table are on a pre-conversion basis. Pursuant to the Business Combination Agreement, New Solid Power will assume the Solid Power Stock Plan as of the Effective Time, and each stock option granted under the Solid Power Stock Plan that is outstanding as of immediately prior to the Effective Time for which the holder elected to have assumed by New Solid Power will be assumed by New Solid Power and converted into an option, issued under the Solid Power Stock Plan, to purchase shares of Class A Common Stock. No new awards will be granted under the Solid Power Stock Plan once the business combination is consummated.

Vote Required for Approval

The 2021 Plan Proposal will be adopted and approved only if the holders of at least a majority of our outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the DCRC Board

THE DCRC BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 PLAN PROPOSAL.

PROPOSAL NO. 6 —THE ESPP PROPOSAL

We are seeking stockholder approval for the Solid Power, Inc. 2021 Employee Stock Purchase Plan, or the “ESPP.” The ESPP is being adopted in connection with the business combination and will become effective upon the Closing, but the first offering period will commence at a later date determined by the administrator of the ESPP. The ESPP will provide eligible employees an opportunity to purchase Class A Common Stock at a discount through accumulated contributions of their earned compensation. The DCRC Board and its compensation committee have determined that offering an employee stock purchase plan is important to our ability to compete for talent. The ESPP will become a part of our overall equity compensation strategy (especially with respect to our nonexecutive employees) if it is approved by DCRC’s stockholders. If DCRC’s stockholders do not approve the ESPP, we may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent us from successfully attracting and retaining highly skilled employees.

The ESPP’s initial share reserve which we are asking the stockholders to approve is 3,778,000 shares of Class A Common Stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the New Solid Power Board or its compensation committee.

The DCRC Board and its compensation committee believe that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The ESPP provides a significant incentive by allowing employees to purchase shares of Class A Common Stock at a discount. The DCRC Board has approved the ESPP, subject to the approval of DCRC’s stockholders.

Summary of the 2021 Employee Stock Purchase Plan

The following is a summary of the principal features of the ESPP and its operation. This summary does not contain all of the terms and conditions of the ESPP and is qualified in its entirety by reference to the ESPP as set forth in Annex D attached to this proxy statement/prospectus/information statement.

Purpose

The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of Class A Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

If DCRC’s stockholders approve the ESPP, and subject to adjustment upon certain changes in our capitalization as described in the ESPP, the maximum number of shares of Class A Common Stock that will be available for issuance under the ESPP will be shares. The shares may be authorized, but unissued, or reacquired Class A Common Stock. The number of shares of Class A Common Stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2021 fiscal year equal to the least of (i) 3,778,000 shares of Class A Common Stock, (ii) one percent (1%) of the outstanding shares of all series of common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the administrator. We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of Class A Common Stock.

If DCRC’s stockholders do not approve the ESPP, then the ESPP will not become effective and no shares of Class A Common Stock will be available for issuance thereunder.

Administration

The ESPP will be administered by the New Solid Power Board or a committee appointed by the New Solid Power Board that is constituted to comply with applicable laws (including the compensation committee). We expect the compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator will also be authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the United States. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility

Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. Following the closing of the business combination, approximately                      of our employees will be generally eligible under the ESPP. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares of Class A Common Stock under the ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all series of capital stock of ours or of any parent or subsidiary of ours; or

•

holds rights to purchase shares of Class A Common Stock under all employee stock purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of shares of Class A Common Stock for each calendar year in which such rights are outstanding at any time.

Offering Periods

The ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.

Contributions

The ESPP will permit participants to purchase shares of Class A Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, or such other limit established by the administrator from time to time in its discretion and on a uniform and nondiscretionary basis for all options to be granted on an enrollment date in an offering, which includes a participant’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, during any offering period, a participant may not increase the rate of his or her contributions and may only decrease the rate of his or her contributions (including to 0%) one time.

Exercise of Purchase Right

Amounts contributed and accumulated by the participant will be used to purchase shares of Class A Common Stock at the end of each purchase period. A participant may purchase a maximum number of shares of Class A Common Stock during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be determined by the administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an enrollment date, provided that in no event may the purchase price be less than 85% of the lower of the fair market value of Class A Common Stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of Class A Common Stock. Participation in the ESPP ends automatically upon termination of employment with us.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or we terminate or amend the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures specified by the administrator prior to any applicable deadline. Upon withdrawal from the ESPP, in general, the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

Neither contributions credited to a participant’s account nor rights to purchase shares of Class A Common Stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.

Certain Transactions

In the event that any dividend or other distribution (whether in the form of cash, Class A Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of Class A Common Stock or our other securities, or other change in our corporate structure affecting the Class A Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, to the extent the administrator in its sole discretion deems necessary in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number and class of Class A Common Stock that may be delivered under the ESPP, the purchase price per share, the number of shares of Class A Common Stock covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.

In the event of our proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before consummation of the proposed dissolution or liquidation following the purchase of shares of Class A Common Stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of a merger or “change in control” (as defined in the ESPP), except as otherwise determined by the administrator, each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment; Termination

The administrator will have the authority to amend, suspend or terminate the ESPP. The ESPP automatically will terminate in 2040, unless we terminate it sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after consummation of the purchase of shares of Class A Common Stock under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares of Class A Common Stock will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances.

The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to New Solid Power, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of Class A Common Stock acquired under the ESPP or in the event of the participant’s death while still owning the purchased shares of Class A Common Stock.

If the participant sells or otherwise disposes of the purchased shares of Class A Common Stock within two years after the start date of the offering period in which the shares of Class A Common Stock were acquired or within one year after the actual purchase date of those shares of Class A Common Stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares of Class A Common Stock on the purchase date exceeded the purchase price paid for those shares of Class A Common Stock, and we will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares of Class A Common Stock, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares of Class A Common Stock have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares of Class A Common Stock more than two years after the start date of the offering period in which the shares of Class A Common Stock were acquired and more than one year after the actual purchase date of those shares of Class A Common Stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares of Class A Common Stock on the sale or disposition date exceeded the purchase price paid for those shares of Class A Common Stock, or (b) 15% of the fair market value of the shares of Class A Common Stock on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares of Class A Common Stock on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of Class A Common Stock purchased under the ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

If the participant still owns the purchased shares of Class A Common Stock at the time of death, the lesser of (i) the amount by which the fair market value of the shares of Class A Common Stock on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares of Class A Common Stock on the start date of the offering period in which those shares of Class A Common Stock were acquired will constitute ordinary income in the year of death.

Plan Benefits

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, the number of shares of Class A Common Stock that may be purchased under the ESPP is determined, in part, by the price of our shares of Class A Common Stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares of Class A Common Stock that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the number of shares of Class A Common Stock which would have been received by or allocated to our named executive officers, all current executive officers as a group, and all other current employees who may participate in the ESPP as a group are not determinable. Non-employee directors are not eligible to participate in the ESPP. Therefore, a New Plan Benefit Table is not provided.

Vote Required for Approval

The ESPP Proposal will be adopted and approved only if the holders of at least a majority of our outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the DCRC Board

THE DCRC BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 7—THE DIRECTOR ELECTION PROPOSAL

Overview

The DCRC Board currently consists of eight members. Pursuant to our Charter, the members of the DCRC Board are divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Dr. Jennifer Aaker, Erik Anderson and Jane Kearns, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Jim McDermott and Jeffrey H. Tepper, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Pierre Lapeyre, Jr., David Leuschen and Robert Tichio, will expire at the third annual meeting of stockholders.

In addition, the amended and restated bylaws of New Solid Power will provide that each director shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Pursuant to the Business Combination Agreement and the Proposed Second A&R Charter, if the Director Election Proposal is approved, it is expected that the New Solid Power Board will be comprised of Erik Anderson, Steven Goldberg, Robert Tichio, Rainer Feurer, Douglas Campbell, David Jansen, John Stephens and                . It is currently contemplated that Douglas Campbell, Erik Anderson and Robert M. Tichio will be nominated to serve as Class I directors, Steven H. Goldberg,                and                will be nominated to serve as Class II directors and David Jansen, Rainer Feurer and John Stephens will be nominated to serve as Class III directors.

Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”

Vote Required for Approval

The Director Election Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting. If the Business Combination Proposal or the Nasdaq Proposal is not approved, this Proposal No. 7 will have no effect, even if approved by our stockholders.

The approval of the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock at the special meeting and entitled to vote thereon, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Director Election Proposal.

Recommendation of the DCRC Board

THE DCRC BOARD RECOMMENDS THAT DCRC STOCKHOLDERS VOTE “FOR ALL NOMINEES” FOR ELECTION TO THE DCRC BOARD.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the DCRC Board to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal or the Director Election Proposal. If our stockholders approve the Adjournment Proposal, we may adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by DCRC stockholders, the DCRC Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the 2021 Plan Proposal, the ESPP Proposal or the Director Election Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the DCRC Board

THE DCRC BOARD RECOMMENDS THAT DCRC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOLID POWER

You should read the following discussion and analysis of Solid Power’s financial condition and results of operations together with Solid Power’s financial statements and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis is set forth elsewhere in this proxy statement/prospectus, including information with respect to Solid Power’s plans and strategy for its business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” Solid Power’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Throughout this section, unless otherwise noted “we,” “us,” “our” and the “Company” refer to Solid Power.

Overview

Solid Power is developing all-solid-state battery cell technology that replaces the liquid or gel polymer electrolyte used in conventional lithium-ion battery cells with a sulfide-based solid electrolyte. We focus solely on the development and commercialization of all-solid-state battery cells and solid electrolyte materials, primarily for the fast-growing battery-powered electric vehicle market.

As a development-stage company, we have historically generated revenue through performance on government contracts and grants as well as a small volume of sales of our cells and materials into non-commercial markets. These activities have partially funded our research and development activities to date. In addition, we have been able to secure additional liquidity through various financing rounds. Most recently, on May 5, 2021, we announced a $135.6 million Series B investment round, led by BMW and Ford, resulting in an implied post-money enterprise value of $685.6 million. In conjunction with this capital infusion, we also announced an expansion of our Joint Development Agreements with BMW and Ford to develop all-solid-state battery cells for future electric vehicles.

Furthermore, on June 15, 2021, we entered into the Business Combination Agreement with DCRC and Merger Sub, where, at signing, New Solid Power’s implied enterprise value was approximately $1.2 billion pre-money. This increase in implied valuation (which valuation includes funds received from the Series B Financing but does not include any other cash that may be received in connection with the Closing) relative to the post-money valuation at the closing of the Series B Financing was attributable to many factors, including, but not limited to, an aggregate economic investment of over $80 million by BMW and Ford in the Series B Financing, expansion of the Joint Development Agreements reflecting Ford and BMW’s respective commitments to continue to work with us to further develop our all-solid-state battery cell technology, and continued improvement and validation of our proprietary technology. As a result, the Solid Power Series B Preferred Stock was valued at $213.2 million as of June 30, 2021, and the holders of the Solid Power Series B Preferred Stock are expected to receive an aggregate of 33,619,354 shares of New Solid Power Common Stock at closing, which includes their warrants received in the Series B Financing that have been or will be exercised prior to closing and for which the holders of Series B Preferred Stock are expected to receive 5,603,037 shares of New Solid Power Common Stock, in each case, based on the Exchange Ratio, which shares and warrants would have an aggregate value of approximately $337.5 million based on the closing trading price of the Class A Common Stock on October 11, 2021.

We believe our All-Solid-State Platform will be able to meet the performance and cost demands from both consumers and automotive OEMs and outperform the best performing liquid electrolyte-based lithium-ion technologies of today and tomorrow. We are developing our all-solid-state battery cell technology with the goal to improve, among other things:

•	safety of electric vehicle batteries through the removal of flammable and volatile liquids and gels from the battery cells;

•

energy density, a measure of the energy stored by the battery cell relative to its volume, by enabling higher capacity electrodes that are otherwise not considered viable in a traditional lithium-ion battery cell;

•	calendar life – how long a battery cell can last before seeing significant degradation, especially at elevated temperature – as compared to current-generation lithium-ion; and

•	cost, through simplifying the manufacturing process and removal or reduction of battery pack cooling systems and pack-level safety features typically seen in traditional lithium-ion battery packs.

Critically, the cell manufacturing processes we have developed are already used globally for high volume traditional lithium-ion battery cell production, which we anticipate will enable manufacturers of our all-solid-state battery cells to meet volume and cost requirements of OEMs.

We intend to license our all-solid-state battery cell architectures and manufacturing know-how to our commercialization partners. In addition, we plan to sell our proprietary sulfide-based solid electrolyte material to enable cell production by our partners and to other solid-state cell producers who may not be using our unique all-solid-state cell designs. Longer-term, we endeavor to be the leading producer and distributor of sulfide-based solid electrolyte material, which may be employed both in powering all-solid-state battery cells in electric vehicles and in other commercial applications.

The Business Combination

Solid Power entered into the Business Combination Agreement with DCRC and Merger Sub on June 15, 2021. Pursuant to the Business Combination Agreement, and assuming a favorable vote of DCRC’s stockholders, Merger Sub will be merged with and into Solid Power. Upon the Closing, the separate corporate existence of Merger Sub shall cease, and Solid Power will survive and become a wholly owned subsidiary of DCRC. The business combination is anticipated to be accounted for as a reverse recapitalization. Solid Power will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Solid Power’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, DCRC will be treated as the acquired company for financial statement reporting purposes. The most significant change in New Solid Power’s future reported financial position and results, assuming no stockholder redemptions, are expected to be an estimated $474.3 million net increase in cash and cash equivalents (as compared to Solid Power’s balance sheet at June 30, 2021) and an estimated $950.6 million net increase in total stockholders’ equity (as compared to Solid Power’s balance sheet at June 30, 2021), both of which include $165 million in gross proceeds from the PIPE that will close concurrent with the Closing. Total transaction costs are estimated at approximately $40 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the business combination, New Solid Power will become the successor to an SEC-registered and Nasdaq-listed company, which will require New Solid Power to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. In addition, following the business combination, we expect that our research and development and other expenses will continue to increase as we expand our development efforts to obtain qualification for electric vehicle testing, expand existing relationships with our development partners, and eventually commercialize our products. See “—Liquidity and Capital Resources.”

Key Trends, Opportunities and Uncertainties

We are a research and development company; we believe that our performance and future success depend on several factors that present significant opportunities for us but also pose significant risks and challenges, including those discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” appearing elsewhere in this proxy statement/prospectus. Specifically, the success of our business is dependent upon our ability to successfully develop and commercialize our products, which will require significant capital and subject us to regulatory oversight. For more information, please read “Information About Solid Power” appearing elsewhere in this proxy statement/prospectus.

Additionally, the COVID-19 pandemic has disrupted supply chains and affected production and sales across a range of industries. The long-term extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the virus, vaccine distribution and uptake and the impact on our customers, employees and vendors. The ultimate outcome of these matters is uncertain and, accordingly, the impact on our financial condition or results of operations is also uncertain.

To date, the primary impact of the COVID-19 pandemic on our liquidity was an overall unfavorable fundraising environment during mid-2020, which delayed our Series B Financing to May 2021. In response to such delay, our planned growth during 2020 was largely deferred to 2021. To date, we have not materially altered any terms with our contractors, suppliers, customers, other business partners or financing sources as a result of the COVID-19 pandemic.

Basis of Presentation

We currently conduct our business through one operating segment. As a research and development company with no commercial operations, our activities to date have been limited and were conducted primarily in the United States. Our historical results are reported under U.S. GAAP and in U.S. dollars.

Components of Our Results of Operations

We are a research and development stage company and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or projected results of operations.

Collaboration and Support Revenue

We earn revenue primarily from collaborative research and development agreements with both commercial partners and governmental agencies. Our revenues include a modest amount of product sales. Collaboration and support revenues are recognized as the underlying costs of fulfilling required research objectives are incurred.

Cost of Revenue

Cost of revenue consists primarily of employee compensation and related overhead costs, as well as direct material and consulting expenses incurred to fulfill contractually required research deliverables. Costs of collaboration and support revenue are expensed as incurred.

Gross Margin

Our gross margin can fluctuate significantly from quarter to quarter, reflecting contractual delivery timeframes, conclusion of existing contracts, additions of new contracts and the timing effects of the variable availability of employees, materials and access to technical equipment. Gross margin, calculated as collaboration and support revenue less costs of revenue, has been, and will continue to be, affected by various factors, including fluctuations in the number and mix of collaboration and support revenue contracts and the cost of enhancing our internal technical equipment resources.

Operating Expenses

Research and development

Research and development expenses primarily consist of personnel-related expenses for scientific, engineering and operation technician personnel, as well as materials, equipment costs and consulting expenses incurred to further our commercialization development efforts. We anticipate significant research and development cost increases related to the expansion of our research and development team and building the infrastructure needed to enable the achievement of entering automotive product qualification testing processes.

Sales and marketing

Sales and marketing expenses consist primarily of expenses for business development personnel as well as expenses associated with trade shows, lobbying and consulting. We anticipate significant expansion in our sales and marketing efforts as the COVID-19 pandemic abates, resulting in resumption of technical conferences, trade shows and significant efforts to expand our business development into both the electric vehicle markets and other battery-oriented commercial consumer markets.

Finance and administrative

Finance and administrative expenses consist primarily of personnel-related expenses for our executive and administrative functions as well as outside professional services, including legal, accounting and other advisory services. We expect our finance and administrative expenses to increase significantly in the near term as we expand our infrastructure to prepare for being a public company following the Closing.

Other income (expense)

Interest expense

Interest expense consists primarily of interest incurred on equipment financing notes, a bank term loan and unsecured convertible investor notes issued at various times from December 2019 to June 2021.

Other income (expense)

Other income (expense) consists primarily of income realized from cash investments and a forgiven 2020 Payroll Protection Plan (“PPP”) loan, more than offset by costs associated with fair value recording of convertible notes and contract cancellation costs. The notes contained multiple conversion features that constituted embedded derivatives; we evaluated each note and recorded expenses either reflecting the cost of marking the notes to fair value or the expense associated with the assessed value of the embedded derivatives in the notes. During 2021, our other income (expense) includes amounts paid to terminate a manufacturing rights letter agreement with one of our stockholders that we entered into in connection with the initial sale of Solid Power Series A-1 Preferred Stock.

Results of Operations

Comparison of the Three Months Ended June 30, 2021 to the Three Months Ended June 30, 2020

The following table sets forth our historical operating results for the periods indicated:

	Three Months Ended June 30,		$ Change	% Change
($ in thousands)	2021	2020
Collaboration and support revenue	561	433	128	30%
Cost of revenue	540	346	194	56%

Gross margin	21	87	(66)	(76%)
Operating expenses:
Research and development	3,203	2,579	624	24%
Sales and marketing	535	284	251	88%
Finance and administrative	2,332	309	2,023	655%

Total operating expenses	6,070	3,172	2,898	91%

Loss from operations	(6,049)	(3,085)	(2,964)	(96%)
Other income (expense):
Interest expense	(121)	(87)	(34)	(39%)
Other income (expense)	(3,091)	1	(3,092)	NM

Total other income (expense)	(3,212)	(86)	(3,126)	NM

Loss before income taxes	(9,261)	(3,171)	(6,090)	(192%)
Provision for income taxes	12	26	(14)	(54%)

Net loss	(9,273)	(3,197)	(6,076)	(190%)

NM = Not meaningful

Collaboration and Support Revenue

Collaboration and support revenue increased by $0.1 million, or 30%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. This increase was primarily attributable to a multi-year government contract we entered into during 2020, and which had significant related revenues in the second quarter of 2021.

Cost of Revenue

Cost of revenue increased by $0.2 million, or 56%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. This increase was primarily driven by increased personnel-related expenses charged to collaboration and services agreements in the second quarter of 2021.

Operating Expenses

Research and development

Research and development expenses increased by $0.6 million, or 24%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. This increase was primarily driven by increased costs associated with a higher allocation of personnel, and related personnel costs, to commercialization efforts.

Sales and marketing

Sales and marketing expense increased by $0.3 million, or 88%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase was primarily the result of increased costs associated with a higher allocation of personnel and engagement with marketplace advisory services to aid our commercialization efforts.

Finance and administrative

Finance and administrative expense increased by $2.0 million, or 655%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. This increase was primarily due to increased costs associated with a higher allocation of personnel-related expenses and increased professional fees expenses associated with legal, compliance and accounting matters, primarily in connection with the Series B Financing and the proposed business combination.

Other income (expense)

Interest expense

Interest expense increased by $0.03 million, or 39%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase primarily reflects the increased interest expense associated with the $10.0 million of aggregate principal amount of unsecured convertible notes we issued to investors in December 2020 and during the first half of 2021.

Other income (expense)

Other income (expense) increased to net other expense totaling $3.1 million for the three months ended June 30, 2021, primarily due to the amounts paid to terminate a manufacturing rights letter agreement that was issued in connection with the initial purchase of Series A-1 Preferred Stock.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 to the Six Months Ended June 30, 2020

The following table sets forth our historical operating results for the periods indicated:

	Six Months Ended June 30,		$ Change	% Change
($ in thousands)	2021	2020
Collaboration and support revenue	$1,041	$945	$96	10%
Cost of revenue	1,055	767	288	38%

Gross margin	(14)	178	(192)	(108%)
Operating expenses:
Research and development	6,309	5,122	1,187	23%
Sales and marketing	1,090	617	473	77%
Finance and administrative	2,927	633	2,294	362%

Total operating expenses	10,326	6,372	3,954	62%

Loss from operations	(10,340)	(6,194)	(4,146)	(67%)
Other income (expense):
Interest expense	(342)	(177)	(165)	(93%)
Other income (expense)	(5,773)	26	(5,799)	NM

Total other income (expense)	(6,115)	(151)	(5,964)	NM

Loss before income taxes	(16,455)	(6,345)	(10,110)	(159%)
Provision for income taxes	(41)	52	(93)	(179%)

Net loss	$(16,414)	$(6,397)	$(10,017)	(157%)

NM = Not meaningful

Collaboration and Support Revenue

Collaboration and support revenue increased by $0.1 million, or 10%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was primarily attributable to a multi-year government contract we entered into in late 2020, and which had significant related revenues in the first six months of 2021.

Cost of Revenue

Cost of revenue increased by $0.3 million, or 38%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was primarily driven by increased personnel-related expenses charged to collaboration and services agreements in the first six months of 2021.

Operating Expenses

Research and development

Research and development expenses increased by $1.2 million, or 23%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was primarily driven by increased costs associated with a higher allocation of personnel, and related personnel costs, to commercialization efforts.

Sales and marketing

Sales and marketing expense increased by $0.5 million, or 77%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily the result of increased costs associated with a higher allocation of personnel and engagement with marketplace advisory services to aid our commercialization efforts.

Finance and administrative

Finance and administrative expense increased by $2.3 million, or 362%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was primarily due to increased costs associated with a higher allocation of personnel-related expenses and increased professional fees expenses associated with legal, compliance and accounting matters, primarily in connection with the Series B Financing and the proposed business combination.

Other income (expense)

Interest expense

Interest expense increased by $0.2 million, or 93%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase primarily reflects the increased interest expense associated with the $10.0 million of aggregate principal amount of unsecured convertible notes we issued to investors in December 2020 and during the first half of 2021.

Other income (expense)

Other income (expense) increased to net other expense totaling $5.8 million for the six months ended June 30, 2021, primarily due to amounts paid to terminate a manufacturing rights letter agreement that was issued in connection with the initial purchase of Series A-1 Preferred Stock and expense adjustments associated with our convertible notes and their embedded derivatives issued in the first half of 2021.

Comparison of the Year Ended December 31, 2020 to the Year Ended December 31, 2019

The following table sets forth our historical operating results for the periods indicated:

	Year Ended December 31,		$ Change	% Change
($ in thousands)	2020	2019
Collaboration and support revenue	$2,103	$2,276	$(173)	(8%)
Cost of revenue	1,670	1,821	(151)	(8%)

Gross margin	433	455	(22)	(5%)
Operating expenses:
Research and development	9,593	7,241	2,352	32%
Sales and marketing	1,205	1,544	(339)	(22%)
Finance and administrative	1,227	917	311	34%

Total operating expenses	12,026	9,701	2,325	24%

Loss from operations	(11,593)	(9,247)	(2,346)	(25%)
Other income (expense):
Interest expense	(361)	(59)	(302)	(512%)
Other income (expense)	(2,303)	232	(2,535)	NM

Total other income (expense)	(2,664)	173	(2,837)	NM

Loss before income taxes	(14,257)	(9,074)	(5,184)	(57%)
Provision for income taxes	118	135	(17)	(13%)

Net loss	$(14,375)	$(9,208)	$(5,166)	(56%)

NM = Not meaningful

Collaboration and Support Revenue

Collaboration and support revenue decreased by $0.2 million, or 8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was primarily attributable to the termination of a services agreement for administrative services to a related party company. The services agreement was discontinued in mid-2019 and generated approximately $0.2 million of support revenue in the year ended December 31, 2019.

Cost of Revenue

Cost of revenue decreased by $0.2 million, or 8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was primarily driven by reduced personnel-related expenses charged to collaboration and services agreements compared to the year ended December 31, 2019.

Operating Expenses

Research and development

Research and development expenses increased by $2.4 million, or 32%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased costs associated with a higher allocation of personnel to commercialization efforts and increased purchases of materials to support manufacturing functionality testing and the production of samples on our pilot production line.

Sales and marketing

Sales and marketing expense decreased by $0.3 million, or 22%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was primarily driven by reduced business meetings, technical conferences and associated travel-related costs, as these activities were effectively ceased for a large portion of the year ended December 31, 2020 at the onset of the COVID-19 pandemic in March 2020.

Finance and administrative

Finance and administrative expense increased by $0.3 million, or 34%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by the elimination of personnel-related expenses allocated to the related-party support services arrangement that was discontinued in mid-2019 and increased professional fees associated with legal, compliance and accounting matters.

Other income (expense)

Interest expense

Interest expense increased by $0.3 million, or 512%, from $0.1 million for the year ended December 31, 2019 to $0.4 million for the year ended December 31, 2020. The increase primarily reflects the initiation of a $3.0 million bank term loan and a $3.0 million unsecured convertible note issued to an investor in December 2019.

Other income (expense)

Other income (expense) decreased from net other income of $0.2 million for the year ended December 31, 2019 to net other expense totaling $2.3 million for the year ended December 31, 2020, primarily due to expense adjustments associated with convertible notes and their embedded derivatives issued in 2020 and reduced interest income earnings due to lower cash holdings in 2020 compared to 2019.

Liquidity and Capital Resources

Sources of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. As of the date of this proxy statement/prospectus, we have yet to generate meaningful revenue from our business operations and have funded capital expenditure and working capital requirements through equity and debt financing and, to a lesser extent, government grants. For example, in May 2021, we consummated the Series B Financing whereby we issued an aggregate of 8.8 million shares of Solid Power Series B Preferred Stock and 1.8 million warrants to purchase Solid Power Common Stock for an aggregate purchase price of $149 million, approximately $135 million of which was paid in cash, from certain existing and new investors. Our ability to successfully develop our products, commence commercial operations and expand our business will depend on many factors, including our working capital needs, the availability of equity or debt financing and, over time, our ability to generate cash flows from operations.

We expect our capital expenditures and working capital requirements to increase materially in the near future, as we accelerate our research and development efforts and scale up production operations with our partners. Specifically, we expect to deploy a significant amount of capital in constructing and outfitting our second facility in 2022 to support our initial scaling of sulfide-based electrolyte production and advanced research and development. Assuming continued development of our technologies, we intend to acquire, construct, and outfit one or more facilities in the mid-2020s to enable us to produce our sulfide-based electrolyte material in commercial quantities. These anticipated new facilities will require us to invest significant capital for the initial construction and equipment installation phase as well to operate and maintain the facilities going forward. Additionally, increased production of our sulfide-based electrolyte will require a significant amount of cash to purchase or manufacture the component materials. As we approach commercialization, we expect our operating expenses will increase substantially on account of increased headcount and other general and administrative expenses necessary to support a rapidly growing company. We believe that our cash on hand following the Closing (assuming the Minimum Cash Condition is satisfied) will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus and longer term as we work towards commercialization. We may, however, need additional cash if the Minimum Cash Condition is not satisfied and/or if there are material changes to our business conditions or other developments, including unanticipated delays in negotiations with OEMs and tier-one automotive suppliers or other suppliers, supply chain challenges, disruptions due to the COVID-19 pandemic, competitive pressures, and regulatory developments. To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects. For more information about risks related to our business, please see “Risk Factors—Risks Related to Solid Power.”

Cash Flows

The following tables summarize our cash flows from operating, investing and financing activities for the periods presented.

	Six Months Ended June 30,
($ in thousands)	2021	2020
Net cash (used in) operating activities	(10,156)	(4,878)
Net cash (used in) investing activities	(3,855)	(778)
Net cash provided by financing activities	129,371	498

	Year Ended December 31,
($ in thousands)	2020	2019
Net cash (used in) operating activities	$(9,995)	$(8,590)
Net cash (used in) investing activities	(1,060)	(3,112)
Net cash provided by financing activities	5,395	5,890

Cash flows from operating activities:

Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, commercial production development, sales and marketing, and other finance and administrative activities. We expect our expenses related to personnel, research and development, sales and marketing, and finance and administrative activities to increase as we prepare for being a public company following the Closing.

During the six months ended June 30, 2021, net cash used in operations was $10.2 million, primarily resulting from a net loss of $16.4 million, after consideration of non-cash charges of $4.2 million. Net cash generated by changes in operating assets and liabilities for six months ended June 30, 2021 consisted primarily of a $1.5 million increase in accrued expenses and other accrued liabilities and $0.8 million increase in accounts payable, partially offset by a $0.1 million increase in contract receivables. The increase in accrued expenses resulted from an increase in accruals for $0.5 million and $0.9 million related to 2021 accrued bonus and professional services, respectively. The increase in accounts payable is related to $0.6 million for legal expenses and $0.1 million for tax consulting services. Non-cash charges relate primarily to loss from change in fair value of embedded derivative liability of $2.7 million and depreciation and amortization of $1.1 million during the six months ended June 30, 2021.

During the six months ended June 30, 2020, net cash used in operations was $4.9 million, primarily resulting from a net loss of $6.4 million, after consideration of non-cash charges of $1.2 million. Net cash generated by changes in operating assets and liabilities for six months ended June 30, 2020 consisted primarily of a $0.4 million increase in accrued expenses and other accrued liabilities and a $0.2 million decrease in due from related party, partially offset by a $0.1 million increase in contract receivables. The increase in accrued expenses resulted from an increase in accruals for $0.3 million related to 2020 accrued bonus. The decrease in due from related party is related to settlement of receivables for accounting and administrative services provided to a related party. Non-cash charges relate primarily to a non-cash charge for depreciation and amortization of $1.0 million during the six months ended June 30, 2020.

During the year ended December 31, 2020, net cash used in operations was $10.0 million, primarily resulting from a net loss of $14.4 million, after consideration of non-cash charges of $4.9 million. Net cash generated by changes in operating assets and liabilities for year ended December 31, 2020 consisted primarily of a $0.4 million decrease in deferred revenue and $0.2 million increase in contract receivables, partially offset by a $0.2 million decrease in due from related party. The decrease in deferred revenue resulted from billed revenue for BMW. The decrease in due from related party is related to settlement of receivables for accounting and administrative services provided to a related party. Non-cash charges relate primarily to non-cash charges from change in fair value of embedded derivative of $2.8 million and depreciation and amortization of $2.1 million during the year ended December 31, 2020.

During the year ended December 31, 2019, net cash used in operations was $8.6 million, primarily resulting from a net loss of $9.2 million, after consideration of non-cash charges of $1.7 million. Net cash generated by changes in operating assets and liabilities for the year ended December 31, 2019 consisted primarily of a $0.9 million decrease in deferred revenue, partially offset by a $0.1 million decrease in contract receivables. The decrease in deferred revenue is related to billed revenue for BMW and AFRL PH II. Non-cash charges relate primarily to charges for depreciation and amortization of $1.4 million during the year ended December 31, 2019.

Cash flows from investing activities:

Our cash flows from investing activities have been comprised primarily of purchases of equipment and installation of improvements to our leased headquarters.

Net cash used in investing activities was $3.9 million for the six months ended June 30, 2021 and included $3.8 million of purchases of machinery and equipment, compared to net cash used in investing activities of $0.8 million in the six months ended June 30, 2020. The increase principally reflects additional purchases of equipment.

Net cash used in investing activities was $1.1 million for the year ended December 31, 2020 and included $1.0 million of purchases of machinery and equipment, compared to net cash used in investing activities of $3.1 million in the year ended December 31, 2019. Our purchases of machinery and equipment were significantly lower in 2020 than in 2019 due to the expenditures in 2019 related to completion of our pilot production line during 2019.

Cash flows from financing activities:

We have financed our operations primarily through the sale of preferred stock, a bank term loan and the issuance of convertible notes.

Net cash provided by financing activities was $129.4 million for the six months ended June 30, 2021 and included $135.6 million of proceeds from the Series B Financing, offset by related transaction costs.

Net cash provided by financing activities was $0.5 million in the six months ended June 30, 2020 reflecting $0.9 million of proceeds from borrowing transactions offset by $0.4 million of debt repayments.

Net cash provided by financing activities was $5.4 million for the year ended December 31, 2020 and included $6.0 million proceeds from borrowing transactions partially offset by $0.7 million of debt repayments.

Net financing receipts in 2020 were $0.5 million less than net financing receipts in 2019 due to debt service payments of $0.6 million in 2020 on our bank term loan.

Net cash provided by financing activities was $5.9 million in the year ended December 31, 2019 and included $6.0 million from borrowing transactions partially offset by $0.1 million of debt repayments.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our financial statements included elsewhere in this proxy statement/prospectus. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience, technical analysis and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.

Stock-Based Compensation and Common Stock Valuation

We record stock-based compensation expense according to the provisions of ASC Topic 718 – Stock Compensation. ASC Topic 718 requires all share-based awards to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under the provisions of ASC Topic 718, we determine the appropriate fair value model to be used for valuing share-based issuances and the amortization method for recording compensation cost, which can be impacted by the following assumptions:

•	Expected Term – We use the simplified method of an average between the total term of the option and the vesting period of the option.

•	Expected Volatility – Since our shares are not actively traded, our volatility estimate is based on the volatility of publicly traded shares of selected other energy storage companies.

•	Expected Dividend Yield – We have not paid dividends in the past and do not anticipate paying dividends in the near future; therefore we assume a dividend yield of zero.

•	Risk-Free Interest Rate – We use yield rates published by the U.S. Treasury for zero coupon issues with a remaining term equal or similar to the expected term of our option awards.

The grant date fair value of our common stock has been and will be determined by our board of directors with the assistance of management and based in part on an independent valuation. Once our common stock is publicly traded, we intend to determine the fair value of our publicly traded common stock based on the closing market price on the date grants are made.

The estimated fair value of our common stock per share was $15.96, $0.84 and $0.84, as of June 30, 2021,

December 31, 2020 and December 31, 2019, respectively. The change in fair value between such dates is influenced by myriad factors, including, but not limited to, our having a limited amount of liquidity at December 31, 2019 and 2020 in a challenging capital raising environment significant concerns about liquidity and ability to execute our business plan prior to the closing of the Series B Financing; an improved macroeconomic environment at June 30, 2021 following an increase in activity due to the efficacy and adoption of COVID-19 vaccines; increased consumer demand for and acceptance of fully electric vehicles in the first half of 2021; the closing of our Series B Financing, which included an aggregate economic investment of over $80 million by BMW and Ford; public announcements by BMW and Ford regarding their commitment to rapidly convert significant portions of their future fleets to all-electric vehicles; continued improvement and validation of our proprietary technology, including delivery of prototype all-solid-state battery cells to our development partners; and the amount of cash on hand relative to our short- and long-term capital needs, which is influenced by the probability of the completion of the business combination. As the common stock is entitled only to the residual assets of the company, following the holders of Solid Power Series A-1 Preferred Stock and Solid Power Series B Preferred Stock receiving their preferences in accordance with the Solid Power Charter, the valuation of our common stock was low until closing the Series B Financing and our entering into the Business Combination Agreement.

Collaborative and Support Revenue

We recognize revenue from our research and development collaboration agreements representing joint operating activities in accordance with ASC Topic 808, Collaborative Arrangements. The elements of the collaboration agreements in which both parties to the contract are active participants and to which both parties are exposed to significant risks and rewards that are dependent on the commercial success of the efforts under the contract are recorded as collaborative arrangements. Generally, the classification of transactions under the collaborative arrangements is determined based on the nature of the transactions and the contractual terms of the arrangement. Collaborative revenues from cost-based contracts are recognized based on costs incurred during each period plus any earned fee. Contract costs include all direct labor, subcontract costs, costs for materials and indirect costs related to the contract performance that are allowable under the provisions of the contract. Collaborative revenues from fee-based contracts are recognized based on costs incurred to meet contractually defined milestones and deliverables along with our assessment of achievement of those measurable deliverables under the contract.

Lease Obligations

We lease our headquarters space in Louisville, Colorado under leases classified as operating leases. The FASB has issued ASU No. 2016-02, Leases (Topic 842) along with other related guidance (collectively, “ASU 842”), under which lessees are required to recognize a right of use (“ROU”) asset and related lease liability on the lessee’s balance sheet for all substantive leases. The new lease guidance is effective for the Company on January 1, 2022.

We expect the new lease guidance will have a material effect on our financial statements. We continue to assess the impact of the effect of adoption; we currently believe the most significant effects will be the recognition of new ROU assets along with additional offsetting operating liabilities of approximately the same amount based on the present value of the remaining minimum rental payments under the existing operating leases.

Mezzanine Equity

Solid Power Preferred Stock is classified as mezzanine equity as both classes of Solid Power Preferred Stock include redemption features that are not solely within our control. Solid Power Preferred Stock is carried at the greater of its original issue price or fair value (the “Redemption Value”). Solid Power Series B Preferred Stock has a Redemption Value equal to the greater of its original issue price of $18.041 per share or fair value. The estimated fair value of Solid Power Series B Preferred Stock was $24.29 as of June 30, 2021. The Solid Power Series A-1 Preferred Stock has a Redemption Value equal to the greater of its original issue price of $1.806775 per share or fair value. The estimated fair value of Solid Power Series A-1 Preferred Stock was $17.78, $7.58, and $2.02, as of June 30, 2021, December 31, 2020 and December 31, 2019, respectively. The difference in the carrying values primarily relates to the Solid Power Series B Preferred Stock being entitled to a 1.5 times liquidation preference prior to the

Solid Power Series A-1 Preferred Stock receiving proceeds from a deemed liquidation, in accordance with the terms of the Solid Power Charter. At June 30, 2021, the Solid Power Series B Preferred Stock and Solid Power Series A-1 Preferred Stock were carried at a discount from the anticipated value at closing of the business combination due to transaction uncertainty, including, among other closing conditions, satisfaction of the Minimum Cash Condition and approval of the business combination by the public stockholders. We assess the fair value of the Solid Power Preferred Stock at each reporting date. The Solid Power Preferred Stock generates deemed dividends to be charged against retained earnings, or in the absence of retained earnings, against paid-in capital when its fair value exceeds its issuance price. Once paid-in-capital has been fully depleted, any remaining deemed dividend amount results in an increase to accumulated deficit. The change in fair value between each reporting date is influenced by myriad factors, including, but not limited to, our having a limited amount of liquidity at December 31, 2019 and 2020 in a challenging capital raising environment; significant concerns about liquidity and ability to execute our business plan prior to closing the Series B Financing; an improved macroeconomic environment at June 30, 2021 following an increase in activity due to the efficacy and adoption of COVID-19 vaccines; increased consumer demand for and acceptance of fully electric vehicles in the first half of 2021; the closing of our Series B Financing, which included an aggregate economic investment of over $80 million by BMW and Ford; public announcements by BMW and Ford regarding their commitment to rapidly convert significant portions of their future fleets to all-electric vehicles; continued improvement and validation of our proprietary technology, including delivery of prototype all-solid-state battery cells to our development partners; and the amount of cash on hand relative to our short-and long-term capital needs, which is influenced by the probability of the completion of the business combination. The fair values implied for Solid Power Series A-1 Preferred Stock and Solid Power Series B Preferred Stock consider the liquidation and redemption features, which causes a material difference in the valuation of the Solid Power Series A-1 Preferred Stock and Solid Power Series B Preferred Stock when compared to valuation of Solid Power Common Stock. Each share of Solid Power Preferred Stock will be converted to Solid Power Common Stock immediately prior to the business combination.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company at least through the end of the 2021 fiscal year and expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 3 to our audited financial statements included elsewhere in this proxy statement/prospectus for more information.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks including credit risks, and foreign currency translation and transaction risks as well as risks relating to the availability of funding sources, hazard events and specific asset risks.

Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist primarily of cash, restricted cash, accounts receivable, and net investment in direct financing receivable. Domestic cash deposits exceeded the Federal Deposit Insurance Corporation insurable limit at June 30, 2021, December 31, 2020 and 2019. We have not experienced any losses on our cash deposits to date.

Furthermore, for the year ended December 31, 2020, 41% of our revenues came from a contract with a single customer, and for the year ended December 31, 2019, 88% of our revenues came from two contracts with a single customer. We are subject to non-payment or non-performance of these counterparties, and we generally do not require collateral from our customers. We evaluate the collectability of our accounts receivable and provide an allowance for potential credit losses as necessary. To date, we have not experienced any customer credit losses.

Foreign Currency Risk

Our functional currency is the U.S. dollar reflecting our principal operating market. As we expand, we expect to be exposed to both currency transaction and translation risk as we collaborate with international investors, partners and vendors. To date, we have not had exposure to foreign currency fluctuations and have not hedged such exposure, although we may do so in the future.

Change in Certifying Accountant

On June 2, 2021, our Board of Directors ratified the company’s officers’ engagement of Ernst & Young LLP, effective February 25, 2021, to serve as our independent registered public accounting firm and dismissal of Plante & Moran, PLLC (“Plante & Moran”) as our independent auditors. Plante & Moran previously audited our financial statements through the year ended December 31, 2019 in accordance with auditing standards generally accepted in the United States of America. Following its engagement, Ernst & Young LLP reaudited in accordance with the standards of PCAOB and we reissued our financial statements as of and for the year ended December 31, 2019, which are included in this proxy statement/prospectus.

Plante & Moran did not audit Solid Power’s financial statements for any period subsequent to the year ended December 31, 2019. The Plante & Moran report on our financial statements the year ended December 31, 2019 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about our ability to continue as a going concern as of December 31, 2019.

From January 1, 2019 through June 2, 2021, there were (i) no disagreements with Plante & Moran on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Plante & Moran, would have caused them to make reference to the subject matter of the disagreements in their audit reports, and (ii) no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided Plante & Moran with a copy of these disclosures and Plante & Moran has furnished a letter addressed to the SEC stating that it agrees with the statements made herein, a copy of which is included as Exhibit 16.1 to the registration statement of which this proxy statement/prospectus forms a part.

INFORMATION ABOUT SOLID POWER

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Solid Power prior to the Closing.

Overview

Solid Power is developing all-solid-state battery cell technology that replaces the liquid or gel polymer electrolyte used in conventional lithium-ion battery cells with a sulfide-based solid electrolyte. We focus solely on the development and commercialization of all-solid-state battery cells and solid electrolyte materials, primarily for the fast-growing battery-powered electric vehicle market.

As a development-stage company, we have historically generated revenue through performance on government contracts and grants as well as a small volume of sales of our cells and materials into non-commercial markets. These activities have partially funded our research and development activities to date. In addition, we have been able to secure additional liquidity through various financing rounds. Most recently, in May 2021, we announced a $135.6 million Series B investment round, led by BMW and Ford. In conjunction with this capital infusion, we also announced an expansion of our Joint Development Agreements with BMW and Ford to develop all solid-state battery cells for future electric vehicles.

The world has started its transition to battery-powered electric vehicles. Current liquid electrolyte-based lithium-ion battery technology helped introduce the possibility of more broad adoption of electric vehicles, which secured roughly 2% of new vehicle sales in 2020. BloombergNEF predicts by the mid-2030s approximately 50% of all new auto sales will be fully electric. This corresponds to an estimated $305 billion total addressable market based on projected new auto sales in 2035, assuming a 70 kWh pack size and a cost of $85/kWh.

In recent years, liquid electrolyte-based lithium-ion technology made considerable strides to increase stored energy while lowering costs; however, current technology is approaching its practical limits. In the future, we intend to license our all-solid-state battery cell architectures and manufacturing know-how to our commercialization partners, in addition to selling our proprietary sulfide-based solid electrolyte material. Longer-term, we endeavor to be the leading producer and distributor of sulfide-based solid electrolyte material, which may be employed both in powering all-solid-state battery cells in electric vehicles and in other commercial applications. To reach mass adoption where a majority of new passenger vehicles are electrified, we believe battery cell technology must take a big step forward. We are developing our All-Solid-State Platform to address these needs.

We believe our All-Solid-State Platform will be able to meet the performance and cost demands from both consumers and automotive original equipment manufacturers (“OEMs”) and outperform the best performing liquid electrolyte-based lithium-ion technologies of today and tomorrow. We are developing our all-solid-state battery cell technology with the goal to improve, among other things:

•	safety of electric vehicle batteries through the removal of flammable and volatile liquids and gels from the battery cells;

•

energy density, a measure of the energy stored by the battery cell relative to its volume, by enabling higher capacity electrodes that are otherwise not considered viable in a traditional lithium-ion battery cell;

•	calendar life – how long a battery cell can last before seeing significant degradation, especially at elevated temperature – as compared to current-generation lithium-ion; and

•	cost, through simplifying the manufacturing process and removal or reduction of battery pack cooling systems and pack-level safety features typically seen in traditional lithium-ion battery packs.

Critically, the cell manufacturing processes we have developed are already used globally for high volume traditional lithium-ion battery cell production, which we anticipate will enable manufacturers of our all-solid-state battery cells to meet volume and cost requirements of OEMs.

Our first two all-solid-state cell designs, high-content silicon anode EV cells (“Silicon EV Cell”) and lithium metal anode EV cells (“Lithium Metal EV Cell”), use many of the materials that are standard in today’s lithium-ion battery cells, specifically in the cathode. We expect our third cell design, conversion reaction cathode cells (“Conversion Reaction Cell”), which is earlier in the research and development cycle than our Silicon EV Cell and Lithium Metal EV Cell designs (see “—Current Research and Development” below), to include a cathode free of nickel and cobalt, which could cut cathode active material costs by up to 90%.

As the production of lithium-ion battery cells has increased with the growth of electric vehicles, the materials costs for lithium-ion battery cells have declined, which is a trend from which we expect to also benefit. We believe that our All-Solid-State Platform could power electric vehicles with increased range, lower costs, and improved safety, resulting in broader electric vehicle market adoption.

Our core sulfide-based solid electrolyte technology uses earth-abundant materials. We expect to be producing at scale to support the production of approximately 800,000 electrified vehicles using our all-solid-state battery cells annually by 2028. We currently produce up to 1.2 metric tons per year of our proprietary sulfide-based solid electrolyte and are working toward meeting our goal of 30 metric tons per year capacity in 2022. We have plans to produce 40,000 metric tons of sulfide-based solid electrolyte by 2028 to support commercial production of electric vehicles using our all-solid-state battery cell design.

We intend to license our all-solid-state battery cell architectures and manufacturing know-how to our commercialization partners. In addition, we plan to sell our proprietary sulfide-based solid electrolyte material to feed cell production by our partners and to other solid-state cell producers who may not be using our unique all-solid-state cell designs. Longer-term, we endeavor to be the leading producer and distributor of sulfide-based solid electrolyte material, which may be employed both in powering all-solid-state battery cells in electric vehicles and in other commercial applications.

Our long-standing partnerships with BMW and Ford have allowed us to rapidly achieve research and development milestones on our path to commercialization. In connection with our Series B Financing in May 2021, we expanded our partnerships with Ford and BMW. Our goal is to provide these partners with the technology to secure all-solid-state battery cells for their future battery powered electric vehicles. Ford recently announced an increase in its investment into electrification of its fleet from $22 billion to $30 billion and expressed its belief that 40% of its vehicle sales in 2030 will be electrified. BMW similarly announced that it expects to produce 25 electrified models by 2023 and deliver two million electric vehicles to its customers by the end of 2025. With the delivery of hundreds of roll-to-roll pilot production line-produced battery cells that were tested by automotive OEMs and top tier battery manufacturers as consistent with our in-house testing results, we believe we are a leader in the development of all-solid-state battery cells.

While we expect Ford and BMW to be the first to produce passenger vehicles using our all-solid state battery cell technology, we intend to work closely with other automotive OEMs and top tier battery cell producers to make our all-solid-state battery cells widely available over time. Our business model is based on these parties producing our battery cells at scale using existing lithium-ion battery cell manufacturing processes and equipment. By modifying current manufacturing facilities or constructing new facilities using existing processes and equipment, we expect our technology will allow battery cell manufacturers to avoid incurring significant capital expenditures as they produce battery cells using our all-solid-state battery cell designs.

Industry Background

The Electric Vehicle Transition is Underway

The Global Carbon Project, a leading non-governmental agency studying the effects of emissions on climate, estimated in 2019 that humans emit over 36.4 billion tons of CO2 equivalent greenhouse gases per year. The United States Environmental Protection Agency estimated that transportation emissions accounted for about 29% of domestic emissions in 2019, producing close to two billion tons of CO2 equivalent greenhouse gases, while transportation accounted for approximately 14% of global emissions. According to research from International Energy Association, about 75% of transport emissions are from road transport, with passenger cars being responsible for over 45% of all transport-related emissions. We believe the widespread use of fully electric vehicles would significantly cut passenger vehicle emissions and help to reduce human-caused CO2.

In response to consumer demand, as well as government mandates and incentives, many major traditional automakers have made commitments to electrify significant portions of their fleets. Specifically, traditional OEMs, including Ford, BMW, GM, Toyota, Daimler, Honda, Hyundai, Jaguar Land Rover, Renault-Nissan Alliance, and Volkswagen, as well as new entrants such as Rivian, Nio, and Vinfast, have publicly stated their commitment to developing solid-state battery technology. Automotive OEMs are incentivized by the technology’s potential to achieve higher energy density, longer calendar life, lower costs and increased safety.

The United States is making significant investments to prepare for the electrification of vehicles. In June 2021, the United States Department of Energy announced additional initiatives to bolster the domestic supply chain of advanced batteries, including strengthening the United States’ manufacturing requirements in federally-funded grants, cooperative agreements, and research and development contracts, releasing a national blueprint to develop a domestic advanced battery supply chain, providing financing to the advanced battery supply chain for electric vehicles, and procuring stationary battery storage. In August 2021, President Biden signed an executive order setting a goal that 50% of all new passenger cars and light trucks sold in 2030 be zero-emission vehicles, including battery electric, plug-in hybrid electric, or fuel cell electric vehicles. In addition, there are federal and state tax credits available to consumers who purchase electric vehicles.

State governments also are being proactive to prepare for the electrification of vehicles. For example, in his proposed 2021-22 budget, the governor of California included $500 million to substantially increase the number of electric vehicle charging stations in the state, while the State of Michigan provides economic grants to install direct current fast chargers. Similar efforts are being undertaken in other countries as well. For example, Germany announced that it will invest €5.5 billion to incentivize installation of electric vehicle charging stations and provide a €6,000 subsidy to consumers towards the cost of an electric vehicle. Also, in India, buyers of electric vehicles qualify for certain economic incentives and subsidies.

Several Roadblocks Impede the Mass Adoption of Electric Vehicles

Today’s liquid electrolyte-based lithium-ion battery cell technology helped introduce the possibility of broad adoption of electric vehicles. However, this first-generation technology is reaching a practical limit where further investments into development provide diminishing returns due to concerns about safety, energy density, and stability. Without further improvements to electric vehicle battery pack performance, consumer demand for electric vehicles may plateau over time. Specifically, we believe that today’s liquid electrolyte-based lithium-ion battery cells suffer from four key problems that discourage the widespread acceptance of electric vehicles:

•	Limited drive range. Current lithium-ion battery cell technology does not provide enough energy density to support extended drives before requiring recharging.

•

Short calendar life. We estimate that today’s electric vehicle battery cells typically will have a calendar life (i.e., before seeing significant degradation) that is shorter than the average age of the average passenger vehicle in operation, which IHS Markit estimated was 11.9 years in 2020. This disparity must be addressed so owners of electric vehicles can keep their vehicles, without having to replace battery packs, for at least as long as that they would typically keep their comparable traditional internal combustion vehicles.

•

Abuse tolerance. The liquid electrolyte-based lithium-ion battery cell used in current electric vehicle battery packs contains highly flammable and volatile components that create safety risks when exposed to abuse conditions.

•

Expensive materials and pack systems. Today’s battery packs are complex and, due to temperature sensitivity and the highly flammable and volatile components, require cooling systems to maintain stability and considerable engineering to mitigate risk. This increases the cost of battery pack production.

Solid Power’s All-Solid-State Battery Cell Technology Addresses These Roadblocks

As discussed in further detail below, we believe that our all-solid-state battery cell technology will help address the current roadblocks to mass adoption of electric vehicles. Based on testing results from our internal research and development, we expect our all-solid-state battery cell technology to provide key improvements over today’s conventional liquid-based lithium-ion technology, including:

•

Energy density. Our all-solid-state battery cell designs improve energy density by allowing the use of higher capacity electrodes than those used in today’s traditional lithium-ion battery cells, which in turn could increase vehicle driving ranges at the same battery pack volume.

•

Longer calendar life. Through use of our sulfide-based solid electrolyte, which improves high temperature stability, we expect our all-solid-state battery cell designs to achieve significant improvements to calendar life compared to today’s liquid-based lithium-ion battery cells.

•

Safety. By removing the reactive and volatile liquid and gel components from the cell, we anticipate the sulfide-based solid electrolyte included in our all-solid-state battery cell technology will bring significant safety improvements.

•

Cost savings. We expect our all-solid-state battery cell designs to allow for simpler manufacturing and more flexible battery pack designs, including reducing or eliminating the need for complex cooling systems, which can enable cost savings and reduced pack complexity. In addition, we expect our designs to allow for manufacturing of all-solid-state battery cells on existing lithium-ion infrastructure, fostering production cost parity.

We believe these collective improvements are enabled only in a 100-percent all-solid-state cell format. While competing approaches may, for example, deliver improved energy by enabling similar higher capacity electrodes (e.g., lithium metal anodes), we expect any cell technology utilizing a gel or liquid electrolyte will suffer from the same safety and calendar life issues associated with today’s traditional lithium-ion battery cells. We believe this would require compromising on many of the pack-level benefits that we believe will be enabled by our truly all-solid-state battery cell.

Our Technology

We anticipate our All-Solid-State Platform technology will:

•

Enable several unique all-solid-state battery cell designs. Our first two all-solid-state cell designs, Silicon EV Cell and Lithium Metal EV Cell, use many of the materials that are standard in today’s lithium-ion battery cells, specifically in the cathode. We expect our third cell design, Conversion Reaction Cell, which is earlier in the research and development cycle than our other two designs, to include a cathode that is not suitable in liquid electrolyte-based cell architectures.

•

Leverage existing lithium-ion battery cell manufacturing processes and infrastructure. Our manufacturing processes were specifically optimized around industry-standard lithium-ion battery cell manufacturing processes, which we believe de-risks industrialization.

•

Sustain a product roadmap with continuous performance improvements across three unique battery cell chemistries that can be tailored to specific customer specifications. We believe our product roadmap will empower us to enter the market quickly and remain at the forefront of multiple electric vehicle product lifecycles, with improvements on performance and cost at every step.

•

Be powered by our proprietary sulfide-based solid electrolytes. Sulfide-based solid electrolytes have the best-known balance of conductivity (i.e., the ability to move ions quickly) and processability (i.e., the ability to be produced defect-free on industry standard roll-to-roll battery manufacturing equipment) out of all solid electrolyte classes. We develop our materials for stability and conductivity within each layer of the cell while also optimizing for areas such as cost and compatibility with conventional lithium-ion processing.

All three of our all-solid-state battery cell designs utilize high-capacity anode materials, including lithium metal and silicon. We utilize industry-standard and commercially mature cathodes, like lithium nickel manganese cobalt oxide (“NMC”). We are developing our Conversion Reaction Cell to remove nickel and cobalt from the cathode entirely, which, if successful, could significantly reduce the cost of the cell and potentially be deployed in both electric vehicle and non-electric vehicle battery markets. We believe that our all-solid-state cell designs can unlock the potential performance of lithium metal, high-content silicon and conversion type cathodes that are not suitable for use in liquid electrolyte-based cell designs.

Our three unique and truly all-solid-state cell designs have no liquids or gels within the cell architecture, which allows us to utilize high-capacity materials like lithium metal and high-content silicon – as well as improve the safety profile for cells containing high-nickel NMC cathode materials – without the need for highly engineered electrode materials. The removal of all flammable liquids and gels is also key to other performance metrics where we expect to outperform traditional liquid electrolyte-based lithium-ion battery cells.

Benefits of Our Technology

We expect our all-solid-state battery cells to provide an increase in energy density compared to today’s best performing lithium-ion battery cells. Together with anticipated reductions in mass at the pack level due to improved safety and removal or reduction of cooling pack systems, we expect this improvement in energy density to allow automotive OEMs the flexibility to balance cost and range when designing their electric vehicles. As an example, based on internal modeling and projections and with similar overall mass as today’s liquid electrolyte-based lithium-ion battery packs, our Lithium Metal EV Cell design could increase vehicle range by up to 80%. Conversely, and based on internal modeling and projections, our Lithium Metal EV Cell design could deliver similar vehicle range while reducing mass by 46%, compared to today’s liquid electrolyte-based lithium-ion battery packs.

We expect our all-solid-state battery cells to have significantly improved high temperature stability compared to current liquid electrolyte-based lithium-ion technology, which could allow for the removal of expensive and extensively engineered battery pack cooling systems and provide significant cost savings at the pack level. Based on internal modeling, an added benefit of the high temperature stability of our all-solid-state battery cells could be a longer calendar life of the battery cell.

In internal testing, our all-solid-state battery cell designs have demonstrated superior safety characteristics in comparison to traditional lithium-ion or any other organic or flammable liquid or gel containing battery cell. The safety of our prototype all-solid-state battery cells has been confirmed by third-party testing through nail penetration, crushing, and overcharging to show that our cells to-date have not negatively reacted to harsh abuse conditions, including those expected to occur in vehicle crashes. Further, in October 2021, we received testing results from an independent research entity, which conducted a preliminary safety study of our prototype 2 Ah Silicon EV Cells in accordance with standards set by the Society of Automotive Engineers. These cells demonstrated benign failures when subjected to nail penetration, overcharging and external short circuiting. The results further our belief that our all-solid-state battery cells have the ability to reduce the risk of electric vehicle fires, which according to a 2020 National Transportation Safety Board study, require the use of different firefighting techniques that few fire departments have implemented. As we move into automotive qualification testing, we will need to conduct additional and rigorous safety testing.

We expect all of the previously noted benefits – energy density, high temperature stability and safety – to result in a lower-priced battery both at the cell level and at the pack level on a $/kWh basis. At scale, we anticipate a highly competitive cell-level cost in comparison to traditional liquid electrolyte lithium-ion design, enabled in part by leveraging existing industry-standard manufacturing processes and infrastructure. We also expect that we will be able to leverage future lithium-ion cost reductions in both materials and production in manufacturing our cells. We believe our all-solid-state battery cell costs become more compelling at the pack level due to reduced engineering requirements to meet the same level of safety and the ability to significantly reduce or remove pack cooling components.

Our Competitive Strengths

Only known inorganic all-solid-state battery cell architecture expected to enter automotive qualification in 2022. Solid Power is the only known inorganic all-solid-state battery cell company that has showcased the ability to manufacture electric vehicle-relevant battery cells in dimensions suitable for automotive applications using scalable manufacturing processes. Through our partnerships with Ford and BMW of North America LLC, we have designed a 100 ampere-hour (Ah) cell format intended for future electric vehicle integration and use. We are currently in the process of constructing a 100 Ah electric vehicle battery cell production line at our headquarters in Louisville, Colorado that will support the production of the cells needed to formally enter automotive qualification in 2022. We expect Solid Power will be the first inorganic all-solid-state battery cell company to enter such qualification.

Specific energy design that surpasses today’s lithium-ion. We are the only known inorganic all-solid-state battery cell company that has showcased multi-layer, multi-Ah pilot line-produced cells that outperform traditional lithium-ion battery cells on specific energy. In December 2020, we showcased 330 watt-hour per kilogram (Wh/kg), 22-layer cells that have higher specific energy (on a Wh/kg basis) than any commercially available lithium-ion battery cell manufactured today. Importantly, these battery cells’ specific energy is on an actual as-measured basis rather than relying on forward-looking projections.

Industry leading in-house production using lithium-ion manufacturing processes and equipment. We are the only known inorganic all-solid-state battery cell company that has showcased the ability to manufacture its cell products using industry-standard, scalable roll-to-roll manufacturing methods and equipment that are commonplace in traditional lithium-ion gigafactories. Our pilot production line became fully operational in early 2020. Since that time, we have delivered and had externally tested and validated hundreds of production line-produced battery cells.

Multi-pronged revenue streams from cell products and electrolyte sales. We intend to license our battery cell architectures and manufacturing know-how to third party commercialization partners, which could include top tier battery cell suppliers and automotive OEMs. The cells produced via our potential third-party commercialization partners could serve multiple automotive OEMs. Further, we plan to sell our sulfide-based solid electrolyte to our commercialization partners and other solid-state cell producers who may or may not be using our unique all-solid-state cell designs. Long-term, we endeavor to be the leading producer and distributor of sulfide-based solid electrolyte material, which has higher margins than the battery cell manufacturing business and the mass production of which requires substantially less capital equipment investment than battery cell production.

All-solid-state manufacturing removes costly and time-consuming steps required in lithium-ion production and can be done using existing production infrastructure. We use many of the same processes and equipment deployed in current lithium-ion battery cell manufacturing facilities to produce our all-solid-state battery cells, which can allow manufacturing facilities to save on significant capital expenditures when transitioning over to manufacturing our all-solid-state battery cells. Furthermore, our all-solid-state battery cell designs do not require liquids or gels, thus allowing us to remove the electrolyte filling step from the cell assembly process, which accounts for approximately 5% of capital expenditures in a typical GWh-scale lithium-ion facility. We also expect cell manufacturers will be able to remove nearly all of the cell conditioning steps required in traditional liquid electrolyte-based lithium-ion manufacturing, including pre-formation, elevated temperature aging, degassing, formation and final storage, and replace these with a shorter cell quality check. These conditioning steps account for approximately 30% of capital expenditures in a typical GWh-scale lithium-ion facility and can take anywhere from one and one-half to three weeks. In total, we expect our unique cell designs allow for the reduction of costly and time-consuming steps that currently account for approximately 35% of capital expenditure costs in a typical GWh-scale lithium-ion cell production facility.

Partnership with two of the world’s leading automotive OEMs. We have ongoing partnerships with BMW of North America LLC and Ford to jointly develop all-solid-state battery cells, with the ultimate goal of deploying our all-solid-state battery cells in certain of their forthcoming battery powered electric vehicles. We also have received investment capital from both companies and representatives from each organization currently serve on our Board of Directors. We have been working closely with BMW since 2016 and Ford since 2018. Ford recently announced its increased investment into electrification of its fleet from $22 billion to $30 billion, while expecting 40% of all vehicle sales in 2030 to be electrified. BMW also announced that it expects to produce 25 electrified models by 2023 with two million electric vehicles delivered to customers by the end of 2025. Both BMW and Ford have made public their belief that the successful development of all-solid-state battery cells and technologies could put these automakers in an advantageous position over their peers in terms of driving range and cost.

High barriers to entry with extensive patents, trade secrets, manufacturing know-how, and industry relationships. We have spent eight years developing our proprietary all-solid-state battery cell technology and the past three years demonstrating that the technology can be manufactured in a high-throughput manner using existing lithium-ion battery cell manufacturing techniques and equipment. Throughout our existence, we have compiled a robust portfolio of patents and patent applications (including those we have rights to under exclusive licenses) alongside internally kept trade secrets and manufacturing know-how. Across this portfolio, we have intellectual property in areas including:

•	composition of sulfide-based solid electrolyte materials and methods of production;

•	electrode and cell designs;

•	cell processing methods; and

•	electrolyte precursor production.

As of September 30, 2021, we owned or exclusively licensed eight issued United States patents and 15 pending United States patent applications, 18 non-United States and PCT patents and applications, and two registered United States trademarks. Processes for manufacturing sulfide solid electrolyte materials and all-solid-state cells make up the majority of our trade secrets.

Our Growth Strategy

As we continue our development activities with the goal of commercializing our All-Solid-State Platform in electric vehicle applications, we are pursuing an aggressive growth strategy. While we believe our goals are achievable, and our roadmap to hitting those goals is reasonable, as with any company that is developing novel technology, our strategy, forecasts, and timetables are subject to change.

100 Ah cell development for official entrance into automotive qualification. We plan to continue refining our all-solid-state battery cell technology with the goal of validating our 100 Ah cell production line in 2022. We intend to build 20 Ah Silicon EV Cell designs using our current pilot production line before the end of 2021 and deliver 2 Ah and 20 Ah Silicon EV Cells to our OEM partners during 2022. Once our Silicon EV Cells have been transferred to the 100 Ah EV cell line, we expect to utilize our current pilot production line to refine our 20 Ah Lithium Metal EV Cells. In 2023, we anticipate our OEM partners will complete concept validation of our 100 Ah Silicon EV Cells and move into design validation.

Expanded sulfide-based solid electrolyte production. We currently manufacture our proprietary sulfide-based solid electrolyte at a throughput of approximately 1.2 metric tons per year. We are in the process of expanding electrolyte material production to deliver a production line capable of approximately 30 metric tons per year, which we anticipate in 2022. We plan to continuously increase electrolyte material production up to a targeted level of 6,000 metric tons per year by 2026 to support the initial production of approximately 100,000 vehicles annually, with additional plans to further scale electrolyte production to greater than 40,000 metric tons per year by 2028. We expect the additional capacity to be able to support the production of 800,000 electrified vehicles using our all-solid-state battery cells annually by 2028.

Expanded electrolyte precursor production. We currently take a multi-pronged approach to secure the necessary lithium-containing precursor material, lithium sulfide (“Li2S”), needed in the synthesis of our proprietary sulfide-based solid electrolyte. We currently source Li2S from leading lithium and chemical companies globally. While we expect Li2S production scale to significantly increase with commercialization of sulfide-based all-solid-state battery cells, we are also working to develop a novel low-cost Li2S production method at our facility to address potential supply chain risks. We intend to increase in-house production of Li2S and continue development of low-cost production methods.

Meet battery demand and increase battery production throughput. We have the current ability to produce greater than 100 all-solid-state battery cells per week via our roll-to-roll pilot production line. By late 2022, we intend to increase throughput to roughly 300 battery cells per week on our future 100 Ah cell line and deliver these cells to our OEM partners. We expect to work with future commercialization partners to further increase battery cell throughput using third-party lithium-ion manufacturing facilities to meet the battery cell throughput required by our automotive partners.

Establish and expand partnerships with other automotive OEMs. Our agreements with both BMW of North America LLC and Ford are non-exclusive, allowing us the ability to pursue relationships with other automotive OEMs. We intend to focus on establishing and expanding our partnership relationships with additional automotive OEMs through both our all-solid-state battery cell designs and sulfide-based solid electrolyte material.

Expand target markets. We are focused on automotive electric vehicle applications, which we believe represents the largest market opportunity for high-performing, low-cost all-solid-state battery cells. However, we intend to explore the opportunity of supplying all-solid-state battery cell designs and sulfide-based solid electrolyte materials to other established and emerging markets, including electric vertical takeoff and landing aircraft (“eVTOL”), aerospace, defense, stationary storage and consumer electronics.

Continued investment in next-gen battery cell innovations. We intend to continue to invest in research and development to improve sulfide-based solid electrolyte materials and all-solid-state battery cell performance, improve manufacturing processes and reduce costs.

Manufacturing and Supply

We have designed our battery cell manufacturing process to be nearly identical to that currently used in production of conventional liquid electrolyte-based lithium-ion battery cells. Since inception, compatibility with lithium-ion manufacturing processes has been fundamental to our strategy, driving the selection of a sulfide-based solid electrolyte solution and subsequent research and development. We believe that using industry standard lithium-ion production processes and equipment substantially de-risks commercial success and allows for rapid deployment of technology among early adopter platforms.

The manufacturing processes we have adopted significantly reduce cell conditioning steps and completely remove electrolyte filling, which account for approximately 30% and 5% of capital expenditures in a typical GWh-scale lithium-ion facility, respectively. This removes the one and one-half to three-week cell conditioning process.

The following diagram shows the steps eliminated through adoption of an all-solid-state battery cell.

We expect our operational MWh-scale roll-to-roll pilot production line to successfully produce Silicon EV Cells and Lithium Metal EV Cells in 0.2 Ah, 2 Ah and 20 Ah form factors by late 2021. The production line can be transitioned between Silicon EV Cells and Lithium Metal EV Cells. Thus, we expect there are limited future capital expenditure requirements for us to demonstrate the viability of commercial volume production of our all-solid-state battery cells.

Our all-solid-state battery cell design is a multi-layered stacked pouch cell. Our cell architecture relies on our proprietary sulfide-based solid electrolyte as a separator layer, which isolates the anode and cathode and conducts lithium-ions and which we manufacture ourselves. We also manufacture our cathode and high-content silicon anode using materials sourced from external suppliers. We combine those materials with our proprietary sulfide-based solid electrolyte in each layer. We source our lithium metal anode and other input materials from industry leading suppliers and emerging disruptive suppliers. Our sulfide-based solid electrolyte is made from abundant materials produced at industrial scale in multiple geographical locations, excluding the Li2S precursor material. Since we anticipate our need for Li2S to significantly increase with commercialization of sulfide-based all-solid-state battery cells, we are taking a two-pronged approach to secure the necessary supply of Li2S precursor material: sourcing from multiple global entities and working to develop processes to produce material in-house using novel production methods.

Partnerships

We have cultivated long-term relationships with BMW and Ford, among other partnerships. These partnerships have played a significant role in our ability to rapidly achieve research and development milestones on our path to commercialization. To memorialize these partnerships, we have entered into separate non-exclusive JDAs with BMW of North America LLC and Ford. These JDAs generally require us to continue our research and development efforts such that our products are capable of being deployed in the partner’s electric vehicles within the next few years. The terms of each JDA permit Solid Power’s partners to share in the intellectual property developed through the research and development efforts required under their respective JDA. Solid Power’s ability to share developments gained through the course of performance of a particular JDA with its other partners may be limited in certain circumstances. Our JDAs also contemplate that we will enter into certain additional agreements with our partners for purchase and pricing of sulfide-based solid electrolyte materials for integration into our all-solid-state battery cell design, as well as licensing our all-solid-state battery cell technology to cell producers. However, the key commercial terms of such additional arrangements have not yet been determined. See “Risk Factors—Risks Related to Solid Power—Risks Related to Development and Commercialization” for more information.

BMW Group

We have a long-standing relationship with BMW, which began in 2016. Our relationship initially focused on all-solid-state battery cell research and development, and in 2017, we announced a partnership to jointly develop all-solid-state battery cell technology. In 2021, BMW and Solid Power expanded the partnership with BMW Holding’s participation in the Series B Financing and with the execution of a joint development agreement for full-scale 100 Ah cells for testing and vehicle integration with BMW of North America LLC.

As part of this expanded partnership, Solid Power and BMW Holding, an affiliate of BMW AG and one of Solid Power’s shareholders, entered into a Board Nomination Support Agreement, dated May 5, 2021 (the “BMW Nomination Agreement”), pursuant to which BMW Holding received the right to nominate a director for election to the Solid Power Board. As a result, Rainer Feurer, Senior Vice President at BMW, was appointed by BMW Holding to join the Solid Power Board in May 2021. BMW’s director nomination rights will survive the closing of the business combination. As such Mr. Feurer is expected to serve on the New Solid Power Board following the consummation of the business combination.

Also in connection with the expanded partnership, Solid Power granted BMW Holding the right to designate an individual to attend meetings of the Solid Power Board and its committees in a non-voting, observer capacity. Such board observer rights will survive the closing of the business combination.

Ford Motor Company

We started our relationship with Ford in 2018, when it participated in our Series A equity financing by providing both business plan validation and capital. In 2019, we announced an investment by Ford and partnership to jointly develop all-solid-state battery cells using our roll-to-roll production line. In 2021, we expanded our partnership with Ford’s participation in the Series B Financing and the execution of a joint development agreement for full-scale 100 Ah cells for testing and vehicle integration. As part of our expanded partnership, Ford was granted the right to appoint a director to the Solid Power Board. As a result, Ford appointed Theodore Miller, Manager of Electrification Subsystems and Power Supply Research at Ford, to the Solid Power Board in May 2021. Also in connection with the expanded partnership, Solid Power granted Ford the right to designate an individual to attend meetings of the Solid Power Board and its committees in a non-voting, observer capacity. Ford’s right to nominate a director to the Solid Power Board and its board observer rights will terminate upon the closing of the business combination.

Current Research and Development

We conduct research and development at our headquarters in Louisville, Colorado. Research and development activities focus on making further improvements to our all-solid-state battery cell technology, including improvements to component materials to optimize cell performance and cost. Our research and development programs are currently focused on the following initiatives:

•

Sulfide-Based Solid Electrolyte Development. We are continuously working to improve the performance of our sulfide-based solid electrolyte materials and to develop new materials with priorities on high conductivity, cell processability, improved anode and cathode stability, cost, and enablement of energy-dense cell designs. Similarly, our research and development teams work to further optimize electrolyte production processes for low cost and high material quality while also exploring new routes to electrolyte synthesis.

•

Conversion Reaction Cell Development. We plan to utilize a conversion reaction cathode in future cell designs, including our Conversion Reaction Cell design, that could completely remove nickel and cobalt from the cathode active materials, and which could cut cathode active material costs by up to 90%. We intend to continue our research and development efforts on this unique cathode design and eventually transfer manufacturing to our production line.

•

Improvements in Cell Performance. We are developing scalable routes to improve the performance of our various cell designs, including minimizing stack pressure requirements of our all-solid-state battery cells and minimizing resistance within the cells. We are also working to maximize the long-term cycling stability of lithium metal anodes across a broad temperature range and with high charging rates.

Intellectual Property

Our proprietary battery cell technology is protected through a combination of patents, patent applications, and trade secrets. Our patent portfolio includes technologies invented by us, in addition to exclusive licenses obtained from the University of Colorado Boulder and Oak Ridge National Laboratory. Solid electrolyte materials and methods of production make up the largest portion of our patent application filings. Additional subjects include electrode and cell designs, cell processing methods, and electrolyte precursor methods, among others. We have accelerated our patent application filings in 2020 and 2021 and we regularly file new applications in areas that are enforceable and/or reverse-engineerable. Processes for manufacturing sulfide-based solid electrolyte materials and all-solid-state cells make up the majority of our trade secrets. As of

September 30, 2021, we owned or exclusively licensed eight issued United States patents and 15 pending United States patent applications, 18 non-United States and PCT patents and applications, and two registered United States trademarks. We further protect our intellectual property with non-disclosure agreements for all employees and consultants and material-transfer and non-disclosure agreements with third parties.

Competition

The battery industry is currently receiving significant attention in part due to an evolutionary change in both technology and environmental, social and governance initiatives. Next-generation battery and electric vehicle technologies will underpin performance improvements contributing to global adoption of electric vehicles. The growing spark of global interest has heightened competition in the industry and increased the risk of potential new entrants, which could negatively impact the success of our business, results of operations or financial condition.

We compete directly with “status quo” and emerging electric vehicle battery cell producers. As we near start-of-production for the next generation of electric vehicles, new and emerging battery technologies could create impediments to our commercial success. Nonetheless, we believe we are uniquely positioned across the battery cell technology value chain, including material and cell development and production techniques. Our prospective competitors include major automotive OEMs and top tier battery producers currently supplying, producing and developing solid-state solutions.

A number of mature and development-stage companies are seeking to improve conventional lithium-ion battery cells or to develop new technologies for solid-state battery cells, including lithium-metal battery cells. Potential new entrants are seeking to develop new technologies for cathodes, anodes, electrolytes and additives. Some of these companies have established relationships with automotive OEMs and are in varying stages of development.

There are various competing electrolyte material pathways to enable all-solid-state or semi-solid-state battery cell designs. Broadly speaking, we believe the next-generation battery cell community has converged on three competing approaches to solid-state battery cells. Below is a brief overview of these approaches along with our opinion why we believe a sulfide-based solid electrolyte is the superior approach for deployment in passenger electric vehicles.

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Polymers. Considered to be highly manufacturable and thus proven at scale in commercially available products today. However, polymers have the lowest levels of ionic conductivity of the competing solid electrolytes and therefore require elevated temperature when in use (>60[o]C). Polymers may also require pack-cooling as they can degrade at elevated temperature (>80[o]C). Consequently, we believe polymer market penetration is generally limited to mass transit applications (e.g., buses, ride share vehicles, etc.) where continuous heating and/or cooling is considered acceptable.

•

Oxides. Possess considerably higher ionic conductivity than polymers. This enables stable operation at room temperature and potentially below. Oxides can also be more chemically stable against lithium-metal. However, oxides are highly dense (three times or more the density of polymers and many sulfides) and are a rigid and brittle material that presents interfacial resistance issues and requires high-temperature manufacturing (or sintering) processes that are not common in traditional lithium-ion battery cell manufacturing. Because of these high-temperature manufacturing hurdles, we believe that most manufacturers utilizing an oxide design have been forced to utilize a liquid or gel electrolyte in their cell design, which reduces the calendar life, safety and electrode design benefits that accompany battery cells that are truly all-solid-state. To date we are not aware of any manufacturer demonstrating an oxide cell design with greater specific energy (Wh/kg) than traditional lithium-ion.

•

Sulfides. Possess the highest levels of ionic conductivity and thus have greater potential to enable the widest temperature operation window than any other solid electrolyte material. While sulfides are an inorganic material, their relatively soft and malleable mechanical properties, unlike oxides, enable their use in a separator layer or cathode or anode (i.e., as an “catholyte” or “anolyte,” respectively) using industry-standard slurry-, coating- and roll-to-roll calendaring-based manufacturing processes. Sulfides must be stored in an inert environment and processed in a dry-room environment to prevent the material from degrading; however, state-of-the-art cathode slurry and coating lines are now located in dry-rooms. We have developed our processes around an industry-standard dry-room condition of -40[o]C dew point.

Sulfide electrolytes generate hydrogen sulfide (“H2S”) gas when exposed to moist ambient air. H2S is a gas that is toxic to humans above a specific threshold and is regulated by the Occupational Safety and Health Administration. Through preliminary testing, we believe H2S concerns with respect to our sulfide-based solid electrolyte are limited to when it is in powder form. Our preliminary abuse and destructive testing (e.g., cell depackaging or layer delamination) generated negligible H2S gas. If additional safety tests are consistent with our preliminary results, we expect H2S safety concerns at the battery pack level to be minimal. We have implemented robust safety protocols to mitigate H2S risk and other risks associated with handling large volumes of potentially hazardous materials (e.g., solvents, cathode/anode active materials, and liquid electrolytes) in the manufacturing process.

The following is a summary chart showing the three approaches discussed above:

We believe our ability to compete successfully with traditional lithium-ion battery cell technology and with other companies seeking to develop solid-state battery cells will depend on several factors, including cell price, safety, energy density, and calendar life, and on non-technical factors such as brand, established customer relationships and financial and manufacturing resources. Our positioning across the entire production chain has expedited our research and development process relative to our competitors by creating a constant feedback loop allowing for more rapid and intelligent iterations.

Many energy storage and battery technology players have, and future entrants may have, greater resources than we have and may also be able to devote greater resources to the development of their current and future technologies. They may also have access to larger potential customer bases and have and may continue to establish cooperative or strategic relationships amongst themselves or with third parties (including automotive OEMs) that may further enhance their resources and offerings.

Government Regulation and Compliance

Government regulations frequently control how battery cells are stored, transported, used and disposed of. We are subject to regulations governing the proper handling, storage, disposal and transportation of products containing hazardous materials, including federal regulations governing transport of battery cells and state laws relating to recycling and disposal of battery cells.

Separately, we are subject to federal and state environmental laws and regulations regarding the handling and disposal of hazardous substances and solid waste, to include electronic waste and battery cells. These laws regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. In the course of ordinary operations, we, through third parties and contractors, may handle hazardous substances within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) and similar state statutes and, as a result, may be jointly and severally liable for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. We are also subject to the strict requirements of the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes for the generation or disposal of solid waste, which may include hazardous waste.

The Occupational Safety and Health Act (“OSHA”), and comparable laws in other jurisdictions, regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about any hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities, and the public.

In many cases, our products – including our all-solid-state battery cells and related technology – are or may in the future be subject to trade and export control laws and regulations in the United States and other jurisdictions where we do business. Such laws may include the export administration regulations and similar export control regimes, trade and economic sanctions maintained by the Office of Foreign Asset Control and other similar agencies, foreign direct investment rules and regulations, tariffs and quotas, and other related regulations in jurisdictions in which we operate. In particular, an export license may be required to export or re-export our products and technology to certain countries or end-users or for certain end-uses or may be prohibited. Obtaining the necessary export license for a particular sale or offering may not be possible or may be time-consuming and may result in the delay or loss of sales opportunities. Any failure to adequately address these legal obligations could result in civil fines or suspension or loss of our export privileges, any of which could materially adversely affect our business, financial condition, and results of operations. In addition, our business may be subject to the Foreign Corrupt Practices Act and other anti-corruption, anti-bribery, and anti-money laundering laws and regulations in the jurisdictions in which we have offices or do business, both domestic and abroad. Any failure to adequately comply with any of these collected trade or international business obligations, or future changes with respect to any of these legal regimes, could cause us to incur significant costs, including the potential for new overhead costs, fines, sanctions, and third-party claims.

Employees

As of September 30, 2021, we employed 90 full-time employees, based out of our headquarters in Louisville, Colorado. More than half of these employees have a technical background and hold advanced engineering and scientific degrees. We are committed to increasing diversity in the workforce and building and maintaining an inclusive and positive culture is critical for our success.

From the outside, Solid Power is an industry-leading developer of all-solid-state battery cells. From the inside, we are a collection of individuals with a shared passion and purpose in revolutionizing energy storage and enabling future e-mobility. Our work environment is highly collaborative and one that is based on trust and mutual respect. We take pride in our honest and transparent approach to communication, whether it be internally or with our external partners and customers. Our team is made up of incredibly talented and creative engineers and scientists who take considerable pride and ownership in their work. We believe very strongly that these traits combine to result in an exceptionally high-quality work product that meets or exceeds our customers’ and partners’ expectations.

We are committed to compensating our employees in an ethical manner. We have taken steps to comply with Colorado’s Equal Pay for Equal Work Act. We offer competitive salaries and benefits, as well as a robust equity compensation plan, all with the intention of attracting and retaining team members capable of making our company the world leader in all-solid-state battery cell development. Our compensation decisions are driven by individual contributions, the overall market, and how critical the role is to our success.

To date, we have not experienced any work stoppages and we consider our relationship with our employees to be good. None of our employees are either represented by a labor union or subject to a collective bargaining agreement.

Facilities

Our corporate headquarters is located in Louisville, Colorado. There, we lease approximately 30,000 square feet under a lease and a sublease that expire in September 2024 and December 2024, respectively. Most of the facility is used for our research and development, manufacturing and quality control.

In September 2021, we entered into a lease for approximately 75,000 square feet in Thornton, Colorado. The lease for this facility expires in March 2029. We intend to use this facility to significantly increase our production of sulfide-based solid electrolyte, expand research and development operations, and for general office purposes.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF DCRC

The following discussion and analysis should be read in conjunction with the financial statements and related notes of DCRC included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting an Initial Business Combination. On March 23, 2021 (the “IPO Closing Date”), we consummated our IPO of 35,000,000 units. The units were sold at a price of $10.00 per unit, generating gross proceeds of $350.0 million, and incurring transaction costs of approximately $20.0 million, consisting of $7.0 million of underwriting fees, $12.3 million of deferred underwriting fees and approximately $879,000 of other offering costs. The underwriters were granted a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 5,250,000 additional units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. The over-allotment option expired unexercised.

Simultaneously with the closing of the IPO, we completed the private sale of 6,666,667 private placement warrants at a purchase price of $1.50 per warrant to our Sponsor and our independent directors, generating gross proceeds to us of approximately $10.0 million.

Approximately $350.0 million of the net proceeds from the IPO and certain of the proceeds of the private placement of the private placement warrants was placed in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, with a maturity of 185 days or less, or in market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of our Initial Business Combination and (ii) the distribution of the Trust Account as described below.

If we are unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the DCRC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

Our only activities from inception through June 30, 2021 related to our formation and the IPO, as well as the pursuit of our acquisition plans. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as costs in the pursuit of our acquisition plans.

For the three months ended June 30, 2021, we had a net loss of approximately $23.2 million, which consisted of approximately $1.8 million in general and administrative expenses, including due diligence costs incurred in the pursuit of our acquisition plans, $83,000 in franchise taxes and $21.3 million due to the change in the fair value of warrant liabilities.

For the period from January 29, 2021 (inception) through June 30, 2021, we had a net loss of approximately $24.2 million, which consisted of approximately $2.0 million in general and administrative expenses, including due diligence costs incurred in the pursuit of our acquisition plans, $83,000 in franchise taxes, $1.0 million of offering costs allocated to warrant liabilities offset by $21.2 million due to the change in the fair value of warrant liabilities.

Liquidity and Capital Resources

Our liquidity needs up to the IPO were satisfied through receipt of a $25,000 capital contribution from our Sponsor in exchange for the issuance of Founder Shares to our Sponsor and a loan from our Sponsor for an aggregate amount of $300,000 to cover organizational expenses and expenses related to the IPO pursuant to a promissory note. As of June 30, 2021, no amount has been drawn down or is outstanding under the promissory note. Subsequent to the consummation of our IPO, our liquidity needs have been satisfied through the net proceeds of approximately $1.1 million from the private sale of 6,666,667 private placement warrants held outside of the Trust Account.

We do not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of the financial statements. In connection with our assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that we have access to funds from our Sponsor, which is described in Note 4, and our Sponsor has the financial ability to provide such funds, that are sufficient to fund our working capital needs until the earlier of the consummation of an Initial Business Combination and one year from the date of issuance of the financial statements.

In addition, in order to finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. As of June 30, 2021, there were no amounts outstanding under any working capital loans.

Contractual Obligations

Registration Rights

The holders of the Founder Shares, private placement warrants and warrants that may be issued upon conversion of working capital loans, if any, and any shares of Class A Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares will be entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $7.0 million in the aggregate, paid upon closing of our IPO. In addition, $0.35 per unit, or approximately $12.3 million in the aggregate, will be payable to underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an Initial Business Combination, subject to the terms of the underwriting agreement.

Administrative Support Agreement

Commencing on the date that our securities were first listed on Nasdaq and continuing until the earlier of our consummation of an Initial Business Combination or our liquidation, we have agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. We recorded an aggregate of $31,935 for the period from January 29, 2021 (inception) to June 30, 2021, in general and administrative expenses in connection with the related agreement in the accompanying statement of operations.

We recorded an aggregate of approximately $31,935 in related party expenses, which were paid in full at June 30, 2021.

Critical Accounting Policies

Basis of Presentation

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and expenses during the periods reported. Actual results could materially differ from those estimates.

Warrant Liabilities

We account for the warrants issued in connection with our Initial Public Offering in accordance with ASC 815, under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statements of operations in the period of change.

Common Stock Subject to Possible Redemption

We account for the Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A Common Stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within DCRC’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. DCRC’s common stock features certain redemption rights that are considered to be outside of DCRC’s control and subject to occurrence of uncertain future events.

Impact of COVID-19

Our Sponsor continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of June 30, 2021. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Recent Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our financial statements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company,” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we otherwise no longer qualify as an “emerging growth company.”

INFORMATION ABOUT DCRC

Overview

DCRC is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting an Initial Business Combination. DCRC has neither engaged in any operations nor generated any revenue to date. Based on its business activities, it is a “shell company” as defined in the Exchange Act because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.

In February 2021, our Sponsor purchased an aggregate of 10,062,500 shares of Class B Common Stock in exchange for the payment of $25,000 of expenses on our behalf. In March 2021, our Sponsor forfeited 400,000 shares of Class B Common Stock, and an aggregate of 400,000 shares of Class B Common Stock were issued to our independent director nominees at their original purchase price. In April 2021, one of our independent directors forfeited 40,000 shares of Class B Common Stock in connection with such director’s resignation from the DCRC Board, and our Sponsor acquired an equivalent number of shares of Class B Common Stock from us. In May 2021, our Sponsor forfeited 1,312,500 shares of Class B Common Stock in connection with the expiration of the underwriters’ over-allotment option for our Initial Public Offering, resulting in our Sponsor and our independent directors holding an aggregate of 8,750,000 Founder Shares. The Founder Shares will automatically convert into shares of our Class A Common Stock at the time of the Initial Business Combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

On the IPO Closing Date, we consummated the IPO of 35,000,000 units. The units were sold at a price of $10.00 per unit, generating gross proceeds of $350,000,000. Each unit consists of one share of Class A Common Stock and one-third of one warrant. Each public warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. The public warrants will become exercisable on the later of 30 days after the completion of our Initial Business Combination or 12 months from the closing of our Initial Public Offering and will expire five years after the completion of our Initial Business Combination or earlier upon redemption or liquidation.

Simultaneously with the consummation of the IPO, we completed the private sale of 6,666,667 private placement warrants at a purchase price of $1.50 per private placement warrant to our Sponsor and our independent directors, generating gross proceeds of approximately $10,000,000. Each private placement warrant entitles the holder to purchase one share of our Class A Common Stock at $11.50 per share, subject to adjustment. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.

Approximately $350,000,000 of the net proceeds from the IPO and the private placement with our Sponsor and our independent directors has been deposited in the Trust Account. The net proceeds held in the Trust Account includes approximately $12,250,000 of deferred underwriting discounts and commissions that will be released to the underwriters of the IPO upon completion of our Initial Business Combination. Of the gross proceeds from the IPO and the sale of the private placement warrants that were not deposited in the Trust Account, approximately $7,000,000 was used to pay underwriting discounts and commissions in the IPO and the balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.

On May 14, 2021, we announced that, commencing May 14, 2021, holders of the units may elect to separately trade the shares of Class A Common Stock and public warrants included in the units. The shares of Class A Common Stock and public warrants that are separated trade on Nasdaq under the symbols “DCRC” and “DCRCW,” respectively. Those units not separated continue to trade on Nasdaq under the symbol “DCRCU.”

Initial Business Combination

Our Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, upon the consummation of the business combination, subject to the limitations described herein. As of June 30, 2021, the amount in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, is approximately $10.00 per public share. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to the Founder Shares and any public shares they may hold in connection with the consummation of the business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Initial Business Combination to a Stockholder Vote

The special meeting of DCRC stockholders to which this proxy statement/prospectus relates is being held to solicit your approval of, among other things, the business combination. DCRC public stockholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the shares of Class A Common Stock included in the units sold in the IPO.

Employees

DCRC currently has two officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our Initial Business Combination and the stage of the business combination process we are in.

Management

Executive Officers and Directors

Our current executive officers and directors are set forth below:

Name	Age	Position
Erik Anderson	63	Chief Executive Officer and Director
Peter Haskopoulos	45	Chief Financial Officer, Chief Accounting Officer and Secretary
Dr. Jennifer Aaker	54	Director
Jane Kearns	51	Director

Name	Age	Position
Pierre Lapeyre, Jr.	59	Director
David Leuschen	70	Director
Robert Tichio	44	Director
Jim McDermott	52	Director
Jeffrey Tepper	55	Director

Erik Anderson has served as our Chief Executive Officer since February 2021 and as a member of the DCRC Board since March 2021. Mr. Anderson has served as the chief executive officer of Decarbonization Plus Acquisition Corporation (“DCRB”) since September 2020 and has served as a member of the board of directors of DCRB since October 2020. Mr. Anderson has served as the chief executive officer of Decarbonization Plus Acquisition Corporation II (“DCRN”) since January 2021 and a member of its board of directors since February 2021. Mr. Anderson has served as the chief executive officer of Decarbonization Plus Acquisition Corporation IV (“DCRD”) since February 2021. Mr. Anderson founded WestRiver Group, a collaboration of leading investment firms providing integrated capital solutions to the global innovation economy, in 2002 and has served as chief executive officer of WestRiver Group since its inception. In 2018, Mr. Anderson became executive chairman of Singularity University, a company that offers executive educational programs, a business incubator and innovation consultancy service. Mr. Anderson is also the executive chairman of Topgolf Entertainment Group, a global sports and entertainment company. Mr. Anderson has received numerous honors, including the Ernst & Young Entrepreneur of the Year Award. In 2018 and 2017, Mr. Anderson was honored by Goldman Sachs as one of their Top 100 Most Intriguing Entrepreneurs. In 2019 and 2018, Mr. Anderson was ranked by Golf Inc. as the No. 3 most powerful person in the golf industry after being ranked No. 8 in 2017. Mr. Anderson is Vice-Chairman of ONEHOPE, a cause-centric consumer brand and technology company, and is the founder of America’s Foundation for Chess, currently serving 160,000 children in the United States with its First Move curriculum. Mr. Anderson serves on the Board of Play Magnus, an interactive chess app. In 2019, Mr. Anderson became a member of the board of Pro.com, a leader in the home improvement experience industry. His investment experience includes being partner at Frazier Healthcare Partners, chief executive officer of Matthew G Norton Co. and vice president at Goldman, Sachs & Co. Mr. Anderson was recognized early in his career as one of the top “40 under 40” young achievers and emerging leaders by Seattle’s Puget Sound Business Journal. Mr. Anderson holds a master’s and bachelor’s degree in Industrial Engineering from Stanford University and a bachelor’s degree (Cum Laude) in Management Engineering from Claremont McKenna College.

Peter Haskopoulos has served as our Chief Financial Officer, Chief Accounting Officer and Secretary since January 2021. Mr. Haskopoulos has served as the chief financial officer, chief accounting officer and secretary of (i) DCRB since August 2020, (ii) DCRN since December 2020, and (iii) DCRD since February 2021. Mr. Haskopoulos is a managing director of Riverstone and serves as Riverstone’s chief financial officer. Prior to joining Riverstone in 2007, Mr. Haskopoulos served in several financial roles within Thomson Reuters Corporation (NYSE: TRI), most recently as the director of finance. Previously, he was a manager with Ernst & Young, where he worked with both public and private companies. Mr. Haskopoulos started his career at Arthur Andersen. Mr. Haskopoulos earned his M.B.A. and undergraduate degree from Rutgers University and is a certified public accountant.

Dr. Jennifer Aaker has served as a member of the DCRC Board since March 2021. Dr. Aaker has served as a member of the board of directors of (i) DCRB since October 2020 and (ii) DCRN since February 2021. Dr. Aaker has been the General Atlantic Professor at Stanford Graduate School of Business since 2001 and serves as the Coulter Family Faculty Fellow at Stanford Graduate School of Business. A behavioral scientist and author, Dr. Aaker is widely published in leading scientific journals and her work has been featured in The Economist, The New York Times, The Wall Street Journal, The Washington Post, BusinessWeek, Forbes, NPR, CBS MoneyWatch, Inc., and Science. Dr. Aaker is the coauthor of several books including the award-winning book, The Dragonfly Effect, which has been translated into over ten languages, as well as Power of Story, which drew on behavioral science to provide a hands-on tool putting The Dragonfly Effect model to work. Her professional areas of focus include artificial intelligence, digitization and brand value. Dr. Aaker currently serves on the board of directors of Codexis Inc. and on the board of directors and audit committee of the Stephen and Ayesha Curry Eat. Learn. Play. Foundation. Dr. Aaker served on the boards of Corporate Visions, Inc. from 2011 to 2016, California Casualty Insurance from 2009 to 2015, and Accompany from 2014 to 2018. She is the recipient of the Distinguished Scientific Achievement Award, Stanford Distinguished Teaching Award, Citibank Best Teacher Award, George Robbins Best Teacher Award, Robert Jaedicke Silver Apple Award, and the MBA Professor of the Year Award. Dr. Aaker completed her PhD degrees at Stanford University, and holds a BA from UC Berkeley.

We believe that Dr. Aaker’s expertise in behavioral science, artificial intelligence, digitization and brand value and significant experience on numerous boards of directors bring important and valuable skills to our board of directors.

Jane Kearns has served as a member of the DCRC Board since March 2021. Ms. Kearns has served as a member of the board of directors of (i) DCRB since October 2020 and (ii) DCRN since February 2021. Ms. Kearns is Vice President, Growth Services (since May 2019), and Senior Advisor, Cleantech (since October 2012), at MaRS Discovery District. MaRS is a launchpad for startups, a platform for researchers and a home to innovators, supporting over 1,200 Canadian science and technology companies tackling society’s greatest challenges in four core categories: cleantech, health, fintech and enterprise software. Ms. Kearns co-founded, grew and profitably sold a renewable energy company, and leverages over 20 years of experience in venture capital, cleantech and sustainability to help build businesses that matter. Ms. Kearns is a co-founder of the CanadaCleantech Alliance, sits on the board of Clear Blue Technologies International (TSXV: CBLU), is an advisory board member for StandUp Ventures and Amplify Ventures, and is a member of the Expert Panel on Clean Growth for the Canadian Institute for Climate Choices. She holds an MBA from Columbia University.

We believe that Ms. Kearns’s leadership in sustainable innovation and extensive experience growing successful companies at the intersection of business and sustainability bring important and valuable skills to our board of directors.

Pierre Lapeyre, Jr. has served as a member of the DCRC Board since March 2021. Mr. Lapeyre has served as a member of the board of directors of (i) DCRB since October 2020 and (ii) DCRN since February 2021. Mr. Lapeyre is the co-founder and senior managing director of Riverstone Holdings LLC. Mr. Lapeyre was a managing director of Goldman Sachs in its Global Energy & Power Group. Mr. Lapeyre joined Goldman Sachs in 1986 and spent his 14-year investment banking career focused on energy and power, and leading client coverage and execution of a wide variety of M&A, IPO, strategic advisory and capital markets financings for clients across all sectors of the industry. Mr. Lapeyre received his B.S. in Finance/Economics from the University of Kentucky and his M.B.A. from the University of North Carolina at Chapel Hill. Mr. Lapeyre serves on the boards of directors or equivalent bodies of a number of public and private Riverstone portfolio companies and their affiliates. In addition to his duties at Riverstone, Mr. Lapeyre serves on the Executive Committee of the Board of Visitors of the MD Anderson Cancer Center and is a Trustee and Treasurer of The Convent of the Sacred Heart.

We believe that Mr. Lapeyre’s considerable energy and power private equity and investment banking experience bring important and valuable skills to our board of directors.

David Leuschen has served as a member of the DCRC Board since March 2021. Mr. Leuschen has served as a member of the board of directors of (i) DCRB since October 2020 and (ii) DCRN since February 2021. Mr. Leuschen is the co-founder and senior managing director of Riverstone Holdings LLC. Prior to Riverstone, Mr. Leuschen was a partner and managing director at Goldman Sachs and founder and head of the Goldman Sachs Global Energy and Power Group. Mr. Leuschen was responsible for building the Goldman Sachs energy and power investment banking practice into one of the leading franchises in the global energy and power industry. Mr. Leuschen additionally served as chairman of the Goldman Sachs Energy Investment Committee, where he was responsible for screening potential direct investments by Goldman Sachs in the energy and power industry. In addition to his board roles at various Riverstone portfolio companies and investment vehicles, Mr. Leuschen has served as a director of Cambridge Energy Research Associates, Cross Timbers Oil Company (predecessor to XTO Energy) and J. Aron Resources. He is also president and sole owner of Switchback Ranch LLC and on the Advisory Board of Big Sky Investment Holdings LLC. David serves on a number of nonprofit boards of directors, including as a Trustee of United States Olympic Committee Foundation, a Director of Conservation International, a Director of the Peterson Institute for International Economics, a Founding Member of the Peterson Institute’s Economic Leadership Council, a Director of the Wyoming Stock Growers Association and a Director of the Montana Land Reliance. Mr. Leuschen received his A.B. from Dartmouth and his M.B.A. from Dartmouth’s Amos Tuck School of Business.

We believe that Mr. Leuschen’s considerable energy and power private equity and investment banking experience, as well as his experience on the boards of various Riverstone portfolio companies and investment vehicles, bring important and valuable skills to our board of directors.

Robert Tichio has served as a member of the DCRC Board since February 2021 and served as our chief executive until February 2021. Mr. Tichio has served as a member of the board of directors of DCRB since August 2020 and served as chief executive officer of DCRB until September 2020. Mr. Tichio has served as a member of the board of directors of DCRN since December 2020 and served as its chief executive officer from December 2020 to January 2021. Mr. Tichio has been the sole directors of DCRD since January 2021 and served as chief executive officer of DCRD until February 2021. Mr. Tichio is a partner and managing director of Riverstone Holdings LLC. Mr. Tichio joined the firm in 2006 and has been focused on the firm’s Private Equity business. Prior to joining Riverstone, Mr. Tichio was in the Principal Investment Area (PIA) of Goldman Sachs, which manages the firm’s private corporate equity investments. Mr. Tichio began his career at J.P. Morgan in the Mergers & Acquisition Group, where he concentrated on assignments that included public company combinations, asset sales, takeover defenses, and leveraged buyouts. Mr. Tichio received his A.B. from Dartmouth College as a Phi Beta Kappa graduate, and later received his M.B.A. with Distinction from Harvard Business School. Mr. Tichio serves on a number of nonprofit and Riverstone portfolio company boards.

We believe that Mr. Tichio’s considerable investment experience, as well as his experience on the DCRB and DCRN boards and boards of Riverstone portfolio companies, bring important and valuable skills to our board of directors.

Jim McDermott has served as the lead independent director of the DCRC Board since March 2021. Mr. McDermott has served as a member of the board of directors of (i) DCRB since October 2020 and (ii) DCRN since February 2021. Mr. McDermott is the founder and chief executive officer of Rusheen Capital Management, a private equity firm that invests in growth-stage companies in the carbon capture and utilization, low-carbon energy and water sustainability sectors. As an investor and entrepreneur, Mr. McDermott has founded, run and invested in over 35 businesses over a 25-year career and has built an extensive professional network in the low-carbon energy, water and sustainability sectors. From 1996 to 2003, Mr. McDermott founded and ran Stamps.com (STMP:NASDAQ), Archive.com (sold to Cyclone Commerce) and Spoke.com. From 2003 to 2017, Mr. McDermott co-founded and served as Managing Partner of US Renewables Group, a private investment firm, where he raised and invested approximately $1 billion into clean energy businesses. Mr. McDermott was founder and board member of NanoH2O, is the founder and executive chairman of Fulcrum BioEnergy, investor and board observer of Moleaer, a board member of Carbon Engineering and the chief executive officer of 1PointFive. For five years, Mr. McDermott has been a board member of the Los Angeles Cleantech Incubator. Mr. McDermott holds an MBA from UCLA, and a BA in Philosophy from Colorado College.

We believe Mr. McDermott’s extensive investment and leadership experience brings important and valuable skills to our board of directors.

Jeffrey Tepper has served as a member of the DCRC Board since March 2021. Mr. Tepper has served as a member of the board of directors of (i) DCRB since October 2020 and (ii) DCRN since February 2021.

Mr. Tepper is founder of JHT Advisors LLC, a mergers and acquisitions (“M&A”) advisory and investment firm. From 1990 to 2013, Mr. Tepper served in a variety of senior management and operating roles at the investment bank Gleacher & Company, Inc. and its predecessors and affiliates (“Gleacher”). Mr. Tepper was head of investment banking and a member of Gleacher’s Management Committee. Mr. Tepper is also Gleacher’s former chief operating officer overseeing operations, compliance, technology and financial reporting. In 2001, Mr. Tepper co-founded Gleacher’s asset management activities and served as president. Gleacher managed over $1 billion of institutional capital in the mezzanine capital and hedge fund areas. Mr. Tepper served on the investment committees of Gleacher Mezzanine and Gleacher Fund Advisors. Between 1987 and 1990, Mr. Tepper was employed by Morgan Stanley & Co. as a financial analyst in the M&A and merchant banking departments. Mr. Tepper served as a director of Silver Run I from its inception in November 2015 until the completion of its acquisition of Centennial in October 2016 and has served as a director of Centennial Resource Development, Inc. (NASDAQ: CDEV) since October 2016. Mr. Tepper is a former director of Alta Mesa Resources, Inc. (NASDAQ: AMR) and its predecessor, Silver Run II, between March 2017 and June 2020. Mr. Tepper received a Master of Business Administration from Columbia Business School and a Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania with concentrations in finance and accounting.

We believe Mr. Tepper’s extensive M&A experience, including service on the boards of directors of two blank check companies, brings important and valuable skills to our board of directors.

Number and Terms of Office of Officers and Directors

DCRC has eight directors. The DCRC Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to DCRC’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Dr. Jennifer Aaker, Erik Anderson and Jane Kearns, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Jim McDermott and Jeffrey Tepper, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Pierre Lapeyre, Jr., David Leuschen and Robert Tichio, will expire at the third annual meeting of stockholders.

Holders of our Founder Shares will have the right to elect all of our directors prior to the consummation of our Initial Business Combination and holders of our public shares will not have the right to vote on the election of directors during such time.

Approval of our Initial Business Combination will require the affirmative vote of a majority of the DCRC Board, which must include a majority of our independent directors and a majority of the non-independent directors nominated by our Sponsor.

DCRC’s officers are appointed by the DCRC Board and serve at the discretion of the DCRC Board, rather than for specific terms of office. The DCRC Board is authorized to appoint persons to the offices set forth in DCRC’s bylaws as it deems appropriate. DCRC’s bylaws provide that DCRC’s officers may consist of a Chairman of the Board, Chief Executive Officer, Presidents, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries and such other officers as may be determined by the board of directors.

Board Leadership Structure and Role in Risk Oversight

Robert Tichio serves as the Chairman of the DCRC Board. The Chief Executive Officer, who is also a director, is responsible for leading our management and operations. The DCRC Board believes that the current leadership structure is efficient for a company of our size and promotes good corporate governance. However, the DCRC Board will continue to evaluate its leadership structure and may change it if, in the opinion of the DCRC Board, a change is required by the needs of our business and operations.

The DCRC Board is actively involved in overseeing our risk assessment and monitoring processes. The DCRC Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the DCRC Board include consideration of the challenges and risks of our businesses, and the DCRC Board and management actively engage in discussion on these topics. In addition, each of the DCRC Board’s committees considers risk within its area of responsibility.

Director Independence

Pursuant to Nasdaq Listing Rule 5615, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement to have a board that includes a majority of “independent directors,” as defined under the Nasdaq rules.

Only holders of the Class B Common Stock have the right to vote on the election of directors, and our Sponsor holds more than 50% of the Class B Common Stock. As a result, we are a “controlled company” and utilize the exemption from the requirement to have a board that includes a majority of “independent directors,” as defined under the Nasdaq rules. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgement in carrying out the responsibilities of a director. The DCRC Board has determined that Dr. Jennifer Aaker, Jane Kearns, Jim McDermott and Jeffrey H. Tepper are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the DCRC Board

The DCRC Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

The DCRC Board has established an audit committee of the board of directors. Jim McDermott, Jeffrey Tepper and Robert Tichio serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. Jim McDermott and Jeffrey Tepper are independent. Because we listed our securities on Nasdaq in connection with the IPO, we have one year from the effective date of our registration statement to have our audit committee be comprised solely of independent members. We intend to identify one additional independent director to serve on our audit committee within one year of the effective date of our registration statement, at which time Robert Tichio will resign from the committee. We expect such additional director to enter into a letter agreement substantially similar to the letter agreement signed by our Sponsor, officers and directors included as an exhibit to our registration statement.

Jeffrey Tepper serves as chair of the audit committee. All of the members of the audit committee are financially literate, and the DCRC Board has determined that Jeffrey Tepper qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The DCRC Board has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities.

Compensation Committee

The DCRC Board has established a compensation committee of the board of directors. Dr. Jennifer Aaker and Jeffrey Tepper serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Dr. Jennifer Aaker and Jeffrey Tepper are independent. Dr. Jennifer Aaker serves as chair of the compensation committee.

The DCRC Board has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the $10,000 per month administrative fee payable to an affiliate of our sponsor and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the closing of a business combination. Accordingly, prior to the closing of an Initial Business Combination, the compensation committee is only responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such Initial Business Combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Committee Membership, Meetings and Attendance

During the fiscal year ended December 31, 2020, the DCRC Board did not meet, our audit committee did not meet, and our compensation committee did not meet. We encourage all of our directors to attend our annual meetings of stockholders.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The DCRC Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The DCRC Board also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the DCRC Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our Initial Business Combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Stockholder Communications

The DCRC Board welcomes communications from our stockholders. Our stockholders may send communications to the DCRC Board, any committee of the DCRC Board or any other director in particular to:

Decarbonization Plus Acquisition Corporation III

2744 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Our stockholders should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. DCRC’s Chief Executive Officer will review each communication received from our stockholders and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (a) the communication complies with the requirements of any applicable policy adopted by the DCRC Board relating to the subject matter of the communication; and (b) the communication falls within the scope of matters generally considered by the DCRC Board. To the extent the subject matter of a communication relates to matters that have been delegated by the DCRC Board to a committee or to an executive officer of DCRC, then DCRC’s Chief Executive Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the DCRC Board or an executive officer does not imply or create any fiduciary duty of any DCRC Board member or executive officer to the person submitting the communications.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics and our audit and compensation committee charters are available on our website, www.dcrbplus.com, under the “DCRC” tab. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at 2744 Sand Hill Road, Suite 100, Menlo Park, CA 94025 or by telephone at (212) 993-0076. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Riverstone manages several investment vehicles. A family of private equity funds in the energy and power industry that are managed by Riverstone (“Riverstone Funds”) or its affiliates may compete with us for acquisition opportunities. If these funds decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within Riverstone may be suitable for both us and for a current or future Riverstone Fund and may be directed to such investment vehicle rather than to us. Neither Riverstone nor members of our management team who are also employed by Riverstone have any obligation to present us with any opportunity for a potential business combination of which they become aware. Riverstone and/or our management, in their capacities as officers or managing directors of Riverstone or in their other endeavors, may be required to present potential business combinations to the related entities, current or future investment vehicles, or third parties, before they present such opportunities to us.

Notwithstanding the foregoing, we may, at our option, pursue an acquisition opportunity jointly with our Sponsor, or one or more of its affiliates, which we refer to as an “Affiliated Joint Acquisition.” Such entity may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by making a specified future issuance to any such fund or vehicle.

Each of our officers and directors presently has, and any of them in the future may have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our business combination. In addition, we may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

In addition, Riverstone or its affiliates, including our officers and directors who are affiliated with Riverstone, may sponsor or form other blank check companies similar to ours during the period in which we are seeking an Initial Business Combination, and members of our management team may participate in such blank check companies. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among the management teams. However, we do not believe that any such potential conflicts would materially affect our ability to complete our Initial Business Combination.

Investors and potential investors should also be aware of the following other potential conflicts of interest:

•

None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

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In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•

Our initial stockholders will not be entitled to redemption rights with respect to any Founder Shares and any public shares held by them in connection with the consummation of our Initial Business Combination. Additionally, our initial stockholders will not be entitled to rights to liquidating distributions with respect to any Founder Shares held by them if we fail to consummate our Initial Business Combination by the deadline specified in our Charter. If we do not complete our Initial Business Combination within such time period, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the Founder Shares are not transferrable, assignable or salable until the earlier of: (A) one year after the completion of our Initial Business Combination or (B) subsequent to our Initial Business Combination, (i) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Initial Business Combination, or (ii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the private placement warrants and the Class A Common Stock underlying such warrants will not be transferable, assignable or salable until 30 days after the completion of our Initial Business Combination. Since our Sponsor and officers and directors directly or indirectly own common stock and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

•

Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants of the post combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

We are not prohibited from pursuing an Initial Business Combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our Initial Business Combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that such Initial Business Combination is fair to our company from a financial point of view.

In the event that we submit our Initial Business Combination to our public stockholders for a vote, our initial stockholders have agreed to vote any Founder Shares held by them and any public shares held by them in favor of our Initial Business Combination, and our officers and directors have also agreed to vote any public shares held by them in favor of our Initial Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against or obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION

DCRC

None of our officers or directors has received any cash compensation for services rendered to us. Commencing on the date our securities were first listed on Nasdaq, we have agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our Initial Business Combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our Initial Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates.

We do not intend to take and have not taken any action to ensure that members of our management team will be part of our management team after the business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after an Initial Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

For more information about the interests of our Sponsor, directors and officers in the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Solid Power

To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward talented and qualified executives who share our philosophy and desire to work towards achieving our goals.

We believe our compensation program should promote the success of our company and align executive incentives with the long-term interests of our stockholders. Our current compensation programs reflect our startup origins in that they consist primarily of salary and stock option awards. We intend to continue to evaluate our philosophy and compensation programs as circumstances require. In May 2021, we engaged Compensia, Inc., an independent compensation consultant (“Compensia”), to assess the competitiveness of our executive and director compensation programs.

We are considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, this section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. Further, our reporting obligations extend only to the individuals serving as our chief executive officer and our two other most highly compensated executive officers.

The Solid Power Board, with input from our Chief Executive Officer, has historically determined the compensation for our named executive officers. For the year ended December 31, 2020, our named executive officers were:

•	Douglas Campbell, Chief Executive Officer

•	Derek Johnson, Chief Operating Officer

•	Stephen C. Fuhrman, Chief Financial Officer

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Douglas Campbell Chief Executive Officer	2020	225,000	—	10,500	$235,500
Derek Johnson Chief Operating Officer	2020	196,146	137,580	6,375	$340,101
Stephen C. Fuhrman Chief Financial Officer	2020	203,522	—	8,125	$211,647

(1)

The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification Topic 718. See Note 10 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions we made in determining the grant-date fair value of our stock options.

(2)

The amounts in this column represent matching contributions under Solid Power’s 401(k) plan in the amount of $9,000 for Mr. Campbell, $5,687.50 for Dr. Johnson, and $8,125 for Mr. Fuhrman, and health savings account contributions made on behalf of Mr. Campbell in the amount of $1,500 and on behalf of Dr. Johnson in the amount of $687.50.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation program for our named executive officers consisted of base salary, annual bonus opportunity, and, in certain instances, incentive compensation delivered in the form of stock option awards, as well as 401(k) match and health savings account contributions. Solid Power entered into an employment agreement with Mr. Campbell dated as of December 20, 2018 (the “Employment Agreement”). The narrative below summarizes the payments and benefits that each named executive officer was entitled to receive during fiscal year 2020.

Base Salary

Base salary is set after taking into account the named executive officer’s duties and authorities, contributions, prior experience and individual and company performance. The Employment Agreement provides for an annual salary of $225,000 for Mr. Campbell. Dr. Johnson and Mr. Fuhrman currently receive annual salaries of $220,000 and $203,522, respectively.

Cash Bonus

Cash bonuses are determined by the Solid Power Board based on the performance of the named executive officer. Pursuant to their respective employment arrangements, Mr. Campbell, Dr. Johnson, and Mr. Fuhrman are each eligible to receive an annual cash bonus as determined by the Solid Power Board.

Stock Option Awards

Stock options have been granted to certain of our named executive officers under the 2014 Plan.

Solid Power, Inc. 2014 Equity Incentive Plan

Solid Power’s Board adopted, and its stockholders approved, the 2014 Plan in March 2014. The 2014 Plan has been periodically amended, most recently in August 2021. The 2014 Plan permits the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted or unrestricted stock awards, restricted stock units, and other stock-based awards. ISOs may be granted only to our employees and to any of our parent’s or our subsidiary corporation’s employees. All other awards under the 2014 Plan may be granted to employees, directors, and consultants and to any of our parent’s or our subsidiary corporation’s director, employees or consultants. The 2014 Plan will be terminated as to future awards thereunder prior to the Closing, and thereafter no additional awards under the 2014 Plan will be granted. However, the 2014 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder.

As of September 30, 2021, stock options to purchase 9,432,276 shares of Solid Power Common Stock with a weighted-average exercise price of $4.01 per share were outstanding, no shares of Solid Power Common Stock remained restricted stock subject to future vesting requirements, and 2,762,941 shares of the Solid Power Common Stock remained available for the future grant of awards under the 2014 Plan.

Administration. Solid Power’s Board or a committee delegated by Solid Power’s Board administers the 2014 Plan. Subject to the terms of the 2014 Plan, the administrator has the power to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of shares subject to the award, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of the 2014 Plan and awards granted thereunder.

Options. The exercise price per share of ISOs granted under the 2014 Plan must be at least 100% of the fair market value per share of Solid Power Common Stock on the grant date. NSOs may be granted with a per share exercise price that is less than 100% of the per share fair market value of Solid Power Common Stock. Subject to the provisions of our 2014 Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

Changes to Capital Structure. In the event there is a specified type of change in capital structure, such as a stock dividend, stock split or reverse stock split, appropriate adjustments will be made to (1) the number of shares available for issuance under our 2014 Plan, and (2) the number of shares covered by and, as applicable, the exercise price of each outstanding award granted under our 2014 Plan.

Corporate Transaction. In the event of a “corporate transaction” (as defined in the 2014 Plan), Solid Power’s Board generally may take one or more of the following actions with respect to outstanding awards:

•	arrange for the assumption, continuation, or substitution of the award by the surviving or acquiring corporation (or its parent company);

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting and, if applicable, exercisability of the award and provide for its termination prior to the effective time of the change in control;

•	arrange for the lapse of any reacquisition or repurchase rights held by the company;

•	cancel or arrange for the cancellation of the award in exchange for such cash consideration, if any, as Solid Power’s Board may deem appropriate; or

•

make a payment equal to the excess of (1) the value of the property the participant would have received upon exercise of the award over (2) the exercise price or strike price otherwise payable in connection with the award.

Solid Power’s Board is not obligated to treat all awards in the same manner in the event of a corporate transaction.

Change in Control. The administrator may provide, in an individual award agreement or in any other written agreement between a participant and solid Power, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a “change in control” (as defined in the 2014 Plan).

In addition, and except as otherwise described in the “Recent Developments – 2021 Named Executive Officer Compensation” section below, each outstanding and fully- or partially-unvested stock option under the 2014 Plan is subject to the following vesting acceleration terms (the “2014 Plan Vesting Acceleration”):

•

if options are assumed or substituted for in a change in control, 100% vesting acceleration if there is a termination without “cause” or resignation for “good reason” (as such terms are defined in the award agreement), in either case, on or after a change in control; or

•

if options are not assumed or substituted for in a change in control, 100% vesting acceleration on the change in control (or 50% in the event the change in control occurs within two years from the vesting commencement date) (the “2014 Plan Non-Assumption Provision”).

Plan Amendment or Termination. Solid Power’s Board may amend, modify, or terminate our 2014 Plan at any time. As discussed above, Solid Power will terminate our 2014 Plan prior to the Closing and no new awards will be granted thereunder following such termination.

Solid Power 2021 Equity Incentive Plan

In connection with the business combination, we intend to adopt, subject to stockholder approval, the 2021 Plan. For more information about the 2021 Plan, see the section entitled “Proposal No. 5—The 2021 Plan Proposal.”

Solid Power 2021 Employee Stock Purchase Plan

In connection with the business combination, we intend to adopt, subject to stockholder approval, the ESPP. For more information about the ESPP, see the section entitled “Proposal No. 6—The ESPP Proposal.”

Treatment of Solid Power Options in the Business Combination

For a discussion of the treatment of outstanding Solid Power Options granted under the 2014 Plan in the Business Combination (including those held by our named executive officers), please see the section entitled “The Business Combination Agreement—Conversion of Securities.”

Outstanding Equity Awards at 2020 Year End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

	Option Awards
Name	Grant Date	Number of Securities Underlying Options Exercisable (#)(1)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date
Douglas Campbell (3)	02/01/2017	1,600,000	—	0.1012	02/01/2022
Derek Johnson (3)	01/30/2020	—	300,000	0.53	01/30/2030
Stephen Fuhrman (3)	03/09/2017	66,604	2,896	0.092	03/09/2027
Stephen Fuhrman (3)	09/14/2018	78,750	61,250	0.474	09/14/2028

(1)	All stock options were granted pursuant to the 2014 Plan.

(2)	This column represents the fair market value of a share of Common Stock on the date of the grant, as determined by our Board.
(3)

1/4th of these shares vest one year after the applicable vesting commencement date; the balance of the shares vest in a series of 36 successive equal monthly installments measured from the first anniversary of the vesting commencement date. The option is further subject to vesting acceleration under certain circumstances as described under “—Potential Payments upon Termination or Change in Control.”

Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including medical, dental and vision insurance; life insurance; accident insurance; short-and long-term disability insurance; a health savings account; an employee assistance program; a flexible spending account for medical, dental, and vision expenses; a dependent flexible spending account; and a 401(k) plan.

Executive Letter Agreements

As a part of the Business Combination, we expect to enter into a new executive employee letter agreement with each of our named executive officers, as outlined below.

Letter Agreement with Douglas Campbell

On August 5, 2021, we entered into an employment letter with Mr. Campbell, our Chief Executive Officer. The employment letter does not have a specific term and provides that Mr. Campbell is an at-will employee. The employment letter provides that Mr. Campbell’s annual base salary is $325,000 and his target annual cash bonus is 50% of his annual base salary. Effective August 3, 2021, Mr. Campbell was granted an option to purchase 150,000 shares of Solid Power Common Stock at an exercise price of $15.96 per share. The option vests as follows: 1/4th of the shares vest one year after the vesting commencement date; the balance of the shares vest in a series of 36 equal monthly installments measured from the first anniversary of the vesting commencement date, subject to acceleration as set forth in the Executive Severance Plan (as discussed below). The option expires on August 3, 2031.

Letter Agreement with Derek Johnson

On August 5, 2021, we entered into an employment letter with Dr. Johnson, our Chief Operating Officer. The employment letter does not have a specific term and provides that Dr. Johnson is an at-will employee. The employment letter provides that Dr. Johnson’s annual base salary is $275,000 and his target annual cash bonus is 35% of his annual base salary. Effective August 3, 2021, Dr. Johnson was granted an option to purchase 300,000 shares of Solid Power Common Stock at an exercise price of $15.96 per share. The option vests as follows: 1/4th of the shares vest one year after the vesting commencement date; the balance of the shares vest in a series of 36 equal monthly installments measured from the first anniversary of the vesting commencement date, subject to acceleration as set forth in the Executive Severance Plan (as discussed below). The option expires on August 3, 2031.

Letter Agreement with Stephen C. Fuhrman

On August 5, 2021, we entered into an employment letter with Mr. Fuhrman, our Chief Financial Officer. The employment letter does not have a specific term and provides that Mr. Fuhrman is an at-will employee. The employment letter provides that Mr. Fuhrman’s annual base salary is $275,000 and his target annual cash bonus is 30% of his annual base salary. Effective August 3, 2021, Mr. Fuhrman was granted an option to purchase 200,000 shares of Solid Power Common Stock at an exercise price of $15.96 per share. The option vests as follows: 1/4th of the shares vest one year after the vesting commencement date; the balance of the shares vest in a series of 36 equal monthly installments measured from the first anniversary of the vesting commencement date, subject to acceleration as set forth in the Executive Severance Plan (as discussed below). The option expires on August 3, 2031.

Retirement Benefits

We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We provide a matching contribution for certain participants’ elective contributions to the 401(k) plan, including certain named executive officers. We do not provide to employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Potential Payments upon Termination or Change in Control

Each outstanding option to purchase shares of the Company’s common stock held by our named executive officers and granted prior to August 2021 is subject to vesting acceleration under the 2014 Plan Vesting Acceleration provisions above.

In August 2021, the Solid Power Board adopted an Executive Change in Control and Severance Plan, or the Executive Severance Plan, pursuant to which our named executive officers and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan. This Executive Severance Plan was developed with input from Compensia, regarding severance practices at comparable companies. It is designed to attract, retain and reward senior level employees. The Executive Severance Plan will be in lieu of any other severance payments and benefits to which such key employee was entitled prior to signing the participation agreement, other than the 2014 Plan Vesting Acceleration provisions, which will continue to apply.

Each of our named executive officers has entered into a participation agreement under our Executive Severance Plan providing for the rights to the applicable payments and benefits described below.

In the event of an “involuntary termination” of the employment of a named executive officer (i) by us for a reason other than “cause,” or the named executive officer’s death or “disability”, or(ii) by him for “good reason” (as such terms are defined in our Executive Severance Plan), in either case, that occurs outside the change in control period (as described below), then the named executive officer will be entitled to the following payments and benefits:

•

a lump sum payment equal to six months of the named executive officer’s annual base salary as in effect immediately prior to their involuntary termination of employment, or, in the case of Mr. Campbell, 12 months; and

•

reimbursement for premium cost for continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA, or a taxable lump sum payment equal to the premium cost of continued health coverage under COBRA, for a period of six months, or, in the case of Mr. Campbell, 12 months.

In the event of an “involuntary termination” of the employment of a named executive officer (i) by us for a reason other than “cause,” or the named executive officer’s death or “disability” or (ii) by him for “good reason”, in either case, within a period beginning three months prior to and ending 12 months following a “change in control” (as defined in our Executive Severance Plan) (such period, the “change in control period”), then the named executive officer will be entitled to the following payments and benefits:

•

a lump sum payment equal to 12 months of the named executive officer’s annual base salary as in effect immediately prior to their involuntary termination of employment, or, in the case of Mr. Campbell, 18 months;

•

a lump sum payment equal to such named executive officer’s annual target bonus in effect for the year of termination, or, in the case of Mr. Campbell, 150% of annual target bonus in effect for the year of termination;

•

reimbursement for premium cost for continued health coverage under COBRA or a taxable lump sum payments equal to the premium cost of continued health coverage under COBRA for a period of 12 months, or, in the case of Mr. Campbell, 18 months; and

•

100% accelerated vesting of all outstanding equity awards granted on or after August 4, 2021, and, with respect to such equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s).

The receipt of the payments and benefits provided for under the Executive Severance Plan described above is conditioned on the named executive officer signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the named executive officer’s involuntary termination of employment, as well as compliance with certain non-disparagement provisions and continued compliance with the invention assignment and confidentiality agreement applicable to the named executive officer.

In addition, if any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. The Executive Severance Plan does not require us to provide any tax gross-up payments to the named executive officers.

Director Compensation

We compensated director Steven Goldberg $1,000 for one regular board meeting held in 2020 and provided reimbursement for reasonable travel expenses and other expenses incurred in connection with services on our behalf and requested by us, and granted him an option to purchase 304,408 shares under the 2014 Plan at an exercise price of $0.53, and vesting as follows: 1/4th of the shares vest one year after the vesting commencement date; the balance of the shares vest in a series of 36 successive equal monthly installments measured from the first anniversary of the vesting commencement date.

Our policy is to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors, and occasionally grant stock options to our non-employee directors.

The table below summarizes the compensation of each person serving as a non-employee director who received compensation from us for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Steven H. Goldberg	1,000	157,135	—	158,135

(1)

The amounts in this column represent the aggregate grant-date fair value of awards granted to each director, computed in accordance with the FASB’s ASC Topic 718. See Note 10 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the we assumptions made in determining the grant-date fair value of our stock options.

We expect to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. New Solid Power intends to adopt a non-employee director compensation program to apply following the Closing that is designed to align compensation with New Solid Power’s business objectives and the creation of stockholder value, while enabling New Solid Power to attract, retain, incentivize and reward directors who contribute to the long-term success of New Solid Power.

Recent Developments

2021 Named Executive Officer Compensation

In August 2021, the Solid Power Board, in consultation with Compensia and upon recommendation of the Solid Power compensation committee, approved market-based adjustments to the base salary and target annual bonus opportunities for our named executive officers and other key employees.

In August 2021, the Solid Power Board also approved option grants to Mr. Campbell covering 150,000 shares of Solid Power Common Stock, Dr. Johnson covering 300,000 shares of Solid Power Common Stock, and Mr. Fuhrman covering 200,000 shares of Solid Power Common Stock, in each case, at an exercise price per share of Solid Power Common Stock of $15.96. These grants were made to provide them additional incentives to remain with us and to promote further alignment between their interests and those of our stockholders. In determining the size of these grants, the Solid Power Board, in consultation with Compensia and upon recommendation of the Solid Power compensation committee, considered several factors, including the percentage ownership in Solid Power held by each named executive officer and the amount his ownership interests were unvested as of the date of grant, the estimated value of his company ownership interests, market data for similarly situated executives at comparable companies, the named executive officer’s past and expected future contributions. The grants are subject to the terms and conditions of the 2014 Plan and the applicable form of option agreement thereunder, and vest as to 1/4th of these shares after one year after the grant date with the balance of the shares vesting in a series of 36 successive equal monthly installments measured from the first anniversary of the grant date, subject to the named executive officer’s continued service with us, and further subject to vesting acceleration under the 2014 Plan Non-Assumption Provision and under certain circumstances as described under “ —Potential Payments upon Termination or Change in Control.”

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, New Solid Power intends to develop an executive compensation program that is designed to align compensation with New Solid Power’s business objectives and the creation of stockholder value, while enabling New Solid Power to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Solid Power. Decisions on the executive compensation program will be made by New Solid Power’s compensation committee.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the Closing, the business and affairs of New Solid Power will be managed by or under the direction of the New Solid Power Board. We are currently evaluating potential director nominees and executive officer appointments, but expect that the directors and executive officers of New Solid Power upon the Closing will include the following:

Name	Age	Position
Douglas Campbell	48	Chief Executive Officer and Class I Director
David B. Jansen	59	President and Class III Director
Joshua R. Buettner-Garrett	36	Chief Technology Officer
Stephen C. Fuhrman	64	Chief Financial Officer
Derek C. Johnson	44	Chief Operating Officer
Erik Anderson	63	Class I Director
Rainer Feurer	55	Class III Director
Steven H. Goldberg	68	Class II Director
John Stephens	62	Class III Director
Robert M. Tichio	44	Class I Director
		Class Director
		Class Director

Douglas Campbell will serve as the Chief Executive Officer and Class I Director of New Solid Power following the consummation of the business combination. He is a co-founder of Solid Power and has served as Solid Power’s Chief Executive Officer since our inception. He has been a member of our board of directors since March 2014, when we converted to a corporation. In parallel with establishing Solid Power, he founded i2C Solutions, LLC (“i2C”), a thermal management company, and co-founded Roccor, LLC (“Roccor”), a component supplier for the small satellite industry; i2C and Roccor merged in 2015, with Roccor being the surviving entity. Mr. Campbell served as the Chief Executive Officer of Roccor until the end of 2018 and remained on its board of directors until the company was acquired in late 2020. He began his career in advanced technology development at the Space Vehicles Directorate of the Air Force Research Laboratory, Kirtland AFB, NM. Mr. Campbell earned his B.S. and M.S. in Civil Engineering with a Structural Mechanics emphasis from the University of New Mexico. We believe Mr. Campbell is well-qualified to serve on New Solid Power’s Board of Directors due to his extensive experience in managing and leading Solid Power.

David Jansen will serve as the President and Class III Director of New Solid Power following the consummation of the business combination. He has served as Solid Power’s President since February 2017 and was an advisor to the company since its inception. He has been a member of our board of directors since March 2014, when we converted to a corporation. Mr. Jansen previously served as a Managing Partner of Murphee Colorado, a small business venture capital fund, from 2002 to 2010. From 2005 to 2009, he served as the President and Chief Executive Officer of Advanced Distributed Sensor Systems, which developed and manufactured remote sensors for intelligence, surveillance and reconnaissance applications. He has also served on a variety of boards and has been involved with helping startups from formation to exit. Mr. Jansen has a B.S. in Electrical Engineering from the University of Arizona. We believe Mr. Jansen is well-qualified to serve on New Solid Power’s Board of Directors due to his experience advising and managing Solid Power.

Joshua Buettner-Garrett will serve as the Chief Technology Officer of New Solid Power following the consummation of the business combination. He has served as Solid Power’s Chief Technology Officer since November 2013. Prior to joining Solid Power, he served as Program Manager of the Energy Storage Group at ADA Technologies, Inc., a research and product development business, from 2011 to 2013. He served as a Senior Research Scientist in the ADA Technologies’ Energy Storage Group from 2010 to 2011. Mr. Garrett holds a B.S. in Mechanical Engineering from Arizona State University and a M.S. in Mechanical Engineering from Colorado State University.

Stephen Fuhrman will serve as the Chief Financial Officer of New Solid Power following the consummation of the business combination. He has served as the Chief Financial Officer of Solid Power since December 2016. Mr. Fuhrman acted as the Chief Financial Officer of Roccor from December 2016 until May 2019. He previously served as Vice President-Finance for Rapt Media, Inc., a cloud-based video platform, from February 2015 to June 2016, as Vice President, and Finance and CFO of a subsidiary of Tektronix, Inc, a manufacturer of test and measurement devices, from 2011 until January 2015. Mr. Fuhrman received his B.S. in Accounting from the University of Denver.

Derek Johnson will serve as the Chief Operating Officer of New Solid Power following the consummation of the business combination. He has served as Solid Power’s Chief Operating Officer since January 2020. From September 2016 to January 2020, he served as Vice President of Global Research and Development at A123 Systems (“A123”), a developer and manufacturer of lithium-ion batteries and energy storage systems for automotive applications. His responsibilities ranged from new technology development and IP generation, customer and strategic partner engagement, and production strategy and supply chain rationalization, prior to which he served as the Executive Director of R&D at A123, from April 2015 to September 2016. Dr. Johnson serves as a director of Symbios Technologies, LLC, an aqueous plasma technology platform, and previously served as its Director of Technology Development, Senior Scientist and Engineer from April 2009 to January 2014. He also serves as the President of Fields of Hope, a non-profit focusing on enriching the lives of at-risk youth. Dr. Johnson holds a B.S. in Environmental Engineering from the University of Florida, an M.S. in Chemical Engineering from Colorado State University, and a Ph.D. in Chemical and Biochemical Engineering from Colorado State University. Dr. Johnson has published 16 peer reviewed publications and holds 38 patents.

Rainer Feurer will serve as a Class III Director of New Solid Power following the consummation of the business combination. He has served as a member of our board of directors since May 2021. Dr. Feurer has served in various strategic, M&A, finance and sales roles of increasing importance at Bayerische Motoren Werke AG (Frankfurt: BAMXF) (“BMW AG”) since 1998. He has also served as a member of the board of directors and audit committee of BMW Brilliance Automotive Ltd. from 2009 to 2015 and again since December 2019. Dr. Feurer is Vice Chairman of Spotlight Automotive Limited since its founding in January 2020 and serves as member of the supervisory board in HERE International B.V. since March 2020, FREE NOW (Intelligent Apps GmbH), CHARGE NOW (Digital Charging Solutions GmbH) and SHARE NOW (Share Now GmbH) since 2019 as well as REACH NOW (moovel Group GmbH) since 2020. Dr. Feurer holds a B.A. (Hons) in International Management from Middlesex University, UK and Dipl. Betriebswirt (FH) Diploma from Reutlingen, Germany. He received his M.B.A. from Monterey Institute of International Studies in 1993 and his Ph.D. in Strategic Management from Cranfield University, UK in 1996. We believe Dr. Feurer is well-qualified to serve on New Solid Power’s Board of Directors due to his experience in the automotive industry and service as a director of a public company.

Steven Goldberg will serve as a Class II Director of New Solid Power following the consummation of the business consummation. He has served as a member of our board of directors since August 2019. He has operated Air Access, his own technology consulting business, since January 2020. He also served as an Operating Partner at Venrock, a venture capital firm, from May 2009 to January 2020. From October 2000 to November 2009, Dr. Goldberg served as the Chief Executive Officer of several early-stage technology companies including DataRunway, Vidient Systems, CoWave Networks, and Arcwave. Dr. Goldberg has served as a member of the board of directors of Future Dial, a mobile device processing robotics and automation software company, since July 2011. He previously served on the board of directors of Savari, an automotive technology company, from April 2016 to December 2020. He served on the board of directors of Lucid Motors, an electric vehicle company, from January 2014 to April 2019. He served on the board of directors of Red Seal, a cybersecurity software company, from April 2014 to April 2019. He served on the board of directors of Silicon Valley Forum, a non-profit organization focused on fostering innovation and entrepreneurship in Silicon Valley, from June 2014 to May 2018. Finally, he served on the board of directors of Quantenna, a WiFi semiconductor company, from May 2009 to August 2016. Dr. Goldberg holds B.S. and M.S. degrees in Electrical Engineering from Washington University, St. Louis, and a Ph.D. in Electrical Engineering from the University of California,

Santa Barbara. We believe that Dr. Goldberg is well-qualified to serve as a member of New Solid Power’s Board of Directors due to his extensive experience in working with growing technology companies, his strong technical background, and his prior service on private and pre-public company boards.

John Stephens will serve as a Class III Director of New Solid Power following the consummation of the business combination. He has been a member of the Solid Power Board since September 2021. Mr. Stephens will bring to the New Solid Power Board over 35 years of accounting and finance expertise, including experience in matters of financial planning, corporate development, accounting and accounting policy, tax, auditing, treasury, investor relations, corporate real estate, business planning, and financial, operational, and regulatory reporting. Specifically, Mr. Stephens retired from AT&T, Inc. (NYSE: T) in March 2021 where he served as its Senior Executive Vice President and Chief Financial Officer, prior to which he served in a series of successive positions in AT&T, Inc.’s finance department. Before joining AT&T, Inc. in 1992, Mr. Stephens held a variety of roles in public accounting. Mr. Stephens is a member of the board of directors of Freeport-McMoRan Inc. (NYSE: FCX), where he serves as chairman of the audit committee. Mr. Stephens is also the audit committee chair of a large independent food retailer and Mr. Stephens has previously served on the board and audit committee of América Móvil, S.A.B. de C.V. (NYSE: AMX). Mr. Stephens holds a B.S.B.A. in Accounting from Rockhurst University and a J.D. from St. Louis University School of Law. We believe that Mr. Stephens’ executive management experience in the oversight of a large, publicly traded company and his vast experience in financial and accounting matters, international business and affairs, mergers, acquisitions and other major corporate transactions will enable him to provide valuable perspectives on operational, financial and strategic matters before the New Solid Power Board.

For Messrs. Anderson and Tichio biographical information, see the section entitled “Information about DCRC—Management.”

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

New Solid Power’s business and affairs will be organized under the direction of the New Solid Power Board. We anticipate that the New Solid Power Board will consist of                members upon the Closing.                 will serve as Chairman of the New Solid Power Board. The primary responsibilities of the New Solid Power Board will be to provide oversight, strategic guidance, counseling and direction to New Solid Power’s management. The New Solid Power Board will meet on a regular basis and additionally as required.

In accordance with the terms of our Proposed Bylaws, which will be effective immediately prior to the Closing, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Any director may be removed from office by the stockholders of New Solid Power as provided in Section 141(k) of the DGCL.

Director Independence

Upon the Closing, the New Solid Power Board is expected to determine that each of the directors on the New Solid Power Board other than                will qualify as independent directors, as defined under the rules of Nasdaq, and the New Solid Power Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, New Solid Power will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.                  is expected to be the New Solid Power lead independent director under Nasdaq rules.

Role of the New Solid Power Board in Risk Oversight/Risk Committee

Upon the Closing, one of the key functions of the New Solid Power Board will be informed oversight of New Solid Power’s risk management process. The New Solid Power Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Solid Power Board as a whole, as well as through various standing committees of the New Solid Power Board that address risks inherent in their respective areas of oversight. In particular, the New Solid Power Board will be responsible for monitoring and assessing strategic risk exposure and New Solid Power’s audit committee will have the responsibility to consider and discuss New Solid Power’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the processes by which risk assessment and management is undertaken.

The audit committee also will monitor compliance with legal and regulatory requirements. New Solid Power’s compensation committee will assess and monitor whether New Solid Power’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the Closing, the New Solid Power Board will have three standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. Following the Closing, copies of the charters for each committee will be available on New Solid Power’s website.

Audit Committee

New Solid Power Board’s audit committee is expected to consist of                 ,                 , and                  . The New Solid Power Board will need to determine that each of the members of the audit committee will satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act and be able to read and understand fundamental financial statements in accordance with the Nasdaq audit committee requirements. In arriving at this determination, the New Solid Power Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

                 will serve as the chair of the audit committee. The New Solid Power Board expects to determine that                 qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the New Solid Power Board will consider formal education and previous experience in financial roles. New Solid Power’s independent registered public accounting firm and management will periodically meet privately with New Solid Power’s audit committee.

The functions of this committee are expected to include, among other things:

•

evaluating the performance, independence and qualifications of New Solid Power’s independent auditors and determining whether to retain New Solid Power’s existing independent auditors or engage new independent auditors;

•	reviewing New Solid Power’s financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of New Solid Power’s independent auditors to perform audit services and any permissible non-audit services;

•

reviewing the adequacy and effectiveness of New Solid Power’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of New Solid Power’s internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New Solid Power;

•

obtaining and reviewing at least annually a report by New Solid Power’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of New Solid Power’s independent auditors on New Solid Power’s engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of New Solid Power’s independent auditor;

•

reviewing New Solid Power’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with New Solid Power’s independent auditors and management;

•

reviewing with New Solid Power’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of New Solid Power’s financial controls and critical accounting policies;

•	reviewing with management and New Solid Power’s auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by New Solid Power regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in New Solid Power’s annual proxy statement;

•

reviewing and providing oversight of any related party transactions in accordance with New Solid Power’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New Solid Power’s code of ethics;

•	reviewing New Solid Power’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter

Compensation Committee

New Solid Power’s compensation committee is expected to consist of                 ,                 and                 .                 is expected to serve as the chair of the compensation committee. The New Solid Power Board will need to determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of the Nasdaq rules. The functions of the committee are expected to include, among other things.

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of New Solid Power’s executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of New Solid Power’s executive officers and assessing their performance against these goals and objectives;

•

making recommendations to the New Solid Power Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the New Solid Power Board;

•	reviewing and making recommendations to the New Solid Power Board regarding the type and amount of compensation to be paid or awarded to New Solid Power’s non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering New Solid Power’s equity incentive plans, to the extent such authority is delegated by the New Solid Power Board;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for New Solid Power’s executive officers;

•

reviewing with management New Solid Power’s disclosures under the caption “Compensation Discussion and Analysis” in New Solid Power’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in New Solid Power’s annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the New Solid Power Board.

Nominating and Corporate Governance Committee

New Solid Power’s nominating and corporate governance committee is expected to consist of                 ,                and                 . The New Solid Power Board will determine that each of the members of New Solid Power’s nominating and corporate governance committee will satisfy the independence requirements of the Nasdaq rules.

                 will serve as the chair of New Solid Power’s nominating and corporate governance committee. The functions of this committee are expected to include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on the New Solid Power Board;

•

evaluating the performance of the New Solid Power Board, committees of the New Solid Power Board and individual directors and determining whether continued service on the New Solid Power Board is appropriate;

•	evaluating nominations by stockholders of candidates for election to the New Solid Power Board;

•	evaluating the current size, composition and organization of the New Solid Power Board and its committees and making recommendations to the New Solid Power Board for approvals;

•	developing a set of corporate governance policies and principles and recommending to the New Solid Power Board any changes to such policies and principles;

•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the New Solid Power Board current and emerging corporate governance trends; and

•

reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the New Solid Power Board, including undertaking an annual review of its own performance.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Solid Power’s compensation committee has ever been an executive officer or employee of New Solid Power. None of New Solid Power’s intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Solid Power Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Second A&R Charter, which will be effective upon the Closing, limits New Solid Power’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New Solid Power’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and our Proposed Bylaws provide that New Solid Power will, in certain situations, indemnify New Solid Power’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New Solid Power will enter into separate indemnification agreements with New Solid Power’s directors and officers. These agreements, among other things, require New Solid Power to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New Solid Power’s directors or officers or any other company or enterprise to which the person provides services at New Solid Power’s request, which rights will be in addition to the indemnification provided for in the Proposed Second A&R Charter and the Proposed Bylaws.

New Solid Power plans to maintain a directors’ and officers’ insurance policy pursuant to which New Solid Power’s directors and officers are insured against liability for actions taken in their capacities as directors and officers.

The limitation of liability and indemnification provisions in the Proposed Second A&R Charter and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit New Solid Power and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The New Solid Power Board will adopt a code of business conduct and ethics (the “Code of Conduct”), applicable to all of New Solid Power’s employees, executive officers and directors. The Code of Conduct will be available on New Solid Power’s website. Information contained on or accessible through New Solid Power’s website is not a part of this proxy statement/prospectus, and the inclusion of New Solid Power’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the New Solid Power Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New Solid Power expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

The New Solid Power Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New Solid Power is able to recruit and retain qualified directors. Following the Closing, New Solid Power intends to develop a non-employee director compensation program that is designed to align compensation with New Solid Power’s business objectives and the creation of stockholder value, while enabling New Solid Power to attract, retain, incentivize and reward directors who contribute to the long-term success of New Solid Power.

DESCRIPTION OF SECURITIES

If the business combination is consummated, New Solid Power will replace (1) its current Charter with the Proposed Second A&R Charter in the form attached to this proxy statement/prospectus as Annex B, and (2) its current bylaws with the Proposed Bylaws in the form attached as Exhibit H to the Business Combination Agreement each of which, in the judgment of the DCRC Board, is necessary to adequately address the needs of the post-combination company.

The following table sets forth a summary of the principal proposed changes and the differences between DCRC’s stockholders’ rights under the existing Charter and existing bylaws and such stockholders’ rights after the closing of the business combination under the Proposed Second A&R Charter and Proposed Bylaws. This summary is qualified by reference to the complete text of the Proposed Second A&R Charter, a copy of which is attached to this proxy statement/prospectus as Annex B, and the Proposed Bylaws, a copy of which is attached as Exhibit H to the Business Combination Agreement. We urge you to read each of the Proposed Second A&R Charter and the Proposed Bylaws in its entirety for a complete description of the rights and preferences of the post-combination company’s securities following the business combination. For more information on the Charter Proposals, see the sections entitled “Proposal No. 2—The Authorized Share Charter Proposal” and “Proposal No. 3—The Additional Charter Proposal.”

	Existing Charter /Existing Bylaws	Proposed Second A&R Charter /Proposed Bylaws
Number of Authorized Shares

The existing Charter provides that the total number of authorized shares of all series of capital stock is 271,000,000 shares, consisting of (a) 270,000,000 shares of common stock, including (i) 250,000,000 shares of Class A Common Stock and (ii) 20,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of Preferred Stock.

See Article IV of the existing Charter.

The Proposed Second A&R Charter provides that the total number of authorized shares of all series of capital stock is 2,200,000,000 shares, consisting of (a) 2,000,000,000 shares of common stock, par value $0.0001, and (b) 200,000,000 shares of Preferred Stock.

See Article IV of the Proposed Second A&R Charter.

Class B Common Stock

The existing Charter authorizes 20,000,000 shares of Class B Common Stock. Under the existing Charter, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-to-one basis upon consummation of the business combination.

See Article IV of the existing Charter.

The Proposed Second A&R Charter provides that immediately upon the effectiveness of the filing of Proposed Second A&R Charter, each share of DCRC’s Class A Common Stock and its Class B Common Stock issued and outstanding or held as treasury stock immediately prior to the effectiveness of the filing of Proposed Second A&R Charter shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Common Stock.

See Article IV of the Proposed Second A&R Charter.

Preferred Stock	The existing Charter provides that shares of preferred stock may be issued from time to time in one or more series. The DCRC Board is authorized to fix the voting rights, if any, designations, powers,	The Proposed Second A&R Charter provides that shares of preferred stock may be issued from time to time in one or more series. The New Solid Power Board is authorized to fix the designations, powers, preferences and

	Existing Charter /Existing Bylaws	Proposed Second A&R Charter /Proposed Bylaws
preferences, and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions, applicable to the shares of each series. The DCRC Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A Common Stock and Class B Common Stock and could have anti-takeover effects. The ability of the DCRC Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The New Solid Power Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the New Solid Power Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. No preferred stock is expected to be outstanding at the effectiveness of the Proposed Second A&R Charter. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

See Article IV of the Proposed Second A&R Charter.

Voting Power	Except as otherwise required by law, the Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A Common Stock and Class B Common Stock possess all voting power for the election of our directors (subject to the limitation on director elections prior to an Initial Business Combination) and all other matters requiring stockholder action. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Except as otherwise required by law, the Proposed Second A&R Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of New Solid Power Board directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

See Article IV of the Proposed Second A&R Charter.

	Existing Charter /Existing Bylaws	Proposed Second A&R Charter /Proposed Bylaws
See Article IV of the existing Charter.

Director Elections

Currently, the DCRC Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting by a plurality of the votes cast. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Prior to the closing of an Initial Business Combination, the holders of Class B Common Stock have the exclusive right to elect, remove and replace any director, and the holders of Class A Common Stock have no such right to vote on the election, removal or replacement of any director.

See Article V and Article IX of the existing Charter.

Currently, the New Solid Power Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting by a plurality of the votes cast. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

See Article V of the Proposed Second A&R Charter.

Dividends

Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock) when, as and if declared thereon by the DCRC Board from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions. DCRC has not paid any cash dividends on its Class A Common Stock or Class B Common Stock to date and does not intend to pay cash dividends prior to the completion of the business combination.

The DCRC Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

The New Solid Power Board, subject to any restrictions contained in the Proposed Second A&R Charter or applicable law, may declare and pay dividends upon the shares of New Solid Power capital stock. Dividends may be paid in cash, in property, or in shares of New Solid Power’s capital stock, subject to the provisions of the certificate of incorporation. The New Solid Power Board may set apart out of any of the funds of New Solid Power available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

See Section 6.4 of the Proposed Bylaws.

	Existing Charter /Existing Bylaws	Proposed Second A&R Charter /Proposed Bylaws

Exclusive Forum

Unless DCRC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of DCRC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of DCRC to DCRC or DCRC’s stockholders, (iii) any action asserting a claim against DCRC, its directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or DCRC’s Bylaws, or (iv) any action asserting a claim against DCRC, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim arising under the Securities Act or the Exchange Act, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, in which case, any such claim shall be brought in any other court located in the State of Delaware possessing subject matter jurisdiction.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have

Unless New Solid Power consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of New Solid Power, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of New Solid Power to New Solid Power or New Solid Power’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the Proposed Second A&R Charter or the Proposed Bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.

Unless New Solid Power consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of New Solid Power’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.

	Existing Charter /Existing Bylaws	Proposed Second A&R Charter /Proposed Bylaws
	consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions described above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.	See Section 9.5 of the Proposed Bylaws.

Liquidation, Dissolution and Winding Up	Subject to applicable law and the rights, if any, of holders of outstanding Preferred Stock, in the event of DCRC’s voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of DCRC, the holders of the Common Stock will be entitled to receive all the remaining assets of DCRC available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.	Subject to applicable law and the rights, if any, of holders of outstanding Preferred Stock, in the event of New Solid Power’s voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of New Solid Power, the holders of the common stock will be entitled to receive all the remaining assets of New Solid Power available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one whole share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our Initial Public Offering or 30 days after the completion of our Initial Business Combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. The warrants will expire five years after the completion of our Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our Initial Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00

Once the warrants become exercisable, we may call the warrants for redemption for cash (except as described below with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the reported last sales price of the Class A Common Stock reported has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of the redemption is given.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising warrantholder to pay the exercise price for each warrant being exercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Cash When the Price Per share of Class A Common Stock Equals or Exceeds $10.00

Once the warrants become exercisable, we may call the warrants for redemption for cash (except as described below with respect to the private placement warrants):

•	in whole and not in part;

•

at a price of $0.10 per warrant, provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below);

•	upon a minimum of 30 days’ prior written notice; and

•

if, and only if, the last sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading prior to the date on which notice of the redemption is given.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a warrantholder will receive upon a cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A Common Stock shall mean the average reported last sale price of our Class A Common Stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. We will provide our warrantholders with the final fair market value no later than one business day after the ten-trading day period described above ends.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Class A Common Stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Class A Common Stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per whole warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are “out of the money” (i.e. the trading price of our Class A Common Stock is below the exercise price of the warrants) and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide the warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants, based on the “redemption price” as determined pursuant to the above table. We have calculated the “redemption prices” as set forth in the table above to reflect a Black-Scholes option pricing model with a fixed volatility input as of March 23, 2021. This redemption right provides us an additional mechanism by which to redeem all of the outstanding warrants and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to warrantholders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrantholders.

As stated above, we can redeem the warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrantholders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares of Class A Common Stock. If we choose to redeem the warrants when the Class A Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrantholders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50. No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted pursuant to the following three paragraphs. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed Initial Business Combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to approve an amendment to our Charter (i) to modify the substance or timing of our obligation to redeem 100% of our Class A Common Stock if we do not complete an Initial Business Combination within the time period set forth in the Charter or (ii) with respect to any other provision relating to the rights of holders of our Class A Common Stock or pre-Initial Business Combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our Initial Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. If an amendment adversely affects the private placement warrants in a different manner than the public warrants or vice versa, then approval of holders of at least 65% of the then-outstanding public warrants and 65% of the then-outstanding private placement warrants, voting as separate classes, is required.

In addition, if we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our Initial Business Combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the DCRC Board and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by our Sponsor or such affiliates, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the newly issued price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the newly issued price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrantholder.

Private Placement Warrants

The private placement warrants (including the shares of Class A Common Stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of our Initial Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor), and they will not be redeemable by us (except as described above under “—Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00”) so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our Initial Public Offering, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in our Initial Public Offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Proposed Second A&R Charter and Bylaws

Although we have opted out of Section 203 of the DGCL under the existing Charter, we will not opt out of Section 203 of the DGCL under the Proposed Second A&R Charter. Under Section 203 of the DGCL, New Solid Power will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of New Solid (the “acquisition”), except if:

•	the New Solid Power Board approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•	the business combination is approved by the New Solid Power Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Solid Power for a three-year period. This may encourage companies interested in acquiring New Solid Power to negotiate in advance with the New Solid Power Board because the stockholder approval requirement would be avoided if the New Solid Power Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the New Solid Power Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under the Proposed Second A&R Charter, subject to the rights of holders of preferred stock of New Solid Power, any action required or permitted to be taken by the stockholders of New Solid Power will be required to be effected at a duly called annual or special meeting of stockholders of New Solid Power and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under the Proposed Second A&R Charter, subject to the terms of any series of preferred stock, special meetings of stockholders of New Solid Power may be called only by the chairperson of the New Solid Power Board, the Chief Executive Officer, the President or the New Solid Power Board acting pursuant to a resolution adopted by a majority of the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the Proposed Second A&R Charter, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of New Solid Power shall be given in the manner and to the extent provided in the bylaws of New Solid Power.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such securities then-outstanding; or

•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will not be able to sell their Founder Shares pursuant to Rule 144 without registration for at least one year after we have completed an Initial Business Combination.

Listing of Securities

We intend to apply to continue the listing of our common stock and public warrants on Nasdaq under the symbols “SLDP” and “SLDPW,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to DCRC regarding (a) the actual beneficial ownership of our voting common stock as of the record date (prior to the business combination and PIPE Financing) and (b) the expected beneficial ownership of our voting common stock immediately following consummation of the business combination and PIPE Financing, assuming that no public shares of DCRC are redeemed, and alternatively assuming maximum redemption of public shares, resulting in an aggregate payment of approximately $215.0 million out of the Trust Account, in each case, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of voting common stock;

•	each of our named executive officers and directors;

•	each person who will become a named executive officer or director of New Solid Power post-business combination; and

•	all current executive officers and directors of DCRC, as a group pre-business combination and all executive officers and directors on the New Solid Power Board post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our voting common stock prior to the business combination and PIPE Financing is based on 43,750,000 shares of Class A Common Stock and Class B Common Stock (including Founder Shares) issued and outstanding in the aggregate as of September 30, 2021.

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the business combination and PIPE Financing, both when assuming no redemptions and when assuming maximum redemptions, has been determined based upon the assumptions set forth under “Certain Defined Terms.” For purposes of calculating the ownership percentages in the table below, the number of shares outstanding for each person assumes full exercise of only such person’s outstanding options and warrants that are exercisable by such person within 60 days of September 30, 2021.

Unless otherwise indicated and subject to applicable community property laws, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

Name and Address of Beneficial Owners	Prior to the business combination(1)		After the business combination
			Assuming No Redemptions		Assuming Maximum Redemptions
	Number of shares	%	Number of shares	%	Number of shares	%
Five Percent Holders of DCRC
Decarbonization Plus Acquisition Sponsor III LLC(2)(3)	8,390,000	19.2	8,390,000	5.1%	8,390,000	5.9%
Directors and Named Executive Officers of DCRC
Erik Anderson	—	—	—	—	—	—
Peter Haskopoulos	—	—	—	—	—	—
Dr. Jennifer Aaker(2)(4)	40,000	*	40,000	*	40,000	*
Jane Kearns(2)(4)	40,000	*	40,000	*	40,000	*
Pierre Lapeyre, Jr.(2)(3)	8,390,000	19.2	13,689,552	8.4%	13,689,552	9.7%
David Leuschen(2)(3)	8,390,000	19.2	13,689,552	8.4%	13,689,552	9.7%
Robert Tichio	—	—	—	—	—	—

Name and Address of Beneficial Owners	Prior to the business combination(1)			After the business combination
				Assuming No Redemptions		Assuming Maximum Redemptions
	Number of shares		%	Number of shares	%	Number of shares	%
Jim McDermott(2)(5)	240,000		*	240,000	*	240,000	*
Jeffrey Tepper(2)(4)	40,000		*	40,000	*	40,000	*
All Directors and Executive Officers of DCRC as a Group (9 Individuals)	8,750,000	(6)	20.0	14,049,552	8.6%	14,049,552	9.9%
Five Percent Holders of New Solid Power After Consummation of the Business Combination
Entities affiliated with Volta(7)	—		—	17,954,479	10.9%	17,954,479	13.3%
Ford Motor Company(8)	—		—	11,668,441	7.1%	11,668,441	8.7%
BMW Holding B.V.(9)	—		—	10,520,554	6.4%	10,520,554	7.8%
Dr. Conrad Stoldt(10)	—		—	7,500,495	4.5%	7,500,495	5.5%
Directors and Named Executive Officers of New Solid Power After Consummation of the Business Combination
Douglas Campbell(11)	—		—	11,809,290	6.9%	11,809,290	8.4%
David B. Jansen(12)	—		—	2,393,775	1.4%	2,393,775	1.8%
Erik Anderson	—		—	—	—	—	—
Stephen C. Fuhrman(13)	—		—	575,568	*	575,568	*
Derek C. Johnson(14)	—		—	438,855	*	438,855	*
Rainer Feurer	—		—	—	—	—	—
Steven H. Goldberg(15)	—		—	526,269	*	526,269	*
John Stephens	—		—	—	—	—	—
Robert M. Tichio	—		—	—	—	—	—
All Directors and Executive Officers of New Solid Power as a Group (11 Individuals)(16)	—		—	20,802,601	11.7%	20,802,601	13.3%

*	Less than one percent.
(1)

This table is based on 43,750,000 shares of voting common stock outstanding at                , 2021, of which 35,000,000 were shares of Class A Common Stock and 8,750,000 were shares of Class B Common Stock. Unless otherwise noted, the business address of each of the following entities or individuals is 2744 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(2)

Interests shown prior to the business combination consist solely of Founder Shares, classified as shares of Class B Common Stock. Such shares will automatically convert into shares of Class A Common Stock at the time of our Initial Business Combination on a one-for-one basis, subject to adjustment.

(3)

Interests shown exclude 6,333,996 shares of Class A Common Stock underlying private placement warrants currently held and 1,000,000 shares of Class A Common Stock underlying private placement warrants issuable upon conversion of up to $1,500,000 of any working capital loans the Sponsor may make to DCRC. Except as described elsewhere in this proxy statement/prospectus, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. The Sponsor is the record holder of 8,390,000 of the shares reported herein. The remaining 5,299,552 shares reported herein consists of shares of Class A Common Stock to be issued in exchange for Solid Power Common Stock to be held by certain affiliates of the Sponsor. David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Holdings LLC and have shared voting and investment discretion with respect to the common stock held of record by the Sponsor and its affiliates. As such, each of Riverstone Holdings LLC, David M. Leuschen and Pierre F. Lapeyre, Jr. may be deemed to have or share beneficial ownership of the shares held directly by the Sponsor and its affiliates. Each such entity or person disclaims any such beneficial ownership. The business address of each of these entities and individuals is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 36th Floor, New York, NY 10019.

(4)	Interests shown exclude 33,267 shares of Class A Common Stock underlying private placement warrants that are not currently exercisable.

(5)	Interests shown exclude 199,603 shares of Class A Common Stock underlying private placement warrants that are not currently exercisable.
(6)	These shares represent 100% of the Founder Shares.
(7)

Consists of: (i) 2,459,281 shares of Class A Common Stock to be issued in exchange for Solid Power Common Stock to be held by Volta Energy Storage Fund I, LP (“Volta Energy”), (ii) 12,310,756 shares of Class A Common Stock to be issued in exchange for Solid Power Common Stock to be held by Volta SPV SPW, LLC (“Volta SPV”), and (iii) 3,184,441 shares of Class A Common Stock to be issued in exchange for Solid Power Common Stock to be held by Volta SPW Co-Investment, LP (“Volta SPW” and together with Volta Energy and Volta SPV, the “Volta Entities”). Volta Energy Storage Fund I GP, LLC is the general partner of Volta Energy and Volta SPW and has the power to direct investments and/or vote the shares beneficially held by them. Jeffrey Chamberlain, David Schroeder, Alexander Arkin, Jason Moede, and Michael Rochman are on the investment committee of Volta Energy Storage Fund I GP, LLC and, therefore, may be deemed to beneficially own the shares held by Volta Energy and Volta SPW. Volta Energy Technologies, LLC is the managing member of Volta SPV and has the power to direct investments and/or vote the shares beneficially held by it. Jeffrey Chamberlain is the Manager of Volta Energy Technologies, LLC and, therefore, may be deemed to beneficially own the shares held by Volta SPV. The business address for the Volta Entities is 28365 Davis Pkwy STE 202, Warrenville, IL 60555.

(8)

Consists of 11,668,441 shares of Class A Common Stock to be issued in exchange for Solid Power Common Stock to be held by Ford. The business address of Ford is 1 American Road, Dearborn, Michigan 48126.

(9)

Consists of 10,520,554 shares of Class A Common Stock to be issued in exchange for Solid Power Common Stock to be held by BMW Holding, which is a wholly owned subsidiary of BMW INTEC Beetling’s GmbH (“BMW INTEC”), which is a wholly owned subsidiary of BMW AG. BMW AG is a publicly traded entity controlled by a 19-person supervisory board. BMW AG has the power to direct investments and/or vote the shares held by BMW Holding. The business address of each of BMW AG and BMW INTEC is Petuelring 130, 80809 Munich, Federal Republic of Germany. The business address of BMW Holding is Einsteinlaan 5, 2289 CC Rijswijk, The Netherlands.

(10)	The business address for Dr. Stoldt is 427 UCB, University of Colorado at Boulder, Boulder, CO 80309.
(11)

Consists of (i) 6,720,570 shares of Class A Common Stock to be issued in exchange for Solid Power Common Stock held by Mr. Campbell and (ii) 5,106,720 shares of Class A Common Stock underlying options to be held by Mr. Campbell issued in exchange for Solid Power Options scheduled to vest within 60 days of September 30, 2021. The business address for Mr. Campbell is 486 S. Pierce Avenue, Suite E, Louisville, Colorado 80027.

(12)

Consists of: (i) 797,925 shares of Class A Common Stock to be issued in exchange for Solid Power Common Stock held by Mr. Jansen and (ii) 1,595,850 shares of Class A Common Stock underlying options to be held by Mr. Jansen issued in exchange for Solid Power Options scheduled to vest within 60 days of September 30, 2021. The business address for Mr. Jansen is 486 S. Pierce Avenue, Suite E, Louisville, Colorado 80027.

(13)

Consists of: (i) 509,076 shares of Class A Common Stock to be issued in exchange for Solid Power Common Stock held by Mr. Fuhrman and (ii) 66,492 shares of Class A Common Stock underlying options to be held by Mr. Fuhrman issued in exchange for Solid Power Options scheduled to vest within 60 days of September 30, 2021. The business address for Mr. Fuhrman is 486 S. Pierce Avenue, Suite E, Louisville, Colorado 80027.

(14)

Consists of 438,855 shares of Class A Common Stock underlying options to be held by Dr. Johnson issued in exchange for Solid Power Options scheduled to vest within 60 days of September 30, 2021. The business address for Dr. Johnson is 486 S. Pierce Avenue, Suite E, Louisville, Colorado 80027.

(15)

Consists of 526,269 shares of Class A Common Stock underlying options to be held by Dr. Goldberg issued in exchange for Solid Power Options scheduled to vest within 60 days of September 30, 2021. The business address for Dr. Goldberg is 486 S. Pierce Avenue, Suite E, Louisville, Colorado 80027.

(16)

Includes (i) an aggregate of 8,009,571 shares of Class A Common Stock to be issued in exchange for Solid Power Common Stock held by executive officers and directors and (ii) 12,793,030 shares of Class A Common Stock underlying options to be held by executive officers and directors issued in exchange for Solid Power Options scheduled to vest within 60 days of September 30, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

DCRC Related Party Transactions

Founder Shares

In February 2021, our Sponsor purchased an aggregate of 10,062,500 shares of Class B Common Stock in exchange for the payment of $25,000 of expenses on our behalf. In March 2021, our Sponsor forfeited 400,000 shares of Class B Common Stock, and an aggregate of 400,000 shares of Class B Common Stock were issued to our independent director nominees at their original purchase price. In April 2021, one of our independent directors forfeited 40,000 shares of Class B Common Stock in connection with such director’s resignation from the DCRC Board, and our Sponsor acquired an equivalent number of shares of Class B Common Stock from us. In May 2021, our Sponsor forfeited 1,312,500 shares of Class B Common Stock in connection with the expiration of the underwriters’ over-allotment option for our Initial Public Offering, resulting in our Sponsor and our independent directors holding an aggregate of 8,750,000 Founder Shares. The Founder Shares will automatically convert into shares of our Class A Common Stock at the time of the business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Private Placement Warrants

Our Sponsor and independent directors purchased an aggregate of 6,666,667 private placement warrants for a purchase price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of our Initial Public Offering. As such, the interest of our Sponsor and independent directors in this transaction is valued at approximately $10.0 million.

Each private placement warrant entitles the holder to purchase one share of our Class A Common Stock at $11.50 per share. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.

Administrative Support Agreement

On March 23, 2021, we entered into an administrative support agreement with an affiliate of our Sponsor, pursuant to which we pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our Initial Business Combination or our liquidation, we will cease paying these monthly fees.

Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Related Party Loans and Advances

Our liquidity needs up to the IPO were satisfied through receipt of a $25,000 capital contribution from our Sponsor in exchange for the issuance of Founder Shares to our Sponsor. Subsequent to the consummation of our Initial Public Offering, our liquidity needs have been satisfied through the net proceeds of approximately $1.1 million from the private placement of private placement warrants held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with an intended Initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an Initial Business Combination, we would repay such loaned amounts. In the event that our Initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Registration Rights

The holders of the Founder Shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares of Class A Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to the IPO Registration Rights Agreement requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Common Stock). The holders of at least $25 million in value of these securities are entitled to demand that we file a registration statement covering such securities and to require us to effect up to an aggregate of three underwritten offerings of such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our Initial Business Combination.

In connection with the Closing, the IPO Registration Rights Agreement will be amended and restated and DCRC and the Reg Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, DCRC will agree that, within 30 days after the Closing, DCRC will file the Resale Registration Statement with the SEC (at DCRC’s sole cost and expense), and DCRC will use its reasonable best efforts to have the Resale Registration Statement declared effective as promptly as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand DCRC’s assistance with underwritten offerings and block trades, and the Reg Rights Holders will be entitled to certain piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by DCRC if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Sponsor Letter

In connection with the execution of the Business Combination Agreement, on June 15, 2021, the Sponsor and certain directors of DCRC entered into the Sponsor Letter, pursuant to which, among other things, the Sponsor and such directors agreed to (i) waive the anti-dilution rights set forth in the Charter with respect to the Founder Shares held by them, (ii) comply with the lock-up provisions in the Letter Agreement, dated March 23, 2021, by and among DCRC, the Sponsor and DCRC’s directors and officers and (iii) vote all the shares of Class A Common Stock and Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the business combination.

Solid Power Related Party Transactions

Series A-1 Preferred Stock Financing

In 2018, Solid Power completed the private placement of shares of Solid Power Series A-1 Preferred Stock, at a purchase price of $1.806775 per share to, among others, the following related parties, each of whom, together with its affiliates, is expected to be a beneficial owner of more than 5% of the outstanding shares of Class A Common Stock upon the Closing:

Shareholder	Shares of Series A-1 Preferred Stock	Total Purchase Price ($ in millions)
Ford Motor Company	1,660,417	$3.0
Volta SPV SPW, LLC(1)	2,767,361	$5.0

(1)	David Schroeder became a member of the Solid Power Board in connection with such financing. Mr. Schroeder was appointed to the Solid Power Board by Volta SPV SPW, LLC.

Convertible Note Financing

In 2020 and 2021, Solid Power completed the private placement of approximately $7.4 million aggregate principal amount of its convertible notes to, among others, Volta SPV SPW, LLC, Volta SPV SPW, LLC and Volta Energy Storage Fund I. LP, each of whom, together with its affiliates, is expected to be a beneficial owner of more than 5% of the outstanding shares of Class A Common Stock upon the Closing.

Series B Preferred Stock Financing

In 2021, Solid Power completed the Series B Financing, which was a private placement of shares of Solid Power Series B Preferred Stock at a purchase price of $18.041 per share to, among others, the following related parties, each of whom, together with its affiliates, is expected to be a beneficial owner of more than 5% of the outstanding shares of Class A Common Stock upon the Closing:

Shareholder	Shares of Solid Power Series B Preferred Stock	Total Consideration Paid ($ in millions)
BMW Holding B.V.(1)	2,746,853	$49.6
Ford Motor Company(2)	1,662,879	$30.0
Volta(3)	2,381,673	$43.0

(1)	Rainer Feurer became a member of the Solid Power Board in connection with the Series B Financing. Dr. Feurer was appointed to the Solid Power Board by entities affiliated with BMW Holding B.V.
(2)	Theodore Miller became a member of the Solid Power Board in connection with the Series B Financing. Mr. Miller was appointed to the Solid Power Board by Ford.
(3)	Includes shares purchased by Volta Energy Storage Fund I, LP, Volta SPV SPW, LLC, and Volta SPW Co-Investment, LP.

In connection with the Series B Financing, Solid Power, the related parties set forth above, and certain other Solid Power shareholders entered into an Amended and Restated Voting Agreement, an Amended and Restated Right of First Refusal and Co-Sale Agreement, and Amended and Restated Investors’ Rights Agreement (collectively, the “Series B Financing Documents”). Solid Power’s ongoing obligations under the Series B Financing Documents will terminate upon the Closing.

Transactions with Roccor

Until October 2020, Roccor was partially owned by Douglas Campbell, Solid Power’s Chief Executive Officer and a member of the Solid Power Board. During the year ended December 31, 2019, Solid Power provided accounting and administrative support to Roccor for which Roccor reimbursed Solid Power approximately $0.2 million.

In 2019 and 2020, Solid Power entered into subcontractor agreements with Roccor, pursuant to which Solid Power provided technical support to Roccor on a government research contract and research and development support. In 2020, Roccor paid an aggregate of approximately $0.2 million to Solid Power in connection with such subcontractor agreements.

Additional Transactions with BMW

Pursuant to certain commercial arrangements with BMW, BMW AG or its affiliates have paid an aggregate of approximately $3.3 million, $0.7 million, and $0.5 million to Solid Power in the years ended December 31, 2018, 2019 and 2020, respectively. BMW AG and its affiliates are expected to be beneficial owners of more than 5% of the outstanding shares of Class A Common Stock upon the Closing.

In connection with the Series B Financing, Solid Power and BMW Holding, an affiliate of BMW AG and one of Solid Power’s shareholders, entered into the BMW Nomination Agreement, pursuant to which BMW Holding received certain board observer rights and director nomination rights, including the right to nominate a director for election to the New Solid Power Board.

Compensation Arrangements

Solid Power is party to offer letters, stock option agreements, change in control and severance agreements, and indemnification agreements with Solid Power’s executive officers that, among other things, provide for certain change of control benefits. Solid Power has also granted stock options to Steven H. Goldberg, a member of the Solid Power Board. See “Executive Compensation—Solid Power.”

Post-Business Combination Policies and Procedures

Policies and Procedures for Related Party Transactions

Upon the Closing, it is anticipated that the New Solid Power Board will adopt a written Related Party Transactions Policy that sets forth New Solid Power’s policies and procedures regarding the identification, review, consideration and oversight of “related party transactions.” For purposes of New Solid Power’s policy only, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New Solid Power or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to New Solid Power as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New Solid Power’s voting securities (including New Solid Power Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New Solid Power’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New Solid Power’s audit committee (or, where review by New Solid Power’s audit committee would be inappropriate, to another independent body of the New Solid Power’s Board) for review. To identify related person transactions in advance, New Solid Power will rely on information supplied by New Solid Power’s executive officers, directors and certain significant shareholders. In considering related person transactions, New Solid Power’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to New Solid Power;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

New Solid Power’s audit committee will approve only those transactions that it determines are fair to it and in New Solid Power’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

PRICE RANGE AND DIVIDENDS OF SECURITIES

Price Range of DCRC’s Securities

DCRC’s units, Class A Common Stock, and warrants are currently listed on Nasdaq under the symbols “DCRCU,” “DCRC,” and “DCRCW,” respectively. The units commenced public trading on Nasdaq on March 24, 2021. Commencing May 14, 2021, holders of the units could elect to separately trade the shares of Class A Common Stock and warrants included in the units.

On June 14, 2021, the last trading date before the public announcement of the business combination, DCRC’s public units, Class A Common Stock and public warrants closed at $13.47, $12.09 and $3.65, respectively.

Holders of DCRC Capital Stock

As of the record date, there were                holders of record of the Class A Common Stock,                holders of record of the Class B Common Stock,                holders of record of the public warrants,                holders of record of the private placement warrants and                holders of record of the units.

Dividend Policy of DCRC

DCRC has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its Initial Business Combination (including the business combination).

Solid Power

Solid Power has not paid any cash dividends on the Solid Power Common Stock to date and does not intend to pay cash dividends on Solid Power Common Stock prior to the completion of the business combination.

As of the record date, there were                holders of Solid Power Common Stock.

Dividend Policy of the Company Following the Business Combination

The payment of cash dividends on Class A Common Stock in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New Solid Power subsequent to completion of the business combination. The payment of any cash dividends on Class A Common Stock subsequent to the business combination will be within the discretion of the New Solid Power Board. The New Solid Power Board is not currently contemplating and does not anticipate declaring stock dividends on Class A Common Stock nor is it currently expected that the New Solid Power Board will declare any dividends in the foreseeable future.

INDEPENDENT REGISTERED ACCOUNTING FIRM

Representatives of our independent registered public accounting firm, WithumSmith+Brown, PC, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

HOUSEHOLDING INFORMATION

Unless DCRC has received contrary instructions, DCRC may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of DCRC’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of DCRC’s disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact DCRC at its offices at 2744 Sand Hill Road, Suite 100, Menlo Park, California 94025 or its telephone number at (212) 993-0076 to inform DCRC of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The DCRC Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by New Solid Power at its offices at 486 S. Pierce Avenue, Suite E, Louisville, CO 80027, within a reasonable time before New Solid Power begins to print and send its proxy materials for the meeting.

In addition, New Solid Power’s amended and restated bylaws, which will be effective immediately prior to the consummation of the business combination, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Solid Power not later than                the close of business on the                 . The chair of the New Solid Power Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Further, New Solid Power’s amended and restated bylaws, which will be effective immediately prior to the consummation of the business combination, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Solid Power (a) in the case of an annual meeting, not later than                 . The chair of the New Solid Power Board may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

EXPERTS

The financial statements of DCRC for the period from January 29, 2021 (inception) to June 30, 2021 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Solid Power as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020 included in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered accounting firm, as set forth in their report thereon appearing elsewhere herein. Such financial statements are included in reliance on their report given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of shares of New Solid Power offered by this proxy statement/prospectus will be passed upon for DCRC by Vinson & Elkins L.L.P., Houston, Texas.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

DCRC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read DCRC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact DCRC’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: DCRC.info@investor.morrowsodali.com

If you are a DCRC stockholder and would like to request documents, please do so by                 , 2021, in order to receive them before the special meeting. If you request any documents from DCRC, DCRC will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to DCRC has been supplied by DCRC, and all such information relating to Solid Power has been supplied by Solid Power. Information provided by either DCRC or Solid Power does not constitute any representation, estimate or projection of any other party.

DCRC has not authorized anyone to give any information or make any representation about the business combination, DCRC or Solid Power that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Decarbonization Plus Acquisition Corporation III

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Decarbonization Plus Acquisition Corporation III (the “Company”) as of June 30, 2021, the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 29, 2021 (inception) through June 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021, and the results of its operations and its cash flows for the period from January 29, 2021 (inception) through June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

September 20, 2021

DECARBONIZATION PLUS ACQUISITION CORPORATION III

BALANCE SHEET

June 30, 2021
ASSETS:
Current Assets:
Cash	$—
Short term prepaid insurance	560,596

Total Current Assets	560,596
Cash equivalents held in Trust Account	350,005,400
Long term prepaid insurance	411,616

Total assets	$350,977,612

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$625,004
Franchise tax payable	83,288

Total current liabilities	708,292
Warrant liabilities	48,166,668
Deferred underwriting fee payable	12,250,000

Total liabilities	61,124,960

Commitments and Contingencies
Class A common stock subject to possible redemption, 35,000,000 shares at $10.00 per share	350,000,000
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 8,750,000 shares issued and outstanding	875
Additional paid-in capital	—
Accumulated deficit	(60,148,223)

Total stockholders’ equity (deficit)	(60,147,348)

Total liabilities and stockholders’ equity (deficit)	$350,977,612

The accompanying notes are an integral part of these financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION III

STATEMENT OF OPERATIONS

For the period from January 29, 2021 (inception) to June 30, 2021
Operating expenses:
General and administrative expenses	$1,998,954
Franchise tax expense	83,288

Loss from operations	(2,082,242)

Other income (expense):
Interest earned on cash equivalents held in Trust Account	5,400
Offering costs allocated to warrant liabilities	(956,584)
Change in fair value of warrant liabilities	(21,166,668)

Net Loss	$(24,200,094)

Weighted average shares outstanding of Class A common stock, basic and diluted	35,000,000

Basic and diluted net income per common share, Class A redeemable common stock	$—

Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	8,750,000

Basic and diluted net loss per common share, Class B non-redeemable common stock	$(2.77)

The accompanying notes are an integral part of these financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION III

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) TO JUNE 30, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of January 29, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Class B Common Stock issued to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Forfeiture of Founder Shares	—	—	(1,312,500)	(131)	131	—	—
Accretion for Class A common stock to redemption amount	—	—	—	—	(24,125)	(35,948,129)	(35,972,254)
Net loss	—	—	—	—	—	(24,200,094)	(24,200,094)

Balance as of June 30, 2021	—	—	8,750,000	$875	—	$(60,148,223)	$(60,147,348)

The accompanying notes are an integral part of these financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION III

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) TO JUNE 30, 2021

Cash flow from operating activities:
Net loss	$(24,200,094)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	21,166,668
Offering costs allocated to warrant liabilities	956,584
Interest earned on cash equivalents held in Trust Account	(5,400)
Changes in operating assets and liabilities:
Accounts payable	625,004
Franchise tax payable	83,288
Prepaid insurance	(972,212)

Net cash used in operating activities	(2,346,162)

Cash flows from investing activities:
Investment of cash in Trust Account	(350,000,000)

Net cash used in investing activities	(350,000,000)

Cash flows from financing activities:
Proceeds from sale of Units, net of underwriting discounts paid	343,000,000
Proceeds from sale of Private Placement Warrants	10,000,000
Proceeds from sale of Class B Common Stock to Sponsor	25,000
Payment of offering costs	(678,838)

Net cash provided by financing activities	352,346,162

Net decrease in cash	—
Cash at beginning of period	—

Cash at end of period	$—

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	12,250,000

The accompanying notes are an integral part of these financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION III

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

Decarbonization Plus Acquisition Corporation III (the “Company”) was incorporated in Delaware on January 29, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At June 30, 2021, the Company had not commenced any operations. All activity for the period from January 29, 2021 (inception) to June 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”) described below, as well as the identification and evaluation of prospective acquisition targets for an Initial Business Combination and ongoing administrative and compliance matters. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31st as its fiscal year end.

The registration statement for the Initial Public Offering was declared effective on March 23, 2021. On March 26, 2021, the Company consummated the Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $350,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of 6,666,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Decarbonization Plus Acquisition Sponsor III LLC (the “Sponsor”) and certain of the Company’s independent directors, generating gross proceeds of $10,000,000, which is described in Note 5.

Transaction costs amounted to $20,12 8,838 consisting of $7,000,000 of underwriting fees, $12,250,000 of deferred underwriting fees and $878,838 of other offering costs. In addition, at June 30, 2021, no cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on March 26, 2021, an amount of $350,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States. The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) being sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust

Account including interest earned and not previously released to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent director nominees will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Going Concern Considerations

As of June 30, 2021, the Company had a cash balance of $0. In connection with the Company’s assessment of going concern considerations in accordance with ASU2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of June 30, 2021, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor entity that are sufficient to fund the working capital needs of the Company.

If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to an Initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete an Initial Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of an Initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Initial Business Combination.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor, which is described in Note 4, and the Sponsor has the financial ability to provide such funds, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Business Combination and one year from the date of issuance of these financial statements.

These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the period from January 29, 2021 (inception) to June 30, 2021 are not necessarily indicative of the results that may be expected for the period from January 29, 2021 (inception) to December 31, 2021 or any future period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At June 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the period.

The Company’s statement of operations includes a presentation of loss per share for common shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock outstanding for the period or since original issuance. Net loss per common share, basic and diluted for Class B non-redeemable common stock is calculated by dividing the net loss, less income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares (as defined below) as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):

January 29, 2021 (inception) to June 30, 2021
Class A Redeemable Common Stock
Numerator: Earnings allocable to Class A Redeemable Common Stock
Interest Income	5,400
Franchise Taxes	(5,400)
Net Income (Loss)	—
Denominator: Weighted Average Class A Redeemable Common Stock
Class A Redeemable Common Stock, Basic and Diluted	35,000,000
Earnings/Basic and Diluted Class A Redeemable Common Stock	—
Class B Non-Redeemable Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net Income (Loss)	(24,200,094)
Redeemable Net Income	—
Non-Redeemable Net Loss	(24,200,094)
Denominator: Weighted Average Class B Non-Redeemable Common Stock
Class B Non-Redeemable Common Stock, Basic and Diluted	8,750,000
Loss/Basic and Diluted Class B Non-Redeemable Common Stock	$(2.77)

Note: As of June 30, 2021, basic and diluted shares are the same as there are no securities that are dilutive to the Company’s common stockholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance.

For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company utilized a Monte Carlo simulation model to value the Public Warrant liabilities at the date of the Initial Public Offering and then the unadjusted, quoted price listed on the NASDAQ Capital Market for each subsequent reporting period, and utilizes a Black-Scholes model to value the Private Warrant liabilities that are categorized within Level 3 at each reporting period, with changes in fair value recognized in the Statement of Operations (see Note 8).

Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 – Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 8 for additional information on assets and liabilities measured at fair value.

Use of Estimates

The preparation of the financial statement in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of this financial statement. Actual results could differ from those estimates.

Cash and cash equivalents

Cash includes amounts held at banks with an original maturity of less than three months. As of June 30, 2021, the Company held no cash.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, 35,000,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company’s Class A common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

The Company revised the presentation in these financial statements for the classification of Class A redeemable stock from the historical presentation of classifying a portion of the Class A common stock in permanent equity to maintain minimum stockholders’ equity of $5,000,001 to classifying all of the Class A common stock subject to redemption in temporary equity.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. The Company incurred offering costs amounting to $20,128,838 upon the completion of the Initial Public Offering.

The Company complies with the requirements of ASC 825-10. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company recorded $19,172,254 of offering costs as a reduction of temporary equity in connection with the Public Shares included in the Units. The Company immediately expensed $956,584 of offering costs in connection with the Public Warrants included in the Units that were classified as liabilities.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The deferred tax assets are de minimis after accounting for the net effect of the valuation allowance.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company had no tax liability as of June 30, 2021.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (“ASU”) No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU 2020-06 did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 35,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 4 — Related Party Transactions

Founder Shares

On February 4, 2021, the Company issued an aggregate of 10,062,500 shares of Class B common stock (the “Founder Shares”) in exchange for a $25,000 payment from the Sponsor to cover certain expenses on behalf of the Company (approximately $0.002 per share). As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units being sold in the Initial Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. The Sponsor has agreed to forfeit up to an aggregate of 1,312,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As of June 30, 2021, the underwriters’ over-allotment option had not been exercised. On March 23, 2021, the Company, the Sponsor and the Company’s independent directors entered into several Securities Agreements, pursuant to which the Company issued an aggregate of 400,000 Founder Shares and the Sponsor agreed to forfeit 400,000 Founder Shares at no cost, which were cancelled by the Company. The Sponsor will not be entitled to redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Initial Business Combination. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering, the Sponsor will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Company’s independent directors and an affiliate of the Company’s chief executive officer purchased 6,666,667 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $10,000,000 (see Note 3 for further information regarding the accounting treatment of the Private Placement Warrants). The Sponsor has agreed to purchase up to an additional 700,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, or an aggregate additional $1,050,000, to the extent the underwriter’s over-allotment option is exercised in full. As of June 30, 2021, the underwriters’ over-allotment option had not been exercised.

Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to partially fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

The Sponsor and certain of the Company’s independent directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On February 4, 2021, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of August 3, 2021 or the completion of the Initial Public Offering (the “Maturity Date”). As of June 30, 2021, no amount has been drawn down or is outstanding under the Note.

During the period ending June 30, 2021, the Company paid the Sponsor $1.5 million for additional expenses paid on its behalf.

Administrative Support Agreement

On March 23, 2021 the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from January 29, 2021 (Inception) to June 30, 2021, the Company had incurred and paid $31,935 of monthly fees to the affiliate of the Sponsor which were paid in full at June 30, 2021.

Working Capital Loans

In addition, in order to finance transaction costs in connection with its Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its Initial Business Combination, the Company would repay the Working Capital Loans. In the event that the Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of such loans may be converted into warrants of the post business combination entity at the price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. As of June 30, 2021, the Company had no borrowings under the Working Capital Loans.

Note 5 — Commitments and Contingencies

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less applicable underwriting discounts and commissions. As of June 30, 2021, the underwriters’ over-allotment option had not been exercised.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,250,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

The Company continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In the normal course of business, the Company may be party to litigation from time to time. As of June 30, 2021, the Company was not party to any litigation.

Note 6 — Stockholders’ Equity (Deficit)

Common Stock

The authorized common stock of the Company includes up to 250,000,000 shares of Class A common stock (no shares issued and outstanding) with a par value of $0.0001 per share and 20,000,000 shares of Class B common stock (8,750,000 shares issued and outstanding) with a par value of $0.0001 per share. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s

common stock are entitled to one vote for each share of common stock. At June 30, 2021, there were 35,000,000 shares of Class A common stock issued and outstanding, of which all shares were subject to possible redemption. At June 30, 2021, there were 8,750,000 shares of Class B common stock issued and outstanding.

The Sponsor agreed to forfeit up to an aggregate of 1,312,500 Founder Shares depending on the extent to which the over-allotment option is not exercised by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to not exercise their over-allotment option, 1,312,500 Founder Shares were forfeited.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021, there were no shares of preferred stock issued or outstanding.

Warrants

Each whole Warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Company has also granted the underwriters a 45-day option to purchase up to an additional 5,250,000 Units to cover over-allotments, if any.

Each whole Warrant is exercisable to purchase one share of our Class A common stock and only whole Warrants are exercisable. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade.

The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

The Warrants will become exercisable on the later of:

•	30 days after the completion of the Initial Business Combination or,

•	12 months from the closing of the Initial Public Offering;

provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement).

The Company is not registering the shares of Class A common stock issuable upon exercise of the Warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to us and not placed in the Trust Account.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	In whole and not in part;

•	At a price of $0.01 per Warrant;

•	Upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

•

if, and only if, the last sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

The Company will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Except as described below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described below with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined in part by the redemption date and the “fair market value” of the Class A common stock except as otherwise below;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrantholders; and

•

if the last sale price of the Company’s Class A common stock on the trading day prior to the date on which the Company send the notice of redemption to the warrantholders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Warrants, as described above.

The “fair market value” of the Company’s Class A common stock shall mean the average reported last sale price of the Company’s Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

As of June 30, 2021, there were 11,666,667 Public Warrants and 6,666,667 Private Placement Warrants outstanding. The Company classifies the outstanding Public Warrants and Private Placement Warrants as warrant liabilities on the Balance Sheet in accordance with the guidance contained in ASC 815-40.

The Warrant liabilities are initially measured at fair value upon the closing of the Initial Public Offering and subsequently re-measured at each reporting period. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The Company recognized gains (losses) in connection with changes in the fair value of warrant liabilities of $(21,283,334) and $(21,166,668) within change in fair value of warrant liabilities in the Statement of Operations during the three months ended June 30, 2021 and the period from January 29, 2021 (inception) to June 30, 2021, respectively.

Note 7 — Income Tax

The Company’s net deferred tax assets are as follows:

June 30, 2021
Deferred tax asset
Organizational costs/Startup expenses	$385,893
Net operating loss carryforward	50,244
Total deferred tax asset	436,137
Valuation allowance	(436,137)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

June 30, 2021
Federal
Current	$—
Deferred	(436,137)
State
Current	$—
Deferred	—
Change in valuation allowance	436,137
Income tax provision	$—

As of June 30, 2021, the Company had $50,244 of U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended June 30, 2021, the change in the valuation allowance was $436,137.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at June 30, 2021 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of warrant liabilities	(18.4)%
Non-deductible transaction costs	(0.8)%
Change in valuation allowance	(1.8)%
Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

Note 8 — Fair Value Measurements

At June 30, 2021, assets held in the Trust Account were comprised of $350,005,400 in money market funds which are invested in U.S. Treasury Securities. Through June 30, 2021, the Company has not withdrawn any interest earned on the Trust Account to pay its franchise and income tax obligations.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2021
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	$350,005,400	$350,005,400	$—	$—
Liabilities:
Warrant liability – Public Warrants	$29,633,334	$29,633,334	$—	$—
Warrant liability – Private Placement Warrants	$18,533,334	$—	$—	$18,533,334

The Company utilized a Monte Carlo simulation model to value the Public Warrant liabilities at the date of the Initial Public Offering, and then the unadjusted, quoted price listed on the NASDAQ Capital Market for each subsequent reporting period. The Company utilizes a Black-Scholes model to value the Private Warrant liabilities that are categorized within Level 3 at each reporting period, with changes in fair value recognized in the Statement of Operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S.

Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The significant unobservable inputs used in the Monte Carlo simulation model to value the Public Warrants at the date of the Initial Public Offering and the Black-Scholes model to measure the Private Warrant liabilities that are categorized within Level 3 of the fair value hierarchy are as follows:

As of June 30, 2021
Stock price	$10.37
Strike price	$11.50
Term (in years)	5.3
Volatility	32.0%
Risk-free rate	0.92%
Dividend yield	0.0%
Fair value of warrants	2.54 - 2.78

The following table provides a summary of the changes in fair value of the Level 3 warrant liabilities:

Level 3 Private Placement
Beginning balance as of January 29, 2021 (inception)	$—
Initial measurement at March 26, 2021	10,200,000
Change in value inputs or other assumptions	8,333,334

Fair value as of June 30, 2021	$18,533,334

The Company transferred the public warrants from Level 3 to Level 1 in the amount of $16,800,000 at the Initial Public Offering Date during the period from January 29, 2021 (inception) to June 30, 2021.

Note 9 — Subsequent Events

Management has evaluated the impact of subsequent events through the date the financial statements were issued. All subsequent events required to be disclosed are included in these financial statements except for the following.

On June 15, 2021, DCRC filed Form 8-K announcing the definitive agreement for which DCRC, DCRC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of DCRC (“Merger Sub”), and Solid Power, Inc., a Colorado corporation (“Solid Power”), entered into a business combination agreement and plan of reorganization, pursuant to which Merger Sub will be merged with and into Solid Power, with Solid Power surviving the Merger as a wholly owned subsidiary of DCRC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Solid Power, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Solid Power, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations, mezzanine and stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

Denver, Colorado

August 10, 2021

Solid Power, Inc. Audited Financial Statements

Balance Sheet

December 31,

	2020	2019
Assets
Current Assets
Cash and cash equivalents	$4,974,485	$10,634,160
Contract receivables	276,516	28,491
Due from related party	—	243,676
Prepaid expenses and other current assets	226,720	250,050

Total current assets	5,477,721	11,156,377

Property and Equipment – Net	8,480,657	9,462,069

Intangible Assets – Net	248,172	216,582

Total assets	$14,206,550	$20,835,028

Liabilities, Mezzanine Equity and Stockholders’ Equity

Current Liabilities
Accounts payable	$201,763	$256,653
Current portion of long-term debt	1,235,338	676,196
Deferred revenue	38,414	459,389
Accrued and other current liabilities:
Accrued compensation	294,939	242,150
Accrued interest	12,681	—
Other accrued liabilities	61,218	49,819

Total current liabilities	1,844,353	1,684,207

Long-term Debt - Net of current portion	1,489,056	2,724,306

Convertible Notes Payable	3,612,035	3,010,274

Embedded Derivative Liability (see Note 7)	2,817,000	—

Other Long-term Liabilities	320,107	381,243

Deferred Taxes	252,153	134,637

Contingent Liabilities (see Note 17)

Mezzanine Equity (see Note 9)

Series A-1 convertible preferred stock, $0.0001 par value; 18,600,000 and 15,681,260 shares authorized; 14,404,018 shares issued and outstanding as of December 31, 2020 and 2019	109,182,457	29,096,116

Stockholders’ Equity
Common stock, $0.0001 par value; 38,500,000 and 31,718,068 shares authorized; 7,558,601 and 7,213,730 shares issued and outstanding as of December 31, 2020 and 2019, respectively	756	721
Accumulated deficit	(105,311,367)	(16,196,476)

Total stockholders’ equity	(105,310,611)	(16,195,755)

Total liabilities, mezzanine equity and stockholders’ equity	$14,206,550	$20,835,028

Solid Power, Inc. Audited Financial Statements

Statement of Operations

Years Ended December 31,

	2020	2019
Collaboration and Support Revenue
Commercial	$905,868	$1,784,680
Governmental	1,197,208	244,873
Related party support services	—	246,237

Total collaboration and support revenue	2,103,076	2,275,790

Operating Expenses
Research and development	9,593,474	7,240,702
Direct costs	1,670,444	1,821,483
Marketing and sales	1,204,827	1,543,783
Finance and administrative	1,227,372	916,567

Total operating expenses	13,696,117	11,522,535

Operating Loss	(11,593,041)	(9,246,745)

Nonoperating Income (Expense)
Interest income	28,076	232,316
Interest expense	(361,272)	(59,366)
Loss from change in fair value of debt	(436,926)	—
Loss from change in fair value of embedded derivative liability	(2,817,000)	—
Gain on loan extinguishment	922,815	—

Total nonoperating income	(2,664,307)	172,950

Pretax Loss	(14,257,348)	(9,073,795)

Income tax expense	117,516	134,637

Net Loss	$(14,374,864)	$(9,208,432)

Deemed dividend related to Series A-1 redeemable preferred stock	(80,086,341)	(3,076,566)

Net Loss Attributable to Common Stockholders	$(94,461,205)	$(12,284,998)

Basic loss per share – Year to date:	$(12.85)	$(1.71)

Diluted loss per share – Year to date:	$(12.85)	$(1.71)

Basic weighted average shares outstanding – Year to date	7,352,268	7,200,808

Diluted weighted average shares outstanding – Year to date	7,352,268	7,200,808

Solid Power, Inc. Audited Financial Statements

Statement of Mezzanine and Stockholders’ Equity

	Series A-1 Redeemable Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance - January 1, 2019	$26,024,820	$716	$—	$(4,043,085)	$(4,042,369)

Net loss	—	—	—	(9,208,432)	(9,208,432)
Deemed dividend related to Series A-1 redeemable preferred stock	3,076,566	—	(131,607)	(2,944,959)	(3,076,566)
Issuance Costs	(5,270)	—	5,270	—	5,270
Stock options exercised	—	5	7,819	—	7,824
Stock-based compensation expense	—	—	118,518	—	118,518

Balance - December 31, 2019	$29,096,116	$721	$—	$(16,196,476)	$(16,195,755)

Net loss	—	—	—	(14,374,864)	(14,374,864)
Bank warrant issuance	—	—	15,789	—	15,789
Beneficial Conversion feature on convertible debt	—	—	5,125,000	—	5,125,000
Deemed dividend related to Series A-1 redeemable preferred stock	80,086,341	—	(5,346,314)	(74,740,027)	(80,086,341)
Stock options exercised	—	35	23,151	—	23,186
Stock-based compensation expense	—	—	182,374	—	182,374

Balance - December 31, 2020	$109,182,457	$756	—	$(105,311,367)	$(105,310,611)

Solid Power, Inc. Audited Financial Statements

Statement of Cash Flows

Years Ended December 31,

	2020	2019
Cash Flows from Operating Activities
Net loss	$(14,374,864)	$(9,208,432)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	2,067,461	1,439,488
Loss (Gain) on sale of property and equipment	7,009	(6,319)
(Gain) on extinguishment of debt	(922,815)	—
Stock compensation expense	182,374	118,518
Stock warrant issue	15,789	—
Deferred tax assets and liabilities	117,516	134,637
Accrued interest on convertible notes payable to be paid in kind	164,835	10,274
Non-cash interest expense on convertible notes payable	436,926	—
Loss from change in fair value of embedded derivative liability	2,817,000	—
Changes in operating assets and liabilities that provided (used) cash and cash equivalents:
Contract receivables	(248,025)	146,886
Due from related party	243,676	(135,231)
Prepaid expenses and other current assets	23,330	(56,309)
Accounts payable	(119,494)	(6,726)
Deferred revenue	(420,975)	(917,863)
Accrued and other liabilities	76,869	(50,540)
Deferred rent	(61,136)	(58,807)

Net cash and cash equivalents used in operating activities	(9,994,524)	(8,590,424)

Cash Flows from Investing Activities
Purchases of property and equipment	(1,019,730)	(3,085,289)
Proceeds from sale of property and equipment	—	9,334
Purchases of intangible assets	(40,314)	(35,624)

Net cash and cash equivalents used in investing activities	(1,060,044)	(3,111,579)

Cash Flows from Financing Activities
Proceeds from debt	922,815	3,000,000
Payments of debt	(676,108)	(118,317)
Proceeds from issuance of convertible note payable	5,125,000	3,000,000
Proceeds from exercise of common stock options	23,186	7,824

Net cash and cash equivalents provided by financing activities	5,394,893	5,889,507

Net (Decrease) Increase in Cash and Cash Equivalents	(5,659,675)	(5,812,496)

Cash and Cash Equivalents - Beginning of year	10,634,160	16,446,656

Cash and Cash Equivalents - End of year	$4,974,485	$10,634,160

Supplemental Cash Flow Information - Cash paid for interest	$351,090	$56,866

Supplemental Cash Flow Information – (Gain) on extinguishment of PPP loan	$(922,815)	$—

Notes to Financial Statements

December 31, 2020 and 2019

Note 1 – Nature of Business

Solid Power, Inc. (the “Company”) was organized on August 3, 2011 as a Colorado limited liability company. On November 11, 2011, the Company converted to a Colorado corporation. On December 3, 2012, the Company converted to a Colorado limited liability company. On March 7, 2014, the Company converted to a Colorado corporation. The Company is developing all-solid-state battery cell technology and sulfide-based solid electrolyte materials, primarily for the electric vehicle market. The Company’s intended business model is to license its all-solid-state battery cell technology to top tier battery manufacturers or automotive original equipment manufacturers, and to sell its sulfide-based solid electrolytes for incorporation into all-solid-state battery cells. As of December 31, 2020 and 2019, the Company has not derived material revenue from its principal business activities. The Company is headquartered in Louisville, Colorado.

Note 2 – Liquidity

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses and negative cash flows from operations for several years and had an accumulated deficit of $105,311,367 as of December 31, 2020. As the Company continues to pursue its business plan, it expects to continue to incur net losses and negative cash flows. However, as described in Note 18 - Subsequent Events, the Company realized proceeds from a Series B offering of preferred stock of $129,556,000 on May 5, 2021. As a result of these financing activities, management believes the Company has sufficient capital to execute its strategic plan and fund operations through at least the next twelve months from the date these financial statements are issued.

Note 3 – Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented as a single entity for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet date and periodically throughout the year, the Company’s cash accounts exceeded federally insured limits.

Notes to Financial Statements

December 31, 2020 and 2019

Note 3 – Significant Accounting Policies (Continued)

Contract Receivables

Contract receivables consist of amounts due from government entities and commercial contractors. Included within contract receivables are amounts for work performed but not billed of $224,516 and $3,475 as of December 31, 2020 and 2019, respectively. Management estimates an allowance for doubtful accounts equal to the estimated uncollectible amounts. Management’s estimate is based on historical collection experience and a review of the current status of contracts receivable. It is reasonably possible that management’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. Management considers all contracts receivable collectible, and, therefore, an allowance for doubtful accounts has not been recorded at December 31, 2020 and 2019.

Credit Risk and Major Customers

The Company grants credit in the normal course of business to government entities and commercial contractors in the United States. The Company periodically performs credit analyses and monitors the financial condition of its customers to reduce credit risk. The Company performs ongoing credit evaluations of its customers, but generally does not require collateral to support contract receivables.

During the year ended December 31, 2020, one commercial customer accounted for 41 percent of total revenue. Two governmental entities accounted for 100 percent of total contract receivables at December 31, 2020.

During the year ended December 31, 2019, one commercial customer accounted for 88 percent of total revenue, excluding related party support services. Two governmental entities accounted for 100 percent of total contract receivables at December 31, 2019.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of security deposits and other minor miscellaneous expenses paid in advance.

Property and Equipment

Property and equipment are recorded at cost. The Company capitalizes property and equipment with useful lives exceeding one year and costing over $1,000. Assets are depreciated over their estimated useful lives. The straight-line method is used for computing depreciation and amortization. Depreciation and amortization expenses are recorded within the direct costs and research and development line items in the statement of operations. The cost of leasehold improvements is amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Cost of maintenance and repairs are charged to expense when incurred.

Depreciable Life - Years
Laboratory equipment	5 years
Furniture and fixtures	5-7 years
Computer equipment	3-5 years
Leasehold improvements	5-7 years

Notes to Financial Statements

December 31, 2020 and 2019

Note 3 – Significant Accounting Policies (Continued)

Intangible Assets

Intangible assets consist of licenses and costs incurred for pending patents and pending trademarks. Licenses consist of rights to use patents and are amortized over their estimated useful life of 4 to 20 years. Patent and trademark costs will be amortized over an estimated useful life upon award by the United States Patent and Trademark Office, or expensed if the Company is unsuccessful in securing an issued patent. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment if events or circumstances indicate an impairment may have occurred at least annually.

Deferred Rent

The Company has entered into operating lease agreements for its corporate office, which contains provisions for future rent increases or periods in which rent payments are reduced. The Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent, which is reflected in Other Long-term Liabilities in the accompanying balance sheet. Deferred rent also includes the unamortized portion of landlord-financed tenant improvement allowances, which is amortized on a straight-line basis over the lease term as a reduction in rent expense.

Stock-based Compensation

The Company recognizes expenses for employee services received in exchange for stock-based compensation on the grant date fair value of the awards. The determination of the estimated fair value of stock-based payment awards on the date of grant using the Black-Scholes option-pricing model is affected by stock price, as well as assumptions regarding a number of complex and subjective variables. Expected volatilities are based on comparable public companies for the Company’s own share price, as there is no active market for its common shares. The risk-free interest rate used in the option valuation model is based on the U.S. Treasury zero-coupon issues, with remaining terms similar to the expected term on the options. In addition, the Company does not anticipate paying any cash dividends in the foreseeable future; therefore, an expected dividend yield of zero is used in the option valuation model. Share-based compensation is recorded as an expense only for those awards that are expected to vest. Compensation cost is recognized on a straight-line basis over the requisite service period, and is allocated ratably within operating expenses in the statement of operations.

Collaborative and Support Revenue

The Company records the elements of its collaboration agreements that represent joint operating activities in accordance with ASC Topic 808, Collaborative Arrangements (ASC 808). Accordingly, the elements of the collaboration agreements that represent activities in which both parties are active participants and to which both parties are exposed to the significant risks and rewards that are dependent on the commercial success of the activities are recorded as collaborative arrangements. The Company considers the guidance in ASC 606-10-15, Revenue from Contracts with Customers – Scope and Scope Exceptions, in determining the appropriate treatment for the transactions between the Company and its collaborative partner and the transactions between the Company and third parties. Generally, the classification of transactions under the collaborative arrangements is determined based on the nature and contractual terms of the arrangement along with the nature of the operations of the participants. The Company recognizes collaborative revenue from cost contracts on the basis of costs incurred during the period and cost plus fixed-fee contracts on the basis of costs incurred during the period plus the fee earned. Contract costs include all direct labor, subcontract, material, and indirect costs related to the contract performance that are allowable under contract provisions.

Notes to Financial Statements

December 31, 2020 and 2019

Note 3 – Significant Accounting Policies (Continued)

Unbilled receivables are included in contract receivables and represent revenue recognized for which billings have not yet been presented to customers. Deferred revenue represents billings in advance of revenue recognized. Deferred revenue as of December 31, 2020 and 2019 was $38,414 and $459,389, respectively.

The Company provides accounting and support services for a related party through a time and materials arrangement. Revenue related to related party accounting and support services is recognized at contract rates over time as work is performed and material costs are incurred. The Company has determined that ASC 606 does not apply to this contract, as the shared services are not deemed to be a contract with a customer.

Beneficial Conversion Feature

The Beneficial Conversion Feature (the “BCF”) of a convertible note is normally characterized as the convertible portion or feature of certain notes payable that provide a rate of conversion that is below market value or in-the-money when issued. For convertible debt where the rate of conversion is below market value, the Company records a BCF and related debt discount.

When the Company records a BCF, the intrinsic value of the BCF is recorded in equity to additional paid-in capital and the difference between the debt proceeds and the BCF is a debt discount against the face amount of the respective debt instrument and amortized to interest expense over the life of the debt.

Fair Value Measurements

The Company applies fair value accounting for all financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Level 1 – inputs include quoted market prices in an active market for identical assets or liabilities.

Level 2 – inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.

Level 3 – inputs are unobservable and corroborated by little or no market data.

See Note 8- Fair Value Measurement for information about the assumptions that the Company used to measure the fair value for the respective financial assets and liabilities.

Derivatives

Embedded derivatives that are required to be bifurcated from the underlying debt instrument (i.e., host) are accounted for and valued as separate financial instruments. The Company has evaluated the terms and features of its 2020 convertible promissory notes and identified embedded derivatives requiring bifurcation

Notes to Financial Statements

December 31, 2020 and 2019

Note 3 – Significant Accounting Policies (Continued)

and accounting at fair value, using the valuation techniques mentioned in the Fair Value Measurements section of this Note, because the economic and contractual characteristics of the embedded derivatives met the criteria for bifurcation and separate accounting due to the instruments containing mandatory redemption features that are not clearly and closely related to the debt host instrument.

Research and Development

Research and development expenditures of approximately $9,593,474 and $7,240,702 in 2020 and 2019, respectively, were charged to expense as incurred.

Advertising Expense

Advertising expense is charged to income during the year in which it is incurred. Advertising expense for 2020 and 2019 was $15,020 and $156,393, respectively.

Income Taxes

Effective January 1, 2017, the Company revoked its S corporation status.

After January 1, 2017, the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized based on available evidence. The Company records deferred tax assets and associated valuation allowances, when appropriate, to reflect amounts more likely than not to be realized based upon Company analysis. Please refer to Note 16 – Income Taxes for additional disclosure. The Company’s temporary differences result primarily from accruals and reserves, depreciation of property and equipment, deferred rent, and net operating loss (NOL) carryovers.

The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution. After evaluating the tax positions taken, none are considered to be uncertain as of December 31, 2020 and 2019. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed during the years ended December 31, 2020 and 2019.

Mezzanine Equity

The Company has issued Solid Power Series A-1 Preferred Stock, which the Company has determined is a financial instrument with both equity and debt characteristics and is classified as mezzanine equity in its financial statements. As such, the Solid Power Series A-1 Preferred Stock is required under ASC 480 to be classified outside of permanent equity. The Solid Power Series A-1 Preferred Stock includes redemption features that are not solely within control of the Company. The Company is carrying the Solid Power Series A-1 Preferred Stock at the greater of its acquisition cost or its fair value. The Solid Power Series A-1

Notes to Financial Statements

December 31, 2020 and 2019

Note 3 – Significant Accounting Policies (Continued)

Preferred Stock was initially recognized at acquisition cost net of issuance costs, which was determined to be equal to fair value. The Company assesses the fair value of the Solid Power Series A-1 Preferred Stock for each reporting date; increases to the fair value of the Solid Power Series A-1 Preferred Stock generate deemed dividends to be charged against retained earnings, or in the absence of retained earnings, against paid-in capital. Once paid-in capital has been fully depleted, any remaining amount results in an increase to accumulated deficit.

Upcoming Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), followed by other related ASUs that provided targeted improvements and additional practical expedient options (collectively “ASU 2016-02” or “Topic 842”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

The new lease standard is effective for fiscal years beginning after December 15, 2021. The standard is effective for the Company on January 1, 2022. The Company expects that this standard will have a material effect on its financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on its balance sheet for its office and equipment operating leases; and (2) the requirement to provide significant new disclosures about its leasing activities. On adoption, the Company currently expects to recognize additional operating liabilities, with corresponding ROU assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases.

Financial Instruments

In June 2016, The FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The standard is effective for the Company on January 1, 2023. The Company is currently assessing the impact of ASU 2016-13 on its consolidated financial statements.

Collaborative Arrangements

The FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808), which amends ASC 808 to clarify when transactions between participants in a collaborative arrangement under ASC 808 are within the scope of the FASB’s new revenue standard, ASU No. 2014-09 (codified in ASC 606). Because ASC 808 does not provide comprehensive recognition or measurement guidance for collaborative arrangements, the accounting for those arrangements is often based on an analogy to other accounting literature or on an entity’s accounting policy election. Some entities apply revenue guidance directly or by analogy to all or part of their arrangements, and others apply a different method as an accounting policy. This standard clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a

Notes to Financial Statements

December 31, 2020 and 2019

Note 3 – Significant Accounting Policies (Continued)

unit of account. ASU No. 2018-18 also adds a unit-of-account guidance in Topic 808 to align with ASC 606 and also requires that, in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under Topic 606 is precluded if the collaborative participant is not a customer. The new collaborative arrangements guidance will be effective for the Company’s year ending December 31, 2021 and will be applied retrospectively upon adoption. The Company has elected not to early adopt ASU No. 2018-18. The impact to the Company is not yet determinable, as the Company will need to evaluate any collaborative agreements during the year of adoption, along with collaborative agreements prior to the year of adoption.

Note 4 – Property and Equipment

Property and equipment are summarized as follows:

	2020	2019
Laboratory equipment	$7,503,736	$5,495,603
Leasehold improvements	4,661,643	4,503,133
Computer equipment	180,736	159,106
Furniture and fixtures	167,770	147,196
Construction in progress	111,341	1,235,854

Total cost	12,625,226	11,540,892

Accumulated depreciation	4,144,569	2,078,823

Net property and equipment	$8,480,657	$9,462,069

Depreciation and amortization expense related to property and equipment for 2020 and 2019 was $2,065,746 and $1,431,873, respectively. Depreciation expenses for dedicated laboratory equipment are charged to research and development; other depreciation and amortization expenses are included in Company overhead and are allocated across operating expenses on the accompanying Condensed Statements of Operations based on Company personnel costs incurred.

During 2018, the Company began a project to expand its current production facilities. The project is expected to be completed in 2021. Construction in progress related to this project was $111,341 and $1,235,854 as of December 31, 2020 and 2019, respectively. There are no material purchase commitments as of December 31, 2020 and 2019.

Note 5 – Intangible Assets

Intangible assets of the Company at December 31, 2020 and 2019 are summarized as follows:

	2020		2019
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Licenses	$147,242	$(32,522)	$137,352	$(23,798)
Patents pending	124,265	—	93,841	—
Trademarks	9,187	—	9,187	—
Trademarks pending	—	—	—	—

Total amortized intangible assets	$280,694	$(32,522)	$240,380	$(23,798)

Notes to Financial Statements

December 31, 2020 and 2019

Note 5 – Intangible Assets (Continued)

Amortization expense for intangible assets totaled $8,724 and $7,615 for the years ended December 31, 2020 and 2019, respectively.

Note 6 – Long-term Debt

Long-term debt at December 31 is as follows:

	2020	2019
Various equipment notes payable to banks in monthly installments ranging from $542 to $1,848, including interest at 8.25 percent to 12.18 percent maturing from April 2022 through December 2022. The notes are collateralized by the financed equipment and guaranteed by a stockholder of the Company	$269,849	$400,502
Note payable to a bank in monthly installments beginning on January 1, 2020 of $90,909, plus interest at the greater of 6.00 percent per annum or the prime rate plus 1.00 percent. The note is collateralized by all assets of the Company is due on March 1, 2023	2,454,545	3,000,000

Total	2,724,394	3,400,502
Less current portion	1,235,338	676,196

Long-term portion	$1,489,056	$2,724,306

The balance of the above debt matures as follows:

Years Ending	Amount
2021	$1,235,338
2022	1,216,327
2023	272,727
2024	—

Total	$2,724,392

Payment Protection Plan Loan

In May of 2020, the Company received funds from the Payment Protection Plan under the CARES Act in the amount of $922,815. The full balance was forgiven in October of 2020. The full balance is recorded in gain on loan extinguishment on the statement of operations.

Note Payable

The note payable to the bank contains customary representations, warrants and covenants. The note payable to the bank contains an adjusted quick ratio which is required to be maintained at the last day of each month and may not be less than 1.25 to 1.00 as of December 30, 2020 and December 31, 2019. The adjusted quick ratio is defined as cash plus net accounts receivable divided by current liabilities net of deferred revenue.

Notes to Financial Statements

December 31, 2020 and 2019

Note 6 – Long-term Debt (Continued)

The note payable to the bank financial covenants require the Company to receive $2.6 million in unrestricted and unencumbered net cash proceeds from the sale of equity securities or subordinated debt on or prior to December 31, 2020. The note payable to the bank financial covenants require the company to maintain $1.75 million in unrestricted and unencumbered cash in accounts with the bank beginning December 31, 2020 through the remaining term of the note payable. The Company was in compliance with the financial covenants as of each reporting date.

During 2020, the bank granted the Company a waiver to defer principal payments on the note payable for a six-month period in 2020. The due date on the note payable was extended to March 1, 2023.

Interest expense on long-term debt for 2020 and 2019 was $361,272 and $59,366, respectively.

Note 7 – Convertible Notes Payable

2020 Convertible Promissory Notes

On December 10, 2020, the Company authorized the issuance and sale of unsecured convertible promissory notes to investors in the principal amount of $5,125,000. The notes payable are convertible into shares of preferred equity securities per the terms of the agreements upon a qualified financing, a liquidating event or upon their maturity. A qualified financing will be deemed to have occurred if the Company closes a transaction or series of related transactions resulting in gross proceeds of at least $20,000,000. A Liquidating Event includes voluntary or involuntary liquidation, dissolution, or winding up of the Company or a deemed liquidation event, as defined in the Company’s second amended and restated articles of incorporation. If a qualified financing transaction occurs prior to June 30, 2021, the unsecured convertible promissory notes will convert to a new series of preferred stock at a 30 percent discount. If a qualified financing or liquidating event does not occur by June 30, 2021, the unsecured convertible promissory notes will convert to shares of preferred equity securities at 1.3 times the Series A-1 price of $2.34881 per share. The unsecured convertible promissory notes bear interest of 8 percent per annum, with interest converted to shares of preferred equity securities at the time of conversion. The outstanding balance on the convertible notes payable was $5,139,836 as of December 31, 2020. During 2020, interest expense of $14,836 was incurred related to these borrowings. The Company recorded a debt discount of $5,125,000 for the fair value of the BCF as the intrinsic value of the BCF was greater than the proceeds allocated to the convertible promissory note.

2020 Convertible Promissory Notes Embedded Derivative

The 2020 Notes contained the following embedded derivatives: (i) a share settled redemption upon Qualified Financing (as defined in the 2020 convertible promissory notes Indenture); (ii) share settled redemption upon De-SPAC (as defined in the 2020 Convertible Promissory Notes Indenture); (iii) share settled redemption at maturity.

Embedded derivatives are separated from the host contract and carried at fair value when: (a) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract; and (b) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument. The Company has concluded that certain embedded derivatives within the 2020 convertible promissory notes meet these criteria and, as such, must be valued separate and apart from the 2020 convertible promissory notes as one embedded derivative and recorded at fair value each reporting period.

See Note 8 -Fair Value Measurement for information about the assumptions that the Company used to measure the fair value of the embedded derivative.

Notes to Financial Statements

December 31, 2020 and 2019

Note 7 – Convertible Notes Payable (Continued)

2019 Convertible Promissory Notes

On December 4, 2019, the Company authorized the issuance and sale of an unsecured convertible promissory note to an investor in the principal amount of $3,000,000. The note payable is convertible into shares of preferred equity securities per the terms of the agreement upon a qualified financing or liquidating event. A qualified financing will be deemed to have occurred if the Company closes a transaction or series of related transactions resulting in gross proceeds of at least $10,000,000. A Liquidating Event includes voluntary or involuntary liquidation, dissolution, or winding up of the Company or a deemed liquidation event, as defined in the Company’s second amended and restated articles of incorporation. If a qualified financing transaction occurs prior to December 4, 2021, the unsecured convertible promissory note will convert to a new series of preferred stock at a 30 percent discount. If a qualified financing or liquidating event does not occur by December 4, 2021, the unsecured convertible promissory note will convert to shares of preferred equity securities at 1.3 times the Series A-1 price of $2.34881 per share.

The unsecured convertible promissory note bears interest at 5 percent per annum, with interest converted to shares of preferred equity securities at the time of conversion.

The Company elected to account for the 2019 convertible promissory note at fair value, as of the December 4, 2019 issuance date. Management believes that the fair value option better reflects the underlying economics of the 2019 convertible promissory note, which contain multiple embedded derivatives. Under the fair value election, changes in fair value will be reported in the consolidated statements of operations as “Loss from change in fair value of debt “ in each reporting period subsequent to the issuance of the 2019 convertible promissory note.

For the years ended December 31, 2020 and 2019, the Company recorded a loss of $436,926 and $0, respectively. See Note 8- Fair Value Measurement for information about the assumptions that the Company used to measure the fair value of the 2019 convertible promissory note. As of December 31, 2020 and 2019, the outstanding balance on the convertible note payable was $3,612,035 and $3,010,274, respectively. For the years ended December 31, 2020 and 2019, interest expense of $150,000 and $10,274 was incurred related to this borrowing, respectively.

For all debt instruments, including any for which the Company has elected fair value accounting, the Company classifies interest that has been accrued during each period as Interest expense on the consolidated statements of operations.

Note 8 – Fair Value Measurements

The carrying amounts of certain financial instruments, such as cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. Most of the Company’s debt is carried on the consolidated balance sheet on a historical cost basis net of unamortized discounts and premiums, because the Company has not elected the fair value option of accounting. Changes to the inputs used in these valuation models can have a significant impact on the estimated fair value of the 2019 Convertible Promissory Notes and the Company’s embedded derivatives.

Notes to Financial Statements

December 31, 2020 and 2019

Note 8 – Fair Value Measurements (Continued)

Liabilities Measured and Recorded at Fair Value on a Recurring Basis

As of December 31, 2020 and 2019, the Company’s financial liabilities measured and recorded at fair value on a recurring basis were classified within the fair value hierarchy as follows:

	2020
	Level 1	Level 2	Level 3	Total
Liabilities
2020 Convertible Promissory Notes Embedded Derivative	$—	$—	$2,817,000	$2,817,000
2019 Convertible Promissory Notes	—	—	$3,612,035	$3,612,035

	2019
	Level 1	Level 2	Level 3	Total
Liabilities
2020 Convertible Promissory Notes Embedded Derivative	$—	$—	$—	$—
2019 Convertible Promissory Notes	—	—	$3,000,000	$3,000,000

There were no transfers in and out of Level 3 during the years ended December 31, 2020 and 2019.

Fair Value Methodology

2020 Convertible Promissory Notes Embedded Derivative

The estimated fair value of the embedded derivative was $2,817,000 at December 31, 2020. Changes in the fair value of the embedded derivative is recognized each reporting period as a “Loss from change in fair value of embedded derivative liability” in the consolidated Statements of Operations and Statements of Cash Flows. The fair value was estimated using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection. The embedded derivative is valued using a “with-and-without method”, where the value of the convertible promissory notes including the embedded derivative is defined as the “with”, and the value of the convertible promissory notes excluding the embedded derivative is defined as the “without”. This method estimates the value of the embedded derivative by comparing the difference in the values between the convertible promissory notes with the embedded derivative and the value of the convertible promissory notes without the embedded derivative. The probability weighted scenario analysis requires the following inputs: (i) probability of qualified financing, maturity and other contingent scenarios; (ii) equity value; (iii) conversion price; (iv) maturity date; (v) risk-free interest rate; and (vi) estimated volatility. The changes during 2020 in the fair values of the bifurcated compound embedded derivatives are primarily related to the change in value of the conversion features and are reflected in the consolidated statements of operations as “Loss from change in fair value of embedded derivative liability”.

Fair Value of Debt - 2019 Convertible Promissory Note

At December 31, 2020 and 2019, the contractual outstanding principal of the 2019 convertible promissory note was $3,000,000 and $3,000,000, respectively, and the fair value was $3,436,926 and $3,000,000, respectively. The Company recorded a loss of $436,926 and $0 related to change in fair value of the 2019 convertible note for the year ended December 31, 2020 and 2019, respectively. The fair value was estimated

Notes to Financial Statements

December 31, 2020 and 2019

Note 8 – Fair Value Measurements (Continued)

using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection. The probability weighted scenario analysis requires the following inputs: (i) probability of qualified financing, maturity and other contingent scenarios; (ii) equity value; (iii) conversion price; (iv) maturity date; (v) risk-free interest rate; and (vi) estimated volatility. Changes in fair value of the 2019 Convertible Promissory Notes are reflected in the consolidated statements of operations as “Loss from change in fair value of debt”.

Fair Value of Other Financial Instruments

The following table provides the fair value of financial instruments that are not recorded at fair value in the balance sheets:

	December 31, 2020
	Principal Amount	Fair Value
APIC:
2020 Convertible Promissory Notes	$5,125,000	$7,424,039

The fair value of the 2020 convertible promissory notes at December 31,2020 was estimated using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection and is classified as Level 3 in the fair value hierarchy.

Fair Value of Redeemable Preferred Stock

Redeemable preferred stock is remeasured as of each reporting period and is classified as Level 3 in the fair value hierarchy. Differences between the carrying amount and the fair value is reported as a deemed dividend on the statement of operations. The fair value was estimated using the present value of probability weighted expected return analysis, considering the as-converted value and the downside protection. This method estimates the value of the redeemable preferred stock by analyzing the future values of a company using several likely scenarios. These scenarios include: (i) strategic sale or merger; (ii) an initial public offering; and (iii) the dissolution of the company in which the preferred shares receive all of the proceeds and the common stock has no value. During the years ended December 31, 2020 and 2019, the Company realized increases to the fair value of the preferred stock in the amounts of $80,086,341 and $3,076,566, respectively, and are recorded as “Deemed Dividends” on the statement of operations.

Note 9 – Mezzanine Equity

As of December 31, 2020 and 2019, the Company has 14,404,018 shares of Series A-1 preferred shares outstanding.

After 10 years, Series A-1 will be redeemable at the option of the holders of a majority of the outstanding Series A-1 for a price that is the greater of the original issue price, plus all declared but unpaid dividends thereon, or fair market value, as defined in the Company’s amended and restated certificate of incorporation. Since the Series A-1 preferred shares have a redemption provision that is not solely within control of the Company, the Series A-1 preferred shares are determined to be a financial instrument with both debt and equity characteristics, and thus are classified as mezzanine equity on the balance sheet. The amount recognized is the greater of the acquisition proceeds or the current fair market value. The value of this mezzanine equity at December 31, 2020 and December 31, 2019 was $109,182,457 and $29,096,116, respectively.

Notes to Financial Statements

December 31, 2020 and 2019

Note 9 – Mezzanine Equity (Continued)

Series A-1 preferred shares are subject to noncumulative dividends at an annual rate of 6 percent of the original issue price of $1.806775 per share, payable when and if declared by the board. After payment of the preferred dividend to Series A-1 holders, any further dividends would be paid pro rata to the holders of the Series A-1 and common stock on an as-converted basis.

The liquidation preference for Series A-1 is equal to the greater of (a) the original issuance price for such shares plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of Series A-1 been converted to common stock pursuant to Section 4 of the Company’s Third Amended and Restated Articles of Incorporation. After payment of the liquidation preference, if any, the holders of Series A-1 and common stock will share ratably in the Company’s net assets.

The holders of the Series A-1 have the option to convert their shares into shares of common stock at any time at a conversion rate determined by a fraction in which the numerator is the original issue price of such stock and the denominator is the conversion price, as defined in the Company’s amended and restated certificate of incorporation, which is initially set at the original issue price of such stock, subject to future adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock. The resulting conversion rate for such stock is on a one-for-one basis. The conversion price may be later adjusted for the effects of subsequent sales of common shares at a price less than the existing conversion price. The Company evaluated the conversion feature, determining a beneficial conversion feature is not present.

Series A-1 shall automatically be converted into shares of common stock based on the effective conversion price (a) upon a majority vote of the Series A-1 holders or (b) immediately upon the closing of a firmly underwritten public offering in which the price per share is at least $5.4204 and the cash proceeds to the Company, net of underwriting discount and commission, are at least $50,000,000.

Shares of Series A-1 shall be entitled to the number of votes equal to the number of common shares that each Series A-1 holder would receive upon conversion, based on the conversion price in effect on the record date of the meeting. Additionally, for so long as at least 1,000,000 shares of Series A-1 are outstanding, at least 50 percent of the Series A-1 must approve, by voting together as a single class, changes in authorized capital, changes in the option pool allocation, and certain other matters.

Note 10 – Stockholders’ Equity

Common Stock

During the years ended December 31, 2020 and 2019, stock options were exercised for 344,870 and 49,132 shares of common stock, respectively.

Warrants

During 2015, the Company issued warrants to a third party in conjunction with a licensing agreement to purchase 276,000 shares of common stock at an exercise price of $0.00001088 per share, which expire in October 2025. The warrants may be exercised at the earliest of the 10-year anniversary of the grant date, a change in control of the Company, or an initial public offering. Management has determined that equity classification is appropriate for these warrants. The Company recognized expense totaling $17,661 on the date of the grant that has been included as a component of additional paid-in capital within the statement of stockholders’ equity. During 2020, an additional $15,789 in warrants were issued.

Notes to Financial Statements

December 31, 2020 and 2019

Note 11 – Stock Options

The fair value of stock options and other equity-based compensation issued to employees is recognized as compensation expense over the period of service that generally coincides with the vesting period of the award. The Company recognized compensation costs totaling $182,374 and $118,518 for the years ended December 31, 2020 and 2019, respectively, which are charged to operating expense categories based on personnel costs incurred within the accompanying Condensed Statement of Operations.

The Company’s equity incentive plan (the “Plan”) permits the grant of 8,586,191 shares of common stock to its employees, directors, and consultants, as designated by the board of directors. Awards may be issued in the form of stock options, stock appreciation rights, restricted stock, and restricted stock units. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on four years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the plan agreements).

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on historical volatility of comparable companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

When calculating the amount of annual compensation expense, the Company has elected not to estimate forfeitures and instead accounts for forfeitures as they occur.

The fair value of each option grant during the years ended December 31, 2020 and 2019 was estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions used:

	2020	2019
Approximate risk-free rate	1.29%	1.92%
Volatility	43.92%	41.96%
Average expected life (years)	6 years	6 years
Dividend yield	0%	0%
Weighted-average grant date fair value	$0.84	$0.76
Estimated fair value of total options granted	$245,553	$505,620

A summary of option activity under the Plan for the years ended December 31, 2020 and 2019 is presented below:

Options	Number of Shares	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term (in years)
Outstanding at January 1, 2019	6,183,596	0.14	7.63
Granted	1,128,923	0.52
Exercised	(49,132)	0.16
Forfeited or expired	(28,574)	0.09

Outstanding at December 31, 2019	7,234,813	0.20	7.06

Notes to Financial Statements

December 31, 2020 and 2019

Note 11 – Stock Options (Continued)

Options	Number of Shares	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term (in years)

Outstanding at January 1, 2020	7,234,813	0.20	7.06
Granted	540,468	0.53
Exercised	(344,871)	0.07
Forfeited or expired	(52,603)	0.50

Outstanding at December 31, 2020	7,377,807	0.22	6.53

Exercisable at December 31, 2019	4,491,038	0.10	6.23

Exercisable at December 31, 2020	5,664,314	0.15	5.96

Cash received from options exercised under all share-based payment arrangements for December 31, 2020 and 2019 was $23,186 and $7,824, respectively.

Future compensation costs related to the unvested portion of stock options at December 31, 2020 and 2019 was $592,802 and $638,173, respectively.

Note 12 – Earnings Per Share

The table below reconciles basic weighted average common shares outstanding to diluted weighted average shares outstanding for December 31, 2020 and 2019. Basic earnings per share is based on the weighted average number of common shares outstanding for the period. Diluted earnings per share also includes the dilutive effect of additional potential common shares issuable from stock-based awards and are determined using the treasury stock method. Basic earnings per share represents net earnings or loss attributable to common stockholders divided by the basic weighted average number of common shares outstanding during the period. Diluted earnings per share represents net earnings divided by diluted weighted average number of common shares, which includes the average dilutive effect of all potentially dilutive securities that are outstanding during the period. Our A-1 preferred shares, unvested stock awards, warrants and options are included in the number of shares outstanding for diluted earnings per share calculations, unless a net loss is reported, in which situation A-1 preferred shares, unvested stock awards, warrants and options are excluded from the number of shares outstanding for diluted earnings per share calculations.

	Years Ended December 31,
	2020	2019
Net loss (attributable to common stockholders)	$94,461,205	$12,284,998

Weighted average shares outstanding – basic	7,352,268	7,200,808
Effect of dilutive securities:
Preferred stock	—	—
Warrants	—	—

Weighted average shares outstanding – diluted	7,352,268	7,200,808

Basic loss per share	$(12.85)	$(1.71)

Notes to Financial Statements

December 31, 2020 and 2019

Note 13 – Operating Leases

The Company leases office space under a noncancelable operating lease with a maturity date in September 2024. The lease requires the Company to pay certain taxes, insurance, utilities, and maintenance costs. In 2019, the Company amended the lease, agreeing to sublease additional space in the building. Total rent expense under these leases was $414,816 and $305,270 for 2020 and 2019, respectively, and are charged to operating expense categories based on personnel costs incurred in the accompanying Condensed Statement of Operations.

In connection with this operating lease, the Company was granted an allowance for tenant improvements as a lease incentive. Deferred lease incentive reflected in the accompanying balance sheet are being amortized on a straight-line basis over the term of the lease ending in September 2024. Deferred lease incentive totaled $245,581 and $312,558 as of December 31, 2020 and 2019, respectively.

Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount
2020	$368,501
2021	379,416
2022	390,688
2023	306,243
Thereafter	—

Total	$1,444,848

Note 14 – Related Party Transactions

Albemarle U.S. Inc. (Albemarle) is a limited partner investor of Volta SPV SPW, LLC, a Series A-1 investor in the Company. Albemarle is a significant supplier of the Company’s lithium sulfide and other lithium-based materials. The Company purchases raw material from Albemarle to be used in the Company’s research and development and salable goods production processes. During the years ended December 31, 2020 and 2019, $209,956 and $30,142, were included in research and development operating expenses, respectively,

Roccor, LLC (Roccor) was partially owned by a stockholder of the Company until October, 2020. During 2019, the Company provided accounting and administrative support to Roccor, which has been expensed within direct costs and operating expenses on the statement of operations. There were no ongoing services being provided to Roccor after December 31, 2019. During the years ended December 31, 2020 and 2019, $0 and $246,237, respectively, of those expenses were allocable to Roccor and were recorded as related party support services on the accompanying statement of operations. As of December 31, 2020 and 2019, related party services amounts due from Roccor totaled $0 and $243,669, respectively. Subsequent to December 31, 2019, the related party services amounts due from Roccor have been settled in full. During 2020, the Company entered into a subcontractor agreement with Roccor, where the Company is providing technical support to Roccor on a government research contract. The total value of the subcontract is $331,000 to the Company; the period of performance commenced during 2020 and extends to late 2021. The terms of the subcontract were negotiated between Roccor and the Company, and the services are not related to the agreement for administrative services referenced above. There were no amounts due to Roccor as of December 31, 2020 and 2019.

Notes to Financial Statements

December 31, 2020 and 2019

Note 15 – Retirement Plans

The Company sponsors a 401(k) plan for substantially all employees. The plan provides for the Company to make a discretionary matching contribution. Contributions to the plan totaled $225,481 and $192,620 for the years ended December 31, 2020 and 2019, respectively.

Note 16 – Income Taxes

The Company provides deferred U.S. federal, state, or foreign income tax benefits for all of the periods presented. The Company has also provided a valuation allowance on the net deferred tax asset because of uncertainty regarding its realizability. Realization of deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of loss carryforwards.

Deferred tax assets and liabilities arise primarily from net operating loss carryforwards and temporary differences arising from the amortization of intangible assets, depreciation on property and equipment, and various accrued liabilities.

Income taxes included in the consolidated statements of income at December 31, 2020 and 2019 are detailed below:

	December 31,
	2020	2019
Current income tax expense (benefit):
Federal	$—	$—
State	—	—
Deferred income tax expense (benefit):
Federal	95,552	110,058
State	21,964	24,579

Total income tax expense (benefit)	117,516	134,637

The tables below represent a reconciliation of the statutory federal income tax expense to income tax:

	December 31, 2020
	Tax Expense	Effective Tax Rate
Income tax expense at the federal statutory rate	$(2,994,043)	21.00%
State income taxes - net of federal income tax benefits	(422,425)	2.96%
Permanent Differences	(154,285)	1.08%
Permanent Differences – Related to Convertible Debt	717,940	-5.04%
Prior year provision to return	4,046	-0.03%
Net change in valuation allowance	2,966,283	-20.81%

Total income tax expense (benefit)	117,516	-0.84%

Notes to Financial Statements

December 31, 2020 and 2019

Note 16 – Income Taxes (Continued)

	December 31, 2019
	Tax Expense	Effective Tax Rate
Income tax expense at the federal statutory rate	$(1,905,497)	21.00%
State income taxes - net of federal income tax benefits	(326,847)	3.60%
Permanent Differences	25,008	-0.28%
Prior year provision to return	—	0.00%
Net change in valuation allowance	2,341,973	-25.81%

Total income tax expense (benefit)	134,637	-1.49%

For the years ended December 31, 2020 and 2019, the effective tax rate was approximately 1 percent. Differences between the statutory rate and the Company’s effective tax rate resulted from changes in valuation allowance and permanent differences for tax purposes in the treatment of certain nondeductible expenses.

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities are presented below:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss	$7,349,101	$3,912,753
Other	19,796	18,110

Total income tax expense (benefit)	7,368,897	3,930,863

Valuation allowance	(6,189,651)	(3,223,368)
Net deferred tax assets:	1,179,246	707,495

Deferred tax liabilities:
Intangibles (non-goodwill)	$(2,123)	$(1,661)
Property and equipment	(1,429,276)	(840,471)

Total deferred tax liabilities	(1,431,399)	(842,132)

Total net deferred tax liability	$(252,153)	$(134,637)

The ultimate realization of deferred tax assets is dependent upon the existence, or generation, of taxable income in the periods when those temporary differences and net operating loss carryovers are deductible. Management considers the scheduled reversal of deferred tax liabilities, taxes paid in carryover years, projected future taxable income, available tax planning strategies, and other factors in making this assessment. Based on available evidence, management does not believe it is more likely than not that all of the deferred tax assets will be realized. Accordingly, the Company has established a valuation allowance equal to the net realizable deferred tax assets. The valuation allowance increased by $2,966,283 in 2020.

At December 31, 2020 and 2019, the Company had total domestic Federal net operating loss carryovers of approximately $29,814,000 and $15,873,000, respectively. Federal net operating losses generated prior to 2018 expire in 2037. Federal net operating losses generated after 2017 have an indefinite carryforward and

Notes to Financial Statements

December 31, 2020 and 2019

Note 16 – Income Taxes (Continued)

are only available to offset 80% taxable income beginning in 2021. The determination of state NOL carryforwards is dependent upon apportionment percentages and state laws that can change from year to year and that can thereby impact the amount of such carryforwards. If unutilized, the majority of the state NOLs will expire between 2037 and 2040.

Accounting for uncertainty in income taxes is based on a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes in its financial statements only those tax positions that are more-likely-than-not to be sustained as of the adoption date, based on the technical merits of the position. Each year the Company performs a comprehensive review of its material tax positions. The Company’s policy is to recognize interest and penalties related to uncertain tax benefits in income tax expense.

As the Company had no uncertain tax benefits during 2020 and 2019, there was no accrued interest or penalties related to uncertain tax positions.

The 2017 through 2020 tax years remain open to examination by the Internal Revenue Service and, with few exceptions, various other state tax agencies. These taxing authorities have the authority to examine those tax years until the applicable statutes of limitations expire.

On March 27, 2020 the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act provided for an increased interest deduction for tax years 2019 and 2020, as well as the deferral of the employer portion of social security taxes.

Note 17 – Contingencies

In the normal course of business, the Company may be party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Note 18 – Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including August 10, 2021, which is the date the financial statements were available to be issued.

In January 2021, the Company applied for and secured a second Paycheck Protection Plan loan from the Small Business Administration in the amount of $956,085, and is financed through its bank. The loan carries an interest rate of 1 percent per annum. The Company repaid the loan balance with accrued interest in May 2021.

In February 2021, the Company secured additional convertible note financing in the amount of $4,875,000. The terms of the notes remain unchanged from the December 2020 convertible notes discussed above.

On May 5, 2021 and May 12, 2021, the Company realized proceeds from offerings of Series B Preferred Stock totaling $135,577,000. In conjunction with the Series B transaction, the Company agreed to redeem 334,831 shares of Series A-1 Preferred Stock and terminate a Manufacturing Rights Letter with an existing investor. The payment to the investor for the redemption and termination totaled $9,140,686.

These events triggered the conversion feature on the all convertible notes payable. The unsecured convertible promissory notes hold interest converted to shares of preferred equity securities at the time of conversion. Upon the closure of this event, the unsecured convertible promissory notes converted to a new series of preferred stock at a 30 percent discount.

Notes to Financial Statements

December 31, 2020 and 2019

Note 18 – Subsequent Events (Continued)

On June 15, 2021, the Company entered into a Business Combination Agreement (“BCA”) with Decarbonization Plus Acquisition Corporation III (“DCRC”) and DCRC Merger Sub Inc. (“Merger Sub”). Pursuant to the BCA, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of DCRC (the “Merger”). In connection with the Merger, Company shareholders will receive common stock of DCRC, pursuant to the terms of the BCA. The Merger is expected to close in the fourth quarter of 2021, subject to completion of required filings and other customary closing conditions.

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Balance Sheets

	June 30, 2021 (Unaudited)	December 31, 2020

Assets

Current Assets
Cash and cash equivalents	$120,334	$4,974
Contract receivables	386	277
Prepaid expenses and other current assets	301	227

Total current assets	121,021	5,478

Property and Equipment – Net	11,173	8,481

Intangible Assets – Net	329	248

Total assets	$132,523	$14,207

Liabilities, Mezzanine Equity and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,016	$202
Current portion of long-term debt	1,235	1,235
Deferred revenue	—	38
Accrued and other current liabilities:
Accrued compensation	882	295
Accrued interest	10	13
Other accrued liabilities	977	61

Total current liabilities	4,120	1,844

Long-term Debt – Net of current portion	873	1,489

Convertible Notes Payable	—	3,612

Embedded Derivative Liability (see Note 7 and Note 8)	—	2,817

Other Long-term Liabilities	286	321

Deferred Taxes	211	252

Mezzanine Equity (see Note 9)

Series A-1 Preferred Stock, $0.0001 par value; 14,404,018 and 18,600,000 shares authorized; 14,069,187 and 14,404,018 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	250,150	109,183

Series B Preferred Stock, $0.0001 par value, 11,500,000 shares authorized; 8,777,812 shares issued and outstanding as of June 30, 2021	213,213	—

Stockholders’ Equity
Common stock, $0.0001 par value; 45,000,000 and 38,500,000 shares authorized; 9,290,326 and 7,558,601 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.	1	1

Accumulated deficit	(336,331)	(105,312)

Total stockholders’ equity	(336,330)	(105,311)

Total liabilities, mezzanine equity and stockholders’ equity	$132,523	$14,207

See notes to financial statements

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Collaboration and Support Revenue
Commercial	$25	$219	$36	$536
Governmental	536	214	1,005	409

Total collaboration and support revenue	561	433	1,041	945

Operating Expenses
Research and development	3,203	2,579	6,309	5,122
Direct costs	540	346	1,055	767
Marketing and sales	535	284	1,090	617
Finance and administrative	2,332	309	2,929	633

Total operating expenses	6,610	3,518	11,383	7,139

Operating (Loss)	(6,049)	(3,085)	(10,342)	(6,194)
Non-operating Income (Expense)
Interest income	9	1	9	26
Interest expense	(121)	(87)	(342)	(177)
Loss from change in fair value of embedded derivative liability	—	—	(2,680)	—
Other expense	(3,100)	—	(3,100)	—

Total non-operating expense	(3,212)	(86)	(6,113)	(151)

Pretax (Loss)	(9,261)	(3,171)	(16,455)	(6,345)

Income tax (benefit)/expense	12	26	(41)	52

Net (Loss)	$(9,273)	$(3,197)	$(16,414)	$(6,397)

Deemed dividend related to Series A-1 preferred stock and Series B preferred stock	(192,847)	—	(219,782)	3,071

Net (Loss) Attributable to Common Stockholders	$(202,120)	$(3,197)	$(236,196)	$(3,326)

Basic (loss) per share:	$(24.47)	$(0.44)	$(29.74)	$(0.46)
Diluted (loss) per share:	$(24.47)	$(0.44)	$(29.74)	$(0.46)

Basic weighted average shares outstanding	8,259,934	7,237,109	7,942,847	7,236,852
Diluted weighted average shares outstanding	8,259,934	7,237,109	7,942,847	7,236,852

See notes to financial statements

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Statements of Mezzanine and Stockholders’ Equity

Three Months Ended June 30, 2021 (unaudited)	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance – March 31, 2021	$136,118	$1	$—	$(134,426)	$(134,425)

Net loss	—	—	—	(9,273)	(9,273)
Redemption of Series A-1 preferred stock	(6,041)	—	—	—	—
Deemed dividend related to Series A-1 preferred stock	120,073	—	(215)	(119,858)	(120,073)
Issuance of Series B preferred stock	140,439	—	—	—	—
Deemed dividend related to Series B preferred stock	72,774	—	—	(72,774)	(72,774)
Warrants exercised	—	—	15	—	15
Stock options exercised	—	—	53	—	53
Stock-based compensation expense	—	—	147	—	147

Balance – June 30, 2021	$463,363	$1	$—	$(336,331)	$(336,330)

See notes to financial statements

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Statements of Mezzanine and Stockholders’ Equity

Six Months Ended June 30, 2021 (unaudited)	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance – December 31, 2020	$109,183	$1	$—	$(105,312)	$(105,311)

Net loss	—	—	—	(16,414)	(16,414)
Beneficial Conversion feature on convertible debt	—	—	4,875	—	4,875
Redemption of Series A-1 preferred stock	(6,041)	—	—	—	—
Deemed dividend related to Series A-1 preferred stock	147,008	—	(5,177)	(141,831)	(147,008)
Issuance of Series B preferred stock	140,439	—	—	—	—
Deemed dividend related to Series B preferred stock	72,774	—	—	(72,774)	(72,774)
Warrants exercised	—	—	15	—	15
Stock options exercised	—	—	70	—	70
Stock-based compensation expense	—	—	217	—	217

Balance – June 30, 2021	$463,363	$1	$—	$(336,331)	$(336,330)

See notes to financial statements

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Statements of Mezzanine and Stockholders’ Equity

Three Months Ended June 30, 2020 (unaudited)	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance – March 31, 2020	$26,025	$1	$40	$(16,325)	$(16,284)

Net loss	—	—	—	(3,197)	(3,197)
Deemed dividend related to Series A-1 preferred stock	—	—	—	—	—
Stock options exercised	—	—	—	—	—
Stock-based compensation expense	—	—	44	—	44

Balance – June 30, 2020	$26,025	$1	$84	$(19,522)	$(19,437)

Six Months Ended June 30, 2020 (unaudited)	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance – December 31, 2019	$29,096	$1	$—	$(16,196)	$(16,195)

Net loss	—	—	—	(6,397)	(6,397)
Bank warrant issuance	—	—	—	—	—
Deemed dividend related to Series A-1 preferred stock	(3,071)	—	—	3,071	3,071
Stock options exercised	—	—	2	—	2
Stock-based compensation expense	—	—	82	—	82

Balance – June 30, 2020	$26,025	$1	$84	$(19,522)	$(19,437)

See notes to financial statements

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Statements of Cash Flows

	Six Months Ended June 30,
	2021 (Unaudited)	2020 (Unaudited)
Cash Flows from Operating Activities
Net (loss)	$(16,414)	$(6,397)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	1,102	959
Loss on sale of property and equipment	2	7
Stock compensation expense	217	82
Deferred tax assets and liabilities	(41)	55
Non-cash interest expense on convertible notes payable	263	75
Loss from change in fair value of embedded derivative liability	2,680	—
Changes in operating assets and liabilities that provided (used) cash and cash equivalents:
Contract receivables	(110)	(128)
Due from related party	—	244
Prepaid expenses and other current assets	(74)	(108)
Accounts payable	792	(35)
Deferred revenue	(38)	12
Accrued and other liabilities	1,500	352
Deferred rent	(35)	4

Net cash and cash equivalents used in operating activities	(10,156)	(4,878)

Cash Flows from Investing Activities
Purchases of property and equipment	(3,770)	(753)
Purchases of intangible assets	(85)	(25)

Net cash and cash equivalents used in investing activities	(3,855)	(778)

Cash Flows from Financing Activities
Proceeds from borrowing	958	923
Payments of debt	(1,574)	(427)
Proceeds from issuance of convertible note payable	4,875	—
Proceeds from exercise of common stock options	70	2
Proceeds from exercise of common stock warrants	15	—
Proceeds from issuance of Series B preferred stock	135,579	—
Preferred stock issuance costs	(4,511)	—
Redemption of preferred stock	(6,041)	—

Net cash and cash equivalents provided by financing activities	129,371	498

Net Increase (Decrease) in Cash and Cash Equivalents	115,360	(5,158)

Cash and Cash Equivalents – Beginning of period	4,974	10,634

Cash and Cash Equivalents – End of period	$120,334	$5,476

Supplemental Cash Flow Information – Cash paid for interest	$82	$89

See notes to financial statements

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 1 – Nature of Business

Solid Power, Inc. (the “Company”) was organized on August 3, 2011, as a Colorado limited liability company. On November 11, 2011, the Company converted to a Colorado corporation. On December 3, 2012, the Company converted to a Colorado limited liability company. On March 7, 2014, the Company converted to a Colorado corporation. The Company is developing all-solid-state battery cell technology and sulfide-based solid electrolyte materials, primarily for the electric vehicle market. The Company’s intended business model is to license its all-solid-state battery cell technology to top tier battery manufacturers or automotive original equipment manufacturers, and to sell its sulfide-based solid electrolytes for incorporation into all-solid-state battery cells. As of June 30, 2021, and December 31, 2020, the Company has not derived material revenue from its principal business activities. The Company is headquartered in Louisville, Colorado.

Note 2 – Liquidity

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses and negative cash flows from operations for several years and had an accumulated deficit of $336.3 million as of June 30, 2021. As the Company pursues its business plan, it expects to continue to incur net losses and negative cash flows.

In May 2021, the Company received $135.6 million of cash in conjunction with its issuance of 8,777,812 shares of Series B Preferred Stock (the “Series B Financing”) (see Note 9 for a discussion of the Series B Financing).

On June 15, 2021, the Company entered into a Business Combination Agreement (“BCA”) with Decarbonization Plus Acquisition Corporation III (“DCRC”) and DCRC Merger Sub Inc. (“Merger Sub”). Pursuant to the BCA, Merger Sub will merge with and into the Company, and the Company will survive as a wholly owned subsidiary of DCRC (the “Merger”). In connection with the Merger, Company stockholders will receive common stock of DCRC, pursuant to the terms of the BCA. The Merger is expected to close in the fourth quarter of 2021, subject to completion of required filings and other customary closing conditions.

As a result of cash on hand at June 30, 2021, management believes the Company has sufficient capital to execute its strategic plan and fund operations through at least the next twelve months from the date these financial statements are issued.

Note 3 – Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements and notes to the condensed financial statements of the Company have been prepared on the basis of generally accepted accounting principles in the United States (GAAP) for interim financial information. Accordingly, certain notes and other information normally included in the condensed financial statements prepared in accordance with GAAP have been condensed or omitted. The accompanying interim financial statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary for the fair presentation of the Company’s financial statements. Certain prior period amounts have been reclassified to conform to the current period presentation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

These unaudited financial statements and condensed notes to the financial statements should be read in conjunction with the Company’s financial statements and the notes thereto as set forth in the Company’s audited

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 3 – Significant Accounting Policies (Continued)

annual report, which included all disclosures required by GAAP. The results of operations for the periods ended June 30, 2021, and 2020 are not necessarily indicative of expected operating results for the full year. The information presented throughout the financial statements and these accompanying notes is unaudited.

Stock-based Compensation

The Company recognizes expense for employee services received in exchange for stock-based compensation on the grant date fair value of the awards. The determination of the estimated fair value of stock-based payment awards on the date of grant using the Black-Scholes option-pricing model is affected by stock price, as well as assumptions regarding a number of complex and subjective variables. Expected volatilities are based on comparable public companies for the Company’s own share price, as there is no active market for its common shares. The risk-free interest rate used in the option valuation model is based on the U.S. Treasury zero-coupon issues, with remaining terms similar to the expected term on the options. In addition, the Company does not anticipate paying any cash dividends in the foreseeable future; therefore, an expected dividend yield of zero is used in the option valuation model. Share-based compensation is recorded as an expense only for those awards that are expected to vest. Compensation cost is recognized on a straight-line basis over the requisite service period and is allocated ratably within operating expenses in the statement of operations.

Beneficial Conversion Feature

The Beneficial Conversion Feature (the “BCF”) of a convertible note is normally characterized as the convertible portion or feature of certain notes payable that provide a rate of conversion that is below market value or in-the-money when issued. For convertible debt where the rate of conversion is below market value, the Company records a BCF and related debt discount. When the Company records a BCF, the intrinsic value of the BCF is recorded in equity to additional paid-in capital and the difference between the debt proceeds and the BCF is a debt discount against the face amount of the respective debt instrument and amortized to interest expense over the life of the debt. A separate embedded derivative is recognized as a derivative liability that is adjusted to fair value at each balance sheet date.

Fair Value Measurements

The Company applies fair value accounting for selected financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Level 1 – inputs include quoted market prices in an active market for identical assets or liabilities.

Level 2 – inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.

Level 3 – inputs are unobservable and corroborated by little or no market data.

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 3 – Significant Accounting Policies (Continued)

See Note 8 – Fair Value Measurement for information about the assumptions that the Company used to measure the fair value for the respective financial assets and liabilities.

Derivatives

Embedded derivatives that are required to be bifurcated from the underlying debt instrument (i.e., host) are accounted for and valued as separate financial instruments. The Company has evaluated the terms and features of its 2020 Notes (as defined below) and identified embedded derivatives requiring bifurcation and accounting at fair value, using the valuation techniques mentioned in the Fair Value Measurements section of this Note, because the economic and contractual characteristics of the embedded derivatives met the criteria for bifurcation and separate accounting due to the instruments containing mandatory redemption features that are not clearly and closely related to the debt host instrument.

Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized based on available evidence. The Company records deferred tax assets and associated valuation allowances, when appropriate, to reflect amounts more likely than not to be realized based upon Company analysis. Please refer to Note 16 – Income Taxes for additional disclosure. The Company’s temporary differences result primarily from accruals and reserves, depreciation of property and equipment, deferred rent, and net operating loss (NOL) carryovers.

The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution. After evaluating the tax positions taken, none are considered to be uncertain as of June 30, 2021, and December 31, 2020. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed during the quarters ended June 30, 2021 and 2020.

Mezzanine Equity

The Company’s Series A-1 Preferred Stock and Series B Preferred Stock (collectively, “Preferred Stock”) are classified as mezzanine equity as the Preferred Stock includes redemption features that are not solely within control of the Company. Preferred Stock is carried at the greater of its original issue price or fair value (the “Redemption Value”). Series B Preferred Stock has a Redemption Value equal to the greater of its original issue price of $18.041 per share or fair value, while the Series A-1 Preferred Stock has a Redemption Value equal to the greater of its original issue price of $1.806775 per share or fair value. The Company assesses the fair value of the Preferred Stock for each reporting date; changes to the fair value of the Preferred Stock generate deemed dividends to be charged against retained earnings, or in the absence of retained earnings, against paid-in capital. Once paid-in capital has been fully depleted, any remaining amount results in an increase, or decrease, to accumulated deficit.

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 3 – Significant Accounting Policies (Continued)

The Company issued Series B Preferred Stock in May 2021 in exchange for $135.6 million in cash and the conversion of the 2019, 2020, and 2021 convertible debt. All proceeds, less direct issuance costs of $4.5 million, and the conversion of the convertible notes payable as discussed in Note 7 were recognized as Series B Preferred Stock within Mezzanine Equity. The Company also issued 1,755,557 warrants that are each convertible, at the option of the holder, to one share of common stock. No value was allocated to these warrants. See Note 10 for further discussion.

As part of the Series B Financing, the Company redeemed 334,831 shares of Series A-1 Preferred Stock for $6.1 million ($18.041 per share) and paid $3.1 million to terminate a Manufacturing Rights Letter agreement that was issued in connection with the initial purchase of Series A-1 Preferred Stock. Termination of the Manufacturing Rights Letter is a contract termination subject to ASC 420. As such, the $3.1 million paid to terminate the Manufacturing Rights Letter was recognized as an expense (Other Income/Expense) in May 2021 when the contract terminating the Manufacturing Rights Letter was executed.

Upcoming Accounting Pronouncements

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842), followed by other related ASUs that provided targeted improvements and additional practical expedient options (collectively “ASU 2016-02” or “Topic 842”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

The new lease standard is effective for fiscal years beginning after December 15, 2021. The standard is effective for the Company on January 1, 2022. The Company expects that this standard will have a material effect on its financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on its balance sheet for its office and equipment operating leases; and (2) the requirement to provide significant new disclosures about its leasing activities. On adoption, the Company currently expects to recognize additional operating liabilities, with corresponding ROU assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases.

Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The standard is effective for the Company on January 1, 2023. The Company is currently assessing the impact of ASU 2016-13 on its financial statements.

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 4 – Property and Equipment

Property and equipment at June 30, 2021, and December 31, 2020, are summarized as follows:

	June 30, 2021	December 31, 2020
Laboratory equipment	$7,676	$7,504
Leasehold improvements	4,662	4,662
Computer equipment	237	181
Furniture and fixtures	211	168
Construction in progress	3,631	111

Total cost	16,417	12,626

Accumulated depreciation	(5,244)	(4,145)

Net property and equipment	$11,173	$8,481

Depreciation expense related to property and equipment was $556 and $486 for the three months ended June 30, 2021 and 2020, respectively and $1,098 and $955 for the six months ended June 30, 2021 and 2020, respectively. Depreciation expenses for dedicated laboratory equipment are charged to research and development; other depreciation and amortization expenses are included in Company overhead and are allocated across operating expenses on the accompanying Condensed Statements of Operations based on Company personnel costs incurred.

During 2018, the Company undertook efforts to expand its current production facilities. The continuing project is expected to be completed in 2022. Construction in progress related to these efforts was $2,424 and $111 as of June 30, 2021 and December 31, 2020, respectively. As of June 30, 2021, Construction in progress contains $1,207 related to progress payments made to vendors for customized equipment that will be recorded as Property and Equipment upon receipt. There are no material purchase commitments as of June 30, 2021 or December 31, 2020.

Note 5 – Intangible Assets

Intangible assets of the Company on June 30, 2021 and December 31, 2020 are summarized as follows:

	June 30, 2021		December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Intangible assets:
Licenses	$148	$(37)	$147	$(33)
Patents pending	209	—	125	—
Trademarks	9	—	9	—

Total amortized intangible assets	$366	$(37)	$281	$(33)

Amortization expense for intangible assets totaled $2 and $2 for the three months ended June 30, 2021 and 2020, respectively, and $4 and $4 for the six months ended June 30, 2021 and 2020, respectively. Useful lives of intangible assets range from 3 to 20 years.

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 6 – Long-term Debt

Long-term debt is as follows:

	June 30, 2021	December 31, 2020
Various equipment notes payable to lenders in monthly installments ranging from $1 to $2, including interest at 6.255 percent to 12.18 percent, maturing from April 2022 through December 2022. The notes are collateralized by the financed equipment and guaranteed by a stockholder of the Company.	$200	$270

Note payable to a bank in monthly installments beginning on January 1, 2020, of $91 plus interest at the greater of 6.00 percent per annum or the prime rate plus 1.00 percent. The note is collateralized by all assets of the Company and is due on March 1, 2023.	1,908	2,454

Total	2,108	2,724

Less current portion	1,235	1,235

Long-term portion	$873	$1,489

Note Payable

The note payable to the bank contains customary representations, warrants and covenants. The note payable to the bank contains an adjusted quick ratio which is required to be maintained at the last day of each month and may not be less than 1.50 to 1.00 and 1.25 to 1.00 as of June 30, 2021 and December 31, 2020, respectively. The adjusted quick ratio is defined as cash plus net accounts receivable divided by current liabilities net of deferred revenue. The note payable to the bank financial covenants require the Company to receive $2.6 million and $25 million in unrestricted and unencumbered net cash proceeds from the sale of equity securities or subordinated debt on or prior to December 31, 2020 and May 31, 2021, respectively, in addition the company is required to deliver a fully executed letter of intent on or prior to May 1, 2021 to the bank evidencing the $25 million in net cash proceeds to be received on or prior to May 31, 2021. The note payable to the bank financial covenants require the company to maintain $1.75 million in unrestricted and unencumbered cash in accounts with the bank beginning December 31, 2020 through the remaining term of the note payable. The Company was in compliance with the financial covenants as of each reporting date.

Interest expense on long-term debt was $38 and $50 for the three months ended June 30, 2021 and 2020, respectively, and $79 and $102 or the six months ended June 30, 2021 and 2020, respectively.

Note 7 – Convertible Notes Payable

2020 Convertible Promissory Notes

On December 10, 2020 and December 18, 2020, the Company issued unsecured convertible promissory notes to investors in the total principal amount of $5,125, and on February 4, 2021, and March 1, 2021, the Company issued additional unsecured convertible promissory notes to investors in the total principal amount of $4,875, as part of a single financing (collectively, the “2020 Notes”). The 2020 Notes accrued

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 7 – Convertible Notes Payable (Continued)

interest at eight percent per annum. The 2020 Notes were converted into 1,007,965 shares of Series B Preferred Stock, per the terms of the 2020 Notes, on May 5, 2021, in conjunction with the Series B Financing. The outstanding balance on the 2020 Notes, including accrued interest, was $10,228 when the 2020 Notes were converted to Series B Preferred Stock in May 2021. During the three and six months ended June 30, 2021, interest expense of $66 and $210, respectively, was incurred related to the 2020 Notes. The principal of the 2020 Notes was included in Additional Paid-in Capital and the fair value of the embedded derivative was recorded as a liability on the Company’s balance sheet. The fair value of the embedded derivative was $5,497. This balance was transferred, along with the accrued interest, to mezzanine equity upon conversion of the 2020 Notes to Series B Preferred Stock in conjunction with the Series B Financing.

2020 Notes Embedded Derivative

The 2020 Notes contained the following embedded derivatives: (i) a share settled redemption upon Qualified Financing (as defined in the indenture for the Notes); (ii) share settled redemption upon De-SPAC (as defined in the indenture for the 2020 Notes); and (iii) share settled redemption at maturity.

Embedded derivatives are separated from the host contract and carried at fair value when: (a) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract; and (b) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument. The Company has concluded that certain embedded derivatives within the 2020 Notes meet these criteria and, as such, must be valued separate and apart from the 2020 Notes as one embedded derivative and recorded at fair value each reporting period.

Fair Value Measurement for information about the assumptions that the Company used to measure the fair value of the embedded derivative and the amounts thereof can be found at Note 8.

2019 Convertible Promissory Note

On December 4, 2019, the Company issued an unsecured convertible promissory note to an investor in the principal amount of $3,000 (the “2019 Note,” and together with the 2020 Notes, the “Convertible Promissory Notes”). The 2019 Note accrued interest at 5 percent per annum. The 2019 Note converted into 254,899 shares of Series B Preferred Stock, per the terms of the agreement, on May 5, 2021, in conjunction with the Series B Financing. Upon this conversion, the 2019 Note converted to Series B Preferred Stock at a 30 percent discount.

The Company elected to account for the 2019 Note at fair value. Management believes that the fair value option better reflects the underlying economics of the 2019 Note, which contain multiple embedded derivatives. Under the fair value election, changes in fair value are reported in the Condensed Statements of Operations as “Loss from change in fair value of debt.”

The principal, accrued interest, and fair value totaling $3,647 was transferred to mezzanine equity upon conversion of the 2019 Note to Series B Preferred Stock in conjunction with the Series B Financing.

See Note 8 – Fair Value Measurement for information about the assumptions that the Company used to measure the fair value of the 2019 Note. At December 31, 2020, the outstanding balance on the 2019 Note was $3,612. For the three months ended June 30, 2021 and 2020, interest expense of $16 and $37 was incurred related to the 2019 Note, respectively. For the six months ended June 30, 2021 and 2020, interest expense of $53 and $75 was incurred related to the 2019 Note, respectively.

For all debt instruments, including any for which the Company has elected fair value accounting, the Company classifies interest that has been accrued during each period as Interest expense on the statements of operations.

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 8 – Fair Value Measurements

The carrying amounts of certain financial instruments, such as cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. The book values of the Company’s long-term debt approximates fair value because interest rates charged are similar to other financial instruments with similar terms and maturities and the rates vary in accordance with a market index. Most of the Company’s debt is carried on the balance sheet on a historical cost basis net of unamortized discounts and premiums, because the Company has not elected the fair value option of accounting. Changes to the inputs used in these valuation models can have a significant impact on the estimated fair value of the Convertible Promissory Notes and the Company’s embedded derivatives.

Liabilities Measured and Recorded at Fair Value on a Recurring Basis

As discussed in Note 7, all Convertible Promissory Notes were converted to Series B Preferred Stock in May 2021 in conjunction with the Series B Financing. As of December 31, 2020, the Company’s financial liabilities measured and recorded at fair value on a recurring basis were classified within the fair value hierarchy as follows:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
2020 Notes Embedded Derivative	$—	$—	$2,817	$2,817
2019 Note	—	—	3,612	3,612

There were no other transfers in and out of Level 3 during the three and six months ended June 30, 2021 and 2020.

Fair Value Methodology

2020 Notes Embedded Derivative

The fair value of the 2020 Notes was estimated using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection. The embedded derivative is valued using a “with-and-without method,” where the value of the 2020 Notes, including the embedded derivative, is defined as the “with”, and the value of the 2020 Notes, excluding the embedded derivative, is defined as the “without.” This method estimates the value of the embedded derivative by comparing the difference in the values between the 2020 Notes with the embedded derivative and the value of the 2020 Notes, without the embedded derivative. The probability weighted scenario analysis requires the following inputs: (i) probability of qualified financing, maturity and other contingent scenarios; (ii) equity value; (iii) conversion price; (iv) maturity date; (v) risk-free interest rate; and (vi) estimated volatility. The changes during the six months ended June 30, 2021 in the fair values of the embedded derivatives are primarily related to the change in the value of the conversion features and are reflected in the Condensed Statement of Operations as “Loss from change in fair value of embedded derivative liability.”

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 8 – Fair Value Measurements (Continued)

Fair Value of Debt – 2019 Note

The 2019 Note was converted to Series B Preferred Stock in May 2021 in conjunction with the Series B Financing. At December 31, 2020, the contractual outstanding principal of the 2019 Note was $3,000, and the fair value was $3,612. The fair value was estimated using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection. The probability weighted scenario analysis requires the following inputs: (i) probability of qualified financing, maturity and other contingent scenarios; (ii) equity value; (iii) conversion price; (iv) maturity date; (v) risk-free interest rate; and (vi) estimated volatility.

Fair Value of Redeemable Preferred Stock

Redeemable preferred stock is remeasured to the greater of its original issue price or fair value (“Preferred Redemption Value”) at each balance sheet date and is classified as Level 3 in the fair value hierarchy. Differences between the carrying amount and current period value is reported as an adjustment to net loss attributable to common stockholders. Fair value was estimated using the present value of probability weighted expected return analysis, considering the as-converted value and the downside protection. This method estimates the value of the redeemable preferred stock by analyzing the future values of a company using several likely scenarios. These scenarios include: (i) strategic sale or merger; (ii) an initial public offering; and (iii) the dissolution of the company in which the preferred shares receive all of the proceeds, and the common stock has no value. During the three months ended June 30, 2021, the Company realized an increase to the Preferred Redemption Value of the Preferred Stock totaling $192.8 million. There was no change in the Preferred Redemption Value of the Series A-1 Preferred Stock for the three months ended June 30, 2020. These amounts are reported as “Deemed dividends related to Series A-1 preferred stock and Series B preferred stock” on the Condensed Statement of Operations and increase Net loss attributable to common stockholders. During the six months ended June 30, 2021, the Company realized an increase to the Preferred Redemption Value of the Preferred Stock totaling $219.8 million and a decrease of $3.1 million for the six months ended June 30, 2020, and are recorded as “Deemed dividends related to Series A-1 preferred stock and Series B preferred stock” on the Condensed Statement of Operations and increase Net loss attributable to common stockholders. Fair value of the Preferred Stock increased during the period primarily due to a change in the weighting of valuation scenarios that considered the BCA.

Note 9 – Mezzanine Equity

The Company had 14,069,187 and 14,404,018 shares of Series A-1 Preferred Stock outstanding at June 30, 2021 and December 31, 2020, respectively, and 8,777,812 shares of Series B Preferred Stock outstanding at June 30, 2021. The Series B Preferred Stock was issued in May 2021 in exchange for $135.6 million of cash and the conversion of the 2019 Note and the 2020 Notes as discussed in Note 7. See Note 10 for a discussion of warrants issued with the Series B Preferred Stock.

The Preferred Stock is redeemable, at the option of the holders of a majority of the outstanding Preferred Stock, any time after April 30, 2031. The Preferred Stock is redeemable for the greater of its original issue price, plus all declared but unpaid dividends thereon, or fair value. Since the Preferred Stock has redemption provisions that are not solely within control of the Company, the Preferred Stock is classified as Mezzanine Equity on the Company’s balance sheet. The amount recognized is the greater of the redemption value or fair value. The value of the Preferred Stock as of June 30, 2021, was $463.4 million and the value of the Series A-1 Preferred Stock as of December 31, 2020 was $109.2 million.

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 9 – Mezzanine Equity (Continued)

Shares of Series B Preferred Stock are entitled to noncumulative dividends at an annual rate of 6 percent of the original issue price of $18.041 per share, payable when and if declared by the Company’s board of directors. Shares of Series A-1 Preferred Stock are entitled to noncumulative dividends at an annual rate of 6 percent of the original issue price of $1.806775 per share, payable when and if declared by the Company’s board of directors. After payment of the preferred dividend to the holders of Preferred Stock, any further dividends would be paid pro rata to the holders of the Preferred Stock and common stock on an as-converted basis.

The liquidation value for each share of Series B Preferred Stock is $27.0615, which is equal to the greater of 1.5 times the original issuance price for each share plus any dividends declared but unpaid thereon, or such amount per share as would have been payable had all shares of Series B Preferred Stock been converted to common stock. After the holders of Series B Preferred Stock are paid their liquidation preference, the liquidation preference for each share of Series A-1 Preferred Stock is equal to the greater of the original issuance price for such share ($1.806775) plus any dividends declared but unpaid thereon, or such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted to common stock. After payment of the liquidation preferences, if any, the holders of Preferred Stock and common stock will share ratably in the Company’s net assets.

The holders of the Preferred Stock have the option to convert their shares into shares of common stock at any time at a conversion rate determined by a fraction in which the numerator is the original issue price of such Preferred Stock and the denominator is the conversion price, which is initially set at the original issue price of such Preferred Stock, subject to future adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. The resulting conversion rate for such Preferred Stock is on a one-for-one basis. The conversion price may be later adjusted for the effects of subsequent sales of common shares at a price less than the existing conversion price. The Company evaluated the conversion feature, determining a beneficial conversion feature is not present.

The Preferred Stock shall automatically be converted into shares of common stock based on the effective conversion price upon a majority vote of the Preferred Stockholders or immediately upon the closing of a firmly underwritten public offering in which the price per share is at least $36.082 and the cash proceeds, net of underwriting discount and commission, to the Company are at least $50.0 million.

Holders of Preferred Stock are entitled to the number of votes equal to the number of common shares that each holder of Preferred Stock would receive upon conversion, based on the conversion price in effect on the record date of the meeting. Additionally, at least 50 percent of the Preferred Stock outstanding must approve, voting together as a single class, changes in authorized capital, changes in the option pool allocation, and certain other matters.

Note 10 – Stockholders’ Equity

Common Stock

During the three months ended June 30, 2021 and 2020, stock options were exercised for 157,761 and 0 shares of common stock, respectively. During the six months ended June 30, 2021 and 2020, stock options were exercised for 244,754 shares of common stock and 23,379 shares of common stock, respectively.

Warrants

During 2015, the Company issued warrants to a third party in conjunction with a licensing agreement to purchase 276,000 shares of common stock at an exercise price of $0.00001088 per share, which expire in October 2025. The warrants may be exercised at the earliest of the 10-year anniversary of the grant date, a

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 10 – Stockholders’ Equity (Continued)

change in control of the Company, or an initial public offering. Management has determined that equity classification is appropriate for these warrants. The Company recognized expense totaling $18 on the date of the grant that has been included as a component of additional paid-in capital within the Condensed Statement of Stockholders’ Equity. During 2020, the Company issued additional warrants for the right to purchase 45,730 shares of common stock at an exercise price of $0.53 per share, which expire in December 2030. The Company recognized expense totaling $16 on the date of the grant.

In May 2021, the Company issued 1,755,557 warrants in connection with the Series B Financing. Each warrant allows the holder to purchase one share of common stock for $0.01 prior to May 5, 2031. The 2021 warrants are detachable from the Series B Preferred Stock and in all cases will physically settle or net share settle; therefore, the Company determined that the warrants represent equity in the Company. As the Series B Preferred Stock is subsequently measured at the greater of fair value or the ultimate redemption amount, as discussed in Note 9, the Company first allocated fair value to the Series B Preferred Stock. No value was allocated to the warrants as all value from the proceeds was recognized with the Series B Financing. As of June 30, 2021, 1,486,971 warrants have been exercised and exchanged for common stock, and 268,586 warrants remained outstanding.

Note 11 – Stock Options

The fair value of stock options and other equity-based compensation issued to employees is recognized as compensation expense over the period of service that generally coincides with the vesting period of the award. The Company recognized compensation costs totaling $147 and $44 for the three months ended June 30, 2021 and 2020, respectively, and $217 and $82 for the six months ended June 30, 2021 and 2020, respectively, which are charged to operating expense categories based on personnel costs incurred within the accompanying Condensed Statement of Operations.

As of June 30, 2021, the Company’s 2014 equity incentive plan (the “Plan”) permitted the grant of 8,586,191 shares of common stock to its employees, directors, and consultants, as designated by the board of directors. Awards may be issued in the form of stock options, stock appreciation rights, restricted stock, and restricted stock units. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on four years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the plan agreements).

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on historical volatility of comparable companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

When calculating the amount of annual compensation expense, the Company has elected not to estimate forfeitures and instead accounts for forfeitures as they occur.

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 11 – Stock Options (Continued)

The fair value of each option grant during the six months ended June 30, 2021 and 2020, was estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions used:

	2021	2020
Approximate risk-free rate	0.80%	1.37%
Volatility	46.94%	39.75%
Average expected life (years)	6 years	6 years
Dividend yield	0%	0%
Weighted-average grant date fair value	$6.92	$0.84
Estimated fair value of total options granted	$1,004	$213

A summary of option activity under the Plan for the six months ended June 30, 2021 and 2020, is presented below:

Options	Number of Shares	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term (in years)

Outstanding on December 31, 2020	7,377,807	0.22	6.53
Granted	333,643	6.86
Exercised	(244,754)	0.29
Forfeited or expired	(37,385)	0.52

Outstanding on June 30, 2021	7,429,311	0.52	6.18

Outstanding on December 31, 2019	7,234,813	0.20	7.06
Granted	464,765	0.53
Exercised	(23,379)	0.09
Forfeited or expired	(20,132)	0.47

Outstanding on June 30, 2020	7,656,067	0.22	6.92

Exercisable on June 30, 2021	6,012,833	0.22	5.64

Exercisable on June 30, 2020	5,176,090	0.12	6.17

Cash received from options exercised under all share-based payment arrangements for the three months ended June 30, 2021 and 2020 was $53 and $0, respectively, and for the six months ended June 30, 2021 and 2020 was $70 and $2, respectively.

Future compensation costs related to the unvested portion of stock options at June 30, 2021 and 2020 was $1,469 and $679, respectively.

Note 12 – Earnings Per Share

The table below reconciles basic weighted average common shares outstanding to diluted weighted average shares outstanding for three and six months ended June 30, 2021 and 2020. Basic earnings per share is based on the weighted average number of common shares outstanding for the period. Diluted earnings per share also includes the dilutive effect of additional potential common shares issuable from stock-based awards and are determined using the treasury stock method. Basic earnings per share represents net earnings or loss

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 12 – Earnings Per Share (Continued)

attributable to common stock divided by the basic weighted average number of common shares outstanding during the period. Diluted earnings per share represents net earnings divided by diluted weighted average number of common shares, which includes the average dilutive effect of all potentially dilutive securities that are outstanding during the period. Our Preferred Stock, unvested stock awards, warrants and options are included in the number of shares outstanding for diluted earnings per share calculations, unless a net loss is reported, in which situation preferred shares, unvested stock awards, warrants and options are excluded from the number of shares outstanding for diluted earnings per share calculations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net loss (attributable to common stockholders)	$(202,120)	$(3,197)	$(236,196)	$(3,326)

Weighted average shares outstanding – basic	8,259,934	7,237,109	7,942,847	7,236,852
Effect of dilutive securities:
Preferred shares	—	—	—	—
Options	—	—	—	—
Warrants	—	—	—	—

Weighted average shares outstanding – diluted	8,259,934	7,237,109	7,942,847	7,236,852

Basic and fully diluted loss per share	$(24.47)	$(0.44)	$(29.74)	$(0.46)

Due to the net loss to common stockholders in each of the periods presented above, diluted loss per share was computed without consideration to potentially dilutive instruments as their inclusion would have been anti-dilutive. As of June 30, 2021 and 2020, potentially dilutive securities excluded from the diluted loss per share calculation are as follows:

	June 30, 2021	June 30, 2020
Series A-1 Preferred Stock	14,069,187	14,404,018
Series B Preferred Stock	8,777,812	—
Warrant Common Stock	590,316	276,000
2014 Equity Incentive Plan	7,429,311	7,656,067

Total potentially dilutive securities	30,866,626	22,336,085

Note 13 – Operating Leases

The Company leases office space under a noncancelable operating lease with a maturity date in September 2024. The lease requires the Company to pay certain taxes, insurance, utilities, and maintenance costs. In 2019, the Company amended the lease, agreeing to sublease additional space in the building. Total rent expense under these leases was $105 and $119 for the three months ended June 30, 2021 and 2020, respectively, and $202 and $244 for the six months ended June 30, 2021 and 2020, respectively, and are charged to operating expense categories based on personnel costs incurred in the accompanying Condensed Statement of Operations.

In connection with this operating lease, the Company was granted an allowance for tenant improvements as a lease incentive. Deferred lease incentive reflected in the accompanying balance sheets are being amortized

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 13 – Operating Leases (Continued)

on a straight-line basis over the term of the lease ending in September 2024. Deferred lease incentive totaled $211 and $246 as of June 30, 2021, and December 31, 2020, respectively.

Note 14 – Related Party Transactions

Albemarle U.S. Inc. (Albemarle) is a limited partner investor of Volta SPV SPW, LLC, a Preferred Stock investor in the Company. Albemarle is a significant supplier of the Company’s lithium sulfide and other lithium-based materials. The Company purchases raw material from Albemarle to be used in the Company’s research and development and salable goods production processes. Related party expense with Albermarle totaled $0 and $70, for the three months ended June 30, 2021 and 2020 respectively, and $60 and $122 for the six months ended June 30, 2021 and 2020 respectively, and were included in Research and development on the Condensed Statements of Operations. There were no amounts due to or from Albemarle as of June 30, 2021 or December 31, 2020.

During 2020, the Company entered into a subcontractor agreement with Roccor, LLC, who was a related party until October 30, 2020, where the Company is providing technical support to Roccor on a government research contract. The total value of the subcontract is $331 to the Company; the period of performance commenced during 2020 and extends to late 2021. The terms of the subcontract were negotiated between Roccor and the Company, and the services are not related to the agreement for administrative services between companies. Related party revenue from Roccor was $100 and $100 for the three and six months ended June 30, 2020.

Umicore South Korea provides production materials to Solid Power and is considered a supplier of raw materials for Solid Power. Umicore Marketing Services Belgium and Umicore Holdings Belgium are Company stockholders due to their 2018 investment in Series A-1 and their 2021 investments in Series B. Related party expense with Umicore companies totaled $32 and $19 for the three months ended June 30, 2021 and 2020, respectively, and $51 and $32 for the six months ended June 30, 2021 and 2020, respectively and were included in Research and development on the Condensed Statements of Operations. There were no amounts due to or from Umicore companies as of June 30, 2021 or December 31, 2020.

Note 15 – Retirement Plans

The Company sponsors a 401(k) plan for substantially all employees. The plan provides for the Company to make a discretionary matching contribution. Contributions to the plan totaled $67 and $58 for the three months ended June 30, 2021 and 2020, respectively, and $149 and $112 for the six months ended June 30, 2021 and 2020, respectively.

Note 16 – Income Taxes

The Company’s effective tax rate for the three and six months ended June 30, 2021 and 2020 differs from the federal statutory tax rate due to permanent differences, state taxes, and changes in the Company’s valuation allowance. The effective tax rate was (0.13%) and (0.82%) for the three months ended June 30, 2021 and 2020, respectively and 0.25% and (0.82%) for the six months ended June 30, 2021 and 2020, respectively.

Note 17 – Contingencies

In the normal course of business, the Company may be party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Notes to Financial Statements (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

Note 18 – Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including September 20, 2021, which is the date the financial statements were available to be issued.

On August 10, 2021, in connection with the terms and conditions of the BCA as described in Note 2, DCRC filed a registration statement on Form S-4 (registration no. 333-258681) with the U.S. Securities and Exchange Commission, to, among other things, register the shares issuable to Company stockholders in connection with the Merger.

On September 1, 2021, the Company entered into an Industrial Lease Agreement with 25 North Investors SPE1, LLC (the “Site 2 Lease”), pursuant to which the Company leases approximately 75,000 square feet of commercial real estate in Thornton, Colorado (“Site 2”). The Company intends to use Site 2 to increase its sulfide-based electrolyte production, further its research and development activities, and provide general office space. The initial term of the Site 2 Lease is through March 31, 2029, and the Company has one five-year option to renew. The Site 2 Lease provides for annual rent payments of approximately $713, commencing on January 1, 2022, with a three percent annual increase. The Company is responsible for its proportionate share of common area maintenance, taxes, and insurance. In connection with the Site 2 Lease, the Company was granted a reimbursable allowance of up to $900 for tenant improvements as a lease incentive.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

DECARBONIZATION PLUS ACQUISITION CORPORATION III,

DCRC MERGER SUB INC.,

and

SOLID POWER, INC.

Dated as of June 15, 2021

A-i

A-ii

EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Fifth Amended and Restated Articles of Incorporation of Surviving Corporation
EXHIBIT C	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT D	Form of Second Amended and Restated Certificate of Incorporation of DCRC
EXHIBIT E	Directors and Officers of the Surviving Corporation and DCRC
EXHIBIT F	Form of Written Consent
EXHIBIT G	Form of Sponsor Letter Agreement
EXHIBIT H	Form of Amended and Restated Bylaws of DCRC
SCHEDULE A	Key Company Stockholders

A-iii

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 15, 2021 (this “Agreement”), by and among Decarbonization Plus Acquisition Corporation III, a Delaware corporation (“DCRC”), DCRC Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Solid Power, Inc., a Colorado corporation (the “Company”).

Background

Merger Sub is a wholly owned direct subsidiary of DCRC.

Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Colorado Corporations and Associations Act (the “CCAA”) and the Colorado Business Corporation Act, (the “CBCA”), DCRC and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of DCRC.

DCRC and the Company intend, for U.S. federal and applicable state income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), intend for this Agreement to constitute, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and intend to file the statement required by Treasury Regulations Section 1.368-3(a).

The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company (the “Company Recommendation”).

The Board of Directors of DCRC (the “DCRC Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, DCRC and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration (as defined below) to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (c) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of DCRC.

The Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub.

The Company and the Key Company Stockholders (as defined below) concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.

Concurrently with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, DCRC, the Company and certain directors and officers of DCRC have entered into a letter agreement, dated as of the date hereof (the “Sponsor Letter Agreement”) in the form set forth on Exhibit G, pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Transactions) (b) not redeem any shares of DCRC Common Stock and (c) be bound by certain transfer restrictions with respect to its DCRC Common Stock prior to Closing.

DCRC, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of DCRC Class A Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated concurrently with the consummation of the transactions contemplated hereby.

Concurrently with the Closing, DCRC and certain stockholders of the Company and DCRC shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“AICPA” means the American Institute of Certified Public Accountants and any division or subdivision thereof.

“Ancillary Agreements” means the Stockholder Support Agreement, the Registration Rights Agreement, the Subscription Agreements and all other agreements, certificates and instruments executed and delivered by DCRC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means, as applicable to the operations of the Company, (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, partners or other persons and whether in electronic or any other form or medium), that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are, in each case, owned or used in the conduct of business by the Company.

“Company Articles of Incorporation” means the Fourth Amended and Restated Articles of Incorporation of the Company dated April 30, 2021, as the same may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.0001 per share.

“Company-Licensed IP” means all Intellectual Property rights owned by a third party and licensed to the Company or to which the Company otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business results of operations or financial condition, assets, liabilities or results of operations of the Company or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions, in each case by the Outside Date; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 Measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect to the extent permitted by this definition; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which DCRC has requested or to which it has consented or which actions are contemplated by this Agreement, except, in the cases of clauses (a) through (c), to the extent that the Company is materially disproportionately affected thereby as compared with other participants in the industries and geographical regions in which the Company operates.

“Company Merger Shares” means 123,900,000.

“Company Options” means all options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, outstanding immediately prior to the Effective Time under the Company Stock Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants”.

“Company Outstanding Shares” means the sum of (without duplication) (i) total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis and including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock pursuant to Section 3.01(a), plus (ii) the number of shares of Company Common Stock that are issuable upon the net exercise of Company Options that are vested, unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one Option Share equals (x) the Exchange Ratio multiplied by (y) $10.00, plus (iii) the number of shares of Company Common Stock issuable upon the net exercise of Company Warrants that are unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one Warrant Share equals the (x) Exchange Ratio multiplied by (y) $10.00 provided, that the Company Outstanding Shares shall exclude any unvested Company Options, the promised and unissued Company Options set forth in Section 6.01(b)(iii) to the Company Disclosure Schedule and the number of shares of Company Common Stock subject to the awards of Company Restricted Stock.

“Company-Owned IP” means all Intellectual Property rights that (i) are owned by the Company or (ii) the Company, through public investor presentations or marketing materials prepared by, or in consultation with, the Company on or prior to the date of this Agreement and distributed in connection with the Transactions, purports to own, including the Intellectual Property identified in Section 4.13(a) of the Company Disclosure Schedule and, in any case, whether solely or jointly with any other person.

“Company Preferred Stock” means the Company Series A-1 Preferred Stock and the Company Series B Preferred Stock.

“Company Restricted Stock” means all unvested restricted shares of Company Common Stock outstanding immediately prior to the Effective Time under the Company Stock Plan or otherwise.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series A-1 Preferred Stock in the Company Articles of Incorporation.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Articles of Incorporation.

“Company Stock” means the Company Common Stock and Company Preferred Stock.

“Company Stock Plan” means the Solid Power, Inc. 2014 Equity Incentive Plan, as amended on April 7, 2015, February 1, 2017, and February 20, 2019 as such may have been further amended, supplemented or modified from time to time.

“Company Stockholder Approval” means the affirmative vote or consent of, as applicable under the Company Articles of Incorporation or applicable Law, (i) the holders of a majority of the outstanding shares of Company Common Stock and Preferred Stock (on an as-converted basis), voting as a single class, (ii) the holders of a majority of the outstanding shares of Company Common Stock, voting together as a separate class, (iii) the holders of a majority of the outstanding shares of Company Series A-1 Preferred Stock, voting as a separate class on an as converted to Company Common Stock basis, (iv) the holders of 85% of the outstanding shares of Company Series B Preferred Stock, voting as a separate class on an as converted to Company Common Stock basis, and/or (v) the holders of a majority of the outstanding shares of Company Preferred Stock, voting as a separate class on an as converted to Company Common Stock basis.

“Company Voting Agreement” means that certain Second Amended and Restated Voting Agreement, dated May 5, 2021, by and among the Company and the parties named therein, as such may have been amended, supplemented, or modified from time to time.

“Company Warrants” means warrants to purchase shares of Company Common Stock and/or Company Preferred Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measure” means (a) any applicable quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other applicable Law, order or recommendations of a Governmental Authority, or policy or requirement of any supplier or customer, or (b) any commercially reasonable measures adopted by the Company (i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with representatives of the Company or visit any location over which the Company exercises any control, (ii) to preserve the assets utilized in connection with the business of the Company or (iii) otherwise substantially consistent with actions taken by others in the industries and geographic regions in which affected businesses of the Company operate, in each case in connection with or in response to the COVID-19 pandemic or any other global or regional health event, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“DCRC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of DCRC dated March 23, 2021.

“DCRC Class A Common Stock” means DCRC’s Class A Common Stock, par value $0.0001 per share.

“DCRC Common Stock” means DCRC Class A Common Stock and the DCRC Founders Stock.

“DCRC Founders Stock” means DCRC’s Class B Common Stock, par value $0.0001 per share.

“DCRC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition, assets, liabilities or results of operations of DCRC or (ii) would prevent, materially delay or materially impede the performance by DCRC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions, in each case by the Outside Date, provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a DCRC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which DCRC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 Measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by DCRC as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that DCRC is materially disproportionately affected thereby as compared with other participants in the industry and geographical regions in which DCRC operates.

“DCRC Organizational Documents” means the DCRC Certificate of Incorporation, the bylaws of DCRC, and the Trust Agreement.

“DCRC Units” means one share of DCRC Class A Common Stock and one-third of one DCRC Warrant.

“DCRC Warrant Agreement” means the warrant agreement dated March 23, 2021, by and between DCRC and the Trustee.

“DCRC Warrants” means whole warrants to purchase shares of DCRC Class A Common Stock as contemplated under the DCRC Warrant Agreement, with each whole warrant exercisable for one share of DCRC Class A Common Stock at an exercise price of $11.50.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated intentionally for servicing purposes or to protect against misuse.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, any bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety (as it relates to Hazardous Substance exposure), including all laws intended to limit or put a price on greenhouse gas emissions.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the Arms Export Control Act (22 U.S.C. § 2751, et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58), the U.S. Export Administration Regulations (15 C.F.R. Parts 730-774), regulations promulgated by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Parts 500-599) and corresponding enabling statutes, including but not limited to the International Emergency Economic Powers Act (50 U.S.C. Chapter 35) and the Trading With the Enemy Act (50 U.S.C. Chapter 53); anti-boycott laws, rules, and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and U.S. Department of the Treasury’s Internal Revenue Service; the customs and import Laws administered by U.S. Customs and Border Protection; the EU Dual Use Regulation; and similar Laws of any Governmental Authority with jurisdiction over the Company or any agent thereof to the extent that it is conducting business involving the Company, to the extent that the Company or such agent is subject to such Laws.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (i) the Company Merger Shares by (ii) the Company Outstanding Shares.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization or any department, agency or instrumentality thereof, including state-owned or – controlled entities, or any person acting in an official capacity for or on behalf of any such government, department, agency, entity, or instrumentality or on behalf of any such public organization, including: (i) a foreign official as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) any non-U.S. political party or party official or any candidate for foreign political office.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their counterparts in other jurisdictions, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any fractions or mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law as hazardous, dangerous, toxic, or words of similar import.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all intellectual property, industrial property and proprietary rights, including (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary or confidential know-how (including proprietary or confidential ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and statutory or sui generis database rights, and (v) Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing in whatever form or medium, and (viii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule A.

“Knowledge” or “to the Knowledge” of a person means in the case of the Company, (a) the actual knowledge of Douglas Campbell, David Jansen, Josh Buettner-Garrett, Steven Fuhrman, and Derek Johnson after reasonable inquiry, and (b) in case of DCRC, the actual knowledge of Erik Anderson, Peter Haskopoulos and Robert Tichio after reasonable inquiry (it being understood that such “reasonable inquiry” does not require any such individuals to conduct (or have conducted) any Intellectual Property searches, analyses (including clearance or prior art searches) or legal opinions (including freedom-to-operate opinions), or audits with respect to Business Systems or Personal Information).

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Letter Agreement” means the letter agreement dated March 23, 2021, by and among DCRC, the Sponsor and DCRC’s directors and officers.

“Lien” means any lien, security interest (whether or not perfected), mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind, in each case, that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation, the free software foundation, or other widely recognized members of the open source community, or (iii) any Reciprocal License.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use of the Company’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet delinquent or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (iii) Liens for Taxes not yet delinquent or, for Taxes which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (v) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) affecting title to any assets of the Company and other title defects that do not and would not, individually or in the aggregate, materially interfere with the present or intended uses of such real property, including without limitation the Leased Real Property, (vi) Liens identified in the Audited Financial Statements, (vii) Liens created by or arising under leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (viii) customary Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under leases and licenses and permitted thereunder that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (ix) with respect to all Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, (x) non-exclusive licenses granted under the Company-Owned IP, and (xi) non-monetary Liens in respect of all matters set forth on title policies or surveys made available by the Company to DCRC prior to the date of this Agreement that do not and would not, individually or in the aggregate, materially impair the current or intended use or occupancy of such assets in the operation of the business of the Company.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information that identifies or could reasonably be used to identify an identifiable individual, device or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), and (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device, or household, including any internet protocol address or other persistent identifier, in each case to the extent regulated by data privacy or data security Laws applicable to the Company.

“Privacy/Data Security Laws” means all Laws applicable to the Company governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems, including, to the extent applicable to the Company, the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws as applicable to privacy and data security with respect to Personal Information, the General Data Protection Regulation (EU) 2016/679, China’s Personal Information Security Specification (GB/T 35273-2020), Singapore’s Personal Data Protection Act of 2012, other applicable Laws relating to the transfer of Personal Information, and any other applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or the transmission or initiation of any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously is currently deriving or is scheduled to derive revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that conditions any rights to use such Software upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of such Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software (other than such item of Software as provided by a third party in its unmodified form), (iv) a requirement that such other Software (other than such item of Software as provided by a third party in its unmodified form) be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Sections 9.2 and 9.7 of Article IX of the DCRC Certificate of Incorporation.

“Registered Intellectual Property” means all Company-Owned IP that is registered with, issued by, or the subject of a pending application before any Governmental Authority or internet domain name registrar, including domain names.

“Right of First Refusal and Co-Sale Agreement” means that certain Second Amended and Restates Right of First Refusal and Co-Sale Agreement, dated May 5, 2021, by and among the Company and the parties named therein.

“Sanctioned Jurisdiction” means at any time, a country, state, region or territory which is itself the subject or target of any comprehensive Sanctions, which may change from time to time (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means at any time any person that is: (i) listed on any Sanctions-related list of designated or blocked persons administered by a Governmental Authority to the extent that it has jurisdiction over the Company or any agent thereof to the extent that it is conducting business involving the Company (including but not limited to OFAC’s Specially Designated Nationals List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List and the EU Consolidated Financial Sanctions List); (ii) the government of, located in, resident in, or organized under the laws of a Sanctioned Jurisdiction; (iii) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019; or (iv) majority-owned or controlled by a person or persons described in clauses (i) through (iii).

“Sanctions” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by the United States (including without limitation OFAC, the U.S. Department of State, and the U.S. Department of Commerce) or any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction in which the Company, or any agent thereof to the extent that it is conducting business involving the Company, is performing activities.

“Software” means all computer software (in any format, including object code, byte-code or source code), and related documentation and materials.

“Sponsor” means Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, DCRC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the DCRC Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by DCRC, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trustee” means Continental Stock Transfer & Trust Company.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to DCRC and/or its Representatives in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“Warrant Shares” means the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with the terms of such Company Warrant.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 4.07(b)
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.01(a)
Antitrust Laws	§ 7.12(a)
Assumed Warrant	§ 3.01(b)(iv)
Audited Financial Statements	§ 4.07(b)
Blue Sky Laws	§ 4.05(b)
Board Nomination and Support Agreement	§ 7.19
CBCA	Recitals
CCAA	Recitals
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(h)
Company	Preamble
Company Board	Recitals
Company Change in Recommendation	§ 7.03(b)
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	§ 4.20(a)
Company Permits	§ 4.06
Company Recommendation	Recitals
Confidentiality Agreement	§ 7.05(b)
Contracting Parties	§ 10.11
Conversion	§ 3.01(a)
D&O Insurance	§ 7.07(c)
Data Security Requirements	§ 4.13(i)
DCRC	Preamble
DCRC Alternative Transaction	§ 7.01(d)
DCRC Board	Recitals
DCRC Change in Recommendation	§ 7.04(a)
DCRC Disclosure Schedule	Article V
DCRC Interested Party Transaction	§ 5.20(a)
DCRC Preferred Stock	§ 5.03(a)
DCRC Proposals	§ 7.02(a)
DCRC Recommendation	§ 7.04(a)
DCRC SEC Reports	§ 5.07(a)
DCRC Stockholders’ Meeting	§ 7.02(a)
DCRC Tail Policy	§ 7.07(d)
DGCL	Recitals
Dissenting Shares	§ 3.05(a)
DPA	§ 5.19(a)
Effective Time	§ 2.02(a)
EIP Initial Share Reserve	§ 7.06(c)
Environmental Permits	§ 4.15(d)

ERISA Affiliate	§ 4.10(c)
ESPP Initial Share Reserve	§ 7.06(c)
Exchange Act	§ 3.01(b)(v)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(b)(v)
Exchanged Restricted Stock	§ 3.01(b)(vi)
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Information Statement	§ 7.03(a)
Intended Tax Treatment	Recitals
IRS	§ 4.10(b)
ITAR	§ 4.05(b)
Lease	§ 4.12(d)
Lease Documents	§ 4.12(d)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Materials	§ 7.02(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Nonparty Affiliates	§ 10.11
Outside Date	§ 9.01(b)
Payment Schedule	§ 3.03
Per Share Merger Consideration	§ 3.01(b)(i)
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Private Placements	Recitals
Proxy Statement	§ 7.02(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Side Letter Agreements	§ 4.20(b)
Sponsor Letter Agreement	Recitals
Statement of Merger	§ 2.02(a)
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01(f)
Terminating DCRC Breach	§ 9.01(g)
Transaction Litigation	§ 7.18
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Written Consent	§ 7.03(a)
Written Consent Failure	§ 7.03(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted (and not removed) to the Virtual Data Room in each case, on or prior to June 11, 2021.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Unless otherwise specified in this Agreement, all references to currency, “Dollars”, “dollars”, “$” and monetary values set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL and CCAA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a statement of merger (a “Statement of Merger”) with the Secretary of State of the State of Colorado, in such form as is required by, and executed in accordance with, the relevant provisions of the CCAA and mutually agreed by the parties, and a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger and Statement of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger and Statement of Merger) being the “Effective Time”).

(b) Contemporaneously with the Effective Time, a closing of the Merger (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and CCAA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Company Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit B attached hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by the CCAA and such articles of incorporation (subject to Section 7.07).

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit C attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the CCAA, the articles of incorporation and such bylaws (subject to Section 7.07).

(c) At and as part of the Closing, subsequent to the conversion of the DCRC Founders Stock to DCRC Class A Common Stock in accordance with Section 3.01(c), DCRC shall (i) adopt the certificate of incorporation of DCRC in the Form of Second Amended and Restated Certificate of Incorporation of DCRC set forth hereto as Exhibit D and (ii) adopt the bylaws of DCRC in the form of the Form of Second Amended and Restated Bylaws of DCRC set forth hereto as Exhibit H, each effective as of the Effective Time.

(d) At the Closing, subsequent to the conversion of the DCRC Founders Stock to DCRC Class A Common Stock in accordance with Section 3.01(c) and concurrent with the filing of the Certificate of Merger,

DCRC shall amend and restate, effective as of the Effective Time, the DCRC Certificate of Incorporation to be as set forth on Exhibit D and the bylaws of DCRC to be as set forth on Exhibit H.

Section 2.05 Directors and Officers.

(a) The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit E hereto, unless otherwise determined by the Company prior to Closing, each to hold office in accordance with the provisions of the CBCA and the articles of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties shall cause the DCRC Board and the officers of DCRC as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit E, or as otherwise agreed in writing by the parties prior to the Closing, each to hold office in accordance with the DGCL and the DCRC Certificate of Incorporation and the bylaws of DCRC and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01 Conversion of Securities.

(a) The Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted, effective immediately prior to the Effective Time, into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Section 4.1.1 of the Company Articles of Incorporation (the “Conversion”). After the Conversion, all of the shares of the Company Preferred Stock shall no longer be outstanding and shall cease to exist and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of DCRC, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the Conversion, but excluding Company Restricted Stock and excluding any Dissenting Shares) shall be canceled and converted into the right to receive the number of shares of DCRC Class A Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”);

(ii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(iv) effective as of the Effective Time, each of the Company Warrants: (a) to the extent then terminated, expired or exercised, either voluntarily prior to the Effective Time or in accordance with its terms in connection with the Transactions, then such Company Warrant shall no longer be deemed outstanding and any shares of Company Common Stock issuable in connection therewith shall be treated as described in Section 3.02(b); and (b) to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of DCRC Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(b)(iv) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of DCRC Class A Common Stock; (b) the number of shares of DCRC Class A Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of DCRC Class A Common Stock; and (c) the per share exercise price for the DCRC Class A Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. DCRC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of DCRC Class A Common Stock for delivery upon the exercise of such Assumed Warrants;

(v) each Company Option that is outstanding immediately prior to the Effective Time shall be converted into an option to purchase a number of shares of DCRC Class A Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio; provided, however, that the exercise price and the number of shares of DCRC Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of DCRC Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection, or to cause any disposition or acquisition of equity securities of DCRC pursuant to this Section 3.01(b)(v) by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to DCRC or who will (or is reasonably expected to) become subject to such reporting requirements with respect to DCRC to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, DCRC shall file an appropriate registration statement or registration statements with respect to the shares of DCRC Class A Common Stock subject to such Exchanged Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding; and

(vi) each award of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be released and extinguished in exchange for an award covering a number of restricted shares of DCRC Class A Common Stock (such award of restricted stock, “Exchanged Restricted Stock”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such award of Company Restricted Stock immediately prior to the Effective Time and (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each award of Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding award of Company Restricted Stock immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger and any related transactions. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Restricted Stock pursuant to this subsection, or to cause any disposition or acquisition of equity securities of DCRC pursuant to this Section 3.01(b)(vi) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to DCRC or who will (or is reasonably expected to) become subject to such reporting requirements with respect to DCRC to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, DCRC shall file an appropriate registration statement or registration statements with respect to the shares of DCRC Class A Common Stock subject to such Exchanged Restricted Stock and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(c) Pursuant to the terms of the DCRC Certificate of Incorporation, each holder of each share of DCRC Founders Stock will cause to convert such share into one share of DCRC Class A Common Stock effective prior to the Effective Time. All of the shares of DCRC Founders Stock converted into shares of DCRC Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of DCRC Founders Stock shall thereafter cease to have any rights with respect to such securities.

Section 3.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, DCRC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by DCRC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Common Stock, for exchange in accordance with this Article III, the number of shares of DCRC Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of DCRC Class A Common Stock together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). DCRC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, DCRC shall use its reasonable best efforts to cause the Exchange Agent to mail (or send by electronic mail) to each holder of Company Common Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to DCRC and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and DCRC shall cause the Exchange Agent to deliver the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(i) Within two (2) Business Days of the Effective Time (but in no event prior to the Effective Time), DCRC shall cause the Exchange Agent to deliver to each holder of the Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry (including shares of Company Common Stock resulting from the Conversion), the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and such Company Common Stock shall forthwith be cancelled.

(c) Distributions with Respect to Unexchanged Shares of DCRC Class A Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the DCRC Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of DCRC Class A Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, DCRC shall pay or cause to be paid to the holder of the shares of DCRC Class A Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of DCRC Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of DCRC Class A Common Stock.

(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Common Stock (including shares of Company Common Stock resulting from the Conversion) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to DCRC Common Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit DCRC or the Company to take any actions with respect to its respective securities that is prohibited by this Agreement.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to DCRC, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to DCRC for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of DCRC free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, DCRC or the Surviving Corporation shall be liable to any holder of Company Stock (including the shares of Company Common Stock resulting from the Conversion) for any DCRC Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, DCRC, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions hereof.

(j) Fractional Shares. No certificates or scrip or shares representing fractional shares of DCRC Class A Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of DCRC or a holder of shares of DCRC Class A Common Stock. In lieu of any fractional share of DCRC Class A Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of DCRC Class A Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03 Payment Schedule. At least two (2) Business Days prior to the Closing, the Company shall deliver to DCRC and Merger Sub a schedule setting forth with respect to each holder of Company Outstanding Shares (the “Payment Schedule”): (a) the name and address of record of such holder, (b) whether such holder is a current or former employee of the Company or any of its affiliates, (c) the total number of Company Outstanding Shares held by such holder as of immediately prior to the Effective Time (including shares of Company Common Stock resulting from the Conversion) and the total number of Company Outstanding Shares subject to Company Warrants and vested Company Options as of immediately prior to the Effective Time, (d) the Per Share Merger Consideration and shares of DCRC Class A Common Stock subject to Assumed Warrants and vested Exchanged Options for each such Company Outstanding Share and (f) the shares of DCRC Class A Common Stock subject to unvested Exchanged Options and Exchanged Restricted Stock. DCRC and Merger Sub

shall be entitled to rely fully on the Payment Schedule for purposes of this Agreement and all payments required to be made hereunder, and none of DCRC, the Surviving Corporation or any of their respective affiliates shall absent manifest error of which such party was actually aware have any liability to any person for any payment made in accordance with the calculations set forth in the Payment Schedule or any other payment made to the Exchange Agent for the benefit of the holders of Company Outstanding Shares pursuant to this Article III based on the Payment Schedule (including with respect to any claim that the Payment Schedule or such other written instruction is incomplete or inaccurate).

Section 3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or DCRC for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions hereof.

Section 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CCAA, the shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal rights for such Company Common Stock in accordance with Section 7-113-204 of the CBCA, and otherwise complied with all of the provisions of the CCAA relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration with respect to such shares (such shares, “Dissenting Shares”) unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the CBCA. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 7-113-204 of the CBCA, shall thereupon be deemed to have such shares converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Closing, the Company shall give DCRC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the CCAA. The Company shall not, except with the prior written consent of DCRC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to DCRC and Merger Sub as of the date hereof and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b) The Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Articles of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to DCRC a complete and correct copy of the articles of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in material violation of any of the provisions of its articles of incorporation or bylaws.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 70,904,018 shares of all classes of stock of the Company, consisting of (i) 45,000,000 shares of Company Common Stock and (ii) 25,904,018 shares of Company Preferred Stock, of which 14,404,018 shares are designated Series A-1 Preferred Stock, and 11,500,000 are designated Series B Preferred Stock. As of the date hereof, (i) 9,280,456 shares of Company Common Stock (not including any Company Restricted Stock) are issued and outstanding, (ii) 14,069,187 shares of Series A-1 Preferred Stock are issued and outstanding, (iii) 8,777,812 shares of Series B Preferred Stock are issued and outstanding, (iv) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (v) 590,316 shares of Company Common Stock are reserved for future issuance upon exercise of the Company Warrants, (vi) 7,439,181 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Stock Plan, (vii) 0 shares of Company Common Stock subject to awards of Company Restricted Stock are outstanding pursuant to the Company Option Plan and (viii) 25,904,018 shares of Company Common Stock are reserved for future issuance upon conversion of the Company Preferred Stock.

(b) Other than the Company Options, the Right of First Refusal and Co-Sale Agreement, the Company Preferred Stock, the Company Warrants and the Company Restricted Stock, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company. The Company is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party, or to the Company’s Knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company to which the Company is not a party, with respect to the voting or transfer of the Company Stock or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any person.

(c) The Company Warrants are the only outstanding Company Warrants, and each Company Warrant (other than the outstanding Company Warrant to purchase up to 45,730 shares of Company Common Stock issued to Silicon Valley Bank on December 18, 2020, which will be assumed by DCRC pursuant to Section 3.01(b)(iv)(b)) will be exercised or terminate immediately prior to the Effective Time pursuant to the terms of each such Company Warrant. Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each issued and outstanding Company Option, award of Company Restricted Stock and Company Warrant: (i) the name of the Company Option recipient or the name of the holder of the Company Warrant or holder of the award of Company Restricted Stock; (ii) the Company Stock Plan pursuant to which such Company Option or Company Restricted Stock was granted; (iii) the number of shares of Company Stock subject to such Company Option, Company Restricted Stock or Company Warrant; (iv) the exercise or purchase price, if any, of such Company Option, Company Restricted Stock or Company Warrant; (v) the date on which such Company Option, Company Restricted Stock or Company Warrant was granted; and (vi) the date on which such Company Option or Company Warrant expires. The Company has made available to DCRC and/or its Representatives accurate and complete copies of (i) the Company Stock Plan pursuant to which the Company has granted the Company Options and Company Restricted Stock that are currently outstanding and the form of all stock and stock-based award agreements evidencing such Company Options and Company Restricted Stock and (ii) all outstanding Company Warrants. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(e) All outstanding Company Common Stock, all outstanding Company Preferred Stock, all outstanding Company Options, all outstanding Company Warrants, all outstanding Company Restricted Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable laws and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the organizational documents of the Company.

(f) Each outstanding share of Company Common Stock is duly authorized, validly issued, fully paid and nonassessable, and each such share is free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(g) Each outstanding share of Company Preferred Stock is duly authorized, validly issued, fully paid and nonassessable, and each such share is free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(h) Except for the Company Common Stock, the Company Preferred Stock, the Company Options, the Company Warrants and the Company Restricted Stock, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company are authorized or issued and outstanding.

(i) Section 4.03(i) of the Company Disclosure Schedules sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to Article 4.1 of the Company Articles of Incorporation. After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL and CCAA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by DCRC and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and CCAA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the articles of incorporation or bylaws or any equivalent organizational documents of the Company, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company pursuant to any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or arbitration authority (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and CCAA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not have or would not reasonably be expected to have a Company Material Adverse Effect. The Company is not registered under the International Traffic in Arms Regulations (“ITAR”), and to the Company’s Knowledge, is not engaged in activities that fall under the ITAR. To the extent the Company produces, designs, tests, manufactures, fabricates, or develops any critical technologies as defined in 31 C.F.R. § 800.215, for which the export, reexport, transfer (in-country), or retransfer to the Company Stockholders listed in Section 4.05 of the Company Disclosure Schedule would require one or more U.S. regulatory authorizations, then with respect to such Company Stockholders, each such critical technology, considered as if in the context of an export, reexport, or transfer, would be eligible for at least one of the license exceptions in 31 C.F.R. § 800.401(e)(6).

Section 4.06 Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing. The Company is not in material conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit.

Section 4.07 Financial Statements.

(a) The Company has made available to DCRC true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2017 and 2018 and the related audited consolidated statements of operations and cash flows of the Company for the fiscal years ended December 31, 2017 and 2018, each audited in accordance with the auditing standards of AICPA. True and complete copies of such financial statements are attached in Section 4.07(a) of the Company Disclosure Schedule. Such financial statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all respects, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein.

(b) The Company has made available to DCRC true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2019 and 2020 (such balance sheet as of December 31, 2020, the “2020 Balance Sheet”) and the related audited consolidated statements of operations and cash flows of the Company for the fiscal years ended December 31, 2019 and 2020, each audited in accordance with the auditing standards of PCAOB (collectively, the “Audited Financial Statements”). True and complete copies of the Audited Financial Statements are attached in Section 4.07(b) of the Company Disclosure Schedule. The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all respects, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein.

(c) Except as and to the extent set forth on the 2020 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party, (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result, individually or in the aggregate, in a Company Material Adverse Effect, or (iv) permitted or contemplated in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement.

(d) Since January 1, 2018, (i) neither the Company, nor to the Company’s Knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 4.08 Absence of Certain Changes or Events. Since the date of the 2020 Balance Sheet, and on and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measure, (b) the Company has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets, (c) there has not been a Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement without DCRC’s consent, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding, arbitration or investigation by or before any Governmental Authority (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company, or any property or asset of the Company. Neither the Company nor any material property or asset of the Company is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth a description of each Action by or against the Company that is pending as of the date hereof.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material employment and consulting contracts or agreements to which the Company is a party or bound, with respect to which the Company has any obligation (other than (i) at-will offer letters entered in the ordinary course of business and consistent with past practice that are terminatable at-will without liability or notice (except notice as may be required by applicable Law) or (ii) customary employee, director or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, each Employee Benefit Plan that is maintained, contributed to, required to be contributed to, or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant, with respect to which the Company has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”), which is material to the Company.

(b) With respect to each Plan listed on Section 4.10(a) of the Company Disclosure Schedule, the Company has made available to DCRC and/or its Representatives, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2020 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed in respect of 2020, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan since January 1, 2018. The Company does not have any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was since January 1, 2018, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under

ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) The Company is not nor will it be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement together with any other event (including a termination of employment), nor will any such transaction together with any other event (including a termination of employment) accelerate the time of payment or vesting, require funding, forgive indebtedness, or increase the amount, of any benefit or other compensation due to any individual. The Transactions together with any other event (including a termination of employment) shall not be the direct cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code, nor will the Transactions together with any other event (including a termination of employment) be the direct cause of any amount received by any current or former employee, officer, director or consultant of the Company being classified as an “excess parachute payment” under Section 280G of the Code. No current or former employee, officer, director of the Company is entitled to receive any gross-up or additional payment by reason of any tax being imposed on such person, including any tax required by Section 409A or 4999 of the Code.

(e) None of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous law.

(f) Each Plan is, and has been since January 1, 2018, in compliance, in all material respects, with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the Knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company. There have been no acts or omissions by the Company that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and to the Knowledge of the Company, no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section  409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

Section 4.11 Labor and Employment Matters.

(a) The Company has made available to DCRC a list that sets forth a true, correct and complete list of all employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position (including whether full- or part-time) and location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and status as exempt or non-exempt under the Fair Labor Standards Act and comparable state wage law; (v) commission, bonus or other incentive-based compensation eligibility; (vi) details of any visa or work permit; and (vii) leave status. As of the date hereof, and as of the Closing (except for such accrued payments that are not yet payable but will be paid in full consistent with past practice), all compensation, including wages, commissions and bonuses, due and payable to all present and former employees of the Company for services performed on or prior to the date hereof and of the Closing have, in all material respects, been paid in full.

(b) No employee of the Company is represented by a labor union, works council, trade union, or similar representative of employees and the Company is not a party to, subject to, or bound by, a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2018 there have never been any, strikes, lockouts or work stoppages existing or, to the Company’s Knowledge, threatened, with respect to any employees or the Company. Since January 1, 2018, there have been no union certification or representation petitions or demands with respect to the Company or any of their employees and, to the Company’s Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, or any of its employees.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, there are no material Actions pending or, to the Knowledge of the Company, threatened in writing against the Company by or on behalf of any of its current or former employees.

(d) The Company is and has been since January 1, 2018, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leave, recordkeeping, recruitment, hiring, and affirmative action, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such applicable Laws relating to the prompt and thorough investigation and remediation of any material complaints properly submitted to the Company) and occupational safety and health requirements, and the Company is not liable, in any material respect, for any arrears of wages or penalties.

Section 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) To the Company’s Knowledge, there are no pending or threatened condemnation, expropriation or eminent domain proceedings with respect to any real property.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, the Leased Real Property is in good repair and in good condition (ordinary wear and tear excepted).

(d) Section 4.12(d) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of each Lease in connection therewith and each amendment, modification, supplement, extension, renewal and guaranty thereof or thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to DCRC. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company the right to occupy all or any portion of the Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s Knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect,.

(e) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens.

(f) The Leased Real Property constitutes all of the real property interests used or held for use in the conduct of the business of the Company consistent with past practice and is sufficient in all material aspects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Registered Intellectual Property, showing for each item, as applicable, the filing date, date of issuance, and registration or application number, and applicable jurisdiction.

(b) The Company (i) solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and (ii) to the Company’s Knowledge, has a valid right to use all other Intellectual Property used in and material to the operation of the Company’s business, including all Company-Licensed IP. All Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and, other than Registered Intellectual Property constituting applications, enforceable. No loss or expiration of any Company-Owned IP is threatened in writing, or, to the Company’s Knowledge, pending.

(c) The Company has taken and take reasonable actions to maintain and protect Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. The Company has not disclosed any of their material trade secrets or other material Confidential Information relating to the Products or which is otherwise material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain and protect the confidentiality of such Confidential Information.

(d) (i) There have been no claims filed and served or threatened in writing, against the Company, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any Company-Owned IP (other than office actions issued in the ordinary course of prosecuting applications), or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons by the Company (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) except as would not reasonably be expected to result in material liability, to the Knowledge of the Company, the operation of the business of the Company has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) except as would not reasonably be expected to be material to the businesses of the Company, to the Company’s Knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received written notice of or formal written opinion of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived, or who have been hired or engaged to contribute, develop or conceive, any material Company-Owned IP have executed valid and enforceable written agreements with the Company, each substantially consistent with a form agreement made available to DCRC, pursuant to which such persons assigned to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and within the scope of his, her or its employment by or engagement with the Company, without further consideration or any restrictions or obligations on the Company’s use or other disposition or ownership of such Intellectual Property. No current or former director, officer, or employee of the Company will, after giving effect to each of the transactions contemplated herein, own or retain any ownership rights in or to, or have the right to receive any royalty or other payment with respect to, any of Company-Owned IP.

(f) The Company does not use and have not used any Open Source Software that is subject to any Reciprocal License in a manner that actually requires that the Company (i) disclose (in source code format), distribute or license any of their material proprietary Software (other than the unmodified Open Source Software), (ii) make any disclosure (in source code format), distribution or licensing of any of their material proprietary Software (other than the unmodified Open Source Software) be at no charge, (iii) permit licensees of their material proprietary Software to access the source code of, modify, make derivative works of, or reverse-engineer any such material proprietary Software (other than the unmodified Open Source Software), (iv) permit licensees of their material proprietary Software to redistribute such material proprietary Software (other than the unmodified Open Source Software), or (v) grant any license or similar right (including a covenant not to sue) with respect to patents constituting Company-Owned IP (other than with respect to the unmodified Open Source Software).

(g) To the Company’s Knowledge, since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company has purchased a sufficient number of licenses for the operation of any third-party Business Systems that are needed to operate the business of the Company as currently conducted except as reasonably would not be expected to result in material liability.

(h) To the Company’s Knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products currently commercialized by the Company.

(i) The Company has, since January 1, 2018, except as would not have or be reasonably expected to have a Company Material Adverse Effect, complied with (i) all Privacy/Data Security Laws applicable to the Company, (ii) any applicable public-facing privacy policies of the Company concerning the collection, dissemination, storage or use of Personal Information or other confidential Business Data, including any such policies or disclosures posted to websites or other media maintained or published by the Company, (iii) industry standards to which the Company is bound or purports to adhere, and (iv) all contractual commitments that the Company has entered into, or by which it is otherwise bound with respect to privacy and/or data security with respect to Personal Information (collectively, the “Data Security Requirements”). The Company has implemented reasonable data security safeguards designed to protect the security and integrity of their respective Business Systems and confidential Business Data, including where applicable, implementing procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing back-up copies of critical data. To the Company’s Knowledge, there is no material Disabling Device in any of the Business Systems controlled by the Company, or in any of the Products. Since January 1, 2018, the Company has not to the Company’s Knowledge, (x) experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or any other security breach or incident resulting in unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any confidential Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

(j) Except as would not have or be reasonably expected to have a Company Material Adverse Effect, the Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Company from retaining or using any Personal Information or other material Business Data after the Closing Date, in the manner in which the Company uses such Personal Information and other applicable Business Data prior to the Closing Date, or result in liabilities in connection with Data Security Requirements.

(k) The Company is not, and has never been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization, in each case, in a manner that requires or would reasonably be expected to require the Company to grant or offer to any other person any license or similar right to any Company-Owned IP.

Section 4.14 Taxes.

(a) The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns it is required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes that it is obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) has provided adequate reserves in accordance with GAAP in the Audited Financial Statements for any material Taxes of the Company as of the date of the Audited Financial Statements that have not been paid.

(b) The Company is not a party to, is bound by or has any obligation to any Governmental Authority or other person (other than the Company) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e) The Company has not deferred any payroll Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act, executive order or any similar provision of applicable law.

(f) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is or was the common parent).

(g) The Company has no material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law), as a transferee or successor or by contract other than, in each case, pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(h) The Company has no request for a material ruling in respect of Taxes pending between the Company, on the one hand, and any Tax authority, on the other hand.

(i) The Company has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) There are no Tax liens upon any assets of the Company except for Permitted Liens.

(l) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not received written notice of any claim from a Tax authority in a jurisdiction in which the Company does not file Tax Returns stating that the Company is or may be subject to Tax in such jurisdiction.

(m) The Company is, and has been since its formation, properly treated as a corporation for U.S. federal income tax purposes.

(n) The Company has not taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.15 Environmental Matters.

(a) Since January 1, 2018, the Company has not violated, nor is it in violation of, applicable Environmental Law, except as has been resolved to the satisfaction of the applicable Governmental Authority or would not reasonably give rise to any material liability;

(b) to the Company’s Knowledge, none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws, or which could give rise to a material liability of the Company under Environmental Laws;

(c) The Company has not released Hazardous Substances at any property in violation of applicable Environmental Law and, to the Company’s Knowledge, the Company has no actual, potential or alleged material liability pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances;

(d) each of the Company as well as Products, has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law for operation of the business as presently conducted (“Environmental Permits”);

(e) each of the Company as well as Products, is in compliance in all material respects with applicable Environmental Laws and Environmental Permits;

(f) The Company is not the subject of any pending or, to the Knowledge of the Company threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not have or be reasonably expected to have a Company Material Adverse Effect; and

(g) the Company has provided DCRC and Merger Sub with copies of all environmental site assessments or other material environmental documents in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company, and to the Company’s Products.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party, excluding for this purpose, any orders to purchase goods or services of the Company, in an amount not to exceed $50,000, evidenced on a form purchase order submitted by customers (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan or any agreement or contract listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company of more than $250,000, in the aggregate, over any 12-month period, excluding Lease Documents and at-will offer letters entered in the ordinary course of business and consistent with past practice that are terminable at-will without liability or notice (except notice as may be required by applicable Law);

(ii) each contract and agreement with Suppliers to the Company, including those relating to the design, development, manufacture or sale of Products of the Company for expenditures paid or payable by the Company of more than $250,000, in the aggregate, over any 12-month period, excluding Lease Documents;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise and agency contracts and agreements to which the Company is a party that are material to the business of the Company;

(iv) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(v) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a security interest in or lien on any of the property or assets of the Company, and all contracts or instruments guarantying the debts or other obligations of any person;

(vi) all joint development agreements and all partnership, joint venture or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits or under which the Company is, directly or indirectly, providing goods, services, software, or other items to or for use by a Governmental Authority;

(viii) all contracts awarded by the Company to a third party in the performance of a contract with a Governmental Authority;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company in any material respect to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality or non-solicitation clauses;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company, or its business;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $50,000 or more in a 12-month period;

(xii) all Lease Documents;

(xiii) all contracts and agreements pursuant to which the Company (A) receives a license to use material Company-Licensed IP, other than (I) non-exclusive licenses granted with respect to commercially available Software or information technology services on standardized terms and involving annual payments of less than $100,000 or (II) licenses granted by employees or contractors in the ordinary course of business,

(III) non-disclosure agreements, or (IV) licenses to Open Source Software or (B) grants to a third party a material license to Company-Owned IP, other than non-exclusive licenses granted to (w) service providers to the extent necessary for such service providers to provide services to the Company (x) any third-party manufacturer or service provider for the purpose of providing services to or on behalf of the Company, (y) customers for the purpose of using Products sold by or on behalf of the Company or (z) non-disclosure agreements;

(xiv) all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise);

(xv) all contracts and agreements relating to a Company Interested Party Transaction;

(xvi) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company, including injunctive or other non-monetary relief;

(xvii) all contracts and agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a “most favored supplier” basis;

(xviii) all contracts and agreements governing the Company’s joint ownership of Company-Owned IP, or the development of material Company-Owned IP by a third party for the benefit of the Company (excluding, for the avoidance of doubt, employee invention assignment and confidentiality agreements entered into in the ordinary course of business and on terms substantially consistent with the standard form made available to DCRC); and

(xix) all contracts, agreements and arrangements between the Company and (i) the BMW Group and any of its affiliates and/or (ii) the Ford Motor Company and any of its affiliates.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, and the Company is not in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company has not received any written, or to the Knowledge of the Company, oral claim of default under any such Material Contract, with respect to each of (i), (ii), (iii) except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company has, in all material respects, furnished or made available to DCRC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19 Certain Business Practices.

(a) The Company and any of its respective directors, officers, or employees, and to the Company’s Knowledge, their agents, have not in the last five (5) years, violated any Anti-Corruption Law, nor have they directly or indirectly given, offered, promised, or authorized or agreed to give any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments), advantage or any other thing of value to: (i) any Government Official; (ii) any person acting for or on behalf of any Government Official; (iii) any other person; or (iv) any non-U.S. political party, representative of a non-U.S. political party or candidate for non-U.S. public office, in each of (i) – (iv), for the purpose of improperly obtaining or retaining business or favorable governmental action and in violation of applicable Anti-Corruption Laws or to otherwise secure any improper advantage in violation of applicable Anti-Corruption Laws.

(b) The Company, and any of its respective directors, officers, or employees, and to the Company’s Knowledge, any agent thereof to the extent that it is conducting business involving the Company, has not directly or indirectly during the past five (5) years violated any applicable Sanctions or Ex-Im Laws. None of the Company, or any of its respective owners, directors, officers, or employees, or, to the Knowledge of the Company, any agent thereof is (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) located in, organized under the laws of, or resident in a Sanctioned Jurisdiction; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Jurisdiction in any manner that would violate applicable Sanctions or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person in any manner that would violate applicable Sanctions or Ex-Im Laws. The Company has implemented and follows internal control systems and policies reasonably designed to detect and prevent violations of applicable Sanctions and Ex-Im Laws.

(c) There are not now and have not been in the last five (5) years any proceedings, inquiries, disclosures, or, to the Company’s Knowledge, investigations, relating to the Anti-Corruption Laws, Sanctions, or Ex-Im Laws, by or before any Governmental Authority involving the Company, or any of its respective directors, officers, or employees, or to the Company’s Knowledge, their agents nor to the Company’s Knowledge is such a proceeding, investigation, or disclosure pending or threatened.

Section 4.20 Interested Party Transactions.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business or pursuant to any Plan, no director, officer or other affiliate of the Company, to the Company’s Knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company has not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. Section 4.20 of the Company Disclosure Schedule sets forth a list of all Company Interested Party Transactions. There are no contracts or arrangements between the Company on the one hand and any immediate family member of any director, officer of the Company on the other hand.

(b) Section 4.20(b) of the Company Disclosure Schedule sets forth a true and complete list of all contracts, side letters, arrangements between the Company, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights (collectively, the “Side Letter Agreements”).

Section 4.21 Brokers. Except for Stifel, Nicolaus & Company, Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided DCRC with a true and complete copy of the engagement letters, between the Company and Stifel, Nicolaus & Company, Incorporated, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 4.22 Sexual Harassment and Sexual Misconduct. Except as would not reasonably be expected to result in material liability to the Company, (a) since January 1, 2018, the Company has not entered into a settlement agreement with a current or former officer, director or employee of the Company resolving allegations of sexual harassment or sexual misconduct by an executive officer, director or employee of the Company, and (b) there are no, and since January 1, 2018, there have not been any Actions pending or, to the Knowledge of the Company, threatened in writing, against the Company involving allegations of sexual harassment or sexual misconduct by an officer, director or employee of the Company..

Section 4.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to DCRC, its affiliates or any of their respective Representatives in any form by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to DCRC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to DCRC, its affiliates or any of their respective Representatives or any other person in any form, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF DCRC AND MERGER SUB

Except as set forth in the disclosure schedule delivered by DCRC in connection with this Agreement (the “DCRC Disclosure Schedule”) or the DCRC SEC Reports filed prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such DCRC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a DCRC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), DCRC hereby represents and warrants to the Company as of the date hereof and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 5.01 Corporate Organization.

(a) Each of DCRC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a DCRC Material Adverse Effect.

(b) Merger Sub is the only subsidiary of DCRC. Except for Merger Sub, DCRC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Organizational Documents. Each of DCRC and Merger Sub has furnished to the Company complete and correct copies of the DCRC Organizational Documents and the Merger Sub Organizational Documents. The DCRC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither DCRC nor Merger Sub is in violation of any of the provisions of the DCRC Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of DCRC consists of (i) 250,000,000 shares of DCRC Class A Common Stock, (ii) 20,000,000 shares of DCRC Founders Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“DCRC Preferred Stock”). As of the date of this Agreement, (i) 35,000,000 shares of DCRC Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 8,750,000 shares of DCRC Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of DCRC Class A Common Stock or DCRC Founders Stock are held in the treasury of DCRC, (iv) 18,333,334 DCRC Warrants are outstanding, and (v) 18,333,334 shares of DCRC Class A Common Stock are reserved for future issuance pursuant to the DCRC Warrants. As of the date of this Agreement, there are no shares of DCRC Preferred Stock issued and outstanding. Each DCRC Warrant is exercisable for one share of DCRC Class A Common Stock at an exercise price of $11.50, subject to the terms of such DCRC Warrant and the DCRC Warrant Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 10,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by DCRC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding DCRC Units, shares of DCRC Class A Common Stock, shares of DCRC Founders Stock and DCRC Warrants have been granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the DCRC Organizational Documents.

(d) The Per Share Merger Consideration being delivered by DCRC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the DCRC Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for the Subscription Agreements, this Agreement, the DCRC Warrants and the DCRC Founders Stock, DCRC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of DCRC or obligating DCRC to issue or sell any shares of capital stock of, or other equity interests in, DCRC. All shares of DCRC Class A Common Stock subject to issuance as described above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither DCRC nor any subsidiary of DCRC is a party to, or otherwise bound by, and neither DCRC nor any subsidiary of DCRC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, DCRC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of DCRC Common Stock or any of the equity interests or other securities of DCRC or any of its subsidiaries. Except with respect to the Redemption Rights and the DCRC Warrants, there are no outstanding contractual obligations of DCRC to repurchase, redeem or otherwise acquire any shares of DCRC Common Stock. There are no outstanding contractual obligations of DCRC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of DCRC and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of DCRC and Merger Sub and the consummation by each of DCRC and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of DCRC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger and the Private Placements, the approval and adoption of this Agreement and the issuance of the shares in the Private Placements by the holders of a majority of the outstanding shares of DCRC Common Stock entitled to vote and actually cast thereon at the DCRC Stockholders’ Meeting and by the holders of a majority of the outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and CCAA, and (b) with respect to the amendment and restatement of the DCRC Certificate of Incorporation, which shall be required to authorize the issuance of the Per Share Merger Consideration and the shares in the Private Placement, the approval of a majority of the outstanding shares of DCRC Common Stock). This Agreement has been duly and validly executed and delivered by DCRC and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of DCRC or Merger Sub, enforceable against DCRC or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The DCRC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the DCRC Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the Knowledge of DCRC, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of DCRC and Merger Sub do not, and the performance of this Agreement by each of DCRC and Merger Sub will not, (i) conflict with or violate the DCRC

Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of DCRC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of DCRC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of DCRC or Merger Sub is a party or by which each of DCRC or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a DCRC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of DCRC and Merger Sub do not, and the performance of this Agreement by each of DCRC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and CCAA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent DCRC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither DCRC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to DCRC or Merger Sub or by which any property or asset of DCRC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DCRC or Merger Sub is a party or by which DCRC or Merger Sub or any property or asset of DCRC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a DCRC Material Adverse Effect. Each of DCRC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for DCRC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted. DCRC and Merger Sub (solely in connection with DCRC and Merger Sub and their respective operations), and any of their respective directors, officers, or employees, and to DCRC’s Knowledge, their agents, have not in the last five (5) years, violated any Anti-Corruption Law, nor have they directly or indirectly given, offered, promised, or authorized or agreed to give any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments), advantage or any other thing of value to: (i) any Government Official; (ii) any person acting for or on behalf of any Government Official; (iii) any other person; or (iv) any non-U.S. political party, representative of a non-U.S. political party or candidate for non-U.S. public office, in each of (i) – (iv), for the purpose of improperly obtaining or retaining business or favorable governmental action and in violation of applicable Anti-Corruption Laws or to otherwise secure any improper advantage in violation of applicable Anti-Corruption Laws.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) DCRC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since March 23, 2021, together with any amendments, restatements or supplements thereto (collectively, the “DCRC SEC Reports”). DCRC has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by DCRC with the SEC to all agreements, documents and other instruments that previously had been filed by DCRC with the SEC and are currently in effect. As of their respective dates, the DCRC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any DCRC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other DCRC SEC Report. Each director and executive officer of DCRC has filed with the SEC on a timely basis all documents required with respect to DCRC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the DCRC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of DCRC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). DCRC has no off-balance sheet arrangements that are not disclosed in the DCRC SEC Reports. No financial statements other than those of DCRC are required by GAAP to be included in the consolidated financial statements of DCRC.

(c) Except as and to the extent set forth in the DCRC SEC Reports, neither DCRC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of DCRC’s and Merger Sub’s business.

(d) DCRC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Capital Market.

(e) DCRC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to DCRC and other material information required to be disclosed by DCRC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to DCRC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting DCRC’s principal executive officer and principal financial officer to material information required to be included in DCRC’s periodic reports required under the Exchange Act.

(f) DCRC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that DCRC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. DCRC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of DCRC to DCRC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of DCRC to record, process, summarize and report financial data. DCRC has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of DCRC. Since March 26, 2021, there have been no material changes in DCRC’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by DCRC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of DCRC, and DCRC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither DCRC (including any employee thereof) nor DCRC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by DCRC, (ii) any fraud, whether or not material, that involves DCRC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by DCRC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the DCRC SEC Reports. To the Knowledge of DCRC, none of the DCRC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since March 26, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) DCRC has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measure, (b) DCRC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a DCRC Material Adverse Effect, and (d) DCRC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09 Absence of Litigation. There is no Action pending or, to the Knowledge of DCRC, threatened against DCRC, or any property or asset of DCRC, before any Governmental Authority. Neither DCRC nor any material property or asset of DCRC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of DCRC, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The DCRC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of DCRC and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the stockholders of DCRC approve and adopt this Agreement and the Merger, and directed that this Agreement and the Merger be submitted for consideration by the stockholders of DCRC at the DCRC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of DCRC necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of DCRC Common Stock entitled to vote and actually cast thereon at the DCRC Stockholders’ Meeting.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12 Brokers. Except for Citigroup Global Markets, Inc., Stifel, Nicolaus & Company, Incorporated and J.P. Morgan Securities LLC, and the underwriters of DCRC’s initial public offering with respect to their deferred underwriting commissions, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of DCRC or Merger Sub. DCRC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters with Citigroup Global Markets, Inc., Stifel, Nicolaus & Company, Incorporated and J.P. Morgan Securities LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future. Schedule 5.12 of the DCRC Disclosure Schedule sets forth DCRC’s good faith estimate as of the date of this Agreement of the aggregate expenses payable by DCRC in connection with the Transactions contemplated by this Agreement.

Section 5.13 DCRC Trust Fund. As of the date of this Agreement, DCRC has no less than $350,000,000 in the trust fund established by DCRC for the benefit of its public stockholders (the “Trust Fund”) (including $12,250,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of March 23, 2021, between DCRC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. DCRC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by DCRC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between DCRC and the Trustee that would cause the description of the Trust Agreement in the DCRC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of DCRC who shall have elected to redeem their shares of DCRC Class A Common Stock pursuant to the DCRC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon exercise of Redemption Rights in accordance with the provisions of the DCRC Organizational Documents. As of the date of this Agreement, following the Effective Time, no stockholder of DCRC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the Knowledge of DCRC, threatened in writing with respect to the Trust Account. DCRC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to DCRC at the Effective Time.

Section 5.14 Employees. Other than any officers as described in the DCRC SEC Reports, DCRC and Merger Sub have never employed any employees on their payroll or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by DCRC’s officers and directors in connection with activities on DCRC’s behalf in an aggregate amount not in excess of the amount of cash held by DCRC outside of the Trust Account, DCRC has no unsatisfied material liability with respect to any officer or director. DCRC and Merger Sub have never and do not currently maintain, sponsor or contribute to, and have never been required to contribute to, or incurred any liability (contingent or otherwise) under, or have any direct or material liability under, any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment by DCRC or Merger Sub (including severance, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of DCRC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by the DCRC, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code.

Section 5.15 Taxes.

(a) DCRC and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes that they are obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of DCRC for any material Taxes of DCRC as of the date of such financial statements that have not been paid.

(b) Neither DCRC nor Merger Sub is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than DCRC or Merger Sub) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither DCRC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of DCRC and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e) Neither DCRC nor Merger Sub have deferred any payroll Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act, executive order or any similar provision of applicable law.

(f) Neither DCRC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which DCRC is or was the common parent).

(g) Neither DCRC nor Merger Sub has any material liability for the Taxes of any person (other than DCRC and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law) as a transferee or successor or by contract other than, in each case, pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(h) Neither DCRC nor Merger Sub has any request for a material ruling in respect of Taxes pending between DCRC or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(i) Neither DCRC nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) Neither DCRC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) There are no Tax liens upon any assets of DCRC or Merger Sub except for Permitted Liens.

(l) Neither DCRC nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which DCRC or Merger Sub does not file Tax Returns stating that DCRC or Merger Sub is or may be subject to Tax in such jurisdiction.

(m) Each of DCRC and Merger Sub is, and has been since its formation, properly treated as a corporation for U.S. federal income tax purposes.

(n) Neither DCRC nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.16 Registration and Listing. The issued and outstanding DCRC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Capital Market under the symbol “DCRC U”. The issued and outstanding shares of DCRC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Capital Market under the symbol “DCRC”. The outstanding DCRC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Capital Market under the symbol “DCRC W.” As of the date of this Agreement, there is no Action pending or, to the Knowledge of DCRC, threatened in writing against DCRC by the NASDAQ Capital Market or the SEC with respect to any intention by such entity to deregister the DCRC Units, the shares of DCRC Class A Common Stock, or DCRC Warrants or terminate the listing of DCRC on the NASDAQ Capital Market. None of DCRC or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of DCRC Class A Common Stock or the DCRC Warrants under the Exchange Act.

Section 5.17 Private Placements. DCRC has made available to the Company true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of DCRC (or its applicable affiliate) and, to the Knowledge of DCRC, each other party thereto (other than the Company and except, in any case, as may be limited by Remedies Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. There are no contracts or agreements between DCRC and any other party to a Subscription Agreement relating to any Subscription Agreement that would reasonably be expected to affect the obligations of the such investors to contribute to DCRC the applicable portion of the Private Placements set forth in the Subscription Agreements, and, to the Knowledge of DCRC, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Private Placements not being available to DCRC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of DCRC under any material term or condition of any Subscription Agreement and, as of the date hereof, DCRC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the parties thereto to contribute to DCRC the applicable portion of the Private Placements set forth in the Subscription Agreements on the terms therein.

Section 5.18 DCRC’s and Merger Sub’s Investigation and Reliance. Each of DCRC and Merger Sub has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by DCRC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. DCRC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither DCRC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, or the accuracy or completeness thereof, made by the Company or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to DCRC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to DCRC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. DCRC and Merger Sub acknowledge that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 5.19 Non-Foreign Representation.

(a) DCRC is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). DCRC is not controlled by a “foreign person,” as defined in the DPA. No foreign person owning an interest in DCRC, whether as a stockholder or otherwise, has the right or ability to obtain through DCRC any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

Section 5.20 Interested Party Transactions.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business or pursuant to any plan, no director, officer or other affiliate of DCRC or Merger Sub, to the Knowledge of DCRC, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that DCRC furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, DCRC, any goods or services; (c) a beneficial interest in any contract or agreement disclosed pursuant to this Section 5.20; or (d) any contractual or other arrangement with DCRC, other than customary indemnity arrangements (each, a “DCRC Interested Party Transaction”); provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.20. DCRC has not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of DCRC, or (ii) materially modified any term of any such extension or maintenance of credit. Section 5.20(a) of the DCRC Disclosure Schedule sets forth a list of all DCRC Interested Party Transactions. There are no contracts or arrangements between the DCRC on the one hand and any immediate family member of any director, officer of the DCRC on the other hand.

(b) Section 5.20(b) of the DCRC Disclosure Schedule sets forth a true and complete list of all contracts, side letters, arrangements between DCRC, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law or any COVID-19 Measure (including as may be requested or compelled by any Governmental Authority), unless DCRC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall use reasonable best efforts to conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations (provided that the Company shall not be required to amend or otherwise change any Plan for purposes of this Section 6.01(a)(ii)).

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of DCRC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(iii) issue, sell, pledge, dispose of, grant any Lien (other than a Permitted Lien) on, or authorize the issuance, sale, pledge, disposition, grant of any Lien (other than a Permitted Lien) on, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, provided that (x) the exercise of, and issuance of shares of Company Common Stock pursuant to, any Company Options outstanding and in effect on the date of this Agreement, (y) the issuance of shares of Company Common Stock pursuant to the terms of the Company Warrants and Company Preferred Stock in effect on the date of this Agreement shall not require the consent of DCRC and (z) grants to employees of the Company and other service providers of the Company in the amount and subject to the terms and conditions set forth on Section 6.01(b)(iii) of the Company Disclosure Schedule; or (B) any material assets of the Company;

(iv) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vii) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(viii) enter into, renew or amend in any material respect any Company Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction);

(ix) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant; (B) enter into or amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant; (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (D) transfer or terminate (other than for cause) the employment of any employee or hire any new employee (unless necessary to replace an employee whose employment has ended and, in such case, on terms comparable to those of the employee being replaced); (E) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of employees; or (F) adopt, amend and/or terminate any Plan except for health and welfare plan renewals in the ordinary course of business, except in each of clauses (A) through (F) that the Company may take action (x) as required under any Plan or other employment or consulting agreement in effect on the date of this Agreement in accordance with the terms such Plan on the date of this Agreement, (y) as may be required by applicable Law or (z) is necessary in order to consummate the Transactions; and except, in the case of clauses (A) and (D), for such employees that are not directors or officers of the Company and where such modification of employment terms was made in the ordinary course of business, and, in the case of clause (B), for employment and termination agreements with employees that are not directors or officers of the Company in the ordinary course of business;

(x) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xi) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii) (A) other than in the ordinary course of business consistent with past practice and which does not impose material obligations or limitations on the Company or otherwise materially adversely impact the Company, amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s rights thereunder or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xiii) enter into any contract, agreement or arrangement that obligates the Company to develop any Intellectual Property related to the business of the Company or the Products in a manner whereby such developed Intellectual Property would be owned solely by the counterparty to such contract, agreement or arrangement;

(xiv) intentionally (A) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or (B) fail to perform or make any applicable filings, or recordings, or fail to pay all required fees and Taxes, in each case, that would result in the invalidation, unenforceability, loss or abandonment of any material Company-Owned IP, in each case, other than in the ordinary course of business as part of the Company’s prosecution and maintenance of its Intellectual Property portfolio, provided that the foregoing exclusion shall not permit the abandonment of any material item of Registered Intellectual Property;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

(xvi) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(xvii) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets and properties;

(xviii) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any of the Company Permits that are material to the conduct of the business of the Company; or

(xix) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from DCRC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to DCRC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, each of DCRC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02 Conduct of Business by DCRC and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), as set forth in Section 6.02 of the DCRC Disclosure Schedule and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), DCRC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the businesses of DCRC and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), as set forth in Section 6.02 of the DCRC Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither DCRC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change the DCRC Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of DCRC other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the DCRC Organizational Documents (including pursuant to the Redemption Rights);

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the DCRC Common Stock or DCRC Warrants except for redemptions from the Trust Fund and conversions of the DCRC Founders Stock that are required pursuant to the DCRC Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of DCRC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of

DCRC or Merger Sub, except in connection with a working capital loan from the Sponsor or an affiliate thereof or certain of DCRC’s officers and directors to finance DCRC’s transaction costs in connection with the transactions contemplated hereby, whereby such loan is on terms no less favorable to DCRC than arms-length and consistent with the provisions of DCRC’s organizational documents ;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any liabilities, indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of DCRC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a working capital loan from the Sponsor or an affiliate thereof or certain of DCRC’s officers and directors to finance DCRC’s transaction costs in connection with the transaction contemplated hereby, whereby such loan is on terms no less favorable to DCRC than arms-length and consistent with the provisions of DCRC’s organizational documents;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of DCRC or Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account;

(k) hire any employees, engage any consultants or adopt, becoming obligated to contribute to, enter into or incur incremental liability (contingent or otherwise) under any Employee Benefit Plan;

(l) make or commit to make any capital expenditures;

(m) enter into any new line of business outside of the business currently conducted by DCRC and Merger Sub as of the date of this Agreement;

(n) enter into, renew, modify, terminate or amend in any material respect, any DCRC Interested Party Transaction (or any contract, that if existing on the date hereof, would have constitute a DCRC Interested Party Transaction), except a working capital loan from the Sponsor or an affiliate thereof or certain of DCRC’s officers and directors to finance DCRC’s transaction costs in connection with the transaction contemplated hereby, whereby such loan is on terms no less favorable to DCRC than arms-length and consistent with the provisions of DCRC’s organizational documents; or

(o) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require DCRC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of DCRC prior to the Closing Date. Prior to the Closing Date, each of DCRC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the

Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and DCRC on the other hand, this Agreement, any Ancillary Agreement, the Transactions or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against DCRC, Merger Sub or any other person (a) for legal relief against monies or other assets of DCRC or Merger Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for DCRC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against DCRC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and DCRC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, DCRC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event DCRC prevails in such action or proceeding. Notwithstanding the foregoing, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against DCRC, Merger Sub or any other person for legal relief against monies or other assets of the DCRC or Merger Sub held outside of the Trust Account (including any amounts that were in the Trust Account but subsequently released therefrom) or for specific performance or other equitable relief in connection with the Transactions.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of the Company or any of the outstanding capital stock of the Company or any conversion (other than the Conversion), consolidation, merger, business combination, liquidation, dissolution or similar transaction involving the Company other than with DCRC and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall direct its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it pursuant to such agreement prior to the date hereof.

(b) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify DCRC promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, or any of its Representatives of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating to the Company, or for access to the business, properties, assets, personnel, books or records of the Company by any third party, in each case that is related to an inquiry or proposal with respect to an Alternative Transaction. In such notice, the Company shall, to the extent not prohibited by the terms of any confidentiality obligations existing as of the date hereof, identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and shall provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep DCRC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c) If the Company or any of its respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, each of DCRC and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving DCRC and any other corporation, partnership or other business organization other than the Company (a “DCRC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any DCRC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any DCRC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a DCRC Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any DCRC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of DCRC and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any DCRC Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by DCRC or Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by DCRC and Merger Sub.

(e) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, DCRC shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by DCRC or any of its Representatives of any (i) inquiry or proposal with respect to a DCRC Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to a DCRC Alternative Transaction or (iii) request for non-public information relating to DCRC, or for access to the business, properties, assets, personnel, books or records of DCRC by any third party, in each case that is related to an inquiry or proposal with respect to Alternative Transaction. In such notice, DCRC shall, to the extent not prohibited by the terms of any confidentiality obligations existing as of the date hereof, identify the third party making any such inquiry, proposal, indication or request with respect to a DCRC Alternative Transaction and shall provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. DCRC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a DCRC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f) If DCRC or any of its Representatives receives any inquiry or proposal with respect to a DCRC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then DCRC shall promptly (and in no event later than twenty-four (24) hours after DCRC becomes aware of such inquiry or proposal) notify such person in writing that DCRC is subject to an exclusivity agreement with respect to the DCRC Alternative Transaction that prohibits them from considering such inquiry or proposal.

Section 7.02 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, DCRC (with the assistance and cooperation of the Company as reasonably requested by DCRC) shall prepare and file with the SEC a registration statement on Form S-4 (together with the prospectus forming a part thereof and any amendments thereto, the “Registration Statement”) in connection with providing DCRC’s stockholders with the opportunity to exercise their Redemption Rights and the registration under the Securities Act of all the shares of DCRC Class A Common Stock to be issued pursuant to this Agreement, which shall include a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the meeting of DCRC’s stockholders (including any adjournment or postponement thereof, the “DCRC Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement, the Merger and the Transactions, (ii) approval of the issuance of DCRC Class A Common Stock as contemplated by the Subscription Agreements in accordance with the rules and regulations of the NASDAQ Capital Market, (iii) approval of the amended and restated DCRC Certificate of Incorporation as set forth on Exhibit D, (iv) the election of the individuals identified on Exhibit E, and/or such other individuals as are mutually agreed by the parties, to the DCRC Board, (v) approval and adoption of a customary equity incentive plan and employee stock purchase plan, each in form and substance that is consistent with Section 7.06(c) of the Agreement, and (vi) any other proposals that either party reasonably requests to effectuate the Merger and the Transactions contemplated hereby (collectively, the “DCRC Proposals”). Each of the Company and DCRC shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials (as defined below). DCRC and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each of the Company and DCRC shall take all actions necessary to cause the Merger Materials to be mailed to their respective shareholders as of the applicable record date as promptly as practicable following the date upon which the Registration Statement becomes effective. Each of the Company and DCRC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide DCRC with all information concerning the business, management, operations and financial condition of the Company, in each case, reasonably requested by DCRC for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company to be reasonably available to DCRC and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement and any amendments thereto.

(b) No filing of, or amendment or supplement to the Merger Materials will be made by DCRC without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). DCRC will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the DCRC Class A Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction. DCRC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by DCRC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) DCRC represents that the information supplied by DCRC for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to their respective shareholders and (iii) the time of the DCRC Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to DCRC or Merger Sub, or their respective officers or directors, should be discovered by DCRC which should be set forth in an amendment or a supplement to the Merger Materials, DCRC shall promptly inform the Company. All documents that DCRC is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials are mailed to their respective shareholders and (iii) the time of the DCRC Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform DCRC. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 7.03 Written Consent; Information Statement; Company Change in Recommendation.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 7-111-103 of the CBCA. In connection therewith, (i) the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent in accordance with the organizational documents of the Company and the Company will prepare (subject to the reasonable approval DCRC) and deliver to the stockholders of the Company an information statement (the “Information Statement”), which Information Statement shall include a description of the appraisal rights of the stockholders of the Company available under Article 113 of the CBCA, along with such other information as is required thereunder and pursuant to applicable Law. The Company shall use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit F, with such modifications as may be mutually agreed by DCRC and the Company, (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such Key Company Stockholder (which Key Company Stockholders hold shares of Company Stock sufficient to constitute the Company Stockholder Approval) in accordance with Section 7-111-103 of the CBCA within 5 Business Days of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Written Consent by the Key Company Stockholders to the Company, the Company shall deliver to DCRC a copy of such Written Consent in accordance with Section 10.01. If the Key Company Stockholders fail to deliver the Written Consent to the Company within 5 Business Days of the Registration Statement becoming effective (a “Written Consent Failure”), DCRC shall have the right to terminate this Agreement as set forth and subject to the terms contained in Section 9.01.

(b) The Information Statement and Written Consent shall include the Company Recommendation. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Recommendation, or fail to include the Company Recommendation in the Information Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than DCRC and its affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by DCRC, fail to issue, within ten (10) Business Days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding the foregoing, if the Company Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a Company Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may effect a Company Change in Recommendation so long as the Company (to the extent lawful and reasonably practicable) first provides DCRC with at least 48 hours advance written notice of such withdrawal or modification.

(d) Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the Company execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver the Written Consent and to otherwise solicit the Company Stockholder Approval in accordance with Section 7.03(a).

Section 7.04 DCRC Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) DCRC shall call and hold the DCRC Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the DCRC Proposals, and DCRC shall use its reasonable best efforts to hold the DCRC Stockholders’ Meeting as soon as practicable following after the date on which the Registration Statement becomes effective (after, in each case, taking into account a reasonable period of time as DCRC deems necessary to solicit proxies); provided, that DCRC may postpone or adjourn the DCRC Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the DCRC Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the DCRC Proposals or otherwise take actions consistent with DCRC’s obligations pursuant to Section 7.09. DCRC shall use its reasonable best efforts to obtain the approval of the DCRC Proposals at the DCRC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the DCRC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The DCRC Board shall recommend to its stockholders that they approve the DCRC Proposals (the “DCRC Recommendation”) and shall include such recommendation in the Proxy Statement. Neither the DCRC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the DCRC Recommendation, or fail to include the DCRC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any DCRC Alternative Transaction (any action described in clauses (i) through (ii) being referred to as a “DCRC Change in Recommendation”). Notwithstanding the foregoing, if the DCRC Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a DCRC Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of DCRC under applicable Law, then the DCRC Board may effect a DCRC Change in Recommendation so long as DCRC (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours advance written notice of such withdrawal or modification.

(b) Notwithstanding (i) any DCRC Change in Recommendation, (ii) the making of any inquiry or proposal with respect to a DCRC Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall DCRC or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any DCRC Alternative Transaction or terminate this Agreement in connection therewith and (B) DCRC and Merger Sub shall otherwise remain subject to the terms of this Agreement, including DCRC’s obligation to use reasonable best efforts to obtain the approval of the DCRC Proposals at the DCRC Stockholders’ Meeting in accordance with Section 7.04(a).

(c) Promptly following the execution of this Agreement, DCRC shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

Section 7.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and DCRC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request to consummate the Transactions. Notwithstanding the foregoing, neither the Company nor DCRC shall be required to provide access to or disclose information where the access or disclosure would result in the disclosure of any trade secret, jeopardize the protection of attorney-client privilege, or contravene applicable Law or COVID-19 Measures (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or permit any invasive environmental testing or sampling.

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with that certain Confidentiality Agreement, dated December 14, 2020 (the “Confidentiality Agreement”), by and between the Company and DCRC, as the assignee of the rights and obligations arising thereof from Riverstone Investment Group LLC.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.06 Employee Benefits Matters.

(a) The parties shall cooperate to effectuate the actions set forth in Sections 3.01(b)(v) and 3.01(b)(vi).

(b) The Company shall cause all notices to be timely provided to each participant under the Company Stock Plan as required by the Company Stock Plan.

(c) Prior to the effectiveness of the Registration Statement, DCRC will adopt (i) a customary equity incentive plan that is reasonably acceptable to the Company and DCRC, with such plan to provide for (x) an initial number of shares of DCRC Class A Common Stock reserved for issuance thereunder equal to approximately 10% of the shares of DCRC Class A Common Stock as of immediately after the Effective Time (taking into account the issuance of shares under this Agreement and the Subscription Agreement), calculated on fully-diluted and outstanding basis (the “EIP Initial Share Reserve”) and (y) an automatic annual increase to such share reserve beginning the first day of each fiscal year after the Effective Time, equal to the least of: (1) the EIP Initial Share Reserve, (2) 5% of the number of shares of the DCRC Class A Common Stock outstanding on the last day of the immediately preceding fiscal year, or (3) such lesser number as determined by the plan administrator and (ii) a customary employee stock purchase plan that is reasonably acceptable to the Company and DCRC, with such plan to provide for (x) an initial number of shares of DCRC Class A Common Stock reserved for sale thereunder equal to approximately 2% of the shares of DCRC Class A Common Stock as of immediately after the Effective Time, calculated on fully-diluted and outstanding basis (the “ESPP Initial Share Reserve”) and (y) an automatic annual increase to such share reserve beginning the first day of each fiscal year after the Effective Time, equal to the least of: (1) the ESPP Initial Share Reserve, (2) 1% of the number of shares of the DCRC Class A Common Stock outstanding on the last day of the immediately preceding fiscal year, or (3) such lesser number as determined by the plan administrator.

(d) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any employees of the Company who remain employed immediately after the Effective Time or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, DCRC, the Surviving Corporation or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of DCRC shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Articles of Incorporation and the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, DCRC shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Articles of Incorporation or the bylaws of the Company in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) The certificate of incorporation and bylaws of DCRC shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the current certificate of incorporation and bylaws of DCRC, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of DCRC, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, DCRC shall indemnify and hold harmless each present and former director and officer of DCRC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that DCRC would have been permitted under applicable Law, the DCRC Certificate of Incorporation or the bylaws of DCRC in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six (6) years from the Effective Time, DCRC shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been made available to DCRC) on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, subject to the consent of DCRC (which consent shall not be unreasonably withheld), the Company shall elect whether the preceding sentence shall be fulfilled by (a) the Company’s purchase of a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, (b) coverage under the “go-forward” D&O Insurance discussed in Section 7.07(e) hereof, or (c) some other arrangement. If the

Company elects to purchase such a “tail” policy prior to the Effective Time, (i) DCRC will maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor the Company’s obligations thereunder and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.07(c) shall be continued in respect of such claim under this final disposition thereof.

(d) Prior to the Effective Time, DCRC shall purchase a prepaid “tail” policy (a “DCRC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by DCRC’s directors’ and officers’ liability insurance policies. DCRC shall maintain such DCRC Tail Policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor DCRC’s obligations thereunder.

(e) Prior to or in connection with the Closing, the Company may obtain “go-forward” D&O Insurance that is reasonably satisfactory to DCRC to cover the post-Closing directors and officers of DCRC. From and after the date of this Agreement, the Company and DCRC shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.07(e), including but not limited to the selection of any insurance broker to obtain such “go-forward” D&O Insurance, communications with such insurance broker, access to any insurance broker presentations, and review of underwriter quotes and draft policies for such insurance, and the Company and DCRC shall make available their Representatives as needed for any underwriting call. For the avoidance of doubt, the cost of such “go-forward” D&O Insurance shall be a post-Closing expense of DCRC.

(f) On the Closing Date, DCRC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and DCRC with the post-Closing directors and officers of DCRC, which indemnification agreements shall continue to be effective following the Closing.

(g) For a period of six (6) years from the Closing, DCRC agrees that it shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions, actions, and investments contemplated by this Agreement or any Ancillary Agreement, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided that such indemnity shall only be provided to the extent any amounts so indemnified by DCRC would have been eligible to be satisfied by the D&O Insurance or the DCRC Tail Policy but for the application of any deductible or self-insured retention thereunder.

Section 7.08 Notification of Certain Matters. The Company shall give prompt notice to DCRC, and DCRC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, DCRC shall use its reasonable best efforts to consummate the Private Placements in accordance with the Subscription Agreements, and the Company shall cooperate with DCRC in such efforts. DCRC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement, modification or termination of any Subscription Agreement that would reasonably be expected to delay, the consummation of the Private Placement, or prevent or reduce the amounts payable thereunder. Without limiting the generality of the foregoing, DCRC shall give the Company, prompt (and, in any event within three Business Days) written notice: (i) of any amendment to any Subscription Agreement (together with a copy of such amendment); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to DCRC; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any terms or provisions of any Subscription Agreement; and (iv) if DCRC does not expect to receive all or any portion of the Private Placements on the terms, in the manner or from the sources contemplated by the Subscription Agreements. DCRC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to enforce its rights under the Subscription Agreement in the event that all conditions in the Subscription Agreement (other than conditions whose satisfaction is controlled by the parties to this Agreement or any of their affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors to pay the applicable portion of the Private Placement set forth in the Subscription Agreements in accordance with their terms.

Section 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of DCRC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the NASDAQ Capital Market, each of DCRC and the Company shall consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Nothing contained in this Section 7.10 shall prevent DCRC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

Section 7.11 Stock Exchange Listing. DCRC will use its reasonable best efforts to cause the DCRC Class A Common Stock issued in connection with the Transactions to be approved for listing on the NASDAQ Capital Market at Closing. During the period from the date hereof until the Closing, DCRC shall use its reasonable best efforts to keep the DCRC Units, DCRC Class A Common Stock and DCRC Warrants listed for trading on the NASDAQ Capital Market.

Section 7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than fifteen (15) Business Days after the date of this Agreement, the Company and DCRC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) DCRC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, confidentiality obligations, or applicable Law, and (iii) as necessary in the to protect against waiver of attorney-client privilege or other privilege due to disclosure.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.13 Trust Account.

(a) As of the Effective Time, the obligations of DCRC to dissolve or liquidate within a specified time period as contained in the DCRC Certificate of Incorporation will be terminated and DCRC shall have no obligation whatsoever to dissolve and liquidate the assets of DCRC by reason of the consummation of the Merger or otherwise and no stockholder of DCRC shall be entitled to receive any amount from the Trust Account other than upon the exercise of their Redemption Rights. At least 48 hours prior to the Effective Time, DCRC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account as promptly as practicable to DCRC (to be held as available cash for immediate use on the balance sheet of DCRC, and to be used (a) to satisfy the exercise of any Redemption Rights, (b) to pay the Company’s and DCRC’s unpaid transaction expenses in connection with this Agreement and the Transactions and (c) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate; provided, however that the liabilities and obligations of DCRC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of DCRC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to DCRC in connection with its efforts to effect the Merger.

Section 7.14 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the DCRC and Merger Sub Disclosure Schedule, each of DCRC, Merger Sub and the Company shall (a) use its respective reasonable best efforts to: (i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its Knowledge could reasonably be expected to materially prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (b) report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. DCRC and the Company will use reasonable best efforts and reasonably cooperate with one another, upon request, in connection with the issuance to DCRC or the Company of any opinion relating to the Intended Tax Treatment, including, upon request, using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of DCRC or the Company, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. For the avoidance of doubt, (i) if any opinion regarding the Intended Tax Treatment is required in connection with the filing of the Registration Statement and the Registration Statement includes disclosure to the holders of Company Stock, such opinion regarding the disclosure to the holders of Company Stock shall be provided by Wilson Sonsini Goodrich & Rosati LLP on behalf of the Company (or other nationally recognized law firm, mutually agreeable to the parties, which is engaged by the Company to provide such opinion) and (ii) if any opinion regarding the tax treatment of the Merger to the holders of DCRC Common Stock is required in connection with the filing of the Registration Statement and the Registration Statement includes disclosure to the holders of DCRC Common Stock, such opinion regarding the disclosure to the holders of DCRC Common Stock shall be provided by Vinson & Elkins, L.L.P. on behalf of DCRC (or other nationally recognized law firm, mutually agreeable to the parties, which is engaged by DCRC to provide such opinion).

(b) The Company shall use reasonable best efforts to deliver to DCRC, in a form reasonably acceptable to DCRC, a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by DCRC with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 7.15 Directors. DCRC shall take all necessary action so that immediately after the Effective Time, the board of directors of DCRC is comprised of the individuals designated on Exhibit E.

Section 7.16 Termination of Certain Agreements. The Company shall use reasonable best efforts to terminate the agreements in Section 7.16 of the Company Disclosure Schedule, which includes (a) each Side Letter Agreement, other than those Side Letter Agreements that may expire on their own terms or such Side Letter Agreements listed on Section 7.16(b) of the Company Disclosure Schedule, (b) the Company Voting Agreement and (c) the Right of First Refusal and Co-Sale Agreement, at or prior to the Closing.

Section 7.17 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, DCRC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder actions (including derivative claims) relating to this Agreement, any Ancillary Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of DCRC, any of DCRC or any of its respective Representatives (in their capacity as a Representative of DCRC) or, in the case of the Company or any of its Representatives (in their capacity as a Representative of the Company). DCRC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) DCRC or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) any Company Representatives settle or compromise any Transaction Litigation without the prior written consent of DCRC (not to be unreasonably withheld, conditioned or delayed).

Section 7.18 Section 16 Matters. Prior to the Closing, the board of directors of DCRC, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of DCRC Class A Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of DCRC following the Closing, shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 7.19 Assumption of Board Nomination and Support Agreement and Side Letter. DCRC shall take all necessary action so that immediately after the Effective Time, DCRC assumes (a) the Board Nomination and Support Agreement dated as of May 5, 2021 by and between the Company, BMW Holding B.V. and certain stockholders of the Company listed therein, as amended (the “Board Nomination and Support Agreement”), and (b) Series B Preferred Side Letter Agreement dated as of May 5, 2021, by and between the Company and BMW Holding B.V., as amended (“BMW Side Letter Agreement”), including in each case, all such applicable rights, liabilities and obligations of the Company provided in the Board Nomination and Support Agreement and BMW Side Letter Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, DCRC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to DCRC.

(b) DCRC Stockholders’ Approval. The DCRC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of DCRC in accordance with the Proxy Statement, the DGCL, the DCRC Organizational Documents and the rules and regulations of the NASDAQ Capital Market.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Stock Exchange Listing. The shares of DCRC Class A Common Stock shall be listed on the NASDAQ Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) DCRC Net Tangible Assets. Either DCRC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the DCRC Organizational Documents and after giving effect to the Private Placements or the DCRC Class A Common Stock shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act

(h) Offer Completion. DCRC has provided an opportunity to its stockholders to have their DCRC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the DCRC Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of DCRC for the Transaction. Other than as a result of the valid exercise of Redemption Rights prior to the Closing, no stockholder of DCRC will have any continuing right to redeem after the Closing.

Section 8.02 Conditions to the Obligations of DCRC and Merger Sub. The obligations of DCRC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03, Section 4.04 and Section 4.21 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement, (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to DCRC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time that is continuing.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of DCRC and Merger Sub contained in (i) Section 5.01, Section 5.03, Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement, (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “DCRC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a DCRC Material Adverse Effect.

(b) Agreements and Covenants. DCRC and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. DCRC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of DCRC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No DCRC Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time that is continuing.

(e) Registration Rights Agreement. DCRC shall have delivered a copy of the Registration Rights Agreement duly executed by DCRC and the DCRC stockholders party thereto.

(f) Trust Fund. DCRC shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to DCRC immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available for immediate use to DCRC in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of DCRC’s fees and expenses incurred in connection with this Agreement and the Transactions.

(g) Minimum Cash. As of the Closing, after consummation of the Private Placements and distribution of the Trust Fund pursuant to Section 7.13, deducting all amounts to be paid pursuant to the exercise of

Redemption Rights, DCRC shall have unrestricted cash on hand equal to or in excess of $300,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions or the Private Placements or any cash on hand of the Company).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or DCRC, as follows:

(a) by mutual written consent of DCRC and the Company; or

(b) by either DCRC or the Company if the Effective Time shall not have occurred prior to December 12, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that if on the Outside Date at least one of the conditions set forth in Section 8.01(c) or 8.01(d) shall not have been satisfied, but all the other conditions to Closing set forth in Article VIII have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date), then the Outside Date will be deemed automatically extended without any further action until March 12, 2022 (and in the case of such extension, any reference to the Outside Date in any other provision of this Agreement shall be a reference to the Outside Date, as extended); or

(c) by either DCRC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions and the Merger; or

(d) by either DCRC or the Company if any of the DCRC Proposals shall fail to receive the requisite vote for approval at the DCRC Stockholders’ Meeting; or

(e) by DCRC in the event of a Written Consent Failure, provided that DCRC’s right to terminate this Agreement under Section 9.01(e) shall automatically terminate and expire once the Company has delivered evidence that the Company Stockholder Approval has been obtained; or

(f) by DCRC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that DCRC has not waived such Terminating Company Breach and DCRC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further that, if such Terminating Company Breach is curable by the Company, DCRC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within fifteen (15) days after notice of such breach is provided by DCRC to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of DCRC and Merger Sub set forth in this Agreement, or if any representation or warranty of DCRC and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating DCRC Breach”); provided that the Company has not waived such Terminating DCRC Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating DCRC Breach is curable by DCRC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as DCRC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within fifteen (15) days after notice of such breach is provided by the Company to DCRC.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (i) as set forth in Article X, and any corresponding definitions set forth in Article I, or (ii) in the case of termination subsequent to a willful and material breach of this Agreement for the party hereto that committed such breach.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that if the Closing shall occur, DCRC shall pay or cause to be paid, (i) the unpaid expenses of the Company incurred in connection with this Agreement and the Transactions, and (ii) any expenses of Merger Sub or its affiliates incurred in connection with this Agreement and the Transactions; including, for the avoidance of doubt, (a) any amounts due to the underwriters of DCRC’s initial public offering for its deferred underwriting commissions, (b) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, and (c) any fees, costs and expenses of counsel, accountants or other advisors or service providers, it being understood that any payments to be made (or to cause to be made) by DCRC under this Section 9.03 shall be paid as soon as reasonably practicable upon consummation of the Merger and release of proceeds from the Trust Account.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, (i) DCRC may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of DCRC or Merger Sub, (b) waive any inaccuracy in the representations and warranties of DCRC or Merger Sub contained herein or in any document delivered by DCRC and/or Merger pursuant hereto and (c) waive compliance with any agreement of DCRC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to DCRC or Merger Sub:

Decarbonization Plus Acquisition Corporation III

2744 Sand Hill Road

Menlo Park, CA

(212) 993-0076

Attention: Erik Anderson, Peter Haskopoulos and Robert Tichio

Email: erik@wrg.vc, phaskopoulos@riverstonellc.com, rtichio@riverstonellc.com with a copy to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention: Dan Komarek

Email: dkomarek@velaw.com

Attention: Ramey Layne

Email: rlayne@velaw.com

if to the Company:

Solid Power, Inc.

486 S. Pierce Ave. Suite E

Louisville, CO 80027

Email: legal@solidpowerbattery.com

with a copy to:

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert O’Connor

Email: roconnor@wsgr.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and, except as set forth in Section 7.05(b), supersede all prior agreements and undertakings (whether written and oral) among the parties, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 and Section 10.11 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Delaware Court of Chancery, or, if that court does not have jurisdiction, in any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

Section 10.11 No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be brought by any party to this Agreement and based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of another person, other than DCRC and Merger Sub in respect of the other. No person who is not a Contracting Party, including, without limitation, any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) to any party to this Agreement in respect of any claims made under this Agreement or any other Transaction Document for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law, and each party hereto waives and release all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, no Nonparty Affiliate shall be responsible or liable for any punitive damages (other than to the extent awarded to a third party by a Governmental Authority) which may be alleged as a result of this Agreement, the Transaction Documents or any of the other agreements referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

DCRC, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DECARBONIZATION PLUS ACQUISITION CORPORATION III

By	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

DCRC MERGER SUB INC.

By	/s/ Robert Tichio
Name:	Robert Tichio
Title:	Chief Executive Officer and President

[Signature Page to Business Combination Agreement and Plan of Reorganization]

SOLID POWER, INC.

By	/s/ Douglas Campbell
Name:	Douglas Campbell
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

EXHIBIT A

Form of Amended and Restated Registration Rights Agreement

[Attached]

Final Form

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [______], 2021, is made and entered into by and among Decarbonization Plus Acquisition Corporation III, a Delaware corporation (the “Company”), Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, on March 23, 2021, the Company, the Sponsor and certain other security holders named therein (the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor and such other Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on June 15, 2021, the Company, DCRC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Solid Power, Inc., a Colorado corporation (“Solid Power”), entered into that certain Business Combination Agreement and Plan of Reorganization (the “BCA”), pursuant to which, among other things, Merger Sub will merge with and into Solid Power on or about the date hereof, with Solid Power surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, after the closing of the Business Combination, the Holders will own shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and the Sponsor, James AC McDermott, Jeffrey Tepper, Dr. Jennifer Aaker, and Jane Kearns will own warrants to purchase an aggregate of 6,666,667 shares of Common Stock (the “Private Placement Warrants”); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“BCA” shall have the meaning given in the Recitals hereto.

“Block Trade” shall have the meaning given to it in subsection 2.3.1.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least $50 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have the meaning given in subsection 2.3.1 of this Agreement.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holders” shall have the meaning given in the Preamble.

“Solid Power” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Minimum Amount” shall have the meaning given in subsection 2.4 of this Agreement.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.3.1.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding shares of Common Stock held by a Holder (including any shares of Common Stock issued or issuable upon exercise of any other outstanding equity securities of the Company (other than equity securities issued pursuant to an employee stock option or other benefit plan)), (c) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any

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working capital loans in an amount up to $1,500,000 made to the Company by a Holder and (d) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(i) or Rule 144(i)(2)).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Commission, the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) fees and disbursements of counsel for the Company;

(E) fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Underwritten Offering, not to exceed $50,000 with respect to any one Underwritten Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“Sponsor” shall have the meaning given in the Preamble.

“Suspension Event” shall have the meaning given in Section 3.4 of this Agreement.

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

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ARTICLE II

REGISTRATIONS

2.1. Registration.

2.1.1 Shelf Registration. (a) The Company agrees that, within thirty (30) days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement (a “Shelf Registration Statement”) registering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act from time to time by the Holders of all the Registrable Securities held by the Holders (a “Shelf Registration”).

(b) The Company shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (i) as shall be selected by the Company and (ii) as shall permit the resale or other disposition of the Registrable Securities by the Holders. If at any time a Registration Statement filed with the Commission pursuant to subsection 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

2.1.2 Underwritten Offering. Subject to the provisions of subsection 2.1.3 and Sections 2.4, 2.5 and 3.4 of this Agreement, any Demanding Holder may make a written demand to the Company for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 of this Agreement (an “Underwritten Demand”). The Company shall, within ten (10) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.2 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company in consultation with the Demanding Holders initiating the Underwritten Offering.

2.1.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, and the Requesting Holders in writing that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or

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other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.4 Registration Withdrawal. The Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.2 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering; provided, however, that upon the withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included by the Demanding Holders and participating Holders in such Underwritten Offering being less than the Minimum Amount, the Company may cease all efforts to complete the Underwritten Offering and, for the avoidance of doubt, if such efforts are ceased, such Underwritten Offering shall not be counted as an Underwritten Offering for the purpose of the final sentence of subsection 2.1.2. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.4.

2.2. Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to (i) file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of stockholders of the Company, other than a Registration Statement (A) filed in connection with any employee stock option or other benefit plan, (B) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (C) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (D) for an offering solely of debt that is convertible into equity securities of the Company or (E) for a dividend reinvestment plan, or (ii) consummate an Underwritten Offering for its own account or for the account of stockholders of the Company (other than pursuant to the terms of this Agreement), then the Company shall give written notice of such proposed action to the Holders of at least $25 million of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than ten (10) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within (a) five (5) days in the case of filing a Registration Statement and (b) two (2) days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Piggyback Registration. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of

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Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(b) If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3 Block Trades Other Coordinated Offerings.

2.3.1 Notwithstanding any other provision of this Article II, but subject to Sections 2.4, 2.5 and 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a

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Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, $25 million, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.3, such Holder shall notify the Company promptly of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to withdraw from such Block Trade or Other Coordinated Offering for any or no reason whatsoever upon written notification to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4 Total Demanded Transactions. Notwithstanding the foregoing, the Company is not obligated to effect (i) more than an aggregate of three (3) Underwritten Offerings, Block Trades and Other Coordinated Offerings in any twelve (12)-month period, (ii) more than an aggregate of five (5) Underwritten Offerings, Block Trades and Other Coordinated Offerings in total, (iii) any Underwritten Offering, Block Trade or Other Coordinated Offerings within six (6) months after the closing of an Underwritten Offering or (iv) an Underwritten Offering unless the reasonably expected aggregate gross proceeds from the offering of the Registrable Securities to be registered in connection with such Underwritten Offering are at least $75,000,000 (the “Minimum Amount”). For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to Section 2.3 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.2 and any demand for an Underwritten Offering pursuant to subsection 2.1.2 shall not be counted as a Block Trade or Other Coordinated Offering pursuant to Section 2.3.

2.5 Restrictions on Registration Rights. If (A) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; (B) the filing, initial effectiveness, or continued use of a Registration Statement in respect of such Underwritten Offering at any time would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; or (C) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board that such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall notify such Holders that such circumstances exist. In such event, the Company shall have the right to defer such filing or offering for a period of not more than sixty (60) consecutive days; provided, however, that the Company shall not defer its obligation in this manner more than ninety (90) days in any twelve (12)-month period.

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ARTICLE III

COMPANY PROCEDURES

3.1. General Procedures. The Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, to the extent applicable, as promptly as reasonably practicable:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1.1, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until there are no longer any Registrable Securities outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters or Financial Counterparty, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering or Block Trade, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any Registration of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.10 in accordance with Section 3.4 of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.11 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters or other Financial Counterparty facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all customary information reasonably requested by any such representative, Underwriter, Financial Counterparty, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or Financial Counterparty enter into confidentiality agreements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders or the Financial Counterparty, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, Financial Counterparty or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Holders, Financial Counterparty or Underwriter;

3.1.14 in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Underwriters or Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.15 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.16 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full

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calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17 if the Registration involves the Registration of Registrable Securities in an Underwritten Offering in excess of the Minimum Amount, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2. Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (A) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (B) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registered Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales provided for the avoidance of doubt, that the foregoing shall not restrict or otherwise affect the consummation of any sale pursuant to a contract entered into or order placed by a Holder prior to receipt of notice of the Suspension Event and (ii) it will maintain the confidentiality of information

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included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times, covenants to file timely (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Legend Removal. The Company shall cause any Common Stock issued to a Holder pursuant to the BCA that is covered for resale by an effective registration statement with the Commission to be issued without any restrictive legends due to the fact that such Common Stock was issued in a transaction that was not a registered offering under the Securities Act and, if requested by any Holder, cause to be delivered to the Holder such Common Stock by crediting the account of the Holder’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system, in each case, free from such restrictive legends and stop transfer instructions (or similar notations) and without the requirement for any Holder to deliver any documentation affixed with a medallion guarantee. To the extent any Registrable Securities do bear any other restrictive legend at any time, the Company shall cause such restrictive legends related to the book-entry account holding any Holder’s Registrable Securities (or certificates related thereto) to be removed (and such Registrable Securities shall not be subject to any stop-transfer instructions), and without the requirement for any Holder to deliver any documentation affixed with a medallion guarantee if such Registrable Securities are registered for resale under the Securities Act (provided that, such Holder agrees that if a Holder is selling pursuant to the effective registration statement registering the Registrable Securities for resale, it shall only sell such Registrable Securities under such registration statement, during such time that such registration statement is effective and not withdrawn or suspended, and only as permitted by such registration statement and such Holder provides customary documentation in support thereof). The Company agrees that, following such time as the foregoing conditions are met, it will, no later than the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period following the delivery by the Holder to the Company or the transfer agent for the Registrable Securities of a book-entry account or certificate representing Registrable Securities issued with a restrictive legend, deliver or cause the transfer agent to deliver to the Holder a book-entry account or certificate representing such Registrable Securities or, at the request of the Holder, deliver or cause to be delivered the Registrable Securities to the Holder by crediting the account of the Holder’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system, in each case, free from all restrictive and other legends and stop transfer instructions (or similar notations). Each Holder shall have the right to pursue any remedies available to it hereunder, or otherwise at law or in equity, including a decree of specific performance and/or injunctive relief, with respect to the Company’s failure to timely deliver Registrable Securities without legend as required pursuant to the terms hereof. For purposes hereof, “Trading Day” means any day on which the Registrable Securities are traded for any period on Nasdaq or, if Nasdaq is not the principal trading market for the Registrable Securities, on the principal trading market or other securities exchange or market on which the Registrable Securities then being traded; provided, however, that during any period in which the Registrable

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Securities not listed or quoted on Nasdaq or any other securities exchange or market, the term “Trading Day” shall mean a business day, and “Standard Settlement Period” means, as of any date, the standard settlement period for equity trades effected on securities exchanges in the United States, expressed in a number of Trading Days, as in effect on such date.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use in a Registration Statement.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus reasonably necessary local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and which settlement does not include any admission of fault or culpability by such indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages,

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liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by hand delivery, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Sponsor, to: 2744 Sand Hill Road, Suite 100, Menlo Park, CA 94025, or by email at: phaskopoulos@riverstonellc.com, if to the Company, to: Solid Power, Inc., [•], Attention: [•], or by email at: [•], and, if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third-Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 5.2 of this Agreement.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice provided in accordance with Section 5.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts or by other electronic transmission), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the

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shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities, (b) the parties to those certain Subscription Agreements, dated as of June 15, 2021, by and between the Company and certain investors, and (c) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of March 23, 2021, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

5.8 Termination of Existing Registration Rights Agreement. Upon this Agreement coming into effect, the Existing Registration Rights Agreement, shall be amended in full with its terms replaced by the terms hereof pursuant to Section 5.7 of the Existing Registration Rights Agreement, and the parties thereto shall take all necessary actions and cooperate with the Company to ensure that the Existing Registration Rights Agreement is terminated without any further liability.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

DECARBONIZATION PLUS ACQUISITION CORPORATION III,
a Delaware corporation

By:
Name: Peter Haskopoulos
Title: Chief Financial Officer, Chief Accounting Officer and Secretary

HOLDERS:

DECARBONIZATION PLUS ACQUISITION SPONSOR III LLC,
a Delaware limited liability company

By:
Name: Peter Haskopoulos
Title: Authorized Person

James AC McDermott

Jeffrey Tepper

Dr. Jennifer Aaker

Jane Kearns

[Solid Power stockholder]

[Solid Power stockholder]

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT B

Form of Fifth Amended and Restated Articles of Incorporation of Surviving Corporation

[Intentionally omitted]

EXHIBIT C

Form of Amended and Restated Bylaws of Surviving Corporation

[Intentionally omitted]

EXHIBIT D

Form of Second Amended and Restated Certificate of Incorporation of DCRC

[Intentionally omitted]

EXHIBIT E

Directors and Officers of DCRC

[Intentionally omitted]

EXHIBIT F

Form of Written Consent

[Intentionally omitted]

EXHIBIT G

Form of Sponsor Letter Agreement

[Intentionally omitted]

EXHIBIT H

Form of Amended and Restated Bylaws of DCRC

[Attached]

Final Form

AMENDED AND RESTATED BYLAWS OF

SOLID POWER, INC.

(effective [date])

Page

ARTICLE I—CORPORATE OFFICES		A-H-1

1.1	REGISTERED OFFICE	A-H-1
1.2	OTHER OFFICES	A-H-1

ARTICLE II—MEETINGS OF STOCKHOLDERS		A-H-2

2.1	PLACE OF MEETINGS	A-H-2
2.2	ANNUAL MEETING	A-H-2
2.3	SPECIAL MEETING	A-H-2
2.4	ADVANCE NOTICE PROCEDURES	A-H-2
2.5	NOTICE OF STOCKHOLDERS’ MEETINGS	A-H-7
2.6	QUORUM	A-H-7
2.7	ADJOURNED MEETING; NOTICE	A-H-7
2.8	CONDUCT OF BUSINESS	A-H-7
2.9	VOTING	A-H-8
2.10	STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING	A-H-8
2.11	RECORD DATES	A-H-8
2.12	PROXIES	A-H-9
2.13	LIST OF STOCKHOLDERS ENTITLED TO VOTE	A-H-9
2.14	INSPECTORS OF ELECTION	A-H-9

ARTICLE III—DIRECTORS		A-H-11

3.1	POWERS	A-H-11
3.2	NUMBER OF DIRECTORS	A-H-11
3.3	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS	A-H-11
3.4	RESIGNATION AND VACANCIES	A-H-11
3.5	PLACE OF MEETINGS; MEETINGS BY TELEPHONE	A-H-11
3.6	REGULAR MEETINGS	A-H-11
3.7	SPECIAL MEETINGS; NOTICE	A-H-12
3.8	QUORUM; VOTING	A-H-12
3.9	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING	A-H-12
3.10	FEES AND COMPENSATION OF DIRECTORS	A-H-13
3.11	REMOVAL OF DIRECTORS	A-H-13

ARTICLE IV—COMMITTEES		A-H-14

4.1	COMMITTEES OF DIRECTORS	A-H-14
4.2	COMMITTEE MINUTES	A-H-14
4.3	MEETINGS AND ACTION OF COMMITTEES	A-H-14
4.4	SUBCOMMITTEES	A-H-14

ARTICLE V—OFFICERS		A-H-15

5.1	OFFICERS	A-H-15
5.2	APPOINTMENT OF OFFICERS	A-H-15
5.3	SUBORDINATE OFFICERS	A-H-15
5.4	REMOVAL AND RESIGNATION OF OFFICERS	A-H-15
5.5	VACANCIES IN OFFICES	A-H-15
5.6	REPRESENTATION OF SECURITIES OF OTHER ENTITIES	A-H-15
5.7	AUTHORITY AND DUTIES OF OFFICERS	A-H-15

A-H-i

(continued)

Page

ARTICLE VI—STOCK		A-H-16

6.1	STOCK CERTIFICATES; PARTLY PAID SHARES	A-H-16
6.2	SPECIAL DESIGNATION ON CERTIFICATES	A-H-16
6.3	LOST CERTIFICATES	A-H-16
6.4	DIVIDENDS	A-H-17
6.5	TRANSFER OF STOCK	A-H-17
6.6	STOCK TRANSFER AGREEMENTS	A-H-17
6.7	REGISTERED STOCKHOLDERS	A-H-17
6.8	LOCK-UP	A-H-17

ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER		A-H-20

7.1	NOTICE OF STOCKHOLDERS’ MEETINGS	A-H-20
7.2	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	A-H-20
7.3	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	A-H-20
7.4	WAIVER OF NOTICE	A-H-20

ARTICLE VIII—INDEMNIFICATION		A-H-21

8.1	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS	A-H-21
8.2	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY	A-H-21
8.3	SUCCESSFUL DEFENSE	A-H-21
8.4	INDEMNIFICATION OF OTHERS	A-H-21
8.5	ADVANCED PAYMENT OF EXPENSES	A-H-22
8.6	LIMITATION ON INDEMNIFICATION	A-H-22
8.7	DETERMINATION; CLAIM	A-H-23
8.8	NON-EXCLUSIVITY OF RIGHTS	A-H-23
8.9	INSURANCE	A-H-23
8.10	SURVIVAL	A-H-23
8.11	EFFECT OF REPEAL OR MODIFICATION	A-H-23
8.12	CERTAIN DEFINITIONS	A-H-23

ARTICLE IX—GENERAL MATTERS		A-H-25

9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	A-H-25
9.2	FISCAL YEAR	A-H-25
9.3	SEAL	A-H-25
9.4	CONSTRUCTION; DEFINITIONS	A-H-25
9.5	FORUM SELECTION	A-H-25

ARTICLE X—AMENDMENTS		A-H-26

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BYLAWS OF

SOLID POWER, INC.

ARTICLE I—CORPORATE OFFICES

1.1	REGISTERED OFFICE

The registered office of Solid Power, Inc. (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.

1.2	OTHER OFFICES

The Company may at any time establish other offices.

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ARTICLE II—MEETINGS OF STOCKHOLDERS

2.1	PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

2.2	ANNUAL MEETING

The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3	SPECIAL MEETING

(a) A special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4 ADVANCE NOTICE PROCEDURES

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter

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for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Company no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).

(iii) A stockholder’s notice to the secretary must set forth:

(1) as to each person whom the stockholder proposes to nominate for election as a director:

(A) such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to the Section 14 of the 1934 Act;

(B) such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected;

(C) a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (a “Third-Party Compensation Arrangement”); and

(D) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(2) as to any other business that the stockholder proposes to bring before the annual meeting:

(A) a brief description of the business desired to be brought before the annual meeting;

(B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);

(C) the reasons for conducting such business at the annual meeting;

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(D) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(E) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A) the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(B) for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(C) a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities;

(E) any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(F) any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(G) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(H) any significant equity interests or any Derivative Instruments in any principal competitor of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(I) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

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(J) a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(K) a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(L) any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(M) such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv) In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Company may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Company, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Company or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b) Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

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(c) Other Requirements.

(i) To be eligible to be a nominee by any stockholder for election as a director of the Company, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;

(2) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance guidelines as disclosed on the Company’s website, as amended from time to time; and

(5) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii) At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii) No person will be eligible to be nominated by a stockholder for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv) The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v) Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi) Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

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(vii) Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 QUORUM

The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as

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seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares cast affirmatively or negatively shall be the act of the stockholders with respect to each such matter and broker non-votes and abstentions will be considered for purposes of establishing a quorum, but will not be considered as votes cast for or against any matter. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series or classes or series cast affirmatively or negatively at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series with respect to each such matter (and broker non-votes and abstentions will not be considered as votes cast for or against any such matter), except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the securities of the Company are listed.

2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

2.11 RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

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A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12 PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14 INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

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(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

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ARTICLE III - DIRECTORS

3.1 POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2 NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of preferred stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

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3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the Whole Board.

Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile;

(d) sent by electronic mail; or

(e) otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8 QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

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3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

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ARTICLE IV - COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2 COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3 MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a) Section 3.5 (place of meetings and meetings by telephone);

(b) Section 3.6 (regular meetings);

(c) Section 3.7 (special meetings and notice);

(d) Section 3.8 (quorum; voting);

(e) Section 3.9 (action without a meeting); and

(f) Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4 SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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ARTICLE V - OFFICERS

5.1 OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower any officer to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as determined from time to time by the Board of Directors, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of determination.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.

5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of this Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

Each officer of the Company shall have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation, and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board of Directors.

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ARTICLE VI - STOCK

6.1 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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6.4 DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6 STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7 REGISTERED STOCKHOLDERS

The Company:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.8 LOCK-UP

(a) Subject to the exceptions set forth in this Section 6.8, the holders (the “Securityholders”) of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”), issued or issuable (i) as consideration pursuant to that certain Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”) among a Colorado corporation then named Solid Power, Inc. (the “Prior Company”), DCRC Merger Sub Inc., and the Company (at the time named “Decarbonization Plus Acquisition Corporation III”), (ii) upon the exercise of warrants or other convertible securities outstanding as of immediately following Closing in respect of warrants or convertible securities of the Prior Company outstanding immediately prior to Closing, or (iii) to directors, officers and employees of the Company or its subsidiaries upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following Closing in respect of awards of the Prior Company outstanding immediately prior to Closing (such shares, the “Lock-Up Shares”), shall not, without the prior written consent of the Board of Directors (including, for the avoidance of doubt, a duly authorized committee thereof), (A) lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Lock-Up Shares, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of any Lock-Up Shares, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B) (the actions specified in clauses (A)-(C), collectively, “Transfer”) during the Lock-Up Period. Capitalized terms used but not otherwise defined in this Section 6.8 will have the meaning ascribed to such term in the Business Combination Agreement. For purposes of this Section 6.8, “Lock-Up Period” shall mean the period commencing upon Closing and ending on the earliest of (i) the date that is 180 days from Closing, (ii) the termination, expiration or waiver of the Founder

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Share Lock-up Period, in respect of any of the Founder Shares, as each such term is defined in that certain letter agreement dated March 23, 2021 by and among the Company, Decarbonization Plus Acquisition Sponsor III LLC and other parties named therein, or (iii) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

(b) The restrictions set forth in Section 6.8(a) shall not apply to: (i) transactions relating to shares of Common Stock acquired in open market transactions or from the Company pursuant to the Company’s employee stock purchase plan; (ii) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift to a member of the Securityholder’s immediate family; (iii) Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the Securityholder’s immediate family; (iv) Transfers by will or intestate succession upon the death of the Securityholder; (v) the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement; (vi) if the Securityholder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Securityholder, so long as such corporation, partnership, limited liability company, trust or other business entity continues to so control, be controlled by or be under common control with the Securityholder, or (B) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the Securityholder; (vii) Transfers to the Company’s officers, directors or their affiliates; (viii) transactions in the event of the completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; (ix) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act; provided, however, that such plan does not provide for the Transfer of Lock-up Shares during the Lock-Up Period; (x) Transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock or the vesting of stock-based awards; provided, that any Common Stock issued upon such exercise shall be subject to the terms of this Section 6.8; (xi) Transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock; provided, that any Common Stock issued upon such exercise shall be subject to the terms of this Section 6.8; (xii) Transfers to the Company pursuant to any contractual arrangement in effect at Closing that provides for the repurchase by the Company or forfeiture of the Securityholder’s Common Stock or options to purchase shares of Common Stock in connection with the termination of the Securityholder’s service to the Company; (xiii) (A) transfers of shares of Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) pursuant to a bona fide third-party tender offer for shares of the Company’s capital stock made to all holders of the Company’s securities, merger, consolidation or other similar transaction approved by the Board of Directors the result of which is that any person (as defined in Section 13(d)(3) of the 1934 Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the 1934 Act) of more than 50% of the total voting power of the voting stock of the Company and (B) entry into any lock-up, voting or similar agreement pursuant to which the Securityholder may agree to transfer, sell, tender or otherwise dispose of shares of Common Stock or such other securities in connection with a transaction described in the immediately foregoing (A) above; provided that in the event that such change of control transaction is not completed, the Common Stock (or any security convertible into or exercisable or exchangeable for Common Stock) owned by the Securityholder shall remain subject to the restrictions contained this Section 6.8; provided, however, that in the case of clauses (ii) through (vii), the permitted transferees must enter into a written agreement, in substantially the form of this Section 6.8 (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this Section 6.8(b), “immediate family” shall mean a spouse, domestic partner, parent, sibling, child or grandchild of the Securityholder or any other person with whom the Securityholder has a relationship by blood, marriage or adoption not more remote than first cousin; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

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(c) Notwithstanding the other provisions set forth in this Section 6.8, the Board of Directors (including, for the avoidance of doubt, a duly authorized committee thereof, to the fullest extent permitted by law) may, in its sole discretion, determine to waive, amend, or repeal any of the obligations set forth herein, in whole or in part.

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ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

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ARTICLE VIII - INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4 INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections

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(1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5 ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

8.6 LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

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(e) if prohibited by applicable law.

8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8 NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9 INSURANCE

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes

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of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

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ARTICLE IX—GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2 FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3 SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

9.5 FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 9.5. For the avoidance of doubt, nothing contained in this Section 9.5 shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.

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ARTICLE X—AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII, Section 9.5 of Article IX or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

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SCHEDULE A

Key Company Stockholders

[Intentionally omitted]

Annex A-1

Execution Version

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to Business Combination Agreement dated as of October 12, 2021 (this “Amendment”) is by and among Decarbonization Plus Acquisition Corporation III, a Delaware corporation (“DCRC”), DCRC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of DCRC (“Merger Sub”), and Solid Power, Inc., a Colorado corporation (the “Company”). Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Business Combination Agreement and Plan of Reorganization dated as of June 15, 2021 (the “Business Combination Agreement”) by and among DCRC, Merger Sub and the Company.

WHEREAS, pursuant to Section 9.04 of the Business Combination Agreement, the parties desire to amend the Business Combination Agreement to update the Form of Second and Restated Certificate of Incorporation of DCRC;

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

SECTION 1.    Amendment to Form of Second Amended and Restated Certificate of Incorporation of DCRC. The Form of Second Amended and Restated Certificate of Incorporation of DCRC attached to the Business Combination Agreement as Exhibit D thereto shall be replaced in its entirety with the Form of Second Amended and Restated Certificate of Incorporation of DCRC set forth on Exhibit A hereto, with such modifications as to which the parties hereto may mutually agree.

SECTION 2.    Miscellaneous.

(a)    Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Business Combination Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b)    References to the Business Combination Agreement. Upon the entry into this Amendment, all references to “this Agreement,” “the transactions contemplated by this Agreement,” the “Business Combination Agreement” and phrases of similar import, shall refer to the Business Combination Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” and phrases of similar import shall continue to refer to June 15, 2021).

(c)    Other Miscellaneous Terms. The provisions of Article X (General Provisions) of the Business Combination Agreement shall apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Business Combination Agreement to be duly executed and delivered as of the date first above written.

DECARBONIZATION PLUS ACQUISITION CORPORATION III
By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary
DCRC MERGER SUB INC.
By:	/s/ Robert Tichio
Name:	Robert Tichio
Title:	Chief Executive Officer and President
SOLID POWER, INC.
By:	/s/ Douglas Campbell
Name:	Douglas Campbell
Title:	Chief Executive Officer

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EXHIBIT A

(see attached)

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SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DECARBONIZATION PLUS ACQUISITION CORPORATION III

a Delaware corporation

Decarbonization Plus Acquisition Corporation III, a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

A.    The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on January 29, 2021.

B.    The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of the State of Delaware on March 23, 2021.

C.    This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and the affirmative vote of the stockholders of the Company.

D.    The text of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Company is Solid Power, Inc.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange St., in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1.    This Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that the Company shall have authority to issue is 2,000,000,000 shares, $0.0001 par value per share (the “Common Stock”). The total number of shares of Preferred Stock authorized to be issued is 200,000,000 shares, $0.0001 par value per share.

Immediately upon the effectiveness of the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Company’s Class A Common Stock and Class B Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Common Stock. Any stock certificate that immediately prior to the

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Effective Time represented shares of the Company’s Class A Common Stock and Class B Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Common Stock, without the need for surrender or exchange thereof.

Section 2.    Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3.    The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Second Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.    Except as otherwise required by law or provided in this Second Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5.    The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1.    Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Second Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and

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qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2.    From and after the Effective Time, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1.    From and after the Effective Time, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 2.    Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1.    The Company is to have perpetual existence.

Section 2.    The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least

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a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4.    The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5.    No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1.    Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2.    Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2.    Subject to any provisions in the Bylaws of the Company related to indemnification of directors or officers of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to employee benefit plans (an “indemnitee”) against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorney’s fees) incurred by an indemnitee in defending or otherwise participating in any

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Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The Company shall be required to indemnify an indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3.    The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4.    Neither any amendment, repeal, nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XI

The Company reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII, or this ARTICLE XI of this Second Amended and Restated Certificate of Incorporation.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Second Amended and Restated Certificate of Incorporation to be signed by the [officer title] of the Company on this              day of                      2021.

By:	/s/ [insert name]
[insert name]
[insert title]

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Annex B

Final Form

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DECARBONIZATION PLUS ACQUISITION CORPORATION III

a Delaware corporation

Decarbonization Plus Acquisition Corporation III, a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

A. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on January 29, 2021.

B. The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of the State of Delaware on March 23, 2021.

C. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and the affirmative vote of the stockholders of the Company.

D. The text of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Company is Solid Power, Inc.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange St., in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1. This Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that the Company shall have authority to issue is 2,000,000,000 shares, $0.0001 par value per share (the “Common Stock”). The total number of shares of Preferred Stock authorized to be issued is 200,000,000 shares, $0.0001 par value per share.

Immediately upon the effectiveness of the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Company’s Class A Common Stock and Class B Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Company’s Class A Common Stock and Class B Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Common Stock, without the need for surrender or exchange thereof.

Section 2. Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Second Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law or provided in this Second Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Second Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the Effective Time, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. From and after the Effective Time, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Company is to have perpetual existence.

Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors or officers of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to employee benefit plans (an “indemnitee”) against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorney’s fees) incurred by an indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The Company shall be required to indemnify an indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment, repeal, nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XI

The Company reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII, or this ARTICLE XI of this Second Amended and Restated Certificate of Incorporation.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Second Amended and Restated Certificate of Incorporation to be signed by the [officer title] of the Company on this ____ day of _________ 2021.

By:	/s/ [insert name]
[insert name]
[insert title]

Annex C

SOLID POWER, INC.

2021 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

2. Definitions. As used herein, the following definitions will apply:

2.1 “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

2.4 “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means “cause” (or a term of like import) as defined under an Award Agreement or severance plan of the Company in which the Participant participates or, in the absence of such Award Agreement or participation in a severance plan that defines “cause” (or a term of like import), Cause means (i) the Participant’s material breach of any written agreement between the Participant and the Company or any of its Subsidiaries or Parents; (ii) the Participant’s material breach of any law applicable to the workplace or employment relationship, or the Participant’s material breach of any material policy or code of conduct established by the Company or any of its Subsidiaries or Parents applicable to the Participant, including the Company’s policies on discrimination, harassment and sexual harassment; (iii) the Participant’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Participant; (iv) the commission by the Participant of, or conviction or indictment of the Participant for, or plea of nolo contendere by the Participant to, any felony (or state law equivalent) or any crime involving moral turpitude; or (v) the Participant’s willful failure or refusal, other than due to Disability to perform the Participant’s obligations or to follow any lawful directive from the Company, as determined by the Company; provided, however, that if the Participant’s action or omissions as set forth in clause (v) are of such a nature that the Company determines that they are curable by the Participant, such actions or omissions must remain uncured 30 days after the Company provides the Participant written notice of the obligation to cure such actions or omissions.

2.7 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of All or a Substantial Portion of the Company’s Assets. A change in the ownership of all or a substantial portion of the Company’s assets; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C).

For purposes of this Section 2.7, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.9 “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 hereof.

2.10 “Common Stock” means the Class A common stock of the Company.

2.11 “Company” means Solid Power, Inc., a Delaware corporation (formerly known as Decarbonization Plus Acquisition Corporation III, a Delaware corporation) or any successor thereto.

2.12 “Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

2.13 “Director” means a member of the Board.

2.14 “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.15 “Effective Date” means the date of the consummation of the merger by and between the Company, Solid Power, Inc., a Colorado corporation, and certain other parties, pursuant to that certain Agreement and Plan of Merger dated June 15, 2021 (such merger, the “Merger”).

2.16 “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.17 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.18 “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (c) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

2.19 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

2.20 “Fiscal Year” means the fiscal year of the Company.

2.21 “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.22 “Inside Director” means a Director who is an Employee.

2.23 “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.24 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.25 “Option” means a stock option granted pursuant to the Plan.

2.26 “Outside Director” means a Director who is not an Employee.

2.27 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.28 “Participant” means the holder of an outstanding Award.

2.29 “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.

2.30 “Performance Period” means Performance Period as defined in Section 10.1.

2.31 “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.32 “Plan” means this 2021 Equity Incentive Plan, as may be amended from time to time.

2.33 “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

2.34 “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.35 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.36 “Section 16b” means Section 16(b) of the Exchange Act.

2.37 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.38 “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

2.39 “Service Provider” means an Employee, Director or Consultant.

2.40 “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

2.41 “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

2.42 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.43 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.44 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock Subject to the Plan.

3.1 Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 and the automatic increase set forth in Section 3.2, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to (a) 18,900,000 Shares, plus (b) any shares of the Company’s common stock subject to stock options, awards of restricted stock, awards of restricted stock units, or other awards that are assumed in the Merger (“Assumed Awards”) and that, on or after the Effective Date, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (b) equal to [28,339,283] Shares. In addition, Shares may become available for issuance under Sections 3.2 and 3.3. The Shares may be authorized but unissued, or reacquired Common Stock.

3.2 Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year, in an amount equal to the least of (a) 18,900,000 Shares, (b) a number of Shares equal to five percent (5%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

3.3 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Awards is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares isused) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3.2 and 3.3.

3.4 Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

4.1 Procedure.

4.1.1 Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

4.1.2 Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.3 Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to comply with Applicable Laws.

4.2 Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a) to determine the Fair Market Value;

(b) to select the Service Providers to whom Awards may be granted hereunder;

(c) to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(d) to approve forms of Award Agreements for use under the Plan;

(e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to, temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator will determine;

(f) to institute and determine the terms and conditions of an Exchange Program, including, subject to Section 20.3, to unilaterally implement an Exchange Program, except that any Exchange Program in which Awards held by Officers or Directors may participate shall require stockholder approval prior to the implementation of such Exchange Program;

(g) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(h) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;

(i) to modify or amend each Award (subject to Section 20.3), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5);

(j) to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16;

(k) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(l) temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes;

(m) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(n) to make all other determinations deemed necessary or advisable for administering the Plan.

4.3 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

6.1 Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

6.2 Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

6.3 Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such options will be treated as nonstatutory stock options. For purposes of this Section 6.3, incentive stock options will be taken into account in the order in which they were granted, the fair market value of the shares will be determined as of the time the option with respect to such shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.

6.4 Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

6.5 Option Exercise Price and Consideration.

6.5.1 Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6.5.1, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

6.5.2 Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.5.3 Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws, (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (h) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

6.6 Exercise of Option.

6.6.1 Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and such Participant’s spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.6.2 Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s termination by the Company or any of its Subsidiaries or Parents for Cause, death or Disability, the Participant may exercise such Participant’s Option within three (3) months of such cessation, or such shorter or longer period of time, as is specified in the Award Agreement, in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation the Participant is not vested as to such Participant’s entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise such Participant’s Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.3 Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise such Participant’s Option within six (6) months of cessation, or such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable) to the extent the Option is vested on such date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to such Participant’s entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise such Participant’s Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.4 Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within six (6) months following the Participant’s death, or within such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to such Participant’s entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.5 Termination for Cause. Upon a termination of the Participant’s employment with the Company or any of its Subsidiaries or Parents (a) by the Company or any of its Subsidiaries or Parents for Cause or (b) that is a voluntary resignation by the Participant after the occurrence of an event that would be grounds for a termination of the Participant’s status as a Service Provider for Cause, then this Option shall immediately terminate and cease to be exercisable as of the date of such termination.

6.6.6 Tolling Expiration. A Participant’s Award Agreement may also provide that:

(a) if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s termination by the Company or any of its Subsidiaries or Parents for Cause, death or Disability) would result in liability under Section 16b, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16b; or

(b) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s termination by the Company or any of its Subsidiaries or Parents for Cause, death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

7.2 Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

7.3 Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market

Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

7.4 Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

7.5 Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.6 relating to exercise also will apply to Stock Appreciation Rights.

7.6 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8. Restricted Stock.

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

8.2 Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.

8.3 Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

8.5 Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6 Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

8.7 Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. Any such dividends or distributions, whether paid in cash or Shares, will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

8.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

9.1 Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2 Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

9.3 Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4 Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

9.5 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Awards.

10.1 Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.

10.2 Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.3 Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

10.4 Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.

10.5 Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under the Plan.

11. Outside Director Award Limitations. No Outside Director may be granted, in any Fiscal Year, equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in the aggregate, exceed $500,000, provided that such amount is increased to $750,000 in the Fiscal Year of the individual’s initial service as an Outside Director. Any Awards or other compensation provided to an individual (a) for the individual’s services as an Employee, or for the individual’s services as a Consultant other than as an Outside Director, or (b) prior to the closing of the Merger, will be excluded for purposes of this Section 11.

12. Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

15.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and numerical Share limits in Section 3.

15.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

15.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (a) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d) (i) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 15.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise such Participant’s outstanding Options and Stock Appreciation Rights (or portions thereof) not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, or Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15.3 and Section 15.4 below, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15.4 Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

16. Tax Withholding.

16.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S., and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).

16.2 Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (a) paying cash, check or other cash equivalents, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or paid, (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (f) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, free from any liability or claim under the Plan.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the time as of immediately prior to the completion of the Merger. The Plan will continue in effect through the ten (10) year anniversary of the date it is approved by the Company’s stockholders unless terminated sooner under Section 20 of the Plan, but (i) no Options that qualify as incentive stock options within the meaning of Code Section 422 may be granted after ten (10) years from the earlier of the Board or stockholder approval of the Plan and (ii) Section 3.2 relating to automatic share reserve increase will operate only until the ten (10) year anniversary of the earlier of the Board or stockholder approval of the Plan.

20. Amendment and Termination of the Plan.

20.1 Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason.

20.2 Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

20.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

21.1 Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

21.2 Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of such Participant’s status as an employee and/or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment and/or other service, that would constitute cause for termination of such Participant’s status as a employee and/or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

*        *        *

Annex D

SOLID POWER, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Code Section 423; an option granted under the Non-423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non-423 Component option may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the Administrator. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

2.1 “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 4.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of All or a Substantial Portion of the Company’s Assets. A change in the ownership of all or a substantial portion of the Company’s assets; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C).

For purposes of this Section 2.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means a committee of the Board appointed in accordance with Section 4 hereof.

2.7 “Common Stock” means the Class A common stock of the Company.

2.8 “Company” means Solid Power, Inc., a Delaware corporation (formerly known as Decarbonization Plus Acquisition Corporation III, a Delaware corporation) or any successor thereto.

2.9 “Compensation” means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

2.10 “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

2.11 “Designated Company” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

2.12 “Director” means a member of the Board.

2.13 “Effective Date” means the date of the consummation of the merger by and between the Company, Solid Power, Inc., a Colorado corporation, and certain other parties, pursuant to that certain Agreement and Plan of Merger dated June 15, 2021 (such merger, the “Merger”).

2.14 “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in the Plan. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulations Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (a) has not completed at least two (2) years of service since the individual’s last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (b) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (c) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (d) is a highly compensated employee within the meaning of Code Section 414(q), or (e) is a highly compensated employee within the meaning of Code Section 414(q) and with compensation above a certain level or is also an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulations Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component without regard to the limitations of U.S. Treasury Regulations Section 1.423-2.

2.15 “Employer” means the employer of the applicable Eligible Employee(s).

2.16 “Enrollment Date” means the first Trading Day of each Offering Period.

2.17 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.18 “Exercise Date” means the last Trading Day of a Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 18, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date(s) that otherwise would have occurred on the last Trading Day of such Purchase Period.

2.19 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

2.20 “Fiscal Year” means the fiscal year of the Company.

2.21 “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

2.22 “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 6. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulations Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulations Section 1.423-2(a)(2) and (a)(3).

2.23 “Offering Period” means a period beginning on such date as may be determined by the Administrator, in its discretion, and ending on such Exercise Date as may be determined by the Administrator, in its discretion, during which an option granted pursuant to the Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 18.

2.24 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.25 “Participant” means an Eligible Employee that participates in the Plan.

2.26 “Plan” means this Solid Power, Inc. 2021 Employee Stock Purchase Plan.

2.27 “Purchase Period” means the period during an Offering Period and during which shares of Common Stock may be purchased on behalf of Participants thereunder in accordance with the terms of the Plan. Purchase Periods will have such duration as determined by the Administrator, commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date. Unless the Administrator provides otherwise, a Purchase Period in an Offering Period will have the same duration as, and coincide with the length of, such Offering Period.

2.28 “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for any Offering Period by the Administrator subject to compliance with Code Section 423 (or any successor rule or provision or any other Applicable Laws, regulation or stock exchange rule) or pursuant to Section 18.

2.29 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.30 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.31 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.32 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock.

3.1 Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof and the automatic increase set forth in Section 3.2 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 3,778,000 shares of Common Stock. The shares of Common Stock may be authorized, but unissued, or reacquired Common Stock.

3.2 Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the number of shares of Common Stock available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year, in an amount equal to the least of (a) 3,778,000 shares of Common Stock, (b) a number of shares of Common Stock equal to one percent (1%) of the total number of shares of all classes of common stock of the Company on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

4. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to

(a) construe, interpret and apply the terms of the Plan,

(b) delegate ministerial duties to any of the Company’s employees,

(c) designate separate Offerings under the Plan,

(d) designate Subsidiaries as participating in the 423 Component or Non-423 Component,

(e) determine eligibility,

(f) adjudicate all disputed claims filed under the Plan, and

(g) establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Code Section 423.

Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

5. Eligibility.

5.1 Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 7.

5.2 Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Code Section 7701(b)(1)(A))) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Code Section 423. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

5.3 Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (a) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (b) to the extent that the Participant’s rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder.

6. Offering Periods. The Plan will be implemented by Offering Periods as established by the Administrator from time to time. Offering Periods will expire on the earliest to occur of (a) the completion of the purchase of shares on the last Exercise Date occurring within twenty-seven (27) months of the applicable Enrollment Date on which the option to purchase shares was granted under the Plan, or (b) such shorter period established prior to the Enrollment Date of the Offering Period by the Administrator, from time to time, in its discretion, on a uniform and nondiscriminatory basis, for all options to be granted on such Enrollment Date. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.

7. Participation. An Eligible Employee may participate in the Plan pursuant to Section 5.1 by (a) submitting to the Company’s stock administration office (or its designee), a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit A), or (b) following an electronic or other enrollment procedure determined by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Enrollment Date.

8. Contributions.

8.1 Contribution Amounts. At the time a Participant enrolls in the Plan pursuant to Section 7, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that unless and until determined otherwise by the Administrator, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to the Participant’s account under the then-current Purchase Period or Offering Period (i.e., for which the Exercise Date occurs on such day).

8.2 Contribution Methods. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 12 hereof (or Participant’s participation is terminated as provided in Section 13 hereof).

(a) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 hereof (or Participant’s participation is terminated as provided in Section 13 hereof).

(b) All Contributions made for a Participant will be credited to the Participant’s account under the Plan and Contributions will be made in whole percentages of the Participant’s Compensation only. A Participant may not make any additional payments into such account.

8.3 Participant Changes to Contributions. A Participant may discontinue the Participant’s participation in the Plan as provided under Section 12. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may not increase the rate of such Participant’s Contributions and may decrease the rate of such Participant’s Contributions only one (1) time, provided that such decrease is to a Contribution rate of zero percent (0%). In addition, until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may increase or decrease the rate of such Participant’s Contributions (as a whole percent to a rate between zero percent (0%) and the maximum percentage specified in Section 8.1), which Contribution rate adjustment will become effective upon the commencement of the next Offering Period and remain in effect for subsequent Offering Periods and, except as set forth in the immediately preceding sentence, any such adjustment will not affect the Contribution rate for any ongoing Offering Period.

(a) A Participant may make a Contribution rate adjustment pursuant to this Section 8.3 by (A) properly completing and submitting to the Company’s stock administration office (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (B) following an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the first Offering Period to be affected or (y) an applicable Exercise Date, as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of such Participant’s Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless the Participant’s participation is terminated as provided in Sections 12 or 13).

(b) The Administrator may, in its sole discretion, limit or amend the nature and/or number of Contribution rate changes (including to permit, prohibit and/or limit increases and/or decreases to rate changes) that may be made by Participants during any Purchase Period or Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration.

(c) Except as provided by this Section 8.3, any change in Contribution rate made pursuant to this Section 8.3 will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate earlier).

8.4 Other Contribution Changes. Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 5.3 hereof (which generally limit participation in an Offering Period pursuant to certain Applicable Laws), a Participant’s Contributions may be decreased to zero percent (0%) by the Administrator at any time during an Offering Period (or a Purchase Period, as applicable). Subject to Code Section 423(b)(8) and Section 5.3 hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period (or Purchase Period, as applicable) scheduled to end in the following calendar year, unless the Participant’s participation has terminated as provided in Sections 12 or 13.

8.5 Cash Contributions. Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (a) payroll deductions are not permitted or advisable under Applicable Laws, (b) the Administrator determines that cash contributions are permissible for Participants participating in the 423 Component and/or (c) the Participants are participating in the Non-423 Component.

8.6 Tax Withholdings. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or at any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f).

8.7 Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

9. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price.

9.1 Certain Option Limits. In no event will an Eligible Employee be permitted to purchase during each Purchase Period more than a number of shares of Common Stock determined by the Administrator prior to the applicable Offering Period (subject to any adjustment pursuant to Section 17), and provided further that such purchase will be subject to the limitations set forth in Sections 3 and 5.3 and in the subscription agreement. The Administrator, in its absolute discretion, may increase or decrease the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period, as applicable.

9.2 Option Receipt. The Eligible Employee may accept the grant of an option under the Plan by electing to participate in the Plan in accordance with the requirements of Section 7.

9.3 Option Term. Exercise of the option will occur as provided in Section 10, unless the Participant’s participation has terminated pursuant to Sections 12 or 13. The option will expire on the last day of the Offering Period to the extent the option has not been exercised.

10. Exercise of Option.

10.1 Automatic Exercise. Unless a Participant’s participation in the Plan has terminated as provided in Sections 12 and 13, such Participant’s option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from such Participant’s account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier termination of the Participant’s participation in the Plan as provided in Sections 12 or 13. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

10.2 Pro Rata Allocations. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (a) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 18. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

11. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of such Participant’s option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 11.

12. Withdrawal.

12.1 Withdrawal Procedures. A Participant may withdraw all but not less than all the Contributions credited to such Participant’s account and not yet used to exercise such Participant’s option under the Plan at any time by (a) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (b) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to such Participant’s account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 7.

12.2 No Effect on Future Participation. A Participant’s withdrawal from an Offering Period will not have any effect upon such Participant’s eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

13. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant, or, in the case of such Participant’s death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423; further, no Participant will be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.

14. Section 409A. The Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent or Subsidiaries will have no liability, obligation or responsibility to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A.

15. Rights as Stockholder. Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares. Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and such Participant’s spouse.

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 12 hereof.

17. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

17.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, to the extent the Administrator in its sole discretion deems necessary in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of common stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of common stock covered by each option under the Plan that has not yet been exercised, and the numerical share limits of Sections 3 and 9.1.

17.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise

Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13 hereof).

17.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or Change in Control, except as otherwise determined by the Administrator, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13 hereof).

18. Amendment or Termination.

18.1 Amendment, Suspension, Termination. The Administrator, in its sole discretion, may amend, alter, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 17). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 22 hereof) as soon as administratively practicable.

18.2 Certain Administrator Changes. Without stockholder consent and without limiting Section 18.1, the Administrator will be entitled to change the Offering Periods and any Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

18.3 Changes Due to Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(b) altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;

(c) shortening any Purchase Period or Offering Period by setting a New Exercise Date, including a Purchase Period or Offering Period underway at the time of the Administrator action;

(d) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(e) reducing the maximum number of shares of Common Stock a Participant may purchase during any Purchase Period or Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

19. Conditions Upon Issuance of Shares.

19.1 Legal Compliance. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

19.2 Investment Representations. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required.

20. Term of Plan. The Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the time as of immediately prior to the completion of the Merger. The Plan will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 18.

21. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22. Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply, with respect to Offerings under the 423 Component, to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f).

23. No Effect on Employment. Neither the Plan nor any option under the Plan will confer upon any Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such employment relationship at any time, free from any liability or any claim under the Plan.

24. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

25. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

26. Legal Construction.

26.1 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal, or unenforceable provision had not been included.

26.2 Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, but without regard to its conflict of law provisions.

26.3 Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation of the Plan.

27. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

28. Automatic Transfer to Low Price Offering Period. Unless determined otherwise by the Administrator, this Section 28 applies to an Offering Period to the extent such Offering Period provides for more than one (1) Exercise Date within such Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of a share of Common Stock on any Exercise Date in an Offering Period is less than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period will be withdrawn automatically from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

*        *        *

EXHIBIT A

SOLID POWER, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application	Offering Date:

Change in Payroll Deduction Rate

1.                               hereby elects to participate in the Solid Power, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.

2. I hereby authorize and consent to payroll deductions from each paycheck in the amount of         % of my Compensation on each payday (from 0% to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) [I understand that only my first, one election to decrease the rate of my payroll deductions may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and any subsequent election to decrease the rate of my payroll deductions during the same Offering Period, and any election to increase the rate of my payroll deductions during any Offering Period, will not be applied to the ongoing Offering Period.]

3. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.

4. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of                  (Eligible Employee or Eligible Employee and spouse only).

6. If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2) year and one (1) year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company and/or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the applicable Designated Company to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company and/or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax-Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.

8. By electing to participate in the Plan, I acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;

(b) all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;

(c) the grant of options under the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and will not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);

(d) I am voluntarily participating in the Plan;

(e) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;

(f) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;

(h) the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;

(i) no claim or entitlement to compensation or damages will arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I will be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j) in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company will have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).

9. I understand that the Company and/or any Designated Company may collect, where permissible under applicable law certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.

10. If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.

11. The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless will be binding and enforceable.

12. Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also will be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).

13. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social
Security Number
(for U.S.-based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

EXHIBIT B

SOLID POWER, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the Solid Power, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) that began on                         ,                  (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. Participant hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to such Participant’s account with respect to such Offering Period. The undersigned understands and agrees that such Participant’s option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement. Capitalized terms not otherwise defined herein will have the meaning ascribed to them under the Plan.

Name and Address of Participant:

Signature:

Date:

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made with respect to any claim, issue or matter as to which he or she will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court will deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In connection with the Business Combination, DCRC will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that DCRC will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

DCRC will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of DCRC arising out of claims based on acts or omissions in their capacities as directors or officers.

Exhibits and Financial Statement Schedules

(a) Exhibits:

Exhibit Number	Description

2.1*	Business Combination Agreement and Plan of Reorganization, dated as of June 15, 2021, by and among DCRC, Merger Sub and Solid Power (included as Annex A to the proxy statement/prospectus included in this Registration Statement).

2.2	First Amendment to the Business Combination Agreement, dated October 12, 2021, by and among DCRC, Merger Sub and Solid Power (included as Annex A-1 to the proxy statement/prospectus included in this Registration Statement).

Exhibit Number	Description

3.1*	Amended and Restated Certificate of Incorporation of DCRC (incorporated by reference to Exhibit 3.1 to DCRC’s Current Report on Form 8-K (File No. 001-40284) filed with the SEC on March 26, 2021).

3.2*	Bylaws of DCRC (incorporated by reference to Exhibit 3.3 to DCRC’s Registration Statement on Form S-1 (File No. 333-253094) filed with the SEC on February 12, 2021).

3.3*	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to the proxy statement/prospectus included in this Registration Statement).

3.4*	Form of Amended and Restated Bylaws (included as Exhibit H to Annex A to the proxy statement/prospectus included in this Registration Statement).

4.1*	Warrant Agreement, dated March 23, 2021, between DCRC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to DCRC’s Current Report on Form 8-K (File No. 001-40284) filed with the SEC on March 26, 2021).

4.2*	Registration Rights Agreement, dated March 23, 2021, among DCRC, our Sponsor and certain other security holders named therein (incorporated by reference to Exhibit 10.3 to DCRC’s Current Report on Form 8-K (File No. 001-40284) filed with the SEC on March 26, 2021).

4.3*	Form of Amended and Restated Registration Rights Agreement by and among DCRC, our Sponsor and the other parties named therein (included as Exhibit A to Annex A to the proxy statement/prospectus included in this Registration Statement).

4.4*	Board Nomination and Support Agreement between Solid Power, BMW Holding B.V. and the stockholders of Solid Power listed on Schedule A thereto, dated May 5, 2021.

5.1	Opinion of Vinson & Elkins L.L.P. with respect to the legality of the securities being registered.

8.1**	Form of Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding certain U.S. tax matters.

10.1†*	Form of 2021 Equity Incentive Plan (included as Annex C to the proxy statement/prospectus included in this Registration Statement).

10.2†*	Form of Employee Stock Purchase Plan (included as Annex D to the proxy statement/prospectus included in this Registration Statement).

10.3*	Letter Agreement, dated March 23, 2021, among DCRC, its officers and directors and our Sponsor (incorporated by reference to Exhibit 10.1 to DCRC’s Current Report on Form 8-K (File No. 001-40284) filed with the SEC on March 26, 2021).

10.4*	Investment Management Trust Agreement, dated March 23, 2021, between DCRC and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to DCRC’s Current Report on Form 8-K (File No. 001-40284) filed with the SEC on March 26, 2021).

10.5*	Administrative Support Agreement, dated March 23, 2021, between DCRC and Riverstone Equity Partners LP (incorporated by reference to Exhibit 10.4 to DCRC’s Current Report on Form 8-K (File No. 001-40284) filed with the SEC on March 26, 2021).

10.6*	Promissory Note, dated February 4, 2021, issued to our Sponsor (incorporated by reference to Exhibit 10.1 to DCRC’s Registration Statement on Form S-1 (File No. 333-249854) filed with the SEC on February 12, 2021).

10.7*	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 to DCRC’s Registration Statement on Form S-1 (File No. 333-249854) filed with the SEC on February 12, 2021).

10.8*	Private Placement Warrants Purchase Agreement, dated March 23, 2021, between DCRC, our Sponsor and the other parties named therein (incorporated by reference to Exhibit 10.5 to DCRC’s Current Report on Form 8-K (File No. 001-40284) filed with the SEC on March 26, 2021).

Exhibit Number	Description

10.9*	Stockholder Support Agreement, dated as of June 15, 2021, by and among DCRC, Solid Power and the stockholders of Solid Power named therein (incorporated by reference to Exhibit 10.1 to DCRC’s Current Report on Form 8-K (File No. 001-40284) filed with the SEC on June 15, 2021).

10.10*	Sponsor Letter, dated as of June 15, 2021, by and among our Sponsor, certain directors of DCRC, DCRC and Solid Power (incorporated by reference to Exhibit 10.2 to DCRC’s Current Report on Form 8-K (File No. 001-40284) filed with the SEC on June 15, 2021).

10.11	Joint Development Agreement, dated July 1, 2017, between Solid Power and BMW of North America, LLC.††

10.12	Amendment No. 1 to Joint Development Agreement, dated February 18, 2021, between Solid Power and BMW of North America, LLC††

10.13	Amendment No. 2 to Joint Development Agreement, dated March 22, 2021, between Solid Power and BMW of North America, LLC††

10.14	Agreement for the Joint Development of Solid State Batteries for Automotive Applications between Ford Motor Company and Solid Power, dated December 28, 2018.††

10.15	Series B Preferred Stock Financing Letter Agreement between the Ford Motor Company and the Company, dated May 5, 2021.††

16.1*	Letter from Plante & Moran, PLLC to the Securities and Exchange Commission.

23.1	Consent of Ernst & Young LLP.

23.2*	Consent of WithumSmith+Brown, PC.

23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the Signature Page of this Registration Statement).

99.1*	Consent of Steven Goldberg to be named as a director.

99.2*	Consent of Rainer Feurer to be named as a director.

99.3*	Consent of Douglas Campbell to be named as a director.

99.4*	Consent of David Jansen to be named as a director.

99.5	Consent of John Stephens to be named as a director.

99.6	Form of Proxy Card for Stockholders’ Meeting.

*	Previously filed.
**	To be filed upon amendment.
†	Management Contracts.
††	Certain portions of this exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon request.

Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 13, 2021.

DECARBONIZATION PLUS ACQUISITION CORPORATION III

By:	/s/ Erik Anderson
Name:	Erik Anderson
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 13, 2021.

Signature	Title

*	Chief Executive Officer and Director
Erik Anderson	(Principal Executive Officer)

/s/ Peter Haskopoulos	Chief Financial Officer, Chief Accounting Officer and Secretary
Peter Haskopoulos	(Principal Financial and Accounting Officer)

*	Director
Jennifer Aaker

*	Director
Jane Kearns

*	Director
Pierre Lapeyre, Jr.

*	Director
David Leuschen

*	Director
James AC McDermott

*	Director
Jefferey H. Tepper

* By:	/s/ Peter Haskopoulos
Peter Haskopoulos
Attorney-in-fact